Exhibit 2.1
CONTRIBUTION AGREEMENT
by and among
Natural Resource Partners L.P.,
NRP (GP) LP,
NRP (Operating) LLC,
as Buyer,
and
Foresight Reserves LP,
and
Adena Minerals, LLC
as Seller
Dated
December 14, 2006

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EXHIBITS
Exhibit A	Form of Amended and Restated Partnership Agreement
Exhibit B	Form of Amended and Restated General Partner Partnership Agreement
Exhibit C	Form of Amended and Restated Managing General Partner Operating Agreement
Exhibit D	Form of Restricted Business Contribution Agreement
Exhibit E	Form of Investor Rights Agreement
Exhibit F	Form of Second Contribution Agreement
Exhibit G	Form of Services Agreement
Exhibit H	Form of WVA Backstop Agreement
Exhibit I	Form of TIC Letter Agreement
Exhibit J	Form of Assignment of Membership Interest (General Partner)
Exhibit K	Form of Assignment of Membership Interest (Buyer)
Exhibit L	Form of Parent Release

SCHEDULES
Acquired Company Disclosure Schedule
Section 1.1(a) – Ohio Coal Reserves
Section 1.1(b) – Managers and Officers
Section 1.1(c) – Acquisition Agreements
Section 3.3(a) – Prior Legal or Assumed Names
Section 3.3(c)(i) – Acquired Company Obligations
Section 3.3(c)(ii) – Continuing Obligations
Section 3.7(a) – Required Authorizations
Section 3.8(a)(i) – Owned Real Property Interests and Leased Real Property Interests
Section 3.8(b) – Preferential or Similar Rights
Section 3.8(f) – Out Leases
Section 3.11 – Insurance
Section 3.12(a) – Material Contracts
Section 3.18(f) – Environmental Matters
Section 3.18(g) – Environmental Liabilities
Section 3.22 – Reserve Studies
Section 3.23 – Affiliate Relationships
Section 5.2(a) – Third Party Confidentiality Agreements; Privileged Communications

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CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT (this “Agreement”) dated December 14, 2006 is by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”); NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”); and NRP (Operating) LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Buyer”); and Foresight Reserves LP, a Nevada limited partnership (“Parent”); and Adena Minerals, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Seller”). Parent and Seller are sometimes referred to collectively herein as the “Seller Parties” and individually as a “Seller Party.” The Partnership, the General Partner, Buyer, Parent and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
     1. Parent owns all of the outstanding membership interests in Seller, and Seller owns all of the outstanding membership interests (collectively, the “Membership Interests”) of each of Gatling Mineral, LLC, a Delaware limited liability company (“Gatling”); Little River Transport, LLC, a Delaware limited liability company (“Little River”); Independence Land Company, LLC, a Delaware limited liability company (“Independence”); and Williamson Transport, LLC, a Delaware limited liability company (“Williamson”). The Membership Interests, together with any and all other membership interests or other Equity Interests of the Acquired Companies hereafter issued to or otherwise held by Seller, are collectively referred to herein as the “LLC Interests.”
     2. The Acquired Companies own and/or lease certain coal reserves, transportation infrastructure and other related assets in West Virginia and Illinois.
     3. Prior to the execution and delivery of this Agreement, Seller has caused Gatling to transfer, convey, assign and deliver to Rivervista the Ohio Coal Reserves.
     4. The General Partner desires to acquire, and Seller desires to contribute to the General Partner, the Contributable LLC Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     5. Buyer desires to acquire, and Seller desires to contribute to Buyer, the Other LLC Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     6. The Parties anticipate that, in the future, Buyer (or its Affiliates) and the General Partner may desire to acquire, and Seller (or its Affiliates) may desire to contribute to Buyer (or its Affiliates) and the General Partner, additional coal reserves and other related assets held as of the date hereof, or subsequently acquired, by Seller (or its Affiliates) pursuant to the Second Contribution Agreement and the Restricted Business Contribution Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the following meanings:
          “Acquired Company” means any of Gatling, Little River, Independence or Williamson, individually, and “Acquired Companies” means Gatling, Little River, Independence and Williamson, collectively.
          “Acquired Company Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer and the General Partner concurrently with the execution and delivery of this Agreement.
          “Acquisition Agreements” means each Contract identified in Section 1.1(c) of the Acquired Company Disclosure Schedule.
          “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
          “Aggregate Consideration” is defined in Section 2.2(a).
          “Agreement” is defined in the opening paragraph of this Agreement.
          “Amended and Restated General Partner Partnership Agreement” is defined in Section 5.12(b).
          “Amended and Restated Managing General Partner Operating Agreement” is defined in Section 5.13.
          “Amended and Restated Partnership Agreement” is defined in Section 5.12(a).
          “Assets” is defined in Section 3.8(a).
          “Assignment of Membership Interests (Buyer)” is defined in Section 7.2(a).
          “Assignment of Membership Interests (General Partner)” is defined in Section 7.2(a).
          “Authorization” means any franchise, permit, license, authorization, order, certificate, registration or other consent or approval that a Governmental Authority has the legal authority to grant or issue.

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          “Business” means the business of the Acquired Companies of owning, leasing, preparing, loading and transporting coal and all activities relating thereto (including acquiring, owning, leasing, subleasing or otherwise controlling (i) any property containing coal reserves or (ii) surface rights of any property which may affect the ownership or operation of any property containing coal reserves), as well as any other business conducted by the Acquired Companies.
          “Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in Houston, Texas are generally open for business and capable of sending and receiving wire transfers.
          “Buyer” is defined in the opening paragraph of this Agreement.
          “Buyer Affiliate” is defined in Section 10.14(a).
          “Buyer Indemnified Taxes” means any and all Taxes together with any Losses (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any Proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on any Acquired Company or for which any Acquired Company is otherwise liable for any taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)), (ii) resulting from a breach of the representations and warranties set forth in Section 3.9 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or resulting from a breach by any Seller Party of the covenants set forth in Section 5.7, (iii) of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, or (iv) of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by contract or otherwise.
          “Buyer Indemnitees” is defined in Section 9.3(a).
          “Buyer’s Knowledge,” or any similar term, means the actual knowledge, after due inquiry, of each of Corbin J. Robertson, Jr., Nick Carter, Dwight L. Dunlap, Kevin F. Wall, Wyatt L. Hogan and Kevin J. Craig.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
          “Claim” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
          “Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.

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          “Class B Units” means units representing limited partner interests of the Partnership designated as Class B Units under the Partnership Agreement, as amended at Closing by the Amended and Restated Partnership Agreement, and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement, as amended at Closing by the Amended and Restated Partnership Agreement.
          “Closing” is defined in Section 7.1.
          “Closing Date” is defined in Section 7.1.
          “Closing Price” is defined in Section 15.1(a) of the Partnership Agreement.
          “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992 (Subtitle J of the Code), as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Units” means units representing limited partner interests of the Partnership designated as Common Units under the Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
          “Confidentiality Agreement” means that certain confidentiality agreement between Cline Resource and Development, Inc. and the Partnership dated May 31, 2006.
          “Continuing Obligations” is defined in Section 3.3(c).
          “Contract” means any binding agreement, contract, lease, commitment, consensual obligation, arrangement, promise or undertaking (whether written or oral and whether express or implied).
          “Contributable LLC Interests” means an amount of the LLC Interests having a value equal to 2/98ths of the value of the Transaction Units (calculated based on the Closing Price of the Transaction Units as of the Business Day immediately preceding the Closing Date).
          “Credit Agreement” means that certain Credit Agreement by and among Lower Wilgat, LLC, a Delaware limited liability company, Middle Wilgat, LLC, a Delaware limited liability company, and the Lenders party thereto dated as of October 24, 2006.
          “Deductible” means $1,000,000.
          “Deepwater” means Deepwater Transport, LLC, a Delaware limited liability company.
          “Delaware Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

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          “Easement” means all easements, rights-of-way, servitudes, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by any Acquired Company relating to real property used in the business of the Acquired Companies but owned by other Persons.
          “Environmental Costs or Liabilities” means those Losses incurred (i) under or pursuant to the requirements of any Environmental Law, (ii) under or pursuant to any Order issued pursuant to Environmental Law prior to the Closing, (iii) with respect to any monitoring or cleanup required by any Environmental Law, and (iv) under any Contract between any Acquired Company and any Third Person relating to environmental matters that existed prior to the Closing.
          “Environmental Law” means any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including SMCRA, the Mine Safety and Health Act of 1977, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws.
          “Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company or membership interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
          “Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” is defined in Section 3.16(a).
          “Ernst & Young” means Ernst & Young LLP, independent registered public accounting firm.

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          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.
          “Expenses” means the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by any Acquired Company on or prior to the Closing Date arising from the provision of services through the Closing for any Seller Party or Acquired Company, any Officers or Managers or any officers or directors of any Seller Party or Acquired Company in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to any Seller Party or Acquired Company, any Officers or Managers or any officers or directors of any Seller Party or Acquired Company, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by any Seller Party or Acquired Company, and (iii) the out-of-pocket expenses, if any, of any Seller Party or Acquired Company, any Officers or the Managers or any officers or directors of any Seller Party or Acquired Company incurred in such capacity.
          “Financial Statements” is defined in Section 3.17(a).
          “GAAP” means generally accepted accounting principles used in the United States for financial reporting applied consistently with such Party’s past practices.
          “Gatling” is defined in the first recital to this Agreement.
          “Gatling LLC” means Gatling, LLC, a West Virginia limited liability company.
          “General Partner” is defined in the opening paragraph to this Agreement.
          “General Partner Limited Partnership Interest” means an aggregate 22% interest in the General Partner designated as Limited Partner Interests under the General Partner Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the General Partner Partnership Agreement, as amended by the Amended and Restated General Partner Partnership Agreement (including the right to receive all cash distributions and other income and deductions related to 22% of the General Partner’s 2% general partner interest in the Partnership and to 33.846% of the General Partner’s Incentive Distribution Rights (or 22% of all of the Incentive Distribution Rights)).
          “General Partner Partnership Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of the General Partner dated as of December 22, 2003.
          “Governmental Authorities” means (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative

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department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.
          “Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement by and among Lower Wilgat, LLC, a Delaware limited liability company, Middle Wilgat, LLC, a Delaware limited liability company, Gatling LLC, Williamson Energy and The Bank of New York, as collateral agent, dated as of October 24, 2006.
          “Hazardous Materials” means: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radioactive materials, asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (d) oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas.
          “Incentive Distribution Rights” means incentive distribution rights issued by the Partnership to the General Partner and certain limited partners of the General Partner in the form of a non-voting limited partner interest in the Partnership as specifically defined and provided for in the Partnership Agreement.
          “Indebtedness” means, without duplication, (i) any obligations of any Acquired Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of any Acquired Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any Acquired Company for or on account of capitalized leases, (iv) any obligations of a Person other than an Acquired Company secured by a Lien against any Acquired Company’s Assets, (v) any obligations of any Acquired Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any Acquired Company under any currency, commodity or interest rate swap, hedge or similar protection device, and (vii) any obligations of the types described in clauses (i) through (vi) above of any Person other than any Acquired Company, the payment of which is guaranteed, directly or indirectly, by any Acquired Company.
          “Indemnified Party” or “Indemnitee” is defined in Section 9.5(a).
          “Indemnifying Party” or “Indemnitor” is defined in Section 9.5(a).
          “Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as the case may be.
          “Independence” is defined in the first recital to this Agreement.
          “Intellectual Property” is defined in Section 3.13.
          “Investor Rights Agreement” is defined in Section 5.15.

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          “IRS” means the United States Internal Revenue Service.
          “Laws” means all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
          “Leased Real Property Interests” is defined in Section 3.8(a).
          “Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
          “Lien” means any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.
          “Little River” is defined in the first recital to this Agreement.
          “Little River TIC” means that certain Tenancy-in-Common Agreement dated as of March 13, 2006 by and between Gatling LLC and Little River.
          “LLC Interests” is defined in the first recital to this Agreement.
          “Loss” or “Losses” means any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
          “Manager” means each manager of each Acquired Company that is manager-managed, including each person so identified in Section 1.1(b) of the Acquired Company Disclosure Schedule, in each case in that person’s capacity as such, and any successor to any of them serving in such capacity prior to the Closing.
          “Managing General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company and the general partner of the General Partner.
          “Managing General Partner Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Managing General Partner dated as of December 22, 2003.
          “Material Adverse Effect” means, with respect to any Acquired Company, the Partnership or any other Person, as applicable, any result, occurrence, event or circumstance (each, an “Effect”) (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other Effects (whether or not such Effect has, during the period or at any time in question, manifested itself in, as

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applicable, the financial statements of the Acquired Companies or of the Partnership and its subsidiaries or of such other Person), has had or has a material adverse effect on (x) the condition (financial or otherwise), business, properties or results of operations of, as applicable, the Acquired Companies, taken as a whole, the Partnership and its subsidiaries, taken as a whole, or such other Person, (y) in the case of any Acquired Company, the ability of such Acquired Company to own and operate its assets and conduct its businesses in the ordinary course as presently operated and conducted, including the ability to lease the coal reserves included in the Assets to Third Persons for the purpose of mining such coal reserves, or (z) the ability of, as applicable, any Seller Party, any of the Partnership, the General Partner or Buyer or such other Person to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (x) solely as a result of (1) any Effect that is generally applicable to the industry and markets in which, as applicable, the Acquired Companies or the Partnership and its subsidiaries or such other Person operate or (2) any Effect that is generally applicable to the United States economy or securities markets, provided that the Effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect, as applicable, the Acquired Companies or the Partnership and its subsidiaries or such other Person.
          “Material Contract” means each of the following to the extent such Contract is currently executory:
          (a) each Contract to which any Acquired Company is a party that is reasonably expected to require payments of cash to or by the Acquired Companies, or the incurrence of Liabilities by the Acquired Companies, during the period of twelve months following the date of this Agreement in an amount of more than $500,000;
          (b) the Acquisition Agreements and each other acquisition, partnership, joint venture, teaming or other similar Contract entered into by or assigned to any Acquired Company since May 20, 2005;
          (c) each Contract of any Acquired Company restricting or otherwise affecting the ability of such Acquired Company to conduct or compete in any line of business in any jurisdiction;
          (d) each Contract between any Acquired Company, on the one hand, and any Seller Party or any of its Affiliates, any of the Officers or Managers or any of the directors, officers, managers or other employees of any Seller Party or any of its Affiliates, on the other hand;
          (e) each Contract between any Acquired Company, on the one hand, and any financial advisor or consultants to any Seller Party or any Acquired Company, on the other hand, under which there are remaining indemnity or other obligations of any party thereto after the Closing;
          (f) each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and

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installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and with terms of less than one year);
          (g) each indenture, mortgage, promissory note, loan or other Contract for Indebtedness;
          (h) each Contract that was not entered into in the ordinary course of business;
          (i) each Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, but excluding form, “shrink-wrap” licenses for computer software and other off-the-shelf, retail intellectual property;
          (j) each Contract with any labor union or other employee representative of a group of employees;
          (k) each Contract involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
          (l) each Contract providing for payments or commissions to or by any Person based on sales, purchases, or profits of any Acquired Company;
          (m) each Contract providing for the lease of coal reserves to or from a Third Person;
          (n) each Contract with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
          (o) each outstanding standby letter of credit, guarantee, subordination agreement and indemnity agreement, whether or not entered into in the ordinary course of business, under which any Acquired Company may become liable for or obligated to discharge, or any asset of any Acquired Company is or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of other Persons involving the potential expenditure by any Acquired Company after the date of this Agreement of more than $500,000 in any instance (or any such guarantee, subordination agreement or indemnity agreement involving the potential aggregate expenditure by any Acquired Company of more than $500,000);
          (p) each labor services Contract, whether as owner/employer or operator of facilities or properties of any Acquired Company;
          (q) each processing, storage, loading or transloading Contract pursuant to which any Acquired Company uses or is obligated to use, or has a right to acquire, any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail

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car or unit train loading facility, barge loading facility or other installation or facility owned, leased or used by it to process, wash, crush, grade, screen, store, load, transload or ship coal or any Contract pursuant to which any Third Person uses or is obligated to use any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train facility, barge loading facility or other installation or facility owned, leased or used by such third party to process, wash, crush, grade, screen, store, load, transload or ship coal for any Acquired Company;
          (r) each Acquired Company “wheelage” Contract;
          (s) each Acquired Company “overriding royalty” Contract;
          (t) each other existing Contract or Contracts of any Acquired Company, not otherwise covered by the foregoing, the loss of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and
          (u) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
          “Membership Interests” is defined in the first recital to this Agreement.
          “Notice Period” is defined in Section 9.5(c).
          “Notification” means any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which any Acquired Company or any Seller Party is a party, by the terms of any Authorization held by or applicable to any Acquired Company or any Seller Party or by Law that is necessary for any Seller Party to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or shall be a party or is otherwise required in connection with the consummation by any Acquired Company of the transactions contemplated hereby or thereby.
          “NYSE” means The New York Stock Exchange.
          “Obligations” is defined in Section 3.3(c).
          “Officer” means each officer of each Acquired Company, including each person so identified in Section 1.1(b) of the Acquired Company Disclosure Schedule, in each case in such person’s capacity as such, and any successor to any of them serving in such capacity prior to the Closing.
          “Ohio Coal Reserves” means all right, title and interest in and to the coal mineral estate, including subsidence rights and rights to use the surface, located in Ohio, as more specifically described in Schedule 1.1(a) of the Acquired Company Disclosure Schedule, and all engineering, geological, coal measurement, feasibility and coal data and analyses, charts, surveys, maps, plans, drawings, computer files regarding real property records, drilling logs, reserve reports, books, records, data, title and other reports, Tax tickets, Tax appraisals, and other Records of all kinds relating thereto.

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          “Order” means all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
          “Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
          “Other LLC Interests” means all of the LLC Interests other than the Contributable LLC Interests.
          “Out Leased Real Property Interests” is defined in Section 3.8(f).
          “Out Leases” is defined in Section 3.8(f).
          “Owned Real Property Interests” is defined in Section 3.8(a).
          “Parent” is defined in the opening paragraph of this Agreement.
          “Parent Release” is defined in Section 10.17.
          “Parent Release Date” is defined in Section 10.17.
          “Parties” or “Party” is defined in the opening paragraph of this Agreement.
          “Partnership” is defined in the opening paragraph of this Agreement.
          “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 17, 2002, as amended by Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of the Partnership entered into effective as of December 8, 2003, as further amended by Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of the Partnership entered into effective as of August 2, 2005, as further amended by Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of the Partnership entered into effective as of October 20, 2005.
          “Partnership Litigation” is defined in Section 4.6.
          “Partnership SEC Documents” means the Partnership’s reports, schedules, forms, statements and other documents filed under the Exchange Act since December 31, 2005, including its Annual Report on Form 10-K as filed with the SEC on February 27, 2006, its Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended March 31, 2006 as filed with the SEC on May 3, 2006, its Form 10-Q for the quarter ended June 30, 2006 as filed with the SEC on August 3, 2006, its Form 10-Q for the quarter ended September 30, 2006 filed with

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the SEC on November 2, 2006 and its Current Reports on Form 8-K as filed with the SEC on June 22, 2006, August 15, 2006, August 24, 2006 and November 27, 2006.
          “Permitted Encumbrances” means the following:
          (a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring any Real Property Interests, or in any Authorizations or Contract that, singularly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and, in any event, do not prevent or prohibit the use of such Real Property Interests by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (b) Liens for Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in the Financial Statements);
          (c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;
          (d) utility easements, restrictive covenants, defects and other irregularities in title, that, singularly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and do not prevent or prohibit the use of such assets by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singularly or in the aggregate, would not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and, in any event, do not prevent or prohibit the use of such assets by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (f) any Post-Closing Notification; and
          (g) Liens created by the General Partner or Buyer or their respective successors or assigns.
          “Permitted Indemnification/Contribution” is defined in Section 10.16.

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          “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
          “Post-Closing Notification” means any Notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transactions contemplated hereby.
          “Proceeding” means any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding.
          “Real Property Interests” means all interests in real property used or held for use by any Acquired Company, including coal, mining and surface rights, rights to timber and natural gas (including coalbed methane and gob gas), rights-of-way, Easements, options, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by any Acquired Company, and all fixtures, improvements, tipple, loadout and other transportation facilities located thereon or appertaining thereto that are owned or held by leasehold interest by any Acquired Company.
          “Records” means all Contracts, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by any Acquired Company.
          “Regulation” means any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.
          “Regulation S-X” is defined in Section 4.1.
          “Required Authorization” is defined in Section 3.7(a).
          “Reserve Review” is defined in Section 3.22.
          “Restricted Business Contribution Agreement” is defined in Section 5.14.
          “Rivervista” means Rivervista Mining, LLC, a Delaware limited liability company.
          “Robertson Coal” means Robertson Coal Management LLC, a Delaware limited liability company.
          “Schedules” means the schedules referenced in this Agreement and attached hereto.
          “SEC” means the U.S. Securities and Exchange Commission.

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          “Second Contribution Agreement” is defined in Section 5.16.
          “Securities” is defined in Section 3.25(a).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller” is defined in the opening paragraph of this Agreement.
          “Seller Affiliate” is defined in Section 10.14(b).
          “Seller Indemnitees” is defined in Section 9.2.
          “Seller Parties” or “Seller Party” is defined in the opening paragraph of this Agreement.
          “Seller Title Representations” means the representations and warranties in Section 3.2 and Section 3.3(b).
          “Seller’s Knowledge” or any similar term, means the actual knowledge, after due inquiry, of each of Matt Fifield, Donnie Holcomb, John Dickinson and Chris Cline.
          “Services Agreement” is defined in Section 5.17.
          “Significant Subsidiary” is defined in Section 4.1.
          “SMCRA” means the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. § 1201 et seq.), as amended.
          “Sowood Loan Agreement” means that certain Loan Agreement dated as of March 13, 2006 by and between Williamson Royalty and Upper Wilgat, as amended by that certain First Amendment to Loan Agreement and Warrant dated as of October 15, 2006 by and between Williamson Royalty and Upper Wilgat.
          “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
          “Subordinated Units” means units representing limited partner interest of the Partnership designated as subordinated units under the Partnership Agreement and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Equity Interest or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability

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company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
          “Survival Date” is defined in Section 9.1(a)(iii).
          “Tax” or “Taxes” means any tax, assessment, duty, fee, levy or similar charge assessed by any Governmental Authority, including any income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or employment tax, and any abandoned mine lands fees payable under SMCRA, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those and any amount asserted as such by any Governmental Authority in or any contest or dispute thereof and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person.
          “Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
          “Third Person” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
          “Third Person Claim” is defined in Section 9.5(c).
          “TIC” means the Williamson TIC or the Little River TIC.
          “TIC Letter Agreement” is defined in Section 5.20.
          “Title Defect” means any Lien or defect associated with an Acquired Company’s title to the Assets, other than a Permitted Encumbrance, that (a) causes any Acquired Company’s title thereto not to constitute indefeasible title (in the case of owned Real Property Interests) or good and marketable title (in the case of all other owned Assets) to 100% of the right, title and interest in any Asset (or a valid leasehold interest in any Asset leased or represented as leased by any Acquired Company from a Third Person) or (b) has or would reasonably be expected to have a Material Adverse Effect on such Acquired Company.
          “Transaction Documents” means this Agreement, the Second Contribution Agreement, the Restricted Business Contribution Agreement, the Amended and Restated Partnership Agreement, the Amended and Restated General Partner Partnership Agreement, the Amended and Restated Managing General Partner Operating Agreement, the Investor Rights Agreement, the WVA Backstop Agreement, the TIC Letter Agreement, the other documents and instruments to be delivered at the Closing and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
          “Transaction Units” means an aggregate of 3,913,080 Common Units and 541,956 Class B Units to be issued by the Partnership to Seller at the Closing in discharge of a portion of the Aggregate Consideration.

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          “Upper Wilgat” means Upper Wilgat, LLC, a Delaware limited liability company.
          “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Equity Interests may vote.
          “Williamson” is defined in the first recital to this Agreement.
          “Williamson Energy” means Williamson Energy, LLC, a Delaware limited liability company.
          “Williamson Royalty” means Williamson Royalty Ventures LLC, a Delaware limited liability company.
          “Williamson TIC” means that certain Tenancy-in-Common Agreement dated as of March 13, 2006 by and between Williamson Energy and Williamson.
          “WVA Backstop Agreement” is defined in Section 5.19.
          “WVA Gatling Acquisition Agreement” means that certain Amended and Restated Gatling Acquisition Agreement (West Virginia) by and between Gatling LLC and Gatling dated as of October 15, 2006.
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.
     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
     2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall (a) contribute, transfer, convey, assign and deliver to the General Partner, and the General Partner shall acquire and accept from Seller, all the Contributable LLC Interests, free and clear of all Liens, and (b) contribute, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and accept from Seller, all the Other LLC

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Interests, free and clear of all Liens. At the Closing, Seller shall deliver to the General Partner and Buyer assignments duly executed by Seller transferring and assigning the Contributable LLC Interests to the General Partner and the Other LLC Interests to Buyer, in each case in accordance with the terms of this Agreement.
     2.2 Aggregate Consideration.
          (a) The aggregate consideration to be delivered by the General Partner for the Contributable LLC Interests shall be the General Partner Limited Partnership Interest. The aggregate consideration to be delivered by Buyer for the Other LLC Interests shall be the Transaction Units. The General Partner Limited Partnership Interest and the Transaction Units are collectively referred to herein as the “Aggregate Consideration.” The Aggregate Consideration shall be deliverable in the manner described in Section 2.2(b).
          (b) At the Closing:
               (i) the General Partner shall issue to Seller the General Partner Limited Partnership Interest, which interest shall be issued on original issue and evidenced by the Amended and Restated General Partner Partnership Agreement duly executed and delivered by the Managing General Partner; and
               (ii) the Partnership shall issue to Seller the Transaction Units, which securities shall be issued on original issue and evidenced by a certificate or certificate duly executed and delivered by or on behalf of the Partnership.
     2.3 Contribution by the General Partner. Immediately after the consummation of the transactions contemplated by Section 2.2(b), the General Partner shall contribute, transfer, convey, assign and deliver to the Partnership, and the Partnership shall acquire and accept from the General Partner, all the Contributable LLC Interests free and clear of all Liens in satisfaction of the obligations of the General Partner under Section 5.2(b) of the Partnership Agreement.
     2.4 Effective Time. The transactions contemplated by this Agreement shall be effective as of 12:01 a.m. on January 1, 2007 for accounting and financial reporting purposes.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
     Parent and Seller jointly and severally represent and warrant to Buyer, the General Partner and the Partnership the matters set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.4 (Consents) and Section 3.5 (No Conflicts) solely with respect to Parent (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) and Seller represents and warrants to Buyer, the General Partner and the Partnership as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing):
     3.1 Organization, Good Standing and Authority of Seller Parties.

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          (a) Each Seller Party is a limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Seller Party. All the outstanding partnership or membership interests of each Seller Party have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.
          (b) Other than approvals by each Seller Party, which approvals have been obtained, no vote of holders of any Equity Interest of any Seller Party is necessary to approve this Agreement or the other Transaction Documents to which any Seller Party is or will be a party or the performance by the Seller Parties of their respective obligations hereunder and thereunder. Each Seller Party has all requisite limited partnership or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated hereby and thereby, and Seller has the full right, power and authority to transfer, convey and contribute to the General Partner at the Closing the Contributable LLC Interests and to Buyer at the Closing the Other LLC Interests. The execution and delivery by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is or is intended to be a party and the consummation of the transactions contemplated hereby and thereby by such Seller Party have been duly authorized by all necessary limited partnership or limited liability company action on the part of such Seller Party. This Agreement and the other Transaction Documents to which each Seller Party is or shall be a party have been duly executed and delivered by such Seller Party or, if not yet executed, will at Closing be duly executed and delivered by such Seller Party, and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligations of each of the Partnership, the General Partner and Buyer, constitute or will, if not yet executed, at Closing constitute, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 Title to LLC Interests. Seller has good and valid record and beneficial title to the LLC Interests, free and clear of any and all Liens. Upon the Closing, the General Partner will acquire good title to all of the issued and outstanding Contributable LLC Interests, free and clear of any Liens, other than any Liens created by the General Partner. Upon the Closing, Buyer will acquire good title to all of the issued and outstanding Other LLC Interests, free and clear of any Liens, other than any Liens created by Buyer.
     3.3 Organization, Good Standing, Authority, Capitalization of Acquired Companies.

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          (a) Each of the Acquired Companies is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on such Acquired Company. Except as set forth in Section 3.3(a) of the Acquired Company Disclosure Schedule, no Acquired Company has operated under any legal or assumed name other than its current legal name.
          (b) All the outstanding limited liability company interests of each Acquired Company have been duly authorized and validly issued in accordance with the Delaware Act and the Organizational Documents of such Acquired Company, are fully paid and non-assessable (except as such non-assessability may be affected by the Delaware Act) and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. The LLC Interests constitute, directly and indirectly, all of the outstanding Equity Interests in each of the Acquired Companies. No membership interests or other Equity Interests of any Acquired Company are reserved for issuance. Except for the LLC Interests, there are not, and on the Closing Date there will not be, outstanding or in existence any other Equity Interests of any Acquired Company, and none of the Acquired Companies has any outstanding Equity Interest Equivalents and is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents. None of the Acquired Companies owns, directly or indirectly, any Equity Interest in any Person.
          (c) As of the date hereof, none of the Acquired Companies has any Indebtedness or obligations to make capital expenditures (together with Indebtedness, “Obligations”) other than the Obligations set forth in Section 3.3(c)(i) of the Acquired Company Disclosure Schedule. As of the Closing, none of the Acquired Companies will have any Obligations other than the Obligations set forth in Section 3.3(c)(ii) of the Acquired Company Disclosure Schedule (the “Continuing Obligations”). As of the Closing, the Acquired Companies will hold cash sufficient to satisfy all Continuing Obligations.
          (d) Seller has heretofore made available to the General Partner and Buyer true and complete copies of the Organizational Documents of each of the Acquired Companies.
          (e) Seller and its Affiliates have satisfied in full their obligations under Section 5.3 of the Sowood Loan Agreement.
     3.4 Consents. Except for Post-Closing Notifications, no Authorization, Notification or consent, waiver, permission, authorization or approval of, or exemption by, any Third Person is necessary for any Seller Party to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or it shall be a party other than such Authorizations, Notifications, consents, waivers, permissions, authorization or approvals or exemptions that if not obtained or given, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

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     3.5 No Conflicts. The execution and delivery by each Seller Party of this Agreement, the other Transaction Documents to which such Seller Party is or shall be a party and each instrument required hereby or thereby to be executed and delivered by it at Closing do not and will not, and the performance by such Seller Party of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby by such Seller Party and compliance by such Seller Party with the provisions hereof and thereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien on any of the Assets of any Acquired Company or otherwise result in a detriment to any Seller Party or any Acquired Company under, (i) the Organizational Documents of any Seller Party or any Acquired Company (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Seller Party or any Acquired Company is a party or by which any Seller Party or any Acquired Company or any of their respective properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) assuming the Post-Closing Notifications have been timely made, any Law, Regulation or Order applicable to any Seller Party or any Acquired Company or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, losses of benefit, purchase rights, Liens or detriments that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.
     3.6 Laws and Regulations.
          (a) Each Acquired Company is in compliance with all Laws and Regulations that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its Assets, except for such failure to be in compliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Notwithstanding anything herein to the contrary, the provisions of this Section 3.6 shall not relate to or cover Environmental Laws.
          (b) To Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may constitute or result in a violation by any Acquired Company of any Law or Regulation, except for such violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and to Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may constitute or result in a failure on the part of any Acquired Company to comply with any Law or Regulation, except for such failures to comply, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company has received specific written notice or, to Seller’s Knowledge, any other communication from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law or Regulation.
     3.7 Authorizations.

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          (a) Each Acquired Company is in possession of all Authorizations necessary to permit it to conduct and operate its Business lawfully and in the manner in which it currently conducts and operates such Business and to permit each Acquired Company to own and use its Assets in the manner in which it currently owns and uses such Assets (each such Authorization, a “Required Authorization”). Section 3.7(a) of the Acquired Company Disclosure Schedule contains a complete and accurate list of the Required Authorizations. Each Required Authorization is valid and in full force and effect and was obtained in accordance with all applicable Laws and Regulations.
          (b) Each Acquired Company is in compliance with all of the terms and requirements of each Required Authorization applicable to such Acquired Company and, to Seller’s Knowledge, no event has occurred that may (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Required Authorization, except for such failures to be in compliance, revocations, withdrawals, suspensions, cancellations, terminations or modifications, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company has received any specific written notice or, to Seller’s Knowledge, any other communication from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Required Authorization or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Required Authorization, which remains outstanding and either under protest, uncured or otherwise unresolved. All plans for corrective action, consent decrees, agreed orders, settlement agreements, long term remediation plans, fines, penalties and similar charges imposed on or assessed against any Acquired Company by any Governmental Authority have been either fully resolved or paid in full by such Acquired Company.
          (d) All applications required to have been filed for the renewal of the Required Authorizations, and all other filings required to have been made with respect to the Required Authorizations, have been duly filed or made on a timely basis with the appropriate Governmental Authorities.
     3.8 Properties.
          (a) Section 3.8(a)(i) of the Acquired Company Disclosure Schedule sets forth a true and complete list of all of the material machinery, equipment, vehicles and other tangible personal property owned or leased by the Acquired Companies, all Real Property Interests owned by the Acquired Companies (the “Owned Real Property Interests”) and all Real Property Interests leased or subleased by the Acquired Companies (the “Leased Real Property Interests”). The Acquired Companies, individually or together, have indefeasible title to all Owned Real Property Interests, valid leasehold interests in the case of Leased Real Property Interests, and good and marketable title or valid leasehold interests in and to all other properties, in each case listed in Section 3.8(a)(i) of the Acquired Company Disclosure Schedule or otherwise owned or held by them (all such interests and properties, including those listed in Section 3.8(a)(i) of the Acquired Company Disclosure Schedule, collectively, the “Assets”), in each case free and clear

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of all Title Defects. To Seller’s Knowledge, there are no assessments against the Assets for public improvements. As of the date of this Agreement, there has been no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or, to Seller’s Knowledge, the threat of condemnation.
          (b) The Assets constitute all of the assets, rights, interests and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Business consistent with past practice and as currently operated or conducted by the Acquired Companies. The personal property owned or leased by the Acquired Companies is sufficient to enable them to conduct their Businesses as currently operated or conducted. There are no preferential or similar rights to purchase any of the Assets except as set forth in Section 3.8(b) of the Acquired Company Disclosure Schedule.
          (c) No Seller Party nor any Acquired Company has received any notice of any adverse claim to title to any Assets or has received any notice of default under or termination of, or is in default under, the terms of any leases, subleases, Easements or rights of way with respect to any Assets that constitute Real Property Interests, in any such case that might result in an impairment or loss of title to such Assets or the value thereof or that has or would hinder or impede the operation of the Assets of any Acquired Company or adversely affect the ability of the Acquired Companies to own and operate their Assets from and after the Closing in the ordinary course of business as conducted by the Acquired Companies prior to Closing, except for such adverse claims, defaults or terminations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (d) The Assets that are tangible personal property are in good operating and working order, repair and condition, subject to ordinary wear and tear.
          (e) True and complete copies of all (i) deeds and other instruments by which each Acquired Company acquired the Owned Real Property Interests owned by it, (ii) existing surveys, title insurance policies, title insurance abstracts and other evidence of title of the Owned Real Property Interests in the possession of such Acquired Company or any Seller Party and (iii) leases and subleases covering the Leased Real Property Interests or other leased or subleased Assets have been made available to the General Partner and Buyer.
          (f) Section 3.8(f) of the Acquired Company Disclosure Schedule contains a true and complete list of all of the leases, subleases, assignments thereof and other instruments, agreements and arrangements pursuant to which any Acquired Company leases, sublets or otherwise demises any real property, whether surface, mineral or both, to any other Person (all said instruments, agreements and arrangements being hereinafter referred to as “Out Leases” and such real property as the “Out Leased Real Property Interests”). True and complete copies of all of the Out Leases (including all amendments thereto and all instruments in any way modifying any thereof) have heretofore been made available to the General Partner and Buyer. All of the Out Leases are valid and in full force and effect in accordance with their terms. There are no existing defaults by any party under any of the Out Leases, nor, to Seller’s Knowledge, has any event occurred which, with notice or the passage of time or both, would constitute a default by any party under any of the Out Leases.

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          (g) None of the Acquired Companies nor any Seller Party has received any written notice or, to Seller’s Knowledge, any other communication of claims that any lessee of any Acquired Company or any contract miner for any such lessee has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass; and, to Seller’s Knowledge, no facts exist upon which a claim could be based, except for claims, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (h) Seller has made available to the General Partner and Buyer the most recent complete and correct version of each of the following items to the extent such items are (i) in the possession or under the control of any Acquired Company or Seller Party, (ii) relate to or affect the Real Property Interests or the Out Leased Real Property Interests, including the coal reserves, coal ownership, mining conditions, mines, mining plans, property Tax bills and filings of property Tax forms of each Acquired Company and (iii) relevant to the conduct of the Business: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.
     3.9 Taxes
          (a) All Taxes payable by or imposed against any Acquired Company have been timely and fully paid other than Taxes not yet due and payable. Each Acquired Company has duly complied with all withholding Tax and Tax deposit requirements imposed on them and their respective assets.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to each Acquired Company have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are correct and complete, except for such failures to be so correct and complete, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) (i) No Acquired Company is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Seller’s Knowledge, threatened against any Acquired Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against any Acquired Company, and (iv) to Seller’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (x) the filing of any Tax Return by or with respect to, or (y) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, any Acquired Company for any taxable period.
          (d) No Acquired Company has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or

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any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of any Acquired Company.
          (e) No Acquired Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.
          (f) None of the Acquired Companies (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than another Acquired Company).
          (g) No Acquired Company is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar Contract.
          (h) No Acquired Company has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, any Acquired Company for any taxable period ending after the Closing Date.
          (i) No Acquired Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.
          (j) From and at all times since their respective dates of inception, each of the Acquired Companies has been classified as a disregarded entity for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith.
     3.10 Remedial Work. There is no water treatment, reclamation or other remedial work or condition related to coal mining which is existing or reasonably foreseeable in the future on the Assets, except such activity as is being undertaken in accordance with an applicable Authorization.
     3.11 Insurance. Section 3.11 of the Acquired Company Disclosure Schedule sets forth a list, including the name of the insurer, the risks insured, and related limits of the insurance policies currently maintained by the Acquired Companies. All such policies are in full force and effect. There is no claim outstanding under any such insurance policy and to Seller’s Knowledge, no event has occurred that has given rise to or serves as the basis for or (with or without notice or lapse of time) would reasonably be expected to give rise to or serve as the basis for any such claim under any such policy, except for such claims, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. No Acquired Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. No Acquired Company is a party to any Contract, and the insurance policies listed on Section 3.11 of the

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Acquired Company Disclosure do not contain any provision, that would affect the rights of any Acquired Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.
     3.12 Material Contracts.
          (a) Section 3.12(a) of the Acquired Company Disclosure Schedule contains a description of all Material Contracts. A true, correct and complete copy of each Material Contract has been made available to the General Partner and Buyer. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, (i) none of the Acquired Companies has received from any other party to a Material Contract any written or oral notice of any breach or violation by any Acquired Company of any Material Contract or termination or intention to terminate such Material Contract, (ii) no event has occurred which (with notice or lapse of time, or both) would constitute a default or an event of default by any Acquired Company under the terms of any Material Contract or give any Acquired Company or any other party to a Material Contract the right to terminate or modify the terms of such Material Contract, and (iii) each Acquired Company has performed all of its material obligations under the Material Contracts to which it is a party. Each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company that is a party thereto and, to Seller’s Knowledge, each other party thereto. To Seller’s Knowledge, no other party to any Material Contract is in breach of the terms, provisions or conditions of such Material Contract, except for such breaches, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (b) No Acquired Company has received any claim for indemnification from any party (other than an Acquired Company) under any Acquisition Agreement.
     3.13 Intellectual Property. There are no trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, manufacturing processes, copyrights or other intangible property (“Intellectual Property”), that are necessary for the operation, or continued operation, of the Business of any Acquired Company, or for the ownership and operation, or continued ownership and operation, of any Assets of any Acquired Company, for which the Acquired Companies do not hold valid and continuing authority in connection with the use thereof, except for such Intellectual Property, the failure of which to so hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. No Acquired Company has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by any Acquired Company.
     3.14 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any other Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of any Seller Party, any Acquired Company or any of their respective Affiliates.

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     3.15 Employees. None of the Acquired Companies has or has ever had any employees or consultants.
     3.16 Employee Benefit Plans.
          (a) None of the Acquired Companies, or any trade or business, whether or not incorporated, that together with any Acquired Company would be considered affiliated with such Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”), sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or has or has ever had any obligations or Liability (secondary, contingent or otherwise) to, based upon or arising out of: (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA); or (ii) any equity compensation, bonus, incentive award, severance, deferred compensation, executive compensation, supplemental income, retiree benefit, fringe benefit (whether or not taxable), employee loan, vacation or change of control plan, policy or agreement, or any employment or consulting agreement.
          (b) No Acquired Company nor any of its ERISA Affiliates has any obligation or Liability under the Coal Act or other similar Law.
     3.17 Financial Statements; Absence of Undisclosed Liabilities; Books and Records.
          (a) Seller has delivered to the General Partner and Buyer the audited combined balance sheets and the related audited combined income statements, statements of cash flows and statements of changes in members’ equity of the Acquired Companies and Deepwater as of and for the period from May 20, 2005 to August 31, 2006, together with the notes thereto and the related audit report of Ernst & Young thereon (the “Financial Statements”).
          (b) The Financial Statements have been prepared in accordance with the books and records of the Acquired Companies which have been maintained in a manner consistent with historical practice. Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined financial position of the Acquired Companies, as of the date thereof, and each of the combined income statements, statements of cash flows and statements of changes in members’ equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined results of operations, cash flows and changes in membership interests, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.
          (c) There are no Liabilities of any Acquired Company that are not reflected or reserved against in the Financial Statements, other than Liabilities that are (i) current liabilities incurred in the ordinary course of business and consistent with past practices of the Acquired Companies since August 31, 2006, (ii) not required to be presented in audited financial statements prepared in conformity with GAAP and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, (iii) Liabilities under this Agreement or (iv) Liabilities for Expenses.

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          (d) Each of the Acquired Companies maintains books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Acquired Companies, and maintains proper and adequate procedures that provide reasonable assurance that (i) transactions are executed with management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the combined financial statements of the Acquired Companies and to maintain accountability for the combined assets, in each case in accordance with GAAP.
          (e) It is acknowledged and agreed that no representations or warranties are made pursuant to this Agreement with respect to the results of operations or financial condition of Deepwater.
     3.18 Environmental Matters.
          (a) No Acquired Company is in violation of any Environmental Law that, individually or in the aggregate, would reasonably expected to have a Material Adverse Effect on such Acquired Company, and no Governmental Authority or other Third Person has alleged that any Acquired Company is in violation of any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on such Acquired Company, except for such allegations of violation that have been resolved to the satisfaction of the party making such allegation.
          (b) None of the Real Property Interests, none of any other properties used by any Acquired Company, and none of the properties to which Hazardous Materials generated by any Acquired Company or as a result of the operations of such Acquired Company may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites of environmental concern maintained by any Governmental Authority or (ii) is the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials.
          (c) No Acquired Company has released, and to Seller’s Knowledge there have not been any releases of, Hazardous Materials on, under, from, or into any of the Real Property Interests or any other property formerly owned, operated, or used by any Acquired Company during or before the time of such Acquired Company’s ownership, operation, or use of such properties that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on such Acquired Company.
          (d) Each Acquired Company currently holds all Authorizations required under any Environmental Law for its ownership, operation, or use of the Real Property Interests and the present conduct of its operations, except for such Authorizations, the failure of which to hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Acquired Company. There are no outstanding or unresolved notices of violation or notices of noncompliance with respect to such Authorizations.

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          (e) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or, to Seller’s Knowledge, threatened against any Acquired Company under any Environmental Law, including without limitations those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.
          (f) Except as set forth in Section 3.18(f) of the Acquired Company Disclosure Schedule, no Acquired Company is a party or a successor in interest to any Contract under which any Acquired Company has assumed or agreed to be responsible for any current or contingent Liabilities with respect to any Hazardous Materials or any matters arising under Environmental Laws.
          (g) Except for reclamation Liabilities accrued for in the ordinary course of business and set forth in the Financial Statements or in Section 3.18(g) of the Acquired Company Disclosure Schedule, to Seller’s Knowledge, there are no actual or contingent Environmental Costs or Liabilities that any Acquired Company may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of any existing condition, fact or circumstance, including any Environmental Costs or Liabilities relating to capital improvements, physical upgrading or maintenance and repairs required by, or otherwise required to correct any Acquired Company’s noncompliance with, any Environmental Law.
     3.19 Litigation.
          (a) There are no Proceedings pending or, to Seller’s Knowledge, threatened against any Acquired Company or the Assets of any Acquired Company, including any Proceeding that questions the validity or enforceability of this Agreement or any other Transaction Document to be executed and delivered by any of the Seller Parties or the Acquired Companies in connection with the transactions contemplated hereby.
          (b) To Seller’s Knowledge, there are no facts or circumstances existing that could reasonably give rise to any litigation, arbitration, investigation or proceeding that, if resolved in a manner adverse to the Acquired Companies, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company is subject to any outstanding Order or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Person, including any such Order, agreement or arrangement relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment and labor practices and policies.
          Notwithstanding anything herein to the contrary, the provisions of this Section 3.19 shall not relate to or cover Environmental Laws.
     3.20 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or planned by any Seller Party or any Acquired Company or with respect to any of their respective assets, or, to Seller’s Knowledge, being threatened against any Seller Party or any Acquired Company.

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     3.21 Absence of Certain Changes. Since August 31, 2006, (a) no Acquired Company has acted or failed to act in a manner that would have been prohibited by Section 5.1 if the terms of such Section had been in effect as of and after such date and (b) there has not been, and no Acquired Company has incurred or suffered, any result, occurrence, change, fact, event, circumstance, effect or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect on such Acquired Company.
     3.22 Reserves. Attached to Schedule 3.22 of the Acquired Company Disclosure Schedule is the reasonableness review prepared by Weir covering the coal reserves included in the Assets (collectively, the “Reserve Review”). The information which was supplied to Weir by the Seller Parties for the purpose of preparing the Reserve Review was true and correct in all material respects on the dates such information was supplied and, to Seller’s Knowledge, was prepared in accordance with customary industry practices and standards. Weir was not as of the respective dates of the Reserve Review and is not as of the date hereof an Affiliate of any Seller Party or any Acquired Company. To Seller’s Knowledge, there has been no change in the information supplied to Weir by the Seller Parties that would result in a material change in production volumes and rates of production set forth in the Reserve Review.
     3.23 Affiliate Relationships. Except as set forth in Section 3.23 of the Acquired Company Disclosure Schedule, there are no Contracts or other arrangements involving any Acquired Company in which any member, manager, officer, director, or Affiliate of any Acquired Company has a financial interest.
     3.24 Forecasts. All forecasts, projections, models, budgets or estimates heretofore delivered to Buyer, the General Partner or the Partnership by any Seller Party and/or its Affiliates and their respective representatives prepared by or on behalf of any Acquired Company have been prepared in good faith, and without any intention to mislead, on a reasonable basis based on the information available at the time of their preparation.
     3.25 Investor Status.
          (a) The General Partner Limited Partnership Interest and the Transaction Units (collectively, the “Securities”) are being acquired by Seller for investment purposes only, for Seller’s own account and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.
          (b) Seller has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the General Partner and the Partnership and the suitability of the General Partner Limited Partnership Interest and the Transaction Units as investments.
          (c) In connection with the acquisition of the Securities hereunder, Seller has had the opportunity to examine all aspects of the General Partner and the Partnership and their respective operations and financial conditions that Seller has deemed relevant, and has had access to all information with respect to the General Partner and the Partnership and their

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respective businesses in order to make an evaluation thereof. In connection with the acquisition of the Securities hereunder, Seller has had the opportunity to ask such questions of and receive answers from the respective directors, officers, employees and representatives of the General Partner and the Partnership concerning the General Partner and the Partnership and to obtain such additional information about the General Partner and the Partnership as Seller deems necessary for an evaluation thereof. The investment decision of Seller to acquire the Securities has been based solely upon the evaluation made by Seller of the General Partner and the Partnership. In evaluating the suitability of an investment in the General Partner and the Partnership, Seller has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the General Partner, the Partnership and Buyer in this Agreement and information in the instruments referred to in Section 3.25(d); provided that Seller’s investigation and evaluation shall not affect Seller’s ability to rely on the representations and warranties of the Partnership, the General Partner and Buyer contained herein.
          (d) Seller acknowledges that it has received, sufficiently in advance of this Agreement as Seller deems necessary to evaluate an investment in the Transaction Units, a copy of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to Seller upon such Seller’s written request.
          (e) Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.
          (f) Seller acknowledges that neither the General Partner Limited Partnership Interest nor the Transaction Units have been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.
     3.26 Status of Securities; Disposition.
          (a) Seller acknowledges that no registration statement relating to the General Partner Limited Partnership Interest or the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by Seller) unless the Securities subsequently are registered under the Securities Act and such state laws or unless an exemption from such registration requirements is available.
          (b) Neither Seller nor anyone acting on Seller’s behalf has offered or sold or will offer or sell any of the Securities by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the General Partner Limited Partnership Interest or the Transaction Units under the Securities Act, would render the disposition of the General Partner Limited Partnership Interest or the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE GENERAL
PARTNER AND BUYER
     The Partnership, the General Partner and Buyer jointly and severally represent and warrant to each Seller Party as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing), in each case except as to matters disclosed in the Partnership SEC Documents:
     4.1 Organization, Standing and Power. Each of the Partnership, the General Partner and Buyer and the Significant Subsidiaries (as defined herein) is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership. The Partnership has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date, and complete and correct copies of the Organizational Documents of Buyer, each as amended to date. The General Partner has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date. “Significant Subsidiary” means any subsidiary of the Partnership that would constitute a Significant Subsidiary of the Partnership within the meaning of Rule 1.02 of Regulation S-X promulgated by the SEC (“Regulation S-X”).
     4.2 Capital Structure of the Partnership and the General Partner.
          (a) As of the date hereof, the authorized Equity Interest of the Partnership is as set forth in the Partnership Agreement. At the close of business on December 1, 2006: (i) 19,663,715 Common Units were issued and outstanding; (ii) 5,676,817 Subordinated Units were issued and outstanding; (iii) the General Partner held 2% of the total partnership interest in the Partnership; (iv) no Common Units were subject to issuance under outstanding awards, or reserved for issuance pursuant to awards that may be granted, under the Partnership Long-Term Incentive Plan; (v) no Voting Debt of the Partnership was issued and outstanding; and (vi) the Incentive Distribution Rights were held by the General Partner and the limited partners of the General Partner. Except as set forth in this Section 4.2(a), and except as expressly set forth in this Agreement or the other Transaction Documents, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership; (B) no securities of the Partnership or any subsidiary of the Partnership convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership or any subsidiary of the Partnership; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Partnership or any subsidiary of the Partnership is a party or by which it is bound in any case obligating the Partnership or any subsidiary of the Partnership to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired,

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additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the Partnership or of any subsidiary of the Partnership or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
          (b) As of the date hereof, the authorized Equity Interest of the General Partner is as set forth in the General Partner Partnership Agreement. At the close of business on December 1, 2006: (i) the issued and outstanding limited partner interests in the General Partner were held by the Persons and in the percentages specified in the General Partner Partnership Agreement; (ii) the Managing General Partner held 0.001% of the total partnership interest in the Partnership and (iii) no Voting Debt of the General Partner was issued and outstanding. Except as set forth in this Section 4.2(b), and except as expressly set forth in this Agreement or the other Transaction Documents, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the General Partner; (B) no securities of the General Partner or any subsidiary of the General Partner convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the General Partner or any subsidiary of the General Partner; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the General Partner or any subsidiary of the General Partner is a party or by which it is bound in any case obligating the General Partner or any subsidiary of the General Partner to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the General Partner or of any subsidiary of the General Partner or obligating the General Partner or any subsidiary of the General Partner to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
     4.3 Authority; No Violations, Consents and Approvals.
          (a) Other than approvals by the General Partner and the Managing General Partner, which approvals have been obtained, no vote of holders of any Equity Interest of the Partnership or the General Partner is necessary to approve this Agreement or the other Transaction Documents to which the Partnership, the General Partner or Buyer is or will be a party, or the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder or thereunder. Each of the Partnership, the General Partner and Buyer has all requisite limited partnership or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Partnership, the General Partner and Buyer of this Agreement and the other Transaction Documents to which it is or is intended to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership or limited liability company action on the part of the Partnership, the General Partner and Buyer. This Agreement and the other Transaction Documents to which each of the Partnership, the General Partner and Buyer is or shall be a party have been duly executed and delivered by the Partnership, the General Partner and Buyer or, if not yet executed, will at Closing be duly executed and delivered by the Partnership, the General Partner and Buyer, and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligations of each Seller Party, constitute or will, if not yet executed, at Closing constitute valid

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and binding obligations of the Partnership, the General Partner and Buyer enforceable in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The execution and delivery by each of the Partnership, the General Partner and Buyer of this Agreement and the other Transaction Documents to which each of the Partnership, the General Partner and Buyer is or shall be a party and each instrument required hereby or thereby to be executed and delivered by the Partnership, the General Partner or Buyer at Closing do not and will not, and the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby by the Partnership, the General Partner and Buyer and compliance by the Partnership, the General Partner and Buyer with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Partnership, the General Partner or any of the Partnership’s Subsidiaries under, or otherwise result in a detriment to the Partnership, the General Partner or any of the Partnership’s Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the General Partner or any of the Partnership’s Subsidiaries (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Partnership, the General Partner or any of the Partnership’s Subsidiaries is a party or by which any of the Partnership, the General Partner or Buyer or any of their respective properties or assets is bound, (iii) any joint venture or other ownership arrangement or (iv) assuming the Post-Closing Notifications have been timely made, any Law, Regulation or Order applicable to the Partnership, the General Partner or any of the Partnership’s Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, losses of benefit, purchase rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Partnership.
          (c) No Notification to, and no Authorization from, any Governmental Authority is required by or with respect to the Partnership, the General Partner or any of the Partnership’s Subsidiaries in connection with the execution and delivery by the Partnership, the General Partner and Buyer of this Agreement or the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder, except for: (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the NYSE; (iii) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (iv) any Post-Closing Notifications; and (v) any such Notification or Authorization that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.4 SEC Documents. The Partnership has made available to Seller a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership

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SEC Documents. The Partnership SEC Documents include all the documents (other than preliminary material) that the Partnership was required to file under the Exchange Act with the SEC since December 31, 2005. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Partnership, the General Partner and the Buyer shall have no liability with respect to any current report on Form 8-K of the Partnership that was “furnished” rather than “filed” with the SEC.
     4.5 Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Partnership SEC Documents, since December 31, 2005, the Partnership and the General Partner have conducted their respective businesses only in the ordinary course of business, and there has not been: (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Partnership, the General Partner and the Partnership’s Subsidiaries; or (b) any other transaction, commitment, dispute or other event, result, occurrence, change, fact, circumstance or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that in any such case, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.6 Litigation. There is no suit, action or proceeding pending, or, to Buyer’s Knowledge, threatened against or affecting the Partnership, the General Partner or any of the Partnership’s Subsidiaries (“Partnership Litigation”), and, to Buyer’s Knowledge, there are no facts that are likely to give rise to any Partnership Litigation, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Partnership, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Partnership, the General Partner or any of the Partnership’s Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.7 Broker’s or Finder’s Fees. Except for the financial advisor referred to in Section 6.2(e), no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement

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or any other Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer, the General Partner or any of their respective Affiliates that is, or following the Closing would be, an obligation of any Seller Party or any its Affiliates.
     4.8 Investment Intent. The General Partner is acquiring the Contributable LLC Interests, and Buyer is acquiring the Other LLC Interests, in each case for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and neither the General Partner nor Buyer has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the LLC Interests to be acquired by it.
     4.9 Taxes.
          (a) All Taxes payable by or imposed against the General Partner or the Partnership have been timely and fully paid other than Taxes not yet due and payable. Each of the General Partner and the Partnership has duly complied with all withholding Tax and Tax deposit requirements imposed on it and its assets.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to the General Partner and the Partnership have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are correct and complete, except for such failures to be so correct and complete, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the General Partner and the Partnership.
          (c) (i) Neither the General Partner nor the Partnership is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Buyer’s Knowledge, threatened against the General Partner or the Partnership with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against the General Partner or the Partnership, and (iv) to Buyer’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the General Partner or Partnership does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (x) the filing of any Tax Return by or with respect to, or (y) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, the General Partner or the Partnership for any taxable period.
          (d) The Partnership is in compliance with the requirements of Code §7704(c) and the Treasury Regulations promulgated thereunder and is not a corporation under Code §7704(a) and the Treasury Regulations promulgated thereunder.
          (e) The General Partner is a partnership as defined under Code §7701(a)(2) and the Treasury Regulations thereunder.

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          (f) Buyer is either a disregarded entity for federal income tax purposes under Treasury Regulation §301.7701-3 or a partnership as defined under Code §7701(a)(2) and the Treasury Regulations promulgated thereunder.
ARTICLE V
COVENANTS
     5.1 Conduct of Business.
          (a) Seller covenants and agrees that until the earlier of the Closing or the termination of this Agreement, unless Buyer otherwise agrees in writing (and the Parties agree that if Buyer agrees in writing to any of the following, each applicable Section of the Acquired Company Disclosure Schedule shall be automatically updated for all purposes under this Agreement to include such action agreed to by Buyer), Seller shall, and shall cause each of the Acquired Companies to:
               (i) operate in the usual and ordinary course of business consistent with past practice;
               (ii) preserve substantially intact its business organization, and use commercially reasonable efforts to maintain its rights, privileges and immunities, to retain the services of its key employees (subject to work force requirements) and to maintain its relationships with its customers and suppliers;
               (iii) use commercially reasonable efforts consistent with past practice to maintain and to keep its properties and assets in good repair and condition, ordinary wear and tear excepted; if there is any casualty loss or damage to any properties or assets of such Acquired Company prior to Closing, Seller shall consult with Buyer regarding the replacement or repair of such property or asset;
               (iv) use commercially reasonable efforts to keep in full force and effect insurance applicable to its assets and operations comparable in amount and scope of coverage to that currently maintained; and
               (v) (A) keep and maintain accurate books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of its Assets or with respect to its franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all of its employees of and consultants; and (D) comply in all material respects with the requirements of all applicable Laws, Regulations, Orders and Authorizations, obtain or take all actions with relevant Governmental Authorities necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all Material Contracts.
          (b) Except pursuant to the terms of this Agreement, or unless Buyer otherwise agrees in writing (and the Parties agree that if Buyer agrees in writing to any of the following, each applicable Section of the Acquired Company Disclosure Schedules shall be automatically

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updated for all purposes under this Agreement to include such action agreed to by Buyer) from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, Seller shall not sell, transfer or otherwise dispose of, or grant any Lien with respect to, the LLC Interests or any other Equity Interests of any Acquired Company and shall not permit any Acquired Company to take any of the following actions (and shall take all action necessary (including exercising its rights with respect to the LLC Interests) to prevent any Acquired Company from taking any action prohibited by this Section 5.1(b)):
               (i) (A) to redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of any Acquired Company, (B) to effect any reorganization or recapitalization of any Acquired Company, (C) to split, combine or reclassify any of the Equity Interests of any Acquired Company, or (D) to declare, set aside or pay any dividend or other distribution in respect of its Equity Interests other than cash dividends with respect to its Equity Interests payable in the ordinary course of business;
               (ii) (A) to offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of, the LLC Interests or any of its Equity Interests or (B) to grant, or authorize the grant of, any Lien of any Acquired Company with respect to the LLC Interests or any of its Equity Interests;
               (iii) to acquire, directly or indirectly, (A) any business or division of any Person, whether by merger or consolidation, by purchasing an Equity Interest or otherwise, or (B) any material assets or properties other than the acquisition of assets from suppliers or venders in the ordinary course of business and consistent with past practice and other than the acquisition by Gatling of mineral reserves in the ordinary course of business and consistent with past practice for consideration not in excess of $1,000,000 for each acquisition or $5,000,000 in the aggregate;
               (iv) to sell, lease, exchange or otherwise dispose of any of the Assets, except for dispositions of coal inventories in the ordinary course of business consistent with past practice;
               (v) to adopt any amendments to their respective Organizational Documents;
               (vi) (A) to make any change in their respective methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) to make or revoke any Tax election made by any Acquired Company or change (or make a request to change) its Tax accounting methods, policies, or procedures, (C) to settle or compromise any Proceeding relating to Taxes with respect to any Acquired Company, except, in each case, as may be required by Law; or (D) to revalue any Asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Financial Statements;
               (vii) to incur, or commit to incur any Liability or any obligation to make capital expenditures by any Acquired Company in excess of $500,000 individually or in the aggregate, except for capital expenditures that are incurred in the ordinary course of business consistent with past practice;

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               (viii) to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any Acquired Company;
               (ix) to amend, modify, cancel, waive, assign any rights or obligations under or otherwise change in any respect any Material Contract, other than in the ordinary course of business;
               (x) to enter into or assume any Contract other than Contracts entered into with Third Persons in the ordinary course of business consistent with past practice;
               (xi) hire any employees of or consultants to any Acquired Company or pay or agree to pay any compensation to any employee of or consultant to any Acquired Company;
               (xii) to engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article III to become untrue; and
               (xiii) to agree in writing or otherwise to do any of the foregoing.
     5.2 Access, Information and Access Indemnity.
          (a) Until the earlier of the Closing or the termination of this Agreement, Seller will continue to make available to the Partnership, the General Partner, Buyer and their respective authorized representatives for examination as the Partnership, the General Partner or Buyer may reasonably request, all Records, and agreements in the possession or control of any Seller Party or any Acquired Company relating to the assets and operations of any Acquired Company; provided, however, such material shall not include (i) any information described in Section 5.2(a) of the Acquired Company Disclosure Schedule subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by the Seller Parties after reasonable efforts, or (ii) the information described in Section 5.2(a) of the Acquired Company Disclosure Schedule which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Buyer shall not unreasonably interfere with the day-to-day operations of the business of any Acquired Company.
          (b) Subject to Section 5.2(a) above, Seller shall permit the Partnership, the General Partner, Buyer and their respective authorized representatives to consult with officers and employees of the Acquired Companies and to conduct, at the Partnership’s, the General Partner’s and Buyer’s sole risk and expense, as the case may be, inspections and inventories of the assets owned by any Acquired Company over which any Acquired Company has control. Seller shall also coordinate, in advance, with the Partnership, the General Partner and Buyer to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access. None of the Partnership, the General Partner, Buyer or any of their respective representatives shall contact any customer of any Acquired Company without the prior written consent of Seller, which consent shall not be unreasonably withheld.

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          (c) EACH OF THE GENERAL PARTNER AND BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF THE GENERAL PARTNER, BUYER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY PERSON ACTING ON THE GENERAL PARTNER’S, BUYER’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO ANY CLAIM OR LIABILITY OF ANY ACQUIRED COMPANY DISCOVERED BY THE GENERAL PARTNER OR BUYER THROUGH DUE DILIGENCE. Each of the General Partner and Buyer shall comply fully with all rules, regulations, policies and instructions issued by any Governmental Authority, Acquired Company or any Third Person operator and provided to the General Partner or Buyer, as the case may be, regarding the General Partner’s or Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Company may impose on contractors authorized to perform work on any property owned or operated by any Acquired Company. Neither the General Partner nor Buyer shall unreasonably interfere with the day-to-day operations of the business of any Acquired Company in any of their actions pursuant to this Section.
     5.3 Regulatory Filings. The Parties will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all Authorizations from, and to make all Notifications to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement.
     5.4 Preservation and Access to Records; and Further Assurances.
          (a) For a period of at least seven years after the Closing Date (or at the request of any Party, until 60 days after the expiration of any applicable statute of limitations), the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records (including reasonable access during regular office hours to personnel familiar therewith) available to any other Party upon reasonable notice for inspection or copying, or both, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may reasonably designate in writing to the requesting Party) at reasonable times during regular office hours. If Buyer, at any time, directly or indirectly, transfers the Records to a Third Person, then Buyer will obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and the other Parties.
          (b) From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.

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     5.5 Payoff of Obligations. Prior to or at the Closing, Seller shall cause the Acquired Companies to repay or satisfy in full all outstanding Obligations (other than the Continuing Obligations), terminate or cause to be terminated all Contracts entered into with respect to such Obligations and release or cause to be released all Liens securing such Obligations. Seller shall provide evidence satisfactory to Buyer that, as of the Closing, all Obligations other than the Continuing Obligations have been repaid or satisfied in full, that all Contracts relating to such Obligations have been terminated and that all Liens securing such Obligations have been released.
     5.6 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. In addition, each Seller Party shall cooperate with Buyer, upon Buyer’s request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which any Acquired Company is a party and that requires consent as a result of the transactions contemplated by this Agreement.
     5.7 Tax Matters.
          (a) Seller shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Acquired Companies for all taxable years and periods ending on or before the Closing Date. Not later than 30 days prior to the due date of each such Tax Return (including extensions thereof), Seller shall deliver to Buyer a copy of such Tax Return for Buyer’s review and comment which comments shall not be unreasonably withheld. Seller shall provide a copy of all such Tax Returns to Buyer promptly after filing. Buyer shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Acquired Companies for all Straddle Periods. Not later than 30 days prior to the due date of each such Tax Return (including extensions thereof), Buyer shall deliver to Seller a copy of such Tax Return for Seller’s review and comment which comments shall not be unreasonably withheld. Buyer shall provide a copy of all such Tax Returns to Seller promptly after filing.
          (b) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable years of each Acquired Company (and each partnership in which any Acquired Company owns an interest) ended with (and included) the Closing Date; and
               (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Acquired Companies deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

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          (c) From and after the date hereof, (i) Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Return previously filed which includes information relating to any Acquired Company, without prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and (ii) Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Return with respect to the Straddle Periods, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
          (d) Buyer and the Seller Parties shall cooperate fully, and Seller shall cause each Acquired Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership, the General Partner, Buyer and each Seller Party further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Seller Party, the General Partner, Buyer or any Acquired Company (including with respect to the transactions contemplated hereby). The Partnership, the General Partner, Buyer and each Seller Party further agree, upon request, to provide the other party with all information regarding any Acquired Company that either Party may be required to report to any Governmental Authority.
          (e) Any refund of Taxes of any Acquired Company (including any interest with respect thereto) for any taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)) that is not attributable to the carryback of Losses from taxable periods beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 5.7(b)) shall be the property of Seller, shall be paid over promptly to Seller and if received by the Buyer or any Acquired Company after the Closing Date shall be payable promptly to Seller.
          (f) The Parties agree that any Tax of any Acquired Company that is imposed on any transaction involving any Acquired Company (other than transactions in the ordinary course of business) that occurs on the Closing Date but after the General Partner’s acquisition of the Contributable LLC Interests and Buyer’s acquisition of the Other LLC Interests shall be the responsibility of the Buyer.
          (g) All payments of Expenses made by an Acquired Company on or before the Closing Date shall be allocated entirely to the taxable period that ends on the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)).

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     5.8 Financial Statements; Controls and Procedures.
          (a) From and after the date hereof until the Closing, Seller shall cause the Acquired Companies to deliver to the General Partner and Buyer any unaudited financial statements of the Acquired Companies prepared for any period subsequent to August 31, 2006.
          (b) All financial statements prepared and delivered pursuant to subsection (a) of this Section 5.8 shall be prepared in accordance with the books and records of the Acquired Companies. Seller shall use commercially reasonable efforts to assist Buyer and Buyer’s auditors in preparing (i) balance sheets included in such financial statements (including any related notes and schedules) that fairly present in all material respects the combined financial position of the Acquired Companies, as of the date thereof, and (ii) combined income statements, statements of cash flows and statements of changes in members’ equity included in such financial statements (including any related notes and schedules) that fairly present in all material respects the combined results of operations, cash flows and changes in membership interests, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material; provided, however, that Buyer acknowledges and agrees that this Section 5.8(b) shall not be deemed to be a representation or warranty of any kind by any Seller Party with respect to such financial statements.
          (c) From and after the date hereof and continuing after the Closing, at Seller’s sole cost and expense (including costs associated with Seller’s internal accounting staff), Seller will cooperate, and will cause its Affiliates to cooperate, with Seller in producing such financial information relating to any Acquired Company as may be reasonably necessary in order to permit Seller to prepare such financial statements of the Acquired Companies as may be required (i) to be included by the Partnership in reports filed by it under the Exchange Act or (ii) in connection with the financing or public or Rule 144A offering of securities by the Partnership or any of its Affiliates. The provisions of this paragraph shall survive the Closing.
     5.9 Transfer Taxes. All sales, transfer, use, gross receipts, registration, and similar Taxes (including real estate transfer Taxes), if any, that are payable by any Party hereto or any of the Acquired Companies arising out of or in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.
     5.10 Tax Treatment of Aggregate Consideration. Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller a tax allocation of the Aggregate Consideration (and the assumed liabilities) among the assets of the Acquired Companies that complies with Section 1060 of the Code. If Seller does not deliver to Buyer a written objection to such allocation within thirty (30) calendar days after delivery thereof to Seller, then such allocation shall govern. If Seller delivers a written objection to Buyer to such allocation within thirty (30) calendar days after delivery of the allocation to Seller, then Seller and Buyer shall negotiate in good faith in an attempt to reach agreement upon such allocation. If the allocation is not agreed upon during the thirty (30) calendar day period after Seller’s written objection is delivered to Buyer or within a mutually agreed-to extended time period, Seller and Buyer agree that the allocation shall be based upon an asset valuation supplied by an independent accounting firm of

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recognized national standing to be mutually agreed upon by Buyer and Seller. Each Seller Party, the Partnership, the General Partner and Buyer shall act in accordance with such allocation in the filing of all income Tax Returns (including filing Form 8594 with their Federal income tax return for the taxable year that includes the date of the Closing), except as otherwise required by a determination, as defined in Section 1313 of the Code. The cost of such appraisal, if necessary, shall be shared equally by Buyer and Seller.
     5.11 Transaction Units; General Partner Limited Partnership Interest.
          (a) Seller agrees that neither the Transaction Units nor the General Partner Limited Partnership Interest shall be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of unless the offer and sale is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that, unless so registered, no sale, assignment, pledge, hypothecation, transfer, exchange or other disposition, or offer thereof, of the Transaction Units or the General Partner Limited Partnership Interest can be made unless the Partnership or the General Partner, as the case may be, receives an opinion in form and substance satisfactory to it in its sole discretion from a nationally recognized law firm that registration is not required under the Securities Act or any applicable state securities laws; provided, however, that the Partnership or the General Partner, as the case may be, may in its sole discretion waive the requirement of a legal opinion.
          (b) Seller acknowledges the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE

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REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.
The legend set forth above may be removed if and when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.
               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
               (iv) The General Partner Limited Partnership Interest will be subject to the transfer restrictions set forth in the General Partner Partnership Agreement, as amended by the Amended and Restated General Partner Partnership Agreement. Any certificates representing the General Partner Limited Partnership Interest shall bear any legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the General Partner, the same are no longer required under the applicable requirements of such securities laws.
          (c) Seller is aware that the Partnership and the General Partner have relied on the representations and warranties of Seller set forth in Section 3.25 and Section 3.26 and on the covenants of Seller set forth in Section 3.26 and this Section 5.11 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to Seller and for the issuance of the General Partner Limited Partnership Interest by the General Partner to Seller, and that, but for such representations and covenants, no issuance of the Transaction Units would be made by the Partnership to Seller pursuant to this Agreement and no issuance of the General Partner Limited Partnership Interest would be made by the General Partner to Seller pursuant to this Agreement.
     5.12 Amended and Restated Partnership Agreement; Amended and Restated General Partner Partnership Agreement. At the Closing, the General Partner shall cause the Managing General Partner to execute and deliver to Seller (a) an amendment to and restatement of the Partnership Agreement in the form attached hereto as Exhibit A (the “Amended and Restated Partnership Agreement”) providing for (i) the rights, privileges, preferences, limitations, obligations and other terms of the Class B Units and (ii) certain registration rights and (b) an amendment to and restatement of the General Partner Partnership Agreement in the form attached hereto as Exhibit B (the “Amended and Restated General Partner Partnership

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Agreement”) providing for (i) the issuance of the General Partner Limited Partnership Interest to Seller at the Closing, (ii) the admission of Seller as a limited partner in the General Partner at the Closing, (iii) certain special allocations to be made in favor of Seller with respect to its interest in the Incentive Distribution Rights held by the General Partner such that Seller will be entitled to receive all cash distributions and other income and deductions related to 33.846% of the General Partner’s Incentive Distribution Rights (or 22% of all of the Incentive Distribution Rights), and (iv) certain rights of first refusal with respect to limited partnership interests in the General Partner.
     5.13 Amended and Restated Managing General Partner Operating Agreement . At the Closing, the General Partner shall cause the sole member of the Managing General Partner to execute and deliver to Seller an amendment to and restatement of the Managing General Partner Operating Agreement in the form attached hereto as Exhibit C (the “Amended and Restated Managing General Partner Operating Agreement”).
     5.14 Restricted Business Contribution Agreement. At the Closing, each Seller Party and the General Partner shall execute and deliver, and the Seller Parties shall cause their appropriate respective Affiliates to execute and deliver, the contribution agreement in the form attached hereto as Exhibit D and the certificates contemplated thereby (such agreement, together with the certificates contemplated thereby, the “Restricted Business Contribution Agreement”) setting forth (a) the procedure under which the Partnership and the General Partner may acquire certain additional businesses and properties from Seller and its Affiliates and (b) the agreement among the parties thereto with respect to areas of mutual interest surrounding such businesses and properties that may be contributed to the Partnership or the General Partner pursuant to the Restricted Business Contribution Agreement.
     5.15 Investor Rights Agreement. At the Closing, Seller and the General Partner shall execute and deliver, and the General Partner shall cause the Managing General Partner and Robertson Coal to execute and deliver, the Investor Rights Agreement in the form attached hereto as Exhibit E (the “Investor Rights Agreement”), which, as more fully described therein, provides for certain management rights and registration rights to be granted to Seller.
     5.16 Second Contribution Agreement. At the Closing, the Parties shall execute and deliver a contribution agreement in the form attached as Exhibit F hereto (the “Second Contribution Agreement”) providing for the contribution by Seller to the General Partner and Buyer of all of the Equity Interests in Rivervista and Deepwater Transport, LLC, a Delaware limited liability company, on the terms and conditions set forth therein.
     5.17 Services Agreement. At the Closing, Seller shall execute and deliver, and, immediately following the Closing, Buyer shall cause the Acquired Companies to execute and deliver, a services agreement in the form attached as Exhibit G hereto (the “Services Agreement”) providing for the services described therein to be performed for the Acquired Companies from and after the Closing.
     5.18 No Material Change. Each of the General Partner, Partnership and Buyer agrees that until the earlier of the Closing or the termination of this Agreement, unless Seller otherwise agrees in writing, it shall:

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          (a) operate in the usual and ordinary course of business consistent with past practice, including without limitation making acquisitions of assets, property or equity interests for cash in accordance with past practice;
          (b) preserve substantially intact its business organization;
          (c) use commercially reasonable efforts consistent with past practice to maintain and to keep its material properties and assets in good repair and condition, ordinary wear and tear excepted;
          (d) use commercially reasonable efforts to keep in full force and effect insurance applicable to its assets and operations comparable in amount and scope of coverage to that currently maintained; and
          (e) (A) keep and maintain accurate books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of its Assets or with respect to its franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all of its employees of and consultants; and (D) comply in all material respects with the requirements of all applicable Laws, Regulations, Orders and Authorizations, obtain or take all actions with relevant Governmental Authorities necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all material Contracts to which it is a party.
     5.19 WVA Backstop Agreement. At the Closing, Seller shall execute and deliver the WVA Backstop Agreement in the form attached hereto as Exhibit H (the “WVA Backstop Agreement”), which requires Seller to finance certain of Gatling’s obligations under the WVA Gatling Acquisition Agreement.
     5.20 TIC Letter Agreement. At the Closing, Seller shall execute and deliver, and Buyer shall execute and deliver, and, immediately following the Closing, Buyer shall cause Little River and Williamson to execute and deliver, the TIC Letter Agreement in the form attached hereto as Exhibit I (the “TIC Letter Agreement”). If, after the Closing, Buyer causes Little River or Williamson, as applicable, to terminate a TIC by posting an escrow pursuant to the terms of such TIC, then Seller shall cause each Affiliate that is a counterparty to such TIC, consistent with such Affiliate’s other obligations, (a) to enter into an account control agreement pursuant to such TIC and Section 5.1 of the Sowood Loan Agreement, (b) upon entering into such account control agreement, to request termination of all Liens in respect of such Affiliate’s interest in the TIC in accordance with Section 8.15(b) of the Guaranty and Security Agreement and Section 10.15(a) of the Credit Agreement, including delivery of the certification required by Section 10.15(a) of the Credit Agreement, and (c) otherwise to use commercially reasonable efforts to cause to be released all such Liens and to provide evidence satisfactory to Buyer that all such Liens have been released.

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ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Seller Parties’ Conditions. The obligation of the Seller Parties to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Seller in its sole discretion:
          (a) The representations and warranties of the Partnership, the General Partner and Buyer contained in Article IV of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Partnership, the General Partner or Buyer contained in Article IV that is qualified by a materiality standard or a Material Adverse Effect on the Partnership qualification shall not be further qualified by materiality for purposes of this Section 6.1(a)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) Each of the Partnership, the General Partner and Buyer shall have performed in all material respects the obligations, covenants and agreements of it contained herein and in the other Transaction Documents to which it is a party and required to be performed by it before Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (d) The General Partner and Buyer shall have delivered the items required to be delivered by the General Partner and Buyer pursuant to Section 7.2(b) and the Partnership shall have delivered the items required to be delivered by the Partnership pursuant to Section 7.2(d).
          (e) The Common Units included in the Transaction Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.2 Buyer’s Conditions. The obligation of Buyer, the General Partner and the Partnership to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:
          (a) The Seller Title Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) All representations and warranties of each Seller Party, as applicable, in Article III, other than the Seller Title Representations, shall be true and correct in all material

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respects (provided, however, that any such other representation or warranty of any Seller Party contained in Article III that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.2(b)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or specifically permitted by this Agreement and (ii) to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date.
          (c) Each Seller Party shall have performed, in all material respects, its obligations, covenants and agreements contained herein and in the other Transaction Documents and required to be performed by it before Closing.
          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (e) The Partnership shall have received an opinion of a nationally recognized financial advisor, dated as of the Closing Date, in form and substance satisfactory to the Partnership with respect to the fairness, from a financial point of view, of the issuance of the Transaction Units pursuant to this Agreement.
          (f) Buyer shall have received evidence satisfactory to it that all Indebtedness other than the Continuing Obligations has been repaid or satisfied in full, that all Contracts relating to such Indebtedness have been terminated and that all Liens securing such Indebtedness have been released.
          (g) The Seller Parties shall have delivered the items required to be delivered by them pursuant to Section 7.2.
ARTICLE VII
CLOSING
     7.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time on January 4, 2007 in the offices of Vinson & Elkins, L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 or such other time and place as the Parties agree in writing (the “Closing Date”). Subject to the provisions of Article VIII hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 7.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     7.2 Deliveries at Closing. At the Closing,
          (a) The Seller Parties will:
               (i) deliver to the General Partner an executed assignment or assignments of membership interest in the form attached hereto as Exhibit J (the “Assignment of

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Membership Interests (General Partner)”) contributing and assigning the Contributable LLC Interests to the General Partner in accordance with Section 2.1;
               (ii) deliver to Buyer an assignment or assignments of membership interest in the form attached hereto as Exhibit K (the “Assignment of Membership Interests (Buyer)”) contributing and assigning the Other LLC Interests to Buyer in accordance with Section 2.1;
               (iii) deliver to Buyer (A) a certificate executed by the appropriate officers of each Seller Party (or of the general partner of any Seller Party that is a limited partnership), certifying the satisfaction by such Seller Party of the conditions specified in Sections 6.2(a), 6.2(b), and 6.2(c) and (B) a certificate executed by the secretary or an assistant secretary of each Seller Party (or of the general partner of any Seller Party that is a limited partnership) certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the members, managers or directors of such Seller Party (or its general partner) authorizing this Agreement and the other Transaction Documents to which such Seller Party is a party and the transactions contemplated hereby and thereby;
               (iv) deliver to Buyer a certificate of the Secretary of State of the State of formation or organization of each Seller Party and each Acquired Company as to the legal existence and good standing (including tax) of each Seller Party and each Acquired Company;
               (v) deliver to Buyer the original minute books of each Acquired Company;
               (vi) cause the Officers and Managers of each Acquired Company and the directors of each Acquired Company to execute and deliver to Buyer the written resignation of each such Person in his or her capacity as such, effective concurrently with the Closing on the Closing Date;
               (vii) deliver to each of the General Partner and Buyer a certificate of non-foreign status of each Seller Party which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2);
               (viii) execute and deliver to the General Partner the documents and instruments required to be delivered by an additional limited partner pursuant to Section 7.6 of the General Partner Partnership Agreement;
               (ix) execute and deliver to the Partnership and the General Partner a counterpart to the Restricted Business Contribution Agreement;
               (x) execute and deliver to the Partnership and the General Partner a counterpart to the Investor Rights Agreement;
               (xi) deliver to Buyer a counterpart to the Services Agreement executed by Seller;

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               (xii) execute and deliver to the General Partner a counterpart to the WVA Backstop Agreement;
               (xiii) execute and deliver to the General Partner a counterpart to the TIC Letter Agreement; and
               (xiv) execute and deliver to the General Partner a counterpart to the Second Contribution Agreement.
          (b) The General Partner will:
               (i) execute and deliver to Seller an executed counterpart to each Assignment of Membership Interest (General Partner);
               (ii) issue and deliver to Seller the General Partner Limited Partnership Interest deliverable to Seller pursuant to Section 2.2(b)(i) by the delivery to Seller of a counterpart of the Amended and Restated General Partner Partnership Agreement executed by the Managing General Partner;
               (iii) execute and deliver to Seller a counterpart to the Restricted Business Contribution Agreement;
               (iv) deliver to Seller (A) a certificate executed by the officers of the Managing General Partner certifying the satisfaction by the General Partner of the conditions specified in Sections 6.1(a) and 6.1(b) and (B) a certificate executed by the secretary or an assistant secretary of the Managing General Partner certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the board of directors of the Managing General Partner and authorizing this Agreement and the other Transaction Documents to which the General Partner or the Partnership is a party and the transactions contemplated hereby and thereby;
               (v) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the General Partner in Delaware;
               (vi) deliver to Seller a counterpart to the Amended and Restated Managing General Partner Operating Agreement executed by the sole member of the Managing General Partner;
               (vii) execute and deliver to Seller a counterpart to the Investor Rights Agreement and cause the Managing General Partner and Robertson Coal to execute and deliver a counterpart to the Investor Rights Agreement; and
               (viii) execute and deliver to Seller a counterpart to the Second Contribution Agreement.

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          (c) Buyer will:
               (i) execute and deliver to Seller an executed counterpart to each Assignment of Membership Interest (Buyer);
               (ii) execute and deliver to Seller (A) a certificate of Buyer’s officers certifying the satisfaction by Buyer of the conditions specified in Sections 6.1(a) and 6.1(b) and (B) a certificate executed by the secretary or an assistant secretary of Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the board of directors of the General Partner’s general partner authorizing this Agreement and the other Transaction Documents to which Buyer is a party and the transactions contemplated hereby and thereby;
               (iii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of Buyer in Delaware;
               (iv) execute and deliver to Seller a counterpart to the Restricted Business Contribution Agreement;
               (v) execute and deliver to Seller a counterpart to the TIC Letter Agreement; and
               (vi) execute and deliver to Seller a counterpart to the Second Contribution Agreement.
          (d) The Partnership will:
               (i) issue and deliver to Seller, in the name of Seller, the certificates representing the Transaction Units deliverable to Seller pursuant to Section 2.2(b)(i);
               (ii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Partnership in Delaware;
               (iii) execute and deliver to Seller a counterpart to the Amended and Restated Partnership Agreement;
               (iv) execute and deliver to Seller a counterpart to the Restricted Business Contribution Agreement; and
               (v) execute and deliver to Seller a counterpart to the Second Contribution Agreement.
ARTICLE VIII
TERMINATION
     8.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby abandoned as follows:

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          (a) Seller and the Partnership may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
          (b) Seller on the one hand, or the Partnership, on the other hand, by written notice may terminate this Agreement if the Closing shall not have occurred on or before January 31, 2007;
          (c) Seller by written notice to the Partnership may terminate this Agreement at any time prior to the Closing if the Partnership, the General Partner or Buyer shall have breached any representations, warranties or covenants of the Partnership, the General Partner or Buyer herein contained in a manner such that the conditions to Closing contained in Section 6.1(a) and 6.1(b) would not be satisfied; provided, however, if such breach may be cured by the Partnership, the General Partner or Buyer through the use of its commercially reasonable efforts and for so long as the Partnership, the General Partner or Buyer continues to use such efforts, Seller may not terminate this Agreement under this Section 8.1(c) until after the applicable deadline specified in Section 8.1(b); or
          (d) The Partnership by written notice to Seller may terminate this Agreement at any time prior to the Closing if any Seller Party shall have breached any representations, warranties or covenants of such Seller Party herein contained in a manner such that the conditions to Closing contained in Section 6.2(a), 6.2(b) and 6.2(c) would not be satisfied; provided, however, if such breach may be cured by such Seller Party through the use of its commercially reasonable efforts and for so long as such Seller Party continues to use such efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until after the applicable deadline specified in Section 8.1(b); or
          (e) The Partnership by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (f) Seller by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Partnership.
          Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement shall not be entitled to terminate this Agreement except, in the case of a material breach by any Seller Party, with the consent of the Partnership, or in the case of a material breach by the Partnership, the General Partner or Buyer, with the consent of Seller.
     8.2 Effect of Termination. If Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 8.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve a Party from any liability for any breach of this Agreement, and (ii) the provisions of Section 5.2(c), this Section 8.2, Section 9.7 and Section 10.1 and the Confidentiality Agreement shall survive any termination of this Agreement.

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ARTICLE IX
INDEMNIFICATION
     9.1 Survival.
          (a) Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing as follows:
               (i) each of the representations and warranties of each Seller Party, as applicable, set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.2 (Title to LLC Interests), Section 3.3 (Organization, Good Standing, Authority, Capitalization of Acquired Companies), Section 3.14 (Broker’s or Finder’s Fees), Section 3.25 (Investor Status) and Section 3.26 (Status of Securities; Disposition) and each of the representations and warranties of the Partnership, the General Partner and Buyer set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Structure of the Partnership and the General Partner), Section 4.3(a) (Authority), Section 4.7 (Broker’s or Finder’s Fees) and Section 4.8 (Investment Intent) shall survive indefinitely; provided, however, that each such representation and warranty made by Parent shall survive only until the Parent Release Date;
               (ii) each of the representations and warranties of Seller set forth in Section 3.9 (Taxes), Section 3.15 (Employees), Section 3.16 (Employee Benefit Plans) and Section 3.18 (Environmental Matters) and each of the representations and warranties of the Partnership, the General Partner and Buyer set forth in Section 4.8 (Taxes), shall terminate 60 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties; and
               (iii) each of the other representations and warranties set forth in Article III and Article IV shall terminate on the second anniversary of the Closing (the “Survival Date”).
          (b) Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing, shall terminate on the Survival Date or, to the extent they are to be performed after the Closing, shall terminate on the expiration of all applicable statutes of limitations applicable to any claim with respect to such covenant or agreement; provided however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes or limitations will survive for a period of 60 days following the expiration of such specified term or period; and provided further, however, that each covenant or agreement of Parent contained in this Agreement to the extent that, by its terms, it is to be performed after the Closing shall terminate on the earlier of the date specified in this Section 9.1(b) and the Parent Release Date.
          (c) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article IX before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 9.1(a) or Section 9.1(b), then

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(notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such claim will survive until, but only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement.
     9.2 Indemnification by the Partnership, the General Partner and Buyer. Effective upon the Closing and subject to the other provisions of this Article IX, the Partnership, the General Partner and Buyer shall, jointly and severally, defend, indemnify and hold harmless each Seller Party, its Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of or arising out of (a) any breach by the Partnership, the General Partner or Buyer of its representations, warranties, covenants or agreements contained in this Agreement and (b) other than with respect to any Losses arising as a result of a breach by any Seller Party of any representation, warranty, covenant or agreement contained in this Agreement, the ownership, management, or operation of any Acquired Company from and after the Closing Date; provided, however, that none of the Partnership, the General Partner or Buyer shall have any obligation to Parent pursuant to this Section 9.2 from and after the Parent Release Date (other than with respect to any Claim asserted or Loss sought by Parent against the Partnership, the General Partner or Buyer in accordance with this Article IX prior to the Parent Release Date) provided that Parent has executed and delivered the Parent Release to the Partnership, the General Partner and Buyer in accordance with Section 10.17.
     9.3 Indemnification by Seller Parties.
          (a) Effective upon the Closing and subject to the other provisions of this Article IX, Seller shall defend, indemnify and hold harmless the Partnership, the General Partner and Buyer, their respective Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of any breach by any Seller Party of (i) any Seller Title Representation or (ii) any of the other representations and warranties of any Seller Party set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.3 (Organization, Good Standing, Authority, Capitalization of Acquired Companies), Section 3.14 (Broker’s or Finder’s Fees), Section 3.25 (Investor Status) and Section 3.26 (Status of Securities; Disposition).
          (b) Effective upon the Closing and subject to the other provisions of this Article IX, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by any Seller Party of its representations or warranties contained in this Agreement or in any document or instrument delivered by any Seller Party at the Closing, other than the Seller Title Representations and the representations and warranties of the Seller Parties specified in Section 9.3(a)(ii) (for which indemnity is provided pursuant to Section 9.3(a));

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               (ii) any failure by any Seller Party to comply with any covenant of such Seller Party contained in this Agreement, whether or not any such failure was discovered or known before or after Closing; and
               (iii) any Buyer Indemnified Taxes.
          (c) Effective upon the Closing and subject to the other provisions of this Article IX, Parent shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by Parent of its representations or warranties set forth in Section 3.1;
               (ii) any breach by Parent of its representations or warranties set forth in this Agreement, other than the representations and warranties specified in Section 9.3(c)(i) (for which indemnity is provided pursuant to Section 9.3(c)(i)); and
               (iii) any failure by Parent to comply with any covenant of Parent contained in this Agreement, whether or not any such failure was discovered or known before or after Closing;
provided, however, that Parent shall have no obligation to any Buyer Indemnitee pursuant to this Section 9.3(c) from and after the Parent Release Date (other than with respect to any Claim asserted or Loss sought by any Buyer Indemnitee against Parent in accordance with this Article IX prior to the Parent Release Date) provided that Parent has executed and delivered the Parent Release to the Partnership, the General Partner and Buyer in accordance with Section 10.17.
     9.4 Certain Limitations. The Buyer Indemnitees and Seller Indemnitees rights to indemnification under this Article IX shall be limited as follows:
          (a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement beyond the survival period specified in Section 9.1.
          (b) The recovery of Losses by any Buyer Indemnitee pursuant to clause (i) or (ii) of Section 9.3(b) or clause (ii) or (iii) of Section 9.3(c), together with all Losses recovered by other Buyer Indemnitees under such provisions, shall be limited to an aggregate amount equal to $20,000,000; provided, however, that the recovery by Buyer Indemnitees of all such Losses pursuant to Section 9.3(b)(i) solely in connection with Williamson and/or Independence shall be limited to an aggregate amount equal to $10,000,000 and the recovery of by Buyer Indemnitees of all such Losses pursuant to Section 9.3(b)(i) solely in connection with Gatling and/or Little River shall be limited to an aggregate amount equal to $10,000,000. Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(a) or Section 9.3(c)(i) (regardless of whether it could also be brought under any other subsection of Section 9.3) shall not be subject to any limitation under this Section 9.4(b).

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          (c) The recovery of Losses by any Seller Indemnitee pursuant to Section 9.2 (other than with respect to a breach by the Partnership, the General Partner or Buyer of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Structure of the Partnership and the General Partner), Section 4.3(a) (Authority), Section 4.7 (Broker’s or Finder’s Fees) or Section 4.8 (Investment Intent)), together with all Losses recovered by other Seller Indemnitees under such provisions, shall be limited to an aggregate of $20,000,000.
          (d) No Buyer Indemnitee shall be entitled to recover Losses pursuant to Section 9.3(b)(i) or Section 9.3(c)(ii) and no Seller Indemnitee shall be entitled to recover Losses pursuant to Section 9.2 unless:
               (i) the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred aggregate Losses otherwise recoverable under this Article IX in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent of such excess; and
               (ii) after the Deductible has been met, the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of $100,000, in which case the full amount of such Losses shall be recoverable, subject to the limitations imposed by the other provisions of this Section 9.4.
Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(a), Section 9.3(b)(ii) or Section 9.3(b)(iii) (regardless of whether it could also be brought under Section 9.3(b)(i)) and any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(c)(i) or Section 9.3(c)(iii) (regardless of whether it could also be brought under Section 9.3(c)(ii)), shall not be subject to any limitation specified in this Section 9.4(d).
          (e) Notwithstanding anything to the contrary in this Agreement:
               (i) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Sections 3.17, 3.21, 4.4 and 4.5, has been breached for purposes of this Article IX and determining the amount of Losses suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the Acquired Company Disclosure Schedule, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” and “substantial” or “Knowledge” qualifications that may be contained in any such representation or warranty; provided, however, that the defined term “Material Contract” and all “material,” “materiality,” “Material Adverse Effect,” and “substantial” or “Knowledge” qualifications that are contained in any defined term shall be given effect; and provided, further, that from and after the second anniversary of the Closing Date, each of the representations and warranties of the Seller Parties set forth in Section 3.18 shall be read, for all purposes under this Article IX, as if it were qualified by the phrase “to Seller’s Knowledge;”

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               (ii) None of the Seller Parties may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Seller’s Knowledge, such breach existed prior to the Closing Date but such Seller Party nevertheless proceeded with the Closing;
               (iii) None of the Partnership, the General Partner or Buyer may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Buyer’s Knowledge, such breach existed prior to the Closing Date but such Party nevertheless proceeded with the Closing; and
               (iv) The provisions of this Article IX shall apply in such a manner as not to give duplicative effect to any item of adjustment.
          (f) The amount of Losses required to be paid pursuant to this Article IX shall be reduced to the extent of any tax benefits actually realized, or insurance proceeds directly or indirectly received by the Indemnified Party.
     9.5 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 9.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
          (b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 9.1(a)) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been materially prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 9.1.
          (c) The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall

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be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding or Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding, in which case the Indemnifying Party may compromise or settle such Proceeding without the Indemnified Party’s consent.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense (it being understood that nominal internal costs and expenses and reasonable time expenditures of internal staff shall not be charged) of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person.
          (f) The costs and expenses of an Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Indemnitee has the right to control shall be treated as “Losses” for all purposes hereunder.
     9.6 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER PARTIES, ON ONE HAND, AND THE SELLER INDEMNITEES AND THE PARTNERSHIP, THE GENERAL PARTNER AND BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE

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ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE IX.
     9.7 Limitation on Damages. SUBJECT TO SECTION 9.6, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES.
     9.8 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
     9.9 Independent Investigation. The Partnership, the General Partner and Buyer are knowledgeable in the business of owning, leasing, preparing, loading and transporting coal. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership, the General Partner and Buyer have relied solely on their own independent due diligence investigations and inspection of the Assets of the Acquired Companies, and the representations, warranties, covenants and undertakings of the Seller Parties in this Agreement.
     9.10 Disclaimer. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NO SELLER PARTY MAKES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO THE PARTNERSHIP, THE GENERAL PARTNER OR BUYER WITH RESPECT TO (A) THE ASSETS, INCLUDING ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE COAL RESERVES INCLUDED IN THE ASSETS, OR (B) FUTURE AMOUNTS OF COAL OR OTHER PRODUCTS PRODUCED, PROCESSED, STORED OR TRANSPORTED, THROUGH OR AT THE ASSETS.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.
     10.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that without the consent of any Seller Party, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by Buyer. Any purported assignment in violation of this Section shall be void ab initio.

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     10.3 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and schedules hereto), the other Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto or thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyer, as if Buyer were a party thereto, and shall hereafter bind the Partnership and Buyer, as well as the parties thereto. This Agreement may be amended or superseded only by a written instrument duly executed by each Party specifically stating that such Party amends or supersedes this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
     10.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     10.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.6 Governing Law and Dispute Resolution.
          (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of West Virginia, without reference to applicable principles of conflicts of Laws.
          (b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each Party consents to process being served by any other Party to this Agreement in any Proceeding of the nature specified in this Section 10.6(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 10.7.

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          (c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
          (d) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 10.6, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.
     10.7 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
THE PARTNERSHIP, THE GENERAL
PARTNER or BUYER:
c/o The Partnership
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
With a copy to (which shall not constitute notice):
Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman

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ANY SELLER PARTY
c/o Adena Minerals, LLC
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield
With a copy to (which shall not constitute notice):
Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 10.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     10.8 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. Prior to Closing the Partnership and Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public.
     10.9 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.
     10.10 No Partnership; Third Party Beneficiaries. Except to the extent expressly set forth in the Amended and Restated Partnership Agreement and the Amended and Restated General Partner Partnership Agreement, nothing in this Agreement or the other Transaction Documents shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship among the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

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     10.11 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     10.12 Disclosure Schedules. The information in the Acquired Company Disclosure Schedule constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of the Seller Parties as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the disclosing Party. Capitalized terms used in each Disclosure Schedule that are not defined therein are defined in this Agreement and shall have the meaning given to them in this Agreement. The statements in each Disclosure Schedule relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, unless its applicability to another Section of this Agreement is readily apparent.
     10.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.14 Affiliate Liability.
          (a) Each of the following is herein referred to as a “Buyer Affiliate”: (i) any direct or indirect holder of the general partner interest in the Partnership (whether limited or general partners, members or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (A) the Partnership, the General Partner or Buyer or (B) any Person who directly or indirectly controls the Partnership. Except to the extent that a Buyer Affiliate is an express signatory hereto or thereto or an express assignee of the Partnership or Buyer, no Buyer Affiliate shall have any liability or obligation to any Seller Party of any nature whatsoever in connection with or under this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein, and each Seller Party on behalf of itself and each Acquired Company and Seller Affiliate hereby waives and releases all claims of any such liability and obligation. Notwithstanding the foregoing, no Seller Party shall be deemed an Affiliate of the Partnership.
          (b) Each of the following is herein referred to as a “Seller Affiliate”: (i) any direct or indirect holder of Equity Interests in any Seller Party (whether limited or general partners, members, stockholders or otherwise), and (ii) any partner, member, shareholder, director, officer, manager, employee, representative or agent of (A) any Seller Party or any Acquired Company or any Subsidiary of either of them or (B) any Person who directly or indirectly controls any Seller Party. Except to the extent that a Seller Affiliate is an express signatory hereto or an express assignee of any Seller Party, no Seller Affiliate shall have any liability or obligation to the Partnership, the General Partner, Buyer or Buyer Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein, and the Partnership, the General

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Partner and Buyer on behalf of themselves and the Buyer Affiliates hereby waive and release all claims of any such liability and obligation.
     10.15 No Waiver of Claims for Fraud. The liability of any Party under Article IX shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 10.15 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     10.16 No Recovery. No Seller Party shall be entitled to indemnification or contribution from any Acquired Company for any Losses that it is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee. The foregoing shall not apply to Claims made against the Partnership, the General Partner or Buyer for a breach of any of the representations, warranties, covenants and agreements of the Partnership, the General Partner or Buyer set forth in this Agreement (each such Claim, a “Permitted Indemnification/Contribution”). If any right of indemnification or contribution from any Acquired Company under the Organizational Documents of such Acquired Company relating to a Claim (other than a claim for Permitted Indemnification/Contribution) is ultimately determined to be unwaivable, the Seller Parties shall indemnify the Buyer or the applicable Acquired Company to the full extent of such recovery. Except as set forth in this Section 10.16, each Seller Party hereby waives and releases any and all rights that it may have to assert claims of indemnification or contribution against any Acquired Company under this Agreement, any other Transaction Document, any other Contract or any provision of its Organizational Documents for any Losses that such Seller Party is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee (other than a claim for Permitted Indemnification/Contribution).
     10.17 Guarantee of Obligations. Parent hereby agrees to guarantee the obligations of Seller under this Agreement, including any obligation to indemnify any Buyer Indemnitee for which Seller may become liable in accordance with the terms hereof. If Seller shall fail or be unable to pay any amounts due to any Buyer Indemnitee under this Agreement when the same shall become due and payable, Parent shall be obligated to pay or cause to be paid such amounts to each such Buyer Indemnitee in accordance with the terms hereof. This guarantee is a guarantee of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Seller or upon any other event or condition whatsoever. Upon Parent’s execution and delivery to the Partnership, the General Partner and Buyer of a release substantially in the form attached hereto as Exhibit L the (“Parent Release”) on or after the third anniversary of the Closing (the date of such delivery, the “Parent Release Date”), the obligations of Parent under this Section 10.17 shall terminate, and Parent shall have no further liability or obligation under

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this Agreement with respect to any Claim asserted or Loss sought by any Buyer Indemnitee against Parent in accordance with Article IX following the Parent Release Date.
[SIGNATURE PAGES FOLLOW]

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     THE PARTIES HAVE signed this Agreement as of the date first set forth above.

BUYER:

NRP (Operating) LLC

By:	/s/ Nick Carter

Nick Carter
President and Chief Operating Officer

THE GENERAL PARTNER:

NRP (GP) LP

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter

Nick Carter
President and Chief Operating Officer

THE PARTNERSHIP:

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter

Nick Carter
President and Chief Operating Officer
Signature Page to Contribution Agreement

PARENT:

FORESIGHT RESERVES LP

By:	INSIGHT RESOURCE, LLC,
its general partner

By:	/s/ Donald Holcomb

Donald Holcomb
Authorized Person

SELLER:

ADENA MINERALS, LLC

By:	/s/ Donald Holcomb

Donald Holcomb
Authorized Person
Signature Page to Contribution Agreement

Exhibit A
Form of Amended and Restated Partnership Agreement
[See Attached]

A-1

EXHIBIT A

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
NATURAL RESOURCE PARTNERS L.P.

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Construction	23

	ARTICLE II

	ORGANIZATION

Section 2.1	Formation	23
Section 2.2	Name	23
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	24
Section 2.4	Purpose and Business	24
Section 2.5	Powers	24
Section 2.6	Power of Attorney	25
Section 2.7	Term	26
Section 2.8	Title to Partnership Assets	26

	ARTICLE III

	RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability	27
Section 3.2	Management of Business	27
Section 3.3	Outside Activities of the Limited Partners	27
Section 3.4	Rights of Limited Partners	27

	ARTICLE IV

	CERTIFICATES; RECORD HOLDERS; TRANSFER OF
	PARTNERSHIP INTERESTS; REDEMPTION
	OF PARTNERSHIP INTERESTS

Section 4.1	Certificates	28
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	29
Section 4.3	Record Holders	30
Section 4.4	Transfer Generally	30
Section 4.5	Registration and Transfer of Limited Partner Interests	30
Section 4.6	Transfer of the General Partner’s General Partner Interest	31
Section 4.7	Transfer of Incentive Distribution Rights	32
NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
ii

NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
iii

NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
iv

NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
 v

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P.
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P., dated as of January 4, 2007, is entered into by and among NRP (GP) LP, a Delaware limited partnership, as the General Partner, and the Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.
     WHEREAS, the General Partner, the Organizational Limited Partner, and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 17, 2002 (the “Partnership Agreement”);
     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
     WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 13.1(d)(i) of the Partnership Agreement, the General Partner entered into Amendment No. 1 to the Partnership Agreement effective as of December 8, 2003, Amendment No. 2 to the Partnership Agreement effective as of August 2, 2005 and Amendment No. 3 to the Partnership Agreement effective as of October 20, 2005 (as so amended, the “Amended Partnership Agreement”);
     WHEREAS, Section 5.6(a) of the Amended Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;
     WHEREAS, Section 5.6(b) of the Amended Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Amended Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner in the exercise of its sole discretion;
     WHEREAS, Section 13.1(g) of the Amended Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee (subject to the provisions of Section 5.7 of the Amended Partnership Agreement), may amend any provision of the Amended Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Amended Partnership Agreement;
NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

     WHEREAS, the General Partner has determined that the issuance of the Class B Units provided for in this Agreement is permitted by Section 5.7 of the Amended Partnership Agreement;
     WHEREAS, Section 13.1(d)(i) of the Amended Partnership Agreement provides that the General Partner may amend any provision of the Amended Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 13.1(d)(i) of the Amended Partnership Agreement and Section 13(g) of the Amended Partnership Agreement, the General Partner desires (i) to amend the Amended Partnership Agreement to create a class of Units to be designated the “Class B Units” and to fix the preferences and the relative, participating, optional and other special rights, powers and duties pertaining to the Class B Units and (ii) to restate the Amended Partnership Agreement, as amended by the amendments described in clause (i) of this paragraph.
     NOW, THEREFORE, the General Partner does hereby amend and restate the Amended Partnership Agreement to provide in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.
     “Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:
     (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

     (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).
     “Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.
     “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.
     “Adena” means Adena Minerals, LLC, a Delaware limited liability company.
     “Adena Contribution Agreements” means (i) that certain Contribution Agreement, dated as of December 14, 2006 by and among Foresight, Adena, the Partnership, the General Partner and the Operating Company and (ii) the Second Contribution Agreement.
     “Adena Group” means Cline, Foresight and Adena and their respective Affiliates (including, without limitation, all Persons that are Affiliates of any of such Persons as of the date of this Agreement and all Persons that become Affiliates of any of such Persons after the date of this Agreement) other than the Partnership Group.
     “Adena Restricted Business” has the meaning assigned to the term “Restricted Business” under the Restricted Business Contribution Agreement.
     “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit, a Class B Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other interest was first issued.
     “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net reduction in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.
     “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For the avoidance of doubt, (a) each of Great Northern, New Gauley and Western Pocahantas (and any successor thereto) shall be deemed to be an Affiliate for purposes of this definition for so long as it holds an interest in the General Partner and (b) each of Cline, Adena and Foresight (and any successors thereto) shall be deemed to be an Affiliate for purposes of this definition for so long as it together with any of its Affiliates has the right to appoint a director of the General Partner. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
     “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
     “Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as it may be amended, supplemented or restated from time to time.
     “Amended Partnership Agreement” has the meaning assigned to such term in the Recitals.
     “Ark Land” means Ark Land Company, a Delaware corporation.
     “Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.
     “Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
     “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
          (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
          (b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
     “Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
     “Book-Down Event” means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
     “Book-Up Event” means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
     “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit, a Class B Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such General Partner Interest, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.
     “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement, or any payment made by the General Partner to the Partnership described in Section 5.2(c).
     “Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, coal mines and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.
     “Capital Surplus” has the meaning assigned to such term in Section 6.3(a).
     “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
     “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.
     “Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
     “Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
     “Claim” has the meaning assigned to such term in Section 7.12(d).
     “Class B Distribution Increase Date” has the meaning assigned to such term in Section 5.12(g).
     “Class B Unit Arrearage” means, with respect to any Class B Unit, whenever used, as to any Quarter, the amount, if any, by which (a) the Minimum Quarterly Distribution in respect of such Quarter (or, for the period from the Class B Distribution Increase Date through the Conversion Effective Date, 110% of the Minimum Quarterly Distribution) exceeds (b) the sum of all Available Cash distributed with respect to a Class B Unit in respect of such Quarter pursuant to Section 5.12(b)(ii)(B)(x).
     “Class B Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to the Class B Units in this Agreement. The term “Class B Unit” does not refer to (a) a Common Unit prior to the conversion of a Class B Unit into a Common Unit pursuant to the terms hereof or (b) a Subordinated Unit.
     “Cline” means Christopher Cline, an individual residing in Palm Beach County, Florida.
     “Closing Date” means October 17, 2002.
     “Closing Price” has the meaning assigned to such term in Section 15.1(a).
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
     “Combined Interest” has the meaning assigned to such term in Section 11.3(a).
     “Commission” means the United States Securities and Exchange Commission.
     “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to a Subordinated Unit or a Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
     “Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).
     “Conflicts Committee” means a committee of the Board of Directors of the general partner of the General Partner (or the applicable governing body of any successor to the General Partner) composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the

Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
     “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
     “Conversion Approval” has the meaning assigned to such term in Section 5.12(f).
     “Conversion Approval Date” has the meaning assigned to such term in Section 5.12(f).
     “Conversion Effective Date” has the meaning assigned to such term in Section 5.12(h).
     “Cumulative Class B Unit Arrearage” means, with respect to any Class B Unit, whenever issued, as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Class B Unit Arrearages for each of the Quarters during which any Class B Unit has been Outstanding over (b) the sum of any distributions theretofore made to a Class B Unit pursuant to Section 5.12(b)(ii)(B) and the penultimate sentence of Section 6.5 (including any distributions to be made in respect of the last of such Quarters).
     “Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).
     “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
     “Current Market Price” has the meaning assigned to such term in Section 15.1(a).
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.
     “Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

     “Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
     “Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
     “Excess Payment” has the meaning set forth in Section 5.12(b)(vi)(B)(as set forth in Section 5.12(g)).
     “Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x).
     “First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).
     “First Target Distribution” means $0.5625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2002, it means the product of $0.5625 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.
     “Foresight” means Foresight Reserves LP, a Delaware limited partnership.
     “Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, and (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter following the end of the last Quarter contained in the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange; provided that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.8, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units which such consideration would purchase at the Current Market Price.
     “General Partner” means NRP (GP) LP and its successors and permitted assigns as general partner of the Partnership.

     “General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
     “Great Northern” means Great Northern Properties Limited Partnership, a Delaware limited partnership.
     “Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.
     “Group Member” means a member of the Partnership Group.
     “Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
     “Incentive Distribution Right” means a non-voting Limited Partner Interest issued pursuant to Section 5.2, which Partnership Interest confers upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.
     “Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).
     “Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).
     “Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
     “Initial Common Units” means the Common Units sold in the Initial Offering.

     “Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
     “Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
     “Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.
     “Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.
     “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class B Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.
     “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
     “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
     “Merger Agreement” has the meaning assigned to such term in Section 14.1.
     “Minimum Quarterly Distribution” means $0.5125 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2002, it means the product of $0.5125 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.
     “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.
     “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
     “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
     “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
     “Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
     “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
     “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
     “New Gauley” means New Gauley Coal Corporation, a West Virginia corporation.
     “Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
     “NRP Investment” means NRP Investment L.P., a Delaware limited partnership.
     “Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Arch Coal, Inc, Ark Land, Great Northern, New Gauley, Western Pocahontas, the General Partner, the Partnership, the Operating Company and certain other parties.

     “Operating Company” means NRP (Operating) LLC, a Delaware limited liability company, and any successors thereto.
     “Operating Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.
     “Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:
          (c) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and
          (d) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.
     “Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,
          (e) the sum of (i) $15.0 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less
          (f) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
     Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.
     “Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.
     “Organizational Limited Partner” means GP Natural Resource Partners LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
     “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner.
     “Over-Allotment Option” means the over-allotment option granted to the Underwriters and described in Section 2 of the Underwriting Agreement.
     “Parity Units” means Common Units and all other Units of any other class or series that have the right (i) to receive distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section 6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units, in each case regardless of whether the amounts or value so distributed or allocated on each Parity Unit equals the amount or value so distributed or allocated on each Common Unit. Units whose participation in such (i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.

     “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
     “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
     “Partners” means the General Partner and the Limited Partners.
     “Partnership” means Natural Resource Partners L.P., a Delaware limited partnership, and any successors thereto.
     “Partnership Agreement” has the meaning assigned to such term in the Recitals.
     “Partnership Group” means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.
     “Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
     “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class B Units, Subordinated Units and Incentive Distribution Rights.
     “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
     “Percentage Interest” means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), 2.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 98.0% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.
     “Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.
     “Quarter” means, unless the context requires otherwise, a fiscal quarter or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.
     “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
     “Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.
     “Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
     “Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-86852) as it has been amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the

excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
     “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
     “Restricted Business” has the meaning assigned to such term in the Omnibus Agreement.
     “Restricted Business Contribution Agreement” means that Restricted Business Contribution Agreement, dated as of the date hereof, by and among Cline, Foresight, Adena, the Partnership, the General Partner, the Organizational Limited Partner and the Operating Company.
     “Second Closing” means the date of the closing of the transactions contemplated by the Second Contribution Agreement.
     “Second Contribution Agreement” means that certain Second Contribution Agreement, dated as of the date hereof, by and among Foresight, Adena, the Partnership, the General Partner and the Operating Company.
     “Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).
     “Second Target Distribution” means $0.6625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2002, it means the product of $0.6625 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.

     “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     “Special Approval” means approval by a majority of the members of the Conflicts Committee.
     “Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” as used herein does not include a Common Unit, Class B Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.
     “Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:
          (a) the first day of any Quarter beginning after September 30, 2007 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution (or portion thereof for the first fiscal quarter after the Closing Date) on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest, during such periods, (ii) there are no Cumulative Common Unit Arrearages and (iii) there are no Cumulative Class B Unit Arrearages; and

          (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
     “Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
     “Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).
     “Third Target Distribution” means $0.7625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2002, it means the product of $0.7625 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 6.6 and 6.9.
     “Trading Day” has the meaning assigned to such term in Section 15.1(a).
     “Transfer” has the meaning assigned to such term in Section 4.4(a).
     “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

     “Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.
     “Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
     “Underwriting Agreement” means the Underwriting Agreement dated October 10, 2002 among the Underwriters, the Partnership, the General Partner, the Operating Company, Western Pocahontas, Great Northern, New Gauley, Ark Land, Arch Coal, Inc., and certain other parties providing for the purchase of Common Units by the Underwriters.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.
     “Unitholders” means the holders of Units.
     “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) and the Outstanding Class B Units (excluding Class B Units owned by the General Partner and its Affiliates) voting together as a single class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Units.
     “Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).
     “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
     “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
     “Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
     “U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

     “Western Pocahontas” means Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.
     “Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
     “Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.
Section 1.2 Construction.
     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
ARTICLE II
ORGANIZATION
Section 2.1 Formation.
     The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the Amended Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.
Section 2.2 Name.
     The name of the Partnership shall be “Natural Resource Partners L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices
     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 601 Jefferson Street, Suite 3600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4 Purpose and Business.
     The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner reasonably determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.
Section 2.5 Powers.
     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.
     (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
     (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and
     (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.
Section 2.7 Term.
     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8 Title to Partnership Assets.
     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1 Limitation of Liability.
     The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2 Management of Business.
     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
Section 3.3 Outside Activities of the Limited Partners.
     Subject to the provisions of Section 7.5, the Omnibus Agreement and the Restricted Business Contribution Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.
Section 3.4 Rights of Limited Partners.
     (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:
     (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

     (ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
     (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;
     (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
     (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
     (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
     (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1 Certificates.
     Upon the Partnership’s issuance of Common Units, Class B Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General

Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.
Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.
     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
     (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
     (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
     (ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
     (iii) if requested by the Partnership, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the General Partner, the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
     (iv) satisfies any other reasonable requirements imposed by the General Partner.
     If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
     (c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.
     The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.
Section 4.4 Transfer Generally.
     (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes a General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.
     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
     (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.
Section 4.5 Registration and Transfer of Limited Partner Interests.
     (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
     (b) Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
     (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5 and in Section 4.7. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
     (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
     (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.
     (f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units, the Class B Units or otherwise) to one or more Persons.
Section 4.6 Transfer of the General Partner’s General Partner Interest.
     (a) Subject to Section 4.6(c) below, prior to September 30, 2012, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person

(other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).
     (b) Subject to Section 4.6(c) below, on or after September 30, 2012, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
     (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7 Transfer of Incentive Distribution Rights.
     Prior to September 30, 2012, the General Partner or a subsequent holder of its Incentive Distribution Rights may transfer any or all of such Incentive Distribution Rights without any consent of the Unitholders (a) to an Affiliate of such holder (other than an individual) or (b) to another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all or substantially all of the equity interests of such holder to such other Person. Western Pocahontas, Great Northern, New Gauley and NRP Investment and any subsequent holder of their Incentive Distribution Rights may transfer any of their Incentive Distribution Rights at any time without Unitholder approval. Any other transfer of the Incentive Distribution Rights prior to September 30, 2012, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after September 30, 2012, the General Partner or any other holder of Incentive Distribution Rights restricted by this Section 4.7 may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.
Section 4.8 Restrictions on Transfers.
     (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
     (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
     (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b). The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).
     (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.
Section 4.9 Citizenship Certificates; Non-citizen Assignees.
     (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.
     (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
     (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
     (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees.
     (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:
     (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

     (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
     (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.
     (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
     (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.
     (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1 Organizational Contributions.
     In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner was redeemed as provided in the Contribution Agreement; the initial Capital Contributions of the Organizational Limited Partner was refunded; and the

Organizational Limited Partner ceased to be a Limited Partner of the Partnership. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner.
Section 5.2 Contributions by the General Partner and its Affiliates.
     (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the General Partner and its Affiliates made Capital Contributions in accordance with Section 5.2(a) of the Partnership Agreement.
     (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of Limited Partner Interests pursuant to the Underwriting Agreement), the General Partner shall be required to make additional Capital Contributions equal to 2/98ths of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3 Contributions by Initial Limited Partners.
     On the Closing Date and pursuant to the Underwriting Agreement, the initial Limited Partners made Capital Contributions in accordance with Section 5.3 of the Partnership Agreement.
Section 5.4 Interest and Withdrawal.
     No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5 Capital Accounts.
     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.
     (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
     (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.
     (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
     (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
     (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
     (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed

Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.
     (vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.
     (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
     (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.
     (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.
     (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.
Section 5.6 Issuances of Additional Partnership Securities.
     (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.
     (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
     (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.
Section 5.7 Limitations on Issuance of Additional Partnership Securities.
     Except as otherwise specified in this Section 5.7, the issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:
     (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) an aggregate of more than 5,676,829 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the Underwriting Agreement, (B) in accordance with Sections 5.7(b) and 5.7(c), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the General Partner Interest or any Incentive Distribution Rights pursuant to Section 11.3(b), (E) pursuant to the employee benefit plans of the General Partner, the Partnership or any other Group Member, (F) upon a conversion or exchange of Parity Units issued after the date hereof into Common Units or other Parity Units; provided that the total amount of Available Cash required to pay the aggregate Minimum Quarterly Distribution on all Common Units and all Parity Units does not increase as a result of this conversion or exchange and (G) in the event of a combination or subdivision of Common Units. Notwithstanding anything to the contrary in this Section 5.7(a), the issuance of Common Units upon conversion of the Class B Units pursuant to Section 5.12 shall be subject to the prior approval of the Unitholders specified in Section 5.12(f).

     (b) During the Subordination Period, the Partnership may also issue an unlimited number of Common Units and other Parity Units without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired (or in the case of a Capital Improvement, put into commercial service) by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition was consummated or such Capital Improvement was put into commercial service (“One Year Test Period”), would have resulted, on a pro forma or estimated pro forma basis (as described below), in an increase in:
     (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period (on a pro forma or estimated pro forma basis as described below) as compared to
     (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period as adjusted as provided below.
The General Partner’s good faith determination that such an increase would have resulted shall be conclusive. The amount in clause (A) shall be determined on a pro forma or estimated pro forma basis assuming that (1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding as of the commencement of such One Year Test Period, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of the One Year Test Period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the personnel expenses that would have been incurred by the Partnership in the operation of the constructed assets and the non-personnel costs and expenses that would have been incurred by the Partnership in the operation of the acquired or constructed assets are computed on the same basis as those incurred by the Partnership in the operation of the Partnership’s business at similarly situated Partnership facilities or, if there are no such similarly situated facilities, as estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable. If (1) the Partnership makes a Capital Improvement or (2) the Partnership makes an Acquisition for which no financial statements are required to be furnished pursuant to Regulation S-X under the Securities Exchange Act of 1934, then the amount of Adjusted Operating Surplus in clause (A) attributable to such Acquisition or Capital Improvement shall be estimated by the General Partner in good faith using such assumptions as in its sole discretion it believes are reasonable. In determining Adjusted Operating Surplus attributable to an Acquisition or a Capital Improvement, there shall be excluded from the amount in clause (B) above (i) any Operating Surplus attributable to such Acquisition or Capital Improvement (regardless of whether such Operating Surplus is positive or negative), and (ii) for the purpose of calculating the number of outstanding Units, any Units issued to finance the Acquisition or Capital Improvement. The number of Units, excluding any Common Units or other Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement, deemed to be Outstanding for the purpose of calculating the amounts in clause (A) and clause (B) shall be the weighted average number of Units Outstanding during the One Year Test Period. For the purposes of this Section 5.7(b), the term “debt” shall be deemed to include the indebtedness used to extend, refinance, renew, replace or defease debt originally incurred in connection with an Acquisition or Capital Improvement; provided, that, the amount of such indebtedness does not exceed the principal sum of, plus accrued interest on, the indebtedness so extended, refinanced, renewed, replaced or defeased.
     (c) During the Subordination Period, without the prior approval of the holders of a Unit Majority, the Partnership shall not issue any additional Partnership Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are entitled in any Quarter to receive in respect of the Subordination Period any distribution of Available Cash from Operating Surplus before the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter or (ii) that are entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and any Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B).
     (d) During the Subordination Period, without the prior approval of the holders of a Unit Majority, the Partnership may issue additional Partnership Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are not entitled in any Quarter during the Subordination Period to receive any distributions of Available Cash from Operating Surplus until after the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter and (ii) that are not entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B), even if (A) the amount of Available Cash from Operating Surplus to which each such Partnership Security is entitled to receive after the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage have been paid or set aside for payment on the Common Units exceeds the Minimum Quarterly Distribution, or (B) the amount of Net Termination Gain to be allocated to such Partnership Security after Net Termination Gain has been allocated to any Common Units and Parity Units pursuant to Section 6.1(c)(i)(B) exceeds the amount of such Net Termination Gain to be allocated to each Common Unit or Parity Unit.
     (e) During the Subordination Period, the Partnership may also issue an unlimited number of Parity Units without the approval of the Unitholders, if the proceeds from such issuance are used exclusively to repay up to $25.0 million of indebtedness of a Group Member where the aggregate amount of distributions that would have been paid with respect to such newly issued Units or Partnership Securities, plus the related distributions on the General Partner Interest in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such additional Units or Partnership Securities had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such additional Units or Partnership Securities) would not have exceeded the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In the event that the Partnership is required to pay a prepayment penalty in connection with the repayment of such indebtedness, for purposes of the foregoing test the number of Parity Units issued to repay such indebtedness shall be deemed increased by the number of Parity Units that would need to be issued to pay such penalty.
     (f) No fractional Units shall be issued by the Partnership.
     (g) During the Subordination Period, the Partnership may also issue an unlimited number of Common Units and other Parity Units without the prior approval of the Unitholders, if the net proceeds of such issuance are used to redeem an equal number of Common Units at a price per unit equal to the net proceeds per unit, before expenses, that the Partnership receives from such issuance.
Section 5.8 Conversion of Subordinated Units.
     (a) A total of 2,838,415 of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2005 in respect of which:
     (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;
     (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest in the Partnership, during such periods;
     (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero; and
     (iv) the Cumulative Class B Unit Arrearage on all of the Outstanding Class B Units is zero.
     (b) An additional 2,838,414 of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to

Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after September 30, 2006, in respect of which:
     (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;
     (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest during such periods;
     (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero; and
     (iv) the Cumulative Class B Unit Arrearage on all of the Outstanding Class B Units is zero;
provided, however, that the conversion of Subordinated Units pursuant to this Section 5.8(b) may not occur until at least one year following the conversion of Subordinated Units pursuant to Section 5.8(a).
     (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder as of the date on which Available Cash is distributed to Partners as provided in clauses (a) and (b) above, immediately after which such conversion shall occur; provided, however, notwithstanding any other provision of this Agreement, to the extent such conversion of less than all the Outstanding Subordinated Units would result in the issuance of fractional Common Units to any holder of Subordinated Units, then (i) the number of Common Units issuable upon conversion of Subordinated Units held by such holder shall be rounded down to the nearest whole number of Common Units, and the Partnership shall pay to such holder, in lieu of such fractional Common Unit, cash equal to the product of (A) the last reported sales price of a Common Unit on the national securities exchange on which the Common Units are listed for trading on the day before such conversion of less than all the Outstanding Subordinated Units and (B) such fractional Common Unit and (ii) the number of Subordinated Units retained and not converted by such holder shall also be rounded down to the nearest whole number of Subordinated Units, and the Partnership shall pay to such holder, in lieu of such fractional Subordinated Unit, cash equal to the product of (A) the last reported sales price of a Subordinated Unit on the national securities exchange on which the Subordinated Units are listed for trading on the day before such conversion of less than all the Outstanding Subordinated Units and (B) such fractional Subordinated Unit.
     (d) Any Subordinated Units that are not converted into Common Units pursuant to Section 5.8(a) and (b) shall convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.
     (e) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.
     (f) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).
Section 5.9 Limited Preemptive Right.
     Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
Section 5.10 Splits and Combinations.
     (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage, Class B Unit Arrearage or Cumulative Class B Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period, the number of Common Units into which the Class B Units may convert and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.
     (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
     (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
     (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
Section 5.11 Fully Paid and Non-Assessable Nature of Limited Partner Interests.
     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.
Section 5.12 Establishment of Class B Units.
     (a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class B Units” and consisting of a total of 2,821,960 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.
     (b) Rights of Class B Units. During the period commencing upon issuance of the Class B Units and ending on the Conversion Effective Date, unless amended pursuant to Section 5.12(g) hereof:
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.
     (ii) Distributions of Available Cash from Operating Surplus During Subordination Period. Notwithstanding anything to the contrary in Section 6.4(a), and subject to Section 5.12(g), Unitholders holding Class B Units shall receive the same distribution per Unit pursuant to Section 6.4(a) as Unitholders holding Common Units receive pursuant to Section 6.4(a); provided that:
     (A) Unitholders holding Class B Units shall not receive any distribution pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii) in respect of such Class B Units; and
     (B) following any distribution pursuant to Section 6.4(a)(ii) and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed as follows: (x) 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter; and (y) then, 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such Quarter.
     (iii) Distributions of Available Cash from Operating Surplus After Subordination Period. Notwithstanding anything to the contrary in Section 6.4(b), and subject to Section 5.12(g), Unitholders holding Class B Units shall receive the same distribution per Unit pursuant to Section 6.4(b) as other Unitholders receive pursuant to Section 6.4(b); provided, that:
     (A) Unitholders holding Class B Units shall not receive any distributions pursuant to Section 6.4(b)(i) in respect of such Class B Units; and
     (B) following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.12(b)(iii)(A)), and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter.
     (iv) Allocation of Net Termination Gain to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that:
     (A) Unitholders holding Class B Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C) in respect of such Class B Units; and
     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 98% to all Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Class B Unit then Outstanding is equal to the sum of (1) its Unrecovered

Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.12(b)(ii)(B)(x) with respect to such Class B Unit for such Quarter, plus (3) any then existing Cumulative Class B Unit Arrearage.
     (v) Allocation of Net Termination Loss to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (vi) Elimination of Cumulative Class B Unit Arrearages Upon Conversion. If a Cumulative Class B Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage as of such date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the Conversion Effective Date. For the taxable year in which the distribution is made, if not previously allocated, each Person receiving such distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A).
     (c) Voting Rights. The Class B Units will have such voting rights pursuant to the Agreement as such Class B Units would have if they were Common Units that were then Outstanding, except that (i) with respect to Conversion Approval, none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote thereon and (ii) other than with respect to Conversion Approval, the Class B Units shall be entitled to vote together with the Common Units as a single class on any matter on which Common Units are entitled to vote. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.
     (d) Certificates. The Class B Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class B Units have not been registered under the Securities Act or any state securities laws.
     (e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class B Units.
     (f) Conversion. Except as provided in Section 5.12(i) and in this Section 5.12(f), the Class B Units are not convertible into Common Units. The Partnership shall take such actions as may be necessary or appropriate to submit to a vote or consent of the Unitholders (other than holders of Class B Units) the approval of a change in the terms of the Class B Units to provide that each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units) effective immediately upon receipt of such approval from such Unitholders (the “Conversion Approval”) without any further action by the holders thereof. The vote or consent required for the Conversion Approval will be the requisite vote required under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading, provided, the issuance of Common Units upon conversion of Class B Units must comply with Section 5.7(a) of this Agreement. Upon receipt of the Conversion Approval and compliance with Section 5.12(h), the terms of the Class B Units will be changed, automatically and without further action, so that each Class B Unit is converted into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units) and, immediately thereafter, none of the Class B Units shall be Outstanding. The date that Conversion Approval is obtained is herein referred to as the “Conversion Approval Date.”
     (g) Automatic Provisions. If the Conversion Effective Date has not occurred on or prior to the 180th day after the earlier to occur of (1) the Second Closing and (2) March 31, 2008, then, effective as of the next succeeding day after such 180th day (the “Class B Distribution Increase Date”) until the Conversion Effective Date, Section 5.12(b) will be deemed to be amended in its entirety, automatically and without further action, as follows:
     “(b) Rights of Class B Units. Prior to the Conversion Effective Date (or the later date specified in this Section 5.12(b)):
         (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.
         (ii) Distributions of Available Cash from Operating Surplus During Subordination Period. Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Units shall receive distributions per Unit pursuant to Section 6.4(a) equal to 110% of the distribution per Unit received by Unitholders holding Common Units pursuant to Section 6.4(a); provided that:
     (A) Unitholders holding Class B Units shall not receive any distribution pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii); and
     (B) following any distribution pursuant to Section 6.4(a)(ii), and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed (x) 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to 110% of the Minimum Quarterly Distribution for such Quarter (provided, further, that the portion of such distribution attributable to the additional 10% above the Minimum Quarterly Distribution shall be pro rated in the Quarter in which the Class B Distribution Increase Date occurs); and (y) then, 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such Quarter.
     (iii) Distributions of Available Cash from Operating Surplus After Subordination Period. Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Units shall receive distributions per Unit pursuant to Section 6.4(b) equal to 110% of the distribution per Unit received by other Unitholders pursuant to Section 6.4(b); provided, that:
     (A) Unitholders holding Class B Units shall not receive any distributions pursuant to Section 6.4(b)(i); and
     (B) following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.12(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to 110% of the Minimum Quarterly Distribution for such Quarter.
     (iv) Allocation of Net Termination Gain to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that:
     (A) Unitholders holding Class B Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C);
     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 98% to all Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Class B Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) 110% of the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.12(b)(ii)(B)(x) with respect to such Class B Unit for such Quarter, plus (3) any then existing Cumulative Class B Unit Arrearage;
     (C) the amount allocated to Unitholders holding Class B Units pursuant to Section 6.1(c)(i)(D), Section 6.1(c)(i)(E), Section 6.1(c)(i)(F) and Section 6.1(c)(i)(G) shall be the amount required to make the Per Unit Capital

Amount of each Class B Unit equal to 110% of the Per Unit Capital Amount of a Common Unit.
     (v) Allocation of Net Termination Loss to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (vi) Elimination of Cumulative Class B Unit Arrearages Upon Conversion; Excess Payments. If the Conversion Effective Date occurs after the Class B Distribution Increase Date, on the Conversion Effective Date (or the later date specified in Section 5.12(b)(vi)(B) below):
     (A) if a Cumulative Class B Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed 98% to the Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage as of the Conversion Effective Date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the Conversion Effective Date. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A); and
     (B) for the Quarter in which such conversion occurs, concurrently with the distribution of Available Cash in respect of such Quarter in accordance with Section 6.4 hereof (subject to this Section 5.12), a distribution shall be paid to each holder of record of Class B Units as of the Conversion Effective Date, with the amount of such distribution for each such Class B Unit to be equal to the product of (a) 10% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (I) the numerator is the number of days in such Quarter up to but excluding the Conversion Effective Date and (II) the denominator is the total number of days in such Quarter (such amount, the “Excess Payment”). For the taxable year in which an Excess Payment is made, if not previously allocated, each holder of a Class B Unit shall be allocated items of gross income in an amount equal to the Excess Payment distributed to it as provided in Section 6.1(d)(iii)(A). For the avoidance of doubt, each Common Unit issued upon conversion of a Class B Unit shall be entitled to receive the full distribution payable to the holder of a Common Unit concurrently with the distribution of such Excess Payment.”
     (h) Surrender of Certificates. Upon receipt of the Conversion Approval in accordance with Section 5.12(f) or a change in rules of the National Securities Exchange as described in Section 5.12(i), the General Partner shall give the holders of the Class B Units prompt notice of such Conversion Approval or change in rules and, subject to the requirements of Section 6.7(c), each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Conversion Approval Date or, in the case of Section 5.12(i), the date of the effectiveness of such rule change (the “Conversion Effective Date”), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
     (i) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class B Units into Common Units as provided in Section 5.12(f), the terms of such Class B Units will be changed so that each Class B Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.12(h)) into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units) and, immediately thereafter, none of the Class B Units shall be Outstanding.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
Section 6.1 Allocations for Capital Account Purposes.
     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
     (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:
     (i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

     (ii) Second, 2% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and 98% to the Unitholders, Pro Rata, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and
     (iii) Third, 2% to the General Partner, and 98% to the Unitholders, Pro Rata.
     (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:
     (i) First, 2% to the General Partner, and 98% to the Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);
     (ii) Second, 2% to the General Partner, and 98% to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);
     (iii) Third, the balance, if any, 100% to the General Partner.
     (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
     (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

     (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;
     (B) Second, 98% to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) plus (3) any then existing Cumulative Common Unit Arrearage;
     (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 98% to all Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;
     (D) Fourth, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the “First Liquidation Target Amount”);
     (E) Fifth, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”);

     (F) Sixth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi)and 6.4(b)(iv) (the sum of (1) plus (2) is hereinafter defined as the “Third Liquidation Target Amount”); and
     (G) Finally, any remaining amount 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner.
     (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:
     (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 98% to the Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;
     (B) Second, 98% to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and
     (C) Third, the balance, if any, 100% to the General Partner.
     (d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
     (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

     (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (iii) Priority Allocations.
     (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.
     (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.
     (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).
     (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.
     (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
     (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
     (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
     (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the

Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
     (x) Economic Uniformity.
     (A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.
     (B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.12, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), shall be allocated 100% to the Partners holding such Common Units resulting from the conversion pursuant to Section 5.12 in the proportion of the number of converted Class B Units held by such Partner to the total number of converted Class B Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such converted Class B Units to an amount equal to the product of (A) the number of converted Class B Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units held by Persons other than the General

Partner and its Affiliates immediately prior to the conversion of such converted Class B Units into Common Units.
     (xi) Curative Allocation.
     (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.
     (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.
     (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:
     (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the

General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.
     (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.
     (C) In making the allocations required under this Section 6.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).
Section 6.2 Allocations for Tax Purposes.
     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
     (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

     (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
     (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.
     (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
     (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
     (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
     (g) Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
     (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders.
     (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2002, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the

Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
     (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
     (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
     (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4 Distributions of Available Cash from Operating Surplus.
     (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:
     (i) First, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
     (ii) Second, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;
     (iii) Third, 98% to the Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
     (iv) Fourth, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

     (v) Fifth, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;
     (vi) Sixth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and
     (vii) Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;
provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).
     (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:
     (i) First, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
     (ii) Second, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;
     (iii) Third, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;
     (iv) Fourth, 75% to all Unitholders Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

     (v) Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;
provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).
Section 6.5 Distributions of Available Cash from Capital Surplus.
     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 98% to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Available Cash that is deemed to be Capital Surplus shall then be distributed 98% to all Unitholders holding Class B Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.
     (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages, Cumulative Common Unit Arrearages, Class B Unit Arrearages and Cumulative Class B Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

     (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7	Special Provisions Relating to the Holders of Subordinated Units and Class B Units.
     (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).
     (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.
     (c) A Unitholder holding a Class B Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class B Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(x)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.
     Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.
Section 6.9 Entity-Level Taxation.
     If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes a Group Member to be treated as an association taxable as a corporation or otherwise subjects a Group Member to entity-level taxation for federal, state or local income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Group Member for the taxable year of the Group Member in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Group Member for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Group Member is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Group Member had been subject to such state and local taxes during such preceding taxable year.
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1 Management.
     (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
     (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
     (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
     (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);
     (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members), the repayment or guarantee of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;
     (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
     (vi) the distribution of Partnership cash;
     (vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
     (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;
     (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
     (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;
     (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
     (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
     (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and
     (xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member as a member or partner.
     (b) Notwithstanding any other provision of this Agreement, the Operating Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.
     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3 Restrictions on the General Partner’s Authority.
     (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.
     (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company and its Subsidiaries taken as a whole without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections

4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4	Reimbursement of the General Partner.
     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
     (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
     (c) Subject to Section 5.7, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase, or rights, warrants or appreciation rights relating to, Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5	Outside Activities.
     (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement, or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates (other than the Adena Group, which shall be subject to the Restricted Business Contribution Agreement) not to, engage in any Restricted Business.
     (b) On the Closing Date, Arch Coal, Inc., Ark Land, Great Northern, New Gauley, Western Pocahontas and certain of their respective Affiliates entered into the Omnibus Agreement with the General Partner, the Partnership and the Operating Company. As of the date of this Agreement, the Omnibus Agreement sets forth certain restrictions on the ability of Great Northern, New Gauley, Western Pocahontas and such Affiliates to engage in Restricted Businesses. Cline, Foresight and Adena have entered into the Restricted Business Contribution Agreement with the General Partner, the Partnership, the Organizational General Partner and the Operating Company, which agreement sets forth certain restrictions on the ability of the Adena Group to engage in Adena Restricted Businesses.
     (c) Except as specifically restricted by Section 7.5(a), the Omnibus Agreement and the Restricted Business Contribution Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.
     (d) Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c), the Omnibus Agreement and the Restricted Business Contribution Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement or the Restricted Business Contribution Agreement, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.
     (e) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.
     (f) The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.
     (g) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
     (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
     (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member

(without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.
     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).
     (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.
     (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.
     (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

     (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7	Indemnification.
     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Restricted Business Contribution Agreement, the Contribution Agreement or the Adena Contribution Agreements (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
     (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8	Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

     (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
     (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9	Resolution of Conflicts of Interest.
     (a) Unless otherwise expressly provided in this Agreement, the Operating Company Agreement, or any other limited liability company or partnership agreement of any other Group Member, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any other Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.
     (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any other Group Member, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 2% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.
     (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

     (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10	Other Matters Concerning the General Partner.
     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.
     (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11	Purchase or Sale of Partnership Securities.
     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12	Registration Rights of the General Partner and its Affiliates.
     (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that was an Affiliate of the General Partner at the Closing Date, notwithstanding that it may later cease to be an Affiliate of the General Partner or Adena) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act

(or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to Section 7.12(a) and Section 7.12(b) at the request of Adena or more than one registration pursuant to Section 7.12(a) and Section 7.12(b) at the request of each of Western Pocahontas, Great Northern and New Gauley; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may reasonably be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions, if any) shall be paid by the Partnership, without reimbursement by the Holder.
     (b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities

Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to Section 7.12(a) and Section 7.12(b) at the request of Adena or more than one registration pursuant to Section 7.12(a) and Section 7.12(b) at the request of each of Western Pocahontas, Great Northern and New Gauley; and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions, if any) shall be paid by the Partnership, without reimbursement by the Holder.
     (c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to provide notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act or any similar rule that may be adopted by the Commission. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
     (d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
     (e) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the

Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
     (f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
     (g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13	Reliance by Third Parties.
     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting.
     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2	Fiscal Year.
     The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3	Reports.
     (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
     (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

Section 9.1	Tax Returns and Information.
     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2	Tax Elections.
     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.
     (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3	Tax Controversies.
     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4	Withholding.
     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the

Partnership and the other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS

Section 10.1	Intentionally Omitted.

Section 10.2	Admission of Substituted Limited Partner.
     By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall be admitted to the Partnership as a Substituted Limited Partner when any such admission is reflected on the books and records of the Partnership, which the General Partner shall cause to be done no less frequently than quarterly. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3	Admission of Successor General Partner.
     A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4	Admission of Additional Limited Partners.
     (a) A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner
     (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and
     (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.
     (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5	Amendment of Agreement and Certificate of Limited Partnership.
     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the General Partner.
     (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
     (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
     (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;
     (iii) The General Partner is removed pursuant to Section 11.2;
     (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
     (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
     (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

     (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on September 30, 2012, the General Partner voluntarily withdraws by giving at least 90 days advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units and Class B Units (excluding Common Units and Class B Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on September 30, 2012, the General Partner voluntarily withdraws by giving at least 90 days advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2	Removal of the General Partner.
     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3	Interest of Departing Partner and Successor General Partner.
     (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.
     For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.
     (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
     (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 2/98ths of the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 2% of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be 2%.

Section 11.4	Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.
     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

Section 11.5	Withdrawal of Limited Partners.
     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1	Dissolution.
     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
     (a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;
     (b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
     (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
     (d) the sale, exchange or disposition of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2	Continuation of the Business of the Partnership After Dissolution.
     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
     (i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

     (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
     (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company or any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3	Liquidator.
     Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4	Liquidation.
     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:
     (a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
     (b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
     (c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5	Cancellation of Certificate of Limited Partnership.
     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6	Return of Contributions.
     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7	Waiver of Partition.
     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8	Capital Account Restoration.
     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1	Amendment to be Adopted Solely by the General Partner.
     Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
     (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
     (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
     (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
     (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
     (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
     (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;
     (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
     (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
     (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
     (k) a merger or conveyance pursuant to Section 14.3(d); or
     (l) any other amendments substantially similar to the foregoing.

Section 13.2	Amendment Procedures.
     Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3	Amendment Requirements.
     (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
     (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.
     (c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
     (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

     (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4	Special Meetings.
     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5	Notice of a Meeting.
     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6	Record Date.
     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7	Adjournment.
     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes.
     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9	Quorum.
     The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10	Conduct of a Meeting.
     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11	Action Without a Meeting.
     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12	Voting and Other Rights.
     (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
     (b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER

Section 14.1	Authority.
     The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2	Procedure for Merger or Consolidation.
     Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
     (a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
     (b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
     (c) the terms and conditions of the proposed merger or consolidation;

     (d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
     (e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
     (f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and
     (g) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 14.3	Approval by Limited Partners of Merger or Consolidation.
     (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.
     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4	Certificate of Merger.
     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5	Effect of Merger.
     (a) At the effective time of the certificate of merger:
     (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
     (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
     (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
     (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

     (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests.
     (a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
     (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).
     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS
Section 16.1 Addresses and Notices.
     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.
Section 16.2 Further Action.
     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3 Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.
     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5 Creditors.
     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6 Waiver.
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7 Counterparts.
     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.
Section 16.8 Applicable Law.
     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 16.9 Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 16.10 Consent of Partners.
     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

     IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

GENERAL PARTNER: NRP (GP) LP
By:	GP Natural Resource Partners LLC, its general partner

By:
Nick Carter
President and Chief Operating Officer

NATURAL RESOURCE PARTNERS L.P.
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A
to the Second Amended and
Restated Agreement of Limited Partnership of
Natural Resource Partners L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Natural Resource Partners L.P.

No.	Common Units
     In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                                          (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
     The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

     This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:		Natural Resource Partners L.P.

Countersigned and Registered by:		By:	NRP (GP) LP, its General Partner

			By:	GP Natural Resource Partners LLC, its General Partner

By:

as Transfer Agent and Registrar		Name:

By:		By:

	Authorized Signature		Secretary

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[Reverse of Certificate]
ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT –	as tenants by the entireties		Custodian

		(Cust)		(Minor)
JT TEN –	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.
ASSIGNMENT OF COMMON UNITS
in
NATURAL RESOURCE PARTNERS L.P.
IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
DUE TO TAX SHELTER STATUS OF
NATURAL RESOURCE PARTNERS L.P.
     You have acquired an interest in Natural Resource Partners L.P., 601 Jefferson Street, Suite 3600, Houston Texas 77002, whose taxpayer identification number is 32-2164875. The Internal Revenue Service has issued Natural Resource Partners L.P. the following tax shelter registration number:                                         .
     YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN NATURAL RESOURCE PARTNERS L.P.
     You must report the registration number as well as the name and taxpayer identification number of Natural Resource Partners L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN NATURAL RESOURCE PARTNERS L.P.
     If you transfer your interest in Natural Resource Partners L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person’s name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Natural Resource Partners L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-

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described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.
     ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.
     FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)		(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Natural Resource Partners L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED

(Signature)

(Signature)

     No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

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APPLICATION FOR TRANSFER OF COMMON UNITS
     The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.
     The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.
Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee
Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation

☐	Trust	☐	Other (specify)
Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation	☐	Non-resident Alien
     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.
     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is

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required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).
Complete Either A or B:
A.	Individual Interestholder
1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .
B.	Partnership, Corporation or Other Interestholder
1.	is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .
     The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.
     The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)
     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of

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any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

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Exhibit B
Form of Amended and Restated General Partner Partnership Agreement
[See Attached]

B-1

EXHIBIT B
NRP (GP) LP
A Delaware Limited Partnership
THIRD
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
January 4, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ORGANIZATION		10

2.1	Formation of Limited Partnership	10
2.2	Name of Partnership	10
2.3	Principal Office; Registered Office	10
2.4	Term of Partnership	11
2.5	Purpose of Partnership	11
2.6	Actions by Partnership	11
2.7	Reliance by Third Parties	11

ARTICLE III CAPITAL		11

3.1	Capital Contributions	11
3.2	Additional Capital Contributions	11
3.3	Loans	12
3.4	Maintenance of Capital Accounts	12
3.5	Capital Withdrawal Rights, Interest and Priority	13

ARTICLE IV DISTRIBUTIONS		13

4.1	Distributions of Available Cash	13
4.2	Persons Entitled to Distributions	13
4.3	Limitations on Distributions	13

ARTICLE V ALLOCATIONS		14

5.1	Profits	14
5.2	Losses	14
5.3	Regulatory Allocations	14
5.4	Tax Allocations: Code Section 704(c)	16
5.5	Change in Percentage Interests or IDR Percentage Interests	17
5.6	Withholding	17

ARTICLE VI MANAGEMENT		17

6.1	Duties and Powers of the General Partner	17
6.2	No Liability to Limited Partners	18
6.3	Indemnification of General Partner	18
6.4	Rights of Limited Partners	19

ARTICLE VII TRANSFERS OF PARTNERSHIP INTERESTS		19

7.1	Transfer of Limited Partnership Interests	19
7.2	Permitted Transferees	19
7.3	Substitute Limited Partners	21
7.4	Effect of Admission as a Substitute Limited Partner	21
7.5	Consent	21
7.6	Additional Limited Partners	21
7.7	Right of First Refusal	22

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7.8	Put/Call	23
7.9	Expiration of Transfer Restrictions	27

ARTICLE VIII DISSOLUTION AND LIQUIDATION		27

8.1	Dissolution of Partnership	27
8.2	Final Accounting	28
8.3	Distributions Following Dissolution and Termination	28
8.4	Termination of the Partnership	29
8.5	No Action for Dissolution	30

ARTICLE IX ACCOUNTING; BOOKS AND RECORDS		30

9.1	Fiscal Year and Accounting Method	30
9.2	Books and Records	30
9.3	Delivery to Partners; Inspection	30
9.4	Financial Statements	31
9.5	Filings	31
9.6	Non-Disclosure	31

ARTICLE X REGISTRATION RIGHTS OF THE LIMITED PARTNERS AND THEIR AFFILIATES		32

10.1	Demand Registrations	32
10.2	Demand Shelf Registrations	33
10.3	Piggyback Rights	35
10.4	Underwritten Registration	36
10.5	Assignment of Registration Rights	36
10.6	Additional Requirements	37

ARTICLE XI MISCELLANEOUS		37

11.1	Waiver of Default	37
11.2	Amendment of Partnership Agreement	37
11.3	Notices to Tax Matters Partners	38
11.4	No Third Party Rights	38
11.5	Severability	38
11.6	Nature of Interest in the Partnership	38
11.7	Binding Agreement	38
11.8	Headings	38
11.9	Word Meanings	38
11.10	Counterparts	39
11.11	Entire Agreement	39
11.12	Partition	39
11.13	Governing Law; Consent to Jurisdiction and Venue	39

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THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
NRP (GP) LP
     THIS THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of NRP (GP) LP, a Delaware limited partnership (the “Partnership”), is made and entered into as of this 4th day of January, 2007 (the “Effective Date”) by and among GP Natural Resource Partners LLC, a Delaware limited liability company, as the general partner, and the Persons listed as limited partners in Schedule I hereto (the “Limited Partners”).
     This Agreement amends and restates in its entirety the original Limited Partnership Agreement dated as of April 9, 2002 between the General Partner, New Gauley, Western Pocahontas, Great Northern and Ark Land Company (the “Original Limited Partnership Agreement”), as amended by the Amended and Restated Limited Partnership Agreement dated as of October 17, 2002 among GP Natural Resource Partners LLC and the Persons listed as limited partners in Schedule I thereto, and as further amended by the Second Amended and Restated Limited Partnership Agreement dated as of December 22, 2003 among GP Natural Resource Partners LLC and the Persons listed as limited partners in Schedule I thereto (the “Second Amended and Restated Limited Partnership Agreement”).
ARTICLE I
DEFINITIONS
     For purposes of this Agreement:
     “AAA” is defined in Section 7.8(d)(iv).
     “Acceptance Notice” is defined in Section 7.7(b).
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
     “Adena” means Adena Minerals LLC, a Delaware limited liability company.
     “Adena Director” means the individual designated by Adena to serve as a member of the board of directors of the General Partner, other than an Independent Director (as defined in the General Partner’s Fourth Amended and Restated Limited Liability Company Agreement, as such agreement may be amended from time to time).
     “Adjusted Capital Account Deficit” means, with respect to a Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

     (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Sections 1.704(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this Third Amended and Restated Limited Partnership Agreement, as amended from time to time in accordance with its terms.
     “Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Partnership at the end of such quarter less (a) distributions received by the Partnership from the Master Limited Partnership with respect to Incentive Distribution Rights and (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject; provided, however, that disbursements made by the Master Limited Partnership to the Partnership (other than distributions with respect to Incentive Distribution Rights) or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
     “Call Notice” is defined in Section 7.8(c).
     “Call Period” is defined in Section 7.8(c).
     “Call Price” is defined in Section 7.8(f).

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     “Call Right” is defined in Section 7.8(c).
     “Call Terms” is defined in Section 7.8(e).
     “Capital Account” means, with respect to any Partner, a separate account established by the Partnership and maintained for each Partner in accordance with Section 3.4 hereof.
     “Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Partnership by such Partner with respect to its Partnership Interest pursuant to the terms of this Agreement. Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest.
     “Certificate” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated from time to time.
     “claims” is defined in Section 10.4.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Commission” means the U.S. Securities and Exchange Commission.
     “Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     “Economic Risk of Loss” shall have the meaning set forth in Regulation Section 1.752-2(a).
     “Effective Date” is defined in the preamble.
     “Electing Limited Partners” means the Limited Partners that elect to purchase Limited Partnership Interests pursuant to Section 7.8(i).
     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.
     “First Refusal Notice” is defined in Section 7.7(a).

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     “General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company, any successor thereto, and any Persons hereafter admitted as additional general partners, each in its capacity as a general partner of the Partnership.
     “Great Northern” means Great Northern Properties Limited Partnership, a Delaware limited partnership.
     “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):
     (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner; in a manner that is consistent with Section 7701(g) of the Code, provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;
     (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, in a manner that is consistent with section 7701(g) of the Code, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Tax Matters Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
     (c) The Gross Asset Value of any Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the General Partner, in a manner that is consistent with Section 7701(g) of the Code; and
     (d) The Gross Asset Values of any Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Tax Matters Partner determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

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     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
     “Holder” is defined in Section 10.1.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
     “IDR Available Cash” means, with respect to a fiscal quarter, the IDR Distribution Amount; provided, however, that distributions made by the Master Limited Partnership to the Partnership with respect to Incentive Distribution Rights after the expiration of such quarter but on or before the date of determination of IDR Available Cash with respect to such quarter shall be deemed to have been made for purposes of determining IDR Available Cash during such quarter if the General Partner so determines in its reasonable discretion.
     “IDR Distribution Amount” means, with respect to any quarter, all distributions received by the Partnership from the Master Limited Partnership with respect to the Incentive Distribution Rights.
     “IDR Percentage Interest” of a Partner means the aggregate percentage, if any, set forth opposite such Partner’s name under the column “IDR Percentage Interest” in Schedule I hereto, as the same may be modified from time to time as provided herein.
     “Incentive Distribution Rights” means the incentive distribution rights issued by the Master Limited Partnership.
     “Indemnified Persons” is defined in Section 10.4.
     “Investor Rights Agreement” means that certain Investor Rights Agreement of even date herewith by and among Adena, the Partnership, the General Partner and Robertson Coal Management LLC.
     “Limited Partner” means any Person admitted to the Partnership as a Limited Partner and who is shown as such on the books and records of the Partnership.
     “Limited Partnership Interest” means, a limited partnership interest in the Partnership, which refers to all of a limited partner’s rights and interests in the Partnership in such Person’s capacity as a limited partner thereof, including without limitation such limited partner’s IDR Percentage Interest, all as provided in the Partnership Agreement and the Act.
     “Liquidating Trustee” is defined in Section 8.3(a).
     “Losses” is defined in the definition of “Profits” and “Losses”.
     “Master Limited Partnership” means Natural Resource Partners L.P., and any successor thereto.

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     “Master Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Master Limited Partnership, dated as of the Effective Date, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.
     “Minimum Gain” shall have the meaning assigned to that term in Regulation Section 1.704-2(d).
     “New Gauley” shall mean New Gauley Coal Corporation, a West Virginia corporation.
     “Nonrecourse Deductions” shall have the meaning assigned to that term in Regulation Section 1.704-2(b)(1).
     “Nonrecourse Liability” shall have the meaning assigned to that term in Regulation Section 1.752-1(a)(2).
     “Non-Selling Partner” is defined in Section 7.7(b).
     “Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Partnership.
     “Offer” is defined in Section 7.7(a).
     “Offeror” is defined in Section 7.7(a).
     “Omnibus Agreement” means the Omnibus Agreement dated as of October 17, 2002 among the Partnership, the General Partner, NRP Operating LLC, the Master Limited Partnership, Arch Coal, Inc., Ark Land Company, New Gauley, Western Pocahontas, Great Northern and Robertson Coal Management LLC .
     “Optioned Interest” is defined in Section 7.7(a).
     “Original Limited Partnership Agreement” is defined in the preamble hereof.
     “Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.
     “Partner Nonrecourse Debt” shall have the meaning assigned to the term “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” shall have the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Regulation Section 1.704-2(i)(2).

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     “Partner Nonrecourse Deductions” shall have the meaning assigned to the term “partner nonrecourse deduction” in Regulation Section 1.704-2(i)(1).
     “Partnership” is defined in the preamble hereof.
     “Partnership Interest” means a Partner’s limited partnership or general partnership interest in the Partnership which refers to all of a Partner’s rights and interests in the Partnership in such Partner’s capacity as a Partner, all as provided in this Agreement and the Act.
     “Percentage Interest” of a Partner means the aggregate percentage set forth opposite such Partner’s name under the column “Percentage Interest” in Schedule I hereto, as the same may be modified from time to time as provided herein.
     “Permitted Transfer” shall mean:
     (a) a Transfer of all of a Partnership Interest by any Partner who is a natural person to (i) such Partner’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren, (ii) a trust for the benefit of the Partner and/or any of the Persons described in clause (i), or (iii) a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Partner and or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii), or (iii), the Partner transferring such Partnership Interest retains exclusive power to exercise all rights under this Agreement;
     (b) a Transfer of all of a Partnership Interest by any Partner to the Partnership;
     (c) a Transfer of all of a Partnership Interest by a Partner to any Affiliate of such Partner; provided, however, that such transfer shall be a Permitted Transfer only so long as such Partnership Interest is held by such Affiliate or is otherwise transferred in another Permitted Transfer.
     Provided, however, that Adena may Transfer any or all of its Partnership Interest in a Permitted Transfer. Except in the case of a Permitted Transfer pursuant to clause (b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Partnership Interest so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Partnership Interest, or portion thereof, and shall be deemed for all purposes hereunder a Partner and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Partnership, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Partnership.
     “Permitted Transferee” shall mean any Person who shall have acquired and who shall hold a Partnership Interest pursuant to a Permitted Transfer.

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     “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.
     “Piggyback Notice” is defined in Section 10.3.
     “Profits” and “Losses” means, for each Taxable Year, an amount equal to the Partnership’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments (without duplication):
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
     (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section l.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
     (d) Gain or loss resulting from any disposition of Property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
     (e) In lieu of the depreciation amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Taxable Year computed in accordance with the definition of Depreciation;
     (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

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     (g) Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses. The amounts of the items of Partnership income, gain, loss or deduction available to be allocated pursuant to the Regulatory Allocations shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof.
     “Property” means all assets, real or intangible, that the Partnership may own or otherwise have an interest in from time to time.
     “Put Notice” is defined in Section 7.8(b).
     “Put Period” is defined in Section 7.8(b).
     “Put Price” is defined in Section 7.8(f).
     “Put Right” is defined in Section 7.8(b).
     “Put Terms” is defined in Section 7.8(d).
     “Put/Call Event” is defined in Section 7.8(a).
     “Put/Call Expiration Date” means the earliest to occur of (i) seven years from the Effective Date, (ii) the first date on which Adena does not own beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) either (A) an amount of limited partner interests in the Master Limited Partnership comprising more than 5% of the aggregate limited partner interests in the Master Limited Partnership then issued and outstanding or (B) an amount of Limited Partnership Interests comprising more than 5% of the aggregate Limited Partnership Interests then issued and outstanding, and (iii) the consummation of a Qualified Initial Public Offering.
     “Qualified Initial Public Offering” means the initial offering and sale by the Partnership of Limited Partnership Interests to the public pursuant to a registration statement that has been declared effective by the Commission and which results in the listing or quotation of such Limited Partnership Interests on a national securities exchange or quotation system.
     “Regulations” means the regulations, including temporary regulations promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time or corresponding provisions of future regulations.
     “Regulatory Allocations” is defined in Section 5.3(h).
     “Second Amended and Restated Limited Partnership Agreement” is defined in the preamble.
     “Selling Partner” is defined in Section 7.7(a).
     “Tax Matters Partner” is defined in Section 6.1(c).

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     “Taxable Year” means the calendar year.
     “Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Partnership Interest, “Transfer” shall mean the Transfer of any or all of such Partnership Interest whether of record, beneficially, by participation or otherwise, other than an indirect Transfer, or a Transfer of beneficial ownership, of any or all of the Partnership Interest held of record by (i) Adena under circumstances in which Christopher Cline and his Affiliates control Adena immediately after such Transfer, (ii) any of Western Pocahontas, New Gauley or NRP Investment L.P. under circumstances in which Corbin J. Robertson, Jr. and his Affiliates control such Partner immediately after such Transfer and (iii) Great Northern under circumstances in which the partners in Great Northern as of the date of this Agreement and their respective Affiliates control Great Northern immediately after such Transfer. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through (A) the ownership of voting securities, general partner interests or managing member interests, (B) the right to appoint directors or managers, or (C) by contract.
     “Western Pocahontas” shall mean Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.
     “WPP Group” shall mean collectively Western Pocahontas, Great Northern and New Gauley.
ARTICLE II
ORGANIZATION
     2.1 Formation of Limited Partnership
     The Partners have previously formed the Partnership as a limited partnership pursuant to the provisions of the Act, and the parties hereto hereby agree to amend and restate the Second Amended and Restated Limited Partnership Agreement. The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes. No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.
     2.2 Name of Partnership
     The name of the Partnership is NRP (GP) LP, or such other name as the General Partner may hereafter adopt from time to time. The General Partner shall execute and file in the proper offices such certificates as may be required by any assumed name act or similar law in effect in the jurisdictions in which the Partnership may elect to conduct business.
     2.3 Principal Office; Registered Office
     The principal office address of the Partnership is located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002, or such other place as the General Partner designates from time to time. The registered office address and the name of the registered agent of the

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Partnership for service of process on the Partnership in the State of Delaware is as stated in the Certificate or as designated from time to time by the General Partner.
     2.4 Term of Partnership
     The term of the Partnership commenced on April 9, 2002, and shall continue until dissolved pursuant to Section 8.1 hereof. The legal existence of the Partnership as a separate legal entity continues until the cancellation of the Certificate.
     2.5 Purpose of Partnership
     The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, (a) acting as the general partner of the Master Limited Partnership pursuant to the Master Limited Partnership Agreement, (b) holding the general partner interest in the Master Limited Partnership and a portion of the Incentive Distribution Rights and (c) engaging in any and all activities necessary or incidental to the foregoing.
     2.6 Actions by Partnership
     The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out its objects.
     2.7 Reliance by Third Parties
     Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.
ARTICLE III
CAPITAL
     3.1 Capital Contributions
     (a) On or before the date of this Agreement, each Partner agrees to make, or shall have made, a Capital Contribution consisting of cash or property as set forth opposite such Partner’s name on Schedule I hereto.
     (b) Each Partner agrees to make Capital Contributions in proportion to such Partner’s Percentage Interest for equity issuances by the Master Limited Partnership pursuant to Section 5.2(b) of the Master Limited Partnership Agreement.
     3.2 Additional Capital Contributions
     (a) No Partner shall be required to make any additional Capital Contribution other than as required under Section 3.1.

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     (b) The Partnership may offer additional Partnership Interests to any Person with the approval of the General Partner. The terms of admission or issuance may be reflected in an amendment to this Agreement, including an amendment to Schedule I to reflect revised Percentage Interests and IDR Percentage Interests.
     3.3 Loans
     (a) No Partner shall be obligated to loan funds to the Partnership. Loans by a Partner to the Partnership shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Partnership owed to such Partner in accordance with the terms and conditions upon which such loan is made.
     (b) A Partner may (but shall not be obligated to) guarantee a loan made to the Partnership. If a Partner guarantees a loan made to the Partnership and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Partner to the Partnership and not as an additional Capital Contribution.
     3.4 Maintenance of Capital Accounts
     (a) The Partnership shall maintain for each Partner a separate Capital Account with respect to the Partnership Interest owned by such Partner in accordance with the following provisions:
     (i) To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s share of Profits and any items in the nature of income or gain which are allocated to such Partner pursuant to the Regulatory Allocations, (C) items of income or gain which are allocated to such Partner pursuant to Section 5.3(e) and (D) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section l.704-l(b)(2)(iv)(d)(2);
     (ii) To each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Partner pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Partner’s share of Losses and any items in the nature of deduction or loss which are allocated to such Partner pursuant to the Regulatory Allocations and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership:
     (iii) In the event Partnership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the

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transferor to the extent such Capital Account relates to the Transferred Partnership Interests; and
     (iv) In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (b) The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The General Partner in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation Section l.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).
     3.5 Capital Withdrawal Rights, Interest and Priority
     Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or reduce such Partner’s Capital Contribution or to receive any distributions from the Partnership, or (b) receive or be credited with any interest on the balance of such Partner’s Capital Contribution at any time. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner.
ARTICLE IV
DISTRIBUTIONS
     4.1 Distributions of Available Cash
     An amount equal to 100% of Available Cash and IDR Available Cash with respect to each fiscal quarter of the Partnership shall be distributed to the Partners in proportion to their relative Percentage Interests and their relative IDR Percentage Interests, respectively, within forty-five days after the end of such quarter.
     4.2 Persons Entitled to Distributions
     All distributions of Available Cash and IDR Available Cash to Partners for a fiscal quarter pursuant to Section 4.1 shall be made to the Partners shown on the records of the Partnership to be entitled thereto as of the last day of such quarter unless the transferor and transferee of any Partnership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the General Partner.
     4.3 Limitations on Distributions
     (a) Notwithstanding any provision of this Agreement to the contrary no distributions shall be made except pursuant to this Article IV or Article VIII.

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     (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 17-607 of the Act or other applicable law.
ARTICLE V
ALLOCATIONS
     5.1 Profits
     After giving effect to the special allocations set forth in Section 5.3, Profits for any Taxable Year shall be allocated:
     (a) first to those Partners to which Losses have previously been allocated pursuant to Section 5.2(d) hereof so as to bring each such Partner’s Capital Account to zero, pro rata in accordance with the sum of each such Partner’s Losses; and
     (b) second, any remaining Profits shall be allocated among the Partners in proportion to their respective Percentage Interests.
     5.2 Losses
     After giving effect to the special allocations set forth in Section 5.3, Losses for any Taxable Year shall be allocated:
     (a) first, to the Partners to which Profits have previously been allocated pursuant to Section 5.1(b) to the extent of such Profits;
     (b) second, among the Partners in proportion to their respective Percentage Interests provided however that no Partner shall be allocated any loss pursuant to this Section 5.2(b) which would result in a negative Capital Account balance for such Partner.
     (c) third, to Partners in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and
     (d) fourth, any remaining Losses shall be allocated to the General Partner.
     5.3 Regulatory Allocations
     The following allocations shall be made in the following order:
     (a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their Percentage Interests.
     (b) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners bearing the Economic Risk of Loss for such Partner Nonrecourse Debt as determined under Regulation Section 1.704-2(b)(4). If more than one Partner bears the Economic Risk of Loss for such Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated

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among the Partners according to the ratio in which they bear the Economic Risk of Loss. This Section 5.3(b) is intended to comply with the provisions of Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
     (c) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a Taxable Year (or if there was a net decrease in Minimum Gain for a prior Taxable Year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 5.3(c)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Regulation Section 1.704-2(g)(2)). This Section 5.3(c) is intended to constitute a minimum gain chargeback under Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (d) Partner Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary except Section 5.3(c) (dealing with Minimum Gain), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a Taxable Year (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior Taxable Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 5.3(d)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Regulation Section 1.704-2(i)(4)). This Section 5.3(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (e) Priority Allocation. Items of Partnership income or gain shall be allocated to the Partners in proportion to their relative IDR Percentage Interests until the aggregate amount of such items allocated pursuant to this Section 5.3(e) for the current Taxable Year and all previous Taxable Years is equal to the cumulative IDR Distribution Amount from the Effective Date to a date forty-five days after the end of the current Taxable Year.
     (f) Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.3(e) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article V have been made.
     (g) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that, an allocation pursuant to this Section 5.3(f) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made.

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     (h) Curative Allocations. The allocations set forth in Sections 5.3(a), (b), (c), (d), (f) and (g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.3(h). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1, 5.2 and 5.3(e) without regard to the Regulatory Allocations.
     5.4 Tax Allocations: Code Section 704(c)
     (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.
     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”). The Partnership shall use the remedial method of allocations specified in Treas. Reg. §1.704-3(d), or successor regulations, unless otherwise required by law, with respect to the initial contribution property set forth on Schedule I.
     (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
     (d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

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     5.5 Change in Percentage Interests or IDR Percentage Interests
     In the event that the Partners’ Percentage Interests or IDR Percentage Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Partners’ varying Percentage Interests and IDR Percentage Interests, as the case may be, for such Taxable Year, determined on a daily, monthly or other basis as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.
     5.6 Withholding
     Each Partner hereby authorizes the Partnership to withhold from income or distributions allocable to such Partner and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a distribution from the Partnership as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Partner to the extent that the Partner is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled. The withholdings referred to in this Section 5.6 shall be made at the maximum applicable statutory rate under applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.
ARTICLE VI
MANAGEMENT
     6.1 Duties and Powers of the General Partner
     (a) The business and affairs of the Partnership shall be managed by the General Partner. Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. Without limiting the generality of the foregoing, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership.

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     (b) Each Limited Partner agrees to cooperate with the General Partner and to execute and deliver such documents, agreements and instruments, and do all such further acts, as deemed necessary or advisable by the General Partner to give effect to the exercise of the General Partner’s powers under this Section 6.1. Without limiting the foregoing, each Limited Partner hereby irrevocably appoints the General Partner as its proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or act by written consent with respect to its Partnership Interest as a Limited Partner as determined by the General Partner on all matters requiring the vote, approval or consent of the Limited Partners. The Partners acknowledge that such proxy is coupled with an interest and is irrevocable.
     (c) The General Partner is the tax matters partner (the “Tax Matters Partner”) for purposes of Section 6231 of the Code and analogous provisions of state law. The Tax Matters Partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws; provided, however, that no election shall be made by or on behalf of the Partnership to be excluded from application of Subchapter K Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes. The Tax Matters Partner shall use its reasonable best efforts to keep each Partner informed of any administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Partner with respect to any Partnership item, or of any agreement with the Internal Revenue Service that would result in any material change either in Profits or Losses as previously reported.
     6.2 No Liability to Limited Partners
     Except in case of gross negligence or willful malfeasance of the person (the General Partner or any of the members, managers, directors, officers, agents or employees of the General Partner) who is sought to be held liable, neither the General Partner nor the members, managers, directors, officers, agents or employees of the General Partner will be liable to any Limited Partner or the Partnership (i) for any action taken with respect to the Partnership which is not in violation of the provisions of this Agreement, or (ii) for any action taken by any member, manager, director, officer, agent or employee of the General Partner.
     6.3 Indemnification of General Partner
     The Partnership shall indemnify the General Partner, the members, managers, directors, officers, agents and employees of the General Partner against any losses, liabilities, damages and expenses to which any of such persons may become subject, including attorneys’ fees, judgments and amounts paid in settlement, actually and reasonably incurred by them, and advance all expenses to them, in connection with any threatened, pending or completed action, suit or proceeding to which any of them was or is a party or is threatened to be made a party by reason of the direct or indirect association by them with the Partnership to the maximum extent permitted by applicable law.

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     6.4 Rights of Limited Partners
     The Limited Partners will not be personally liable for any obligations of the Partnership nor will they have any obligation to make contributions to the Partnership in excess of their respective Capital Contributions required under Section 3.1 or have any liability for the repayment or discharge of the debts and obligations of the Partnership except to the extent provided herein or as required by law. The Limited Partners shall take no part in the management, control or operation of the Partnership’s business and shall have no power to bind the Partnership and no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.
ARTICLE VII
TRANSFERS OF PARTNERSHIP INTERESTS
     7.1 Transfer of Limited Partnership Interests
     (a) A Limited Partner may Transfer any or all of such Partner’s Partnership Interest (i) to a Permitted Transferee pursuant to Section 7.2, (ii) pursuant to the terms of Section 7.7 or (iii) pursuant to a Qualified Initial Public Offering; provided, however, that a Limited Partner other than Adena may only Transfer all of its Partnership Interest pursuant to clause (i) above and the Limited Partners who are members of the WPP Group may only Transfer the entirety of their Partnership Interests collectively as a group pursuant to clause (ii) above. Any purported Transfer of a Partnership Interest in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Limited Partner’s Partnership Interest in accordance with this Section 7.1 or Section 7.8, no Limited Partner shall have the right to withdraw as a Partner of the Partnership.
     (b) Notwithstanding any other provision of this Agreement, no Limited Partner may pledge, mortgage or otherwise subject its Limited Partnership Interest to any Encumbrance, provided, however, that any Limited Partner may pledge, mortgage, assign or grant a security interest in its right to receive distributions from or with respect to its Limited Partnership Interest to any Person.
     7.2 Permitted Transferees
     (a) Notwithstanding the provisions of Section 7.7, each Limited Partner shall have the right to Transfer (but not to substitute the transferee as a substitute Partner in such Partner’s place, except in accordance with Section 7.3), by a written instrument, all of a Limited Partner’s Partnership Interest to a Permitted Transferee; provided, however, that Adena shall be entitled to Transfer any or all of its Partnership Interest to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Limited Partner at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition herein of “Permitted Transfer” and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a “Non-Qualifying Transferee”), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 7.7. Pursuant to Section 7.7, such transferring Limited Partner or such

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transferring Limited Partner’s legal representative shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer”, and such transferring Limited Partner shall otherwise comply with the terms of Section 7.7 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 7.7 shall be an amount agreed upon by such transferring Limited Partner and the General Partner or, if such Limited Partner and the General Partner cannot agree on a price within five Business Days after delivery of the First Refusal Notice, such price shall be the fair market value of the Partnership Interest transferred pursuant to the Transfer as of the date the transferee ceased to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer” (such date, the “Non-Qualifying Date”), as determined at the Partnership’s expense by a nationally recognized investment banking firm mutually selected by such transferring Limited Partner and the General Partner. If such transferring Limited Partner and the General Partner are unable, within ten days after the expiration of such five Business Day period, to mutually agree upon an investment banking firm, then each of such transferring Limited Partner and the General Partner shall choose a nationally recognized investment banking firm and the two investment banking firms so chosen shall choose a third nationally recognized investment banking firm which shall determine the fair market value of the Partnership Interest transferred pursuant to such Transfer at the Partnership’s expense. The determination of fair market value shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of the Partnership in connection with an auction for the Partnership as a going concern and shall not take into account any acquisitions made by the Partnership or its Affiliates or any other events subsequent to the Non-Qualifying Date and shall not be subject to any discount for a sale of a minority interest. If such transferring Limited Partner fails to comply with all the terms of Section 7.7, such Transfer shall be null and void and of no force and effect. No Non-Qualifying Transferee shall be entitled to receive any distributions from the Partnership on or after the Non-Qualifying Date and any distributions made in respect of the Partnership Interests on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Limited Partner who transferred such Partnership Interests or otherwise to the rightful owner thereof as reasonably, determined by the General Partner.
     (b) Unless and until admitted as a substitute Limited Partner pursuant to Section 7.3, a transferee of a Limited Partner’s Partnership Interest, in whole or in part, shall be an assignee with respect to such Transferred Partnership Interest and shall not be entitled to become, or to exercise the rights of, a Limited Partner, including the right to vote, the right to require any information or accounting of the Partnership’s business, or the right to inspect the Partnership’s books and records. Such transferee shall only be entitled to receive, to the extent of the Partnership Interest Transferred to such transferee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Partnership Interest. Subject to the provisions of Section 6.1(b), the transferor shall have the right to vote such Transferred Partnership Interest until the transferee is admitted to the Partnership as a substitute Limited Partner with respect to the Transferred Partnership Interest.

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     7.3 Substitute Limited Partners
     No transferee of all or part of a Limited Partner’s Partnership Interest shall become a substitute Limited Partner in place of the transferor unless and until:
     (a) such Transfer is in compliance with the terms of Section 7.1;
     (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the General Partner accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and
     (c) the transferee (other than a transferee of Adena or any subsequent transferee thereof that does not participate directly or indirectly in mining coal, active coal operations, owning interests in coal reserves or receiving royalties from coal reserves other than providing financing to or investing in businesses conducting any such activities) has executed an instrument in form and substance reasonably satisfactory to the General Partner whereby it agrees to become a party to the Omnibus Agreement and to be bound by the noncompetition provisions of Article II of the Omnibus Agreement.
     (d) the transferee has caused to be paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a substitute Limited Partner.
     Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the General Partner shall cause the books and records of the Partnership to reflect the admission of the transferee as a substitute Limited Partner to the extent of the Transferred Partnership Interest held by such transferee.
     7.4 Effect of Admission as a Substitute Limited Partner
     A transferee who has become a substitute Limited Partner has to the extent of the Transferred Partnership Interest all the rights powers and benefits of and is subject to the obligations, restrictions and liabilities of a Partner under the Certificate this Agreement and the Act. Upon admission of a transferee as a substitute Limited Partner the transferor of the Partnership Interest so held by the substitute Limited Partner shall cease to be a Partner of the Partnership to the extent of such Transferred Partnership Interest.
     7.5 Consent
     Each Partner hereby agrees that upon satisfaction of the terms and conditions of this Article VII with respect to any proposed Transfer the transferee may be admitted as a Partner without any further action by a Partner hereunder.
     7.6 Additional Limited Partners
     Subject to Section 3.2, any person acceptable to the General Partner may become an additional Limited Partner of the Partnership for such consideration as the General Partner shall determine, provided that such additional Limited Partner complies with all the requirements of a transferee under Section 7.3 (b), (c) and (d); provided, however that Adena Minerals, LLC and

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its Permitted Transferees shall not be required to comply with the requirements of a transferee under Section 7.3(c).
     7.7 Right of First Refusal
     The Limited Partners shall have the following right of first refusal:
     (a) If at any time any of the Limited Partners (a “Selling Partner”) has received and wishes to accept a bona fide offer (the “Offer”) for cash from a third party (the “Offeror”) for all of such Selling Partner’s Partnership Interest (or, in the case of Adena, any or all of its Partnership Interest) such Selling Partner shall give Notice thereof (the “First Refusal Notice”) to each of the other Partners and the Partnership. The First Refusal Notice shall state the portion of the Selling Partner’s Partnership Interest that the Selling Partner wishes to sell (the "Optioned Interest”), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Partner affirming that the Offer is bona fide and that the description thereof is true and correct and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.
     (b) Each of the Limited Partners other than the Selling Partner (the “Non-Selling Partners”) shall have the right exercisable by Notice (an “Acceptance Notice”) given to the Selling Partner and the Partnership within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Partners in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Partner’s right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of the Optioned Interest for which such Non-Selling Partner has exercised its right to purchase hereunder compared to all other Non-Selling Partners, but not below such Non-Selling Partner’s Partnership Interest as a percentage of the aggregate Partnership Interests of all Non-Selling Partners who have exercised their right to purchase) so that such Non-Selling Partners purchase no more than 100% of the Optioned Interest. If a Non-Selling Partner does not submit an Acceptance Notice within the 20 day period set forth in this Section 7.7(b), such Non-Selling Partner shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.
     (c) If the Non-Selling Partners do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20 day period set forth in Section 7.7(b), then any Acceptance Notice shall be void and of no effect, and the Selling Partner shall be entitled to complete the proposed sale at any time in the 30 day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice. If no such sale is completed in such 30 day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.
     (d) If any Non-Selling Partner exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Partner(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 180 day period commencing on the date of delivery of the First Refusal Notice on the terms set forth in the First Refusal Notice (plus any delay necessary to cause such Non-Selling Partner(s) to comply with

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any applicable requirements of the HSR Act). If such Non-Selling Partner does not consummate the purchase of such Optioned Interest, (x) the Selling Partner shall be entitled to all expenses of collection, (y) the Selling Partner shall be entitled to pursue all available legal remedies against the Non-Selling Partner, including specific enforcement of the purchase of the Optioned Interest on the terms set forth in the First Refusal Notice and (z) notwithstanding the specific enforcement remedy, the Selling Partner may complete the sale of the Optioned Interest to the third party on the terms set forth in the First Refusal Notice.
     (e) With respect to the Limited Partners who are members of the WPP Group, the provisions of Section 7.7 will apply to the sale of the collective Partnership Interests of all of the members of the WPP Group, and no Offer will be deemed to be valid unless it is an Offer for the entirety of the collective Partnership Interests of the WPP Group.
     7.8 Put/Call
     (a) For purposes of this Section 7.8, each of the following events shall constitute a “Put/Call Event:”
     (i) the appointment or election by the Board of Directors of the General Partner of an individual to serve as the Chairman, Chief Executive Officer or Chief Operating Officer of the General Partner (other than those individuals serving in such capacities as of the date of this Agreement), which appointment or election was voted against by the Adena Director; and
     (ii) the issuance of Limited Partnership Interests by the Partnership or the issuance of Incentive Distribution Rights by the Master Limited Partnership, in either case, in a transaction approved by the General Partner but voted against by the Adena Director.
     (b) Upon the occurrence of a Put/Call Event and prior to the Put/Call Expiration Date, Adena shall have the right (the “Put Right”) during the 30 days immediately following the occurrence of such Put/Call Event (the “Put Period”) to require the Partnership to redeem all, but not less than all, of the Limited Partnership Interests held by Adena and its Permitted Transferees at the Put Price and on the Put Terms. Adena shall exercise the Put Right by delivery of written notice to the Partnership during the Put Period (the “Put Notice”). Upon Adena’s exercise of the Put Right, each of Adena’s Permitted Transferees shall be deemed to have agreed to participate in the Put Right.
     (c) If the Put Right has not been exercised by Adena during the Put Period pursuant to Section 7.8(b), the Partnership shall have the right (the “Call Right”) during the 30 days immediately following the expiration of the Put Period (the “Call Period”) to elect to redeem from Adena and its Permitted Transferees all, but not less than all, of the Limited Partnership Interests held by Adena and its Permitted Transferees at the Call Price and on the Call Terms. The Partnership shall exercise the Call Right by delivery of written notice to Adena during the Call Period (the “Call Notice”). Upon exercise of the Call Right, Adena shall cause its Permitted Transferees to participate in the Call Right.

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     (d) Upon exercise of the Put Right by Adena, the Partnership shall redeem, and the Electing Limited Partners shall purchase, as applicable, all of the Limited Partnership Interests held by Adena and its Permitted Transferees upon the following terms (the “Put Terms”):
     (i) The closing of the redemption or purchase, as applicable, of such Limited Partnership Interests shall take place on such date as is mutually agreed by Adena and the General Partner, which date shall be not more than 180 days after the date of delivery of the Put Notice (plus any delay necessary to cause the Partnership or the Electing Limited Partners, as applicable, to comply with any applicable requirements of the HSR Act);
     (ii) The Put Price payable to Adena and its Permitted Transferees shall be paid at the closing in cash by wire transfer of immediately available funds;
     (iii) Adena shall, and shall cause its Permitted Transferees, as a condition to receipt of the Put Price, deliver such instruments to the Partnership and the Electing Limited Partners, as applicable, in form and substance reasonably satisfactory to the General Partner, as the General Partner determines to be necessary to effect the redemption or purchase, as applicable, of such Limited Partnership Interests, including, without limitation, representations and warranties from Adena and its Permitted Transferees regarding (A) their power, authority and legal capacity to transfer such Limited Partnership Interests, (B) their ownership of all right, title and interest in and to such Limited Partnership Interests free and clear of any liens or other encumbrances thereon, (C) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which they or their assets are bound or subject in connection with such redemption or purchase, as applicable, and (D) the receipt of all governmental and third party approvals, consents, filings or notifications required to be obtained by them in connection with such redemption or purchase, as applicable; and
     (iv) Adena and its Permitted Transferees shall pay all of the costs and expenses incurred by Adena, its Permitted Transferees, the Partnership, the General Partner and the Electing Limited Partners in connection with the exercise of the Put Right and the redemption by the Partnership or the purchase by the Electing Limited Partners, as applicable, of the Limited Partnership Interests that are subject to the Put Right, including, without limitation, all fees and expenses of counsel to the Partnership, the General Partner and the conflicts committee of the General Partner and all fees and expenses of the investment banking firm incurred in connection with the determination of the Put Price; provided, however, that Adena and its Permitted Transferees shall only be required to pay the fees and expenses of one counsel to the Electing Limited Partners. Notwithstanding the foregoing, Adena and its Permitted Transferees, on the one hand, and the Partnership, on the other hand, shall each pay one-half of the fees and expenses of the American Arbitration Association (“AAA”), if applicable.
     (e) Upon exercise of the Call Right by the Partnership, the Partnership shall redeem and the Electing Limited Partners shall purchase, as applicable, all of the Limited Partnership Interests held by Adena and its Permitted Transferees upon the following terms (the “Call Terms”):

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     (i) The closing of the redemption or purchase, as applicable, of such Limited Partnership Interests shall take place on such date as is mutually agreed by Adena and the General Partner, which date shall be not more than 180 days after the date of delivery of the Call Notice (plus any delay necessary to cause the Partnership or the Electing Limited Partners, as applicable, to comply with any applicable requirements of the HSR Act);
     (ii) The Call Price payable to Adena and each of its Permitted Transferees shall be paid at the closing in cash by wire transfer of immediately available funds;
     (iii) Adena shall, and shall cause its Permitted Transferees, as a condition to receipt of the Call Price, deliver such instruments to the Partnership and the Electing Limited Partners, as applicable, in form and substance reasonably satisfactory to the General Partner, as the General Partner determines to be necessary to effect the redemption or purchase, as applicable, of such Limited Partnership Interests, including, without limitation, representations and warranties from Adena and its Permitted Transferees regarding (A) their power, authority and legal capacity to transfer such Limited Partnership Interests, (B) their ownership of all right, title and interest in and to such Limited Partnership Interests free and clear of any liens or other encumbrances thereon, (C) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which they or their assets are bound or subject in connection with such redemption or purchase, as applicable, and (D) the receipt of all governmental and third party approvals, consents, filings or notifications required to be obtained by them in connection with such redemption or purchase, as applicable; and
     (iv) The Partnership shall pay all of the costs and expenses incurred by Adena, its Permitted Transferees, the Partnership, the General Partner and the Electing Limited Partners in connection with the exercise of the Call Right and the redemption by the Partnership or the purchase by the Electing Limited Partners, as applicable, of the Limited Partnership Interests that are subject to the Call Right, including, without limitation, all fees and expenses of counsel to the Partnership, the General Partner and the conflicts committee of the General Partner and all fees and expenses of the investment banking firm incurred in connection with the determination of the Call Price; provided, however, that the Partnership shall only be required to pay the fees and expenses of one counsel to Adena and its Permitted Transferees and one counsel to the Electing Limited Partners. Notwithstanding the foregoing, Adena and its Permitted Transferees, on the one hand, and the Partnership, on the other hand, shall each pay one-half of the fees and expenses of AAA, if applicable.
     (f) The Put Price or the Call Price, as the case may be, shall be an amount agreed upon by Adena and the General Partner. If Adena and the General Partner cannot agree on the Put Price or the Call Price, as the case may be, within 15 Business Days after the date of delivery of the Put Notice or the Call Notice, as the case may be, the Put Price or the Call Price, as the case may be, shall be determined in accordance with this Section 7.8(f) by a nationally recognized investment banking firm mutually selected by Adena and the General Partner. If such Adena and the General Partner are unable, within five Business Days after the expiration of such 15 Business Day period, to agree upon an investment banking firm, then Adena (in the case of the Put Price) or the General Partner (in the case of the Call Price) shall promptly submit the

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selection of the nationally recognized investment banking firm to AAA, such selection by AAA to be made within 10 Business Days. The determination of the Put Price or the Call Price, as the case may be, by the investment banking firm selected pursuant to this Section 7.8(f) shall be made within 30 days after its selection and shall be final and binding upon Adena, its Permitted Transferees, the General Partner, the Partnership and the Electing Limited Partners. The costs of such investment banking firm shall be borne by Adena and its Permitted Transferees, in connection with the determination of the Put Price, and by the Partnership, in connection with the determination of the Call Price. The costs of AAA, if applicable, shall be borne one-half by Adena and its Permitted Transferees, on the one hand, and one-half by the Partnership, on the other hand, in connection with the determination of the Put Price or the Call Price. For purposes of this Section 7.8, the “Put Price” or the “Call Price” shall be equal to the fair market value, as of the date of the delivery of the Put Notice or the Call Notice, as the case may be, of all Limited Partnership Interests then held by Adena and its Permitted Transferees and shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for such Limited Partnership Interests subject, in the case of the Put Price, to a 30% minority interest discount.
     (g) From and after the date of delivery of the Put Notice or the Call Notice, as the case may be, Adena and its Permitted Transferees shall continue to receive distributions from the Partnership until such time as the transaction contemplated by the Put Notice or the Call Notice, as the case may be, has closed.
     (h) The payments to be made to Adena and its Permitted Transferees in connection with the exercise by Adena of the Put Right or the exercise by the Partnership of the Call Right, as the case may be, pursuant to this Section 7.8 are, and shall be conclusively deemed to be, (i) in complete liquidation and satisfaction of all the rights and interest of Adena and such Permitted Transferees (and of any and all Persons claiming by, through, or under Adena and such Permitted Transferees) in and in respect of the Partnership, including, without limitation, any interest in the Partnership, any rights in specific Partnership property, and any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the Partners, (ii) shall constitute a compromise as to which all Partners have agreed pursuant to Section 17-502(b) of the Act, and (iii) none of Adena or any of its Permitted Transferees shall be entitled to claim or receive any further or different distribution or payment under Section 17-604 of the Act.
     (i) The General Partner shall have the right to assign all or any portion of the Partnership’s redemption obligation under Section 7.8(a) or the Partnership’s redemption rights under Section 7.8(b), as the case may be, to the Limited Partners (other than Adena and its Permitted Transferees), pro rata in accordance with their respective Percentage Interests as of the date of delivery of the Put Notice or the Call Notice, as the case may be, by delivering written notice to such Limited Partners specifying (i) the aggregate amount of Limited Partnership Interests of Adena and its Permitted Transferees that the General Partner desires to assign for purchase by such other Limited Partners, (ii) each such Limited Partner’s pro rata share of such Limited Partnership Interests and (iii) the purchase price therefore (which shall be the applicable portion of the Put Price or the Call Price, as the case may be). Each such Limited Partner shall notify the General Partner, not less than five Business Days after the date of delivery of such notice from the General Partner, of its desire to purchase its pro rata share of such Limited

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Partnership Interests and the amount of any additional Limited Partnership Interests (not to exceed the aggregate amount specified in the General Partner’s notice) such Limited Partner is willing to purchase in the event that less than all of such Limited Partners desire to purchase their pro rata share of such Limited Partnership Interests. If the aggregate amount of Limited Partnership Interests offered to be purchased by such Limited Partners equals or exceeds the aggregate amount of Limited Partnership Interests specified in the General Partner’s notice, each such Limited Partner shall be entitled to purchase an amount of Limited Partnership Interests equal to the lesser of (A) the amount specified in such Limited Partner’s notice and (B) the amount determined by multiplying (x) the aggregate amount of Limited Partnership Interests that are the subject of the General Partner’s notice by (y) a fraction the numerator of which is the Percentage Interest of such Limited Partner and the denominator of which is the aggregate Percentage Interests of all Limited Partners that have elected to purchase Limited Partnership Interests. Any remaining Limited Partnership Interests that are the subject of the General Partner’s notice shall be allocated to those Limited Partners that offered to purchase in excess of their pro rata share, pro rata to such Limited Partners based upon the amount of Limited Partnership Interests which each such Limited Partner is entitled to purchase pursuant to the preceding sentence or as such Limited Partners may otherwise agree.
     (j) Each Permitted Transferee of Adena acknowledges and agrees to be bound by the provisions of this Section 7.8.
     7.9 Expiration of Transfer Restrictions
     The restrictions on Transfer set forth in Sections 7.1, 7.2 and 7.7 and in the definitions of “Transfer” and “Permitted Transfer” shall terminate upon the consummation of a Qualified Initial Public Offering.
ARTICLE VIII
DISSOLUTION AND LIQUIDATION
     8.1 Dissolution of Partnership
     (a) The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following events:
     (i) the written election of the General Partner when combined with the written consent of Adena (or its Permitted Transferees) in their sole discretion and without regard to any fiduciary or other duty or any reasonableness standard but solely with regard to the best interests of Adena and its beneficial owners so long as an Investor Director Resignation Event (as defined in the Investor Rights Agreement) has not occurred, to dissolve the Partnership;
     (ii) the occurrence of any event that results in the General Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Limited

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Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;
     (iii) the Transfer of all or substantially all of the assets of the Partnership and the receipt and distribution of all the proceeds therefrom;
     (iv) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and
     (v) the entry of a decree of judicial dissolution under Section 17-802 of the Act.
     (b) The withdrawal, death, dissolution, retirement, resignation, expulsion, liquidation or bankruptcy of a Partner, the admission to the Partnership of a new General Partner or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of its Partnership Interest to a third party shall not, in and of itself, cause the Partnership to dissolve.
     8.2 Final Accounting
     Upon dissolution and winding up of the Partnership, an accounting will be made of the accounts of the Partnership and each Partner and of the Partnership’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.
     8.3 Distributions Following Dissolution and Termination
     (a) Liquidating Trustee. Upon the dissolution of the Partnership, such party as is designated by the General Partner will act as liquidating trustee of the Partnership (the "Liquidating Trustee”) and proceed to wind up the business and affairs of the Partnership in accordance with the terms of this Agreement and applicable law. The Liquidating Trustee will use its commercially reasonable efforts to sell all Partnership assets (except cash) under the circumstances then presented, that it deems in the best interest of the Partners. The Liquidating Trustee will attempt to convert all assets of the Partnership to cash so long as it can do so consistently with prudent business practice. The Partners and their respective designees will have the right to purchase any Partnership property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties. The gains and losses from the sale of the Partnership assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article V. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of the Partnership’s assets. This Agreement shall remain in full force and effect during the period of winding up. In addition, upon request of the General Partner and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Partnership, such assets may be distributed in kind to the Partners in lieu of cash, proportionately to their right to receive cash distributions under this Agreement.
     (b) Accounting. Upon completion of its efforts under Section 8.3(a), the Liquidating Trustee will cause proper accounting to be made of the Capital Account of each Partner,

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including recognition of gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution. The Partners intend that the allocations provided herein shall result in Capital Account balances in proportion to the Percentage Interests of the Partners.
     (c) Liquidating Distributions. In settling accounts after dissolution of the Partnership, the assets of the Partnership shall be paid to creditors of the Partnership and to the Partners in the following order:
     (i) to creditors of the Partnership (including Partners) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts will be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Partners or their successors and assigns as if such amount had been available for distribution under Section 8.3(c)(ii), and then
     (ii) to the Partners in proportion to the positive balances of their Capital Accounts, as fully adjusted pursuant to Section 3.4, including adjustment for all gains and losses actually or deemed realized upon disposition or distribution of assets in connection with the liquidation and winding up of the Partnership.
     Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Partners of such deemed liquidating distributions to the continuing Partnership pursuant to this Agreement.
     (d) The provisions of this Agreement, including, without limitation, this Section 8.3, are intended solely to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership. No such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for capital pursuant to this Agreement.
     8.4 Termination of the Partnership
     The Partnership shall terminate when all assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article VIII, and the Certificate shall have been canceled in the manner required by the Act.

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     8.5 No Action for Dissolution
     The Limited Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Limited Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1. Accordingly, except where the General Partner has failed to cause the liquidation of the Partnership as required by Section 8.1 and except as specifically provided in Section 17-802 of the Act, each Limited Partner hereby to the fullest extent permitted by law waives and renounces his or its right to initiate legal action to seek dissolution of the Partnership or to seek the appointment of a receiver or trustee to wind up the affairs of the Partnership, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.
ARTICLE IX
ACCOUNTING; BOOKS AND RECORDS
     9.1 Fiscal Year and Accounting Method
     The fiscal year and taxable year of the Partnership shall be the calendar year. The Partnership shall use an accrual method of accounting.
     9.2 Books and Records
     The Partnership shall maintain at its principal office, or such other office as may be determined by the General Partner, all the following:
     (a) A current list of the full name and last known business or residence address of each Partner, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of the Partnership;
     (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;
     (c) Copies of the Partnership’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;
     (d) The financial statements of the Partnership; and
     (e) The Partnership’s books and records.
     9.3 Delivery to Partners; Inspection
     Upon the request of any Limited Partner, for any purpose reasonably related to such Partner’s interest as a partner of the Partnership, the General Partner shall cause to be made available to the requesting Partner the information required to be maintained by clauses (a)

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through (e) of Section 9.2 and such other information regarding the business and affairs and financial condition of the Partnership as any Partner may reasonably request.
     9.4 Financial Statements
     The General Partner shall cause to be prepared for the Partners at least annually, at the Partnership’s expense, financial statements of the Partnership, and its subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Partners’ equity. In addition, the General Partner shall provide on a timely basis to the Partners monthly and quarterly financial statements, any available internal budgets or forecast or other available financial reports, as well as any reports or notices as are provided by the Partnership, or any of its subsidiaries to any financial institution.
     9.5 Filings
     At the Partnership’s expense, the General Partner shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Partner a schedule K-1 and such other information with respect to the Partnership as is necessary (or as may be reasonably requested by a Partner) to enable the Partners to prepare their Federal, state and local income tax returns. The General Partner, at the Partnership’s expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.
     9.6 Non-Disclosure
     Each Limited Partner agrees that, except as otherwise consented to by the General Partner in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner’s investment in the Partnership (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Partner shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements so long as such Partner shall have used its reasonable efforts to first afford the Partnership with a reasonable opportunity to contest the necessity of disclosing such information; provided that each Partner and its Affiliates may disclose any information required to be disclosed under the federal securities laws without affording the Partnership such opportunity, (c) each Partner shall be permitted to disclose such information to possible purchasers of the Partner’s Partnership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the General Partner and containing terms not less restrictive than the terms set forth herein, and (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this

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Agreement. Each Partner shall be responsible for any breach of this Section 9.6 by any of its Representatives.
ARTICLE X
REGISTRATION RIGHTS OF THE LIMITED PARTNERS AND THEIR AFFILIATES
     10.1 Demand Registrations
     If, at any time after one year after a Qualified Initial Public Offering, and subject to Section 10.5, (i) a Limited Partner or any Affiliate of such Limited Partner (including for purposes of this Section 10.1, any Person that is an Affiliate of a Limited Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of such Limited Partner) holds Limited Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Limited Partnership Interests (each, a “Holder”) to dispose of the number of Limited Partnership Interests it desires to sell without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than 180 days following its effective date or such shorter period as shall terminate when all Limited Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Limited Partnership Interests specified by the Holder (including Limited Partnership Interests eligible to be sold pursuant to Rule 144); provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to Section 10.1 and Section 10.2 at the request of Adena or more than one registration pursuant to Section 10.1 and Section 10.2 at the request of each of Western Pocahontas, Great Northern and New Gauley; provided further, however, that if the General Partner determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 10.1 and Section 10.2 not to be utilized more than twice in any twelve-month period. At the Partnership’s election, the Partnership may satisfy its obligations under this Section 10.1 with a “shelf” registration statement on an appropriate form under Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission. Except as provided in the first sentence of this Section 10.1, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Limited Partnership Interests covered thereby not being able to offer and sell such Limited Partnership Interests at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 10.1, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such

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qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Limited Partnership Interests subject to such registration on such national securities exchange or national quotation system on which the Limited Partnership Interests are listed or quoted for trading as such Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Limited Partnership Interests in such states. Except as set forth in Section 10.4, all expenses incurred in connection with one and only one registration and offering demanded by Adena pursuant to this Section 10.1 or Section 10.2 (other than the underwriters’ and brokers’ discounts and commissions and fees and disbursements of counsel for the Holders), including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, reasonable fees and expenses of counsel to the Partnership (selected by the General Partner) and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be paid by the Partnership, without reimbursement by the Holders, it being understood and agreed that thereafter all expenses incurred in connection with any other registration and offering demanded pursuant to this Section 10.1 or Section 10.2, including without limitation underwriters’ and brokers’ discounts and commissions relating to Limited Partnership Interests included in such registration by each Holder participating in such offering, all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, fees and expenses of counsel for such Holders, reasonable fees and expenses of one counsel to the Partnership (selected by the General Partner), and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be borne by the participating Holders. Each Holder participating in the registration and offering pursuant to this Section 10.1 and each Holder participating in such registration and offering pursuant to Section 10.3 shall bear such Holder’s proportionate share (based on the total amount of Limited Partnership Interests included in such registration) of all expenses payable by the participating Holders.
     10.2 Demand Shelf Registrations
     At any time after one year after a Qualified Initial Public Offering, and subject to Section 10.5, if any Holder holds Limited Partnership Interests that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Limited Partnership Interests it desires to sell without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than three years following its effective date or such shorter period as shall terminate when all Limited Partnership Interests covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Limited Partnership Interests specified by the Holder (including Limited Partnership Interests eligible to be sold pursuant to Rule 144) on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to Section 10.1 and Section 10.2 at the request of Adena or more than one registration pursuant to Section 10.1 and Section 10.2 at the request of each of Western Pocahontas, Great

33

Northern and New Gauley; and provided further, however, that if the General Partner determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder’s request, such right pursuant to Section 10.1 and Section 10.2 not to be utilized more than twice in any twelve-month period. Except as provided in the first sentence of this Section 10.2, the Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Limited Partnership Interests covered thereby not being able to offer and sell such Limited Partnership Interests at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to the first sentence of this Section 10.2, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Limited Partnership Interests subject to such registration on such national securities exchange or national quotation system on which the Limited Partnership Interests are listed or quoted for trading as such Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Limited Partnership Interests in such states. Except as set forth in Section 10.4, all expenses incurred in connection with one and only one registration and offering demanded by Adena pursuant to Section 10.1 or this Section 10.2 (other than the underwriters’ and brokers’ discounts and commissions and fees and disbursements of counsel for the Holders), including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, reasonable fees and expenses of counsel to the Partnership (selected by the General Partner) and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be paid by the Partnership, without reimbursement by the Holders, it being understood and agreed that thereafter all expenses incurred in connection with any other registration and offering demanded pursuant to Section 10.1 or this Section 10.2, including without limitation underwriters’ and brokers’ discounts and commissions relating to Limited Partnership Interests included in such registration by each Holder participating in such offering, all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, fees and expenses of counsel for such Holders, reasonable fees and expenses of one counsel to the Partnership (selected by the General Partner), and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be borne by the participating Holders. Each Holder participating in the registration and offering pursuant to this Section 10.2 and each Holder participating in such registration and offering pursuant to Section 10.3 shall

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bear such Holder’s proportionate share (based on the total amount of Limited Partnership Interests included in such registration) of all expenses payable by the participating Holders.
     10.3 Piggyback Rights
     If the Partnership (a) shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (including, without limitation, the Qualified Initial Public Offering but excluding an offering relating solely to an employee benefit plan or to a reorganization, combination or merger involving the Partnership) or (b) shall at any time be required to file a registration statement pursuant to Section 10.1 or Section 10.2, the Partnership shall provide notice to all Holders in writing at least 15 days prior to the filing date (the “Piggyback Notice”) of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by each Holder (other than the demanding Holder in the case of a registration statement required pursuant to Section 10.1 or Section 10.2) in such registration statement as such Holder shall request in writing within ten (10) days after receipt of the Piggyback Notice; provided, that the Partnership is not required to make any effort or take any action to so include the securities of any Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed or required offering shall be an underwritten offering, then, if the managing underwriter or managing underwriters of such offering advise the Partnership and the Holders in writing that in their opinion the inclusion of all or some of the Limited Partnership Interests proposed to be included in the offering would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering; provided, however, that (i) in the case of any offering proposed by the Partnership pursuant to this Section 10.3(a), the number or amount of Limited Partnership Interests that will be included in such offering shall be allocated first to the Partnership, second to the Holders that have requested to participate in the offering pursuant to this Section 10.3, pro rata based on the total number or amount of Limited Partnership Interests requested to be included by such Holders, and finally to any other holders of Limited Partnership Interests that have contractual rights to participate in such offering that have been exercised, and (ii) in the case of any offering demanded by a Holder pursuant to Section 10.1 or Section 10.2, the number or amount of Limited Partnership Interests that will be included in such offering shall be allocated first to the demanding Holder, second to the Holders that have requested to participate in such offering pursuant to this Section 10.3, pro rata based on the total number or amount of Limited Partnership Interests requested to be included by such Holders, and finally to the Partnership and any other holders of Limited Partnership Interests that have rights to participate in such offering that have been exercised (on such basis as determined by the General Partner and such other holders). Except as set forth in Section 10.4, all expenses incurred in connection with any registration and offering proposed by the Partnership pursuant to this Section 10.3(a) (other than the underwriters’ and brokers’ discounts and commissions and fees and disbursements of counsel for the Holders), including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, reasonable fees and expenses of counsel to the Partnership (selected by the General Partner) and reasonable road show expenses (including aircraft charter fees (if any) and other travel expenses), shall be paid by the Partnership, without reimbursement by the Holders, it

35

being understood and agreed that all expenses of a registration and offering required pursuant to Section 10.1 or Section 10.2 shall be paid in accordance with the applicable provisions thereof.
     10.4 Underwritten Registration
     If underwriters are engaged in connection with any registration referred to in this Article X, the Partnership and each Holder participating in such registration shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 6.3, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Holder, its officers, directors and each Person who controls such Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this Section 10.4 as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Limited Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
     10.5 Assignment of Registration Rights
     The rights to cause the Partnership to register Limited Partnership Interests pursuant to this Article X may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Limited Partnership Interests in accordance with this Agreement provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Limited Partnership Interests with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Article X and (iii) such transferee or assignee holds not less than 20% of the issued and outstanding Limited Partnership Interests immediately after such transfer or assignment.

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     10.6 Additional Requirements
     Any request to register Limited Partnership Interests pursuant to this Article X shall (i) specify the Limited Partnership Interests intended to be offered and sold by the Person making the request, (ii) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Limited Partnership Interests and, except in the case of a “shelf” registration statement under Rule 415 under the Securities Act, (iii) express such Person’s present intent to offer such Limited Partnership Interests for distribution and (iv) describe the nature or method of the proposed offer and sale of Limited Partnership Interests.
ARTICLE XI
MISCELLANEOUS
     11.1 Waiver of Default
     No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by the Partnership or a Partner under this Agreement shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Partnership or a Partner to complain of any act or failure to act of the Partnership or a Partner or to declare such party in default shall not be deemed or constitute a waiver by the Partnership or the Partner of any rights under this Agreement.
     11.2 Amendment of Partnership Agreement
     (a) Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the General Partner; provided, however, that, so long as the Amendment Trigger (as defined in the Investor Rights Agreement) has not occurred, no such amendment that adversely affects the economic rights of Adena (or its Permitted Transferees) in any respect, or the other rights of Adena (or its Permitted Transferees), in any material respect, under this Agreement shall be effective without the written consent of (i) Adena (or such Permitted Transferees) in their sole discretion and without regard to any fiduciary or other duty or any reasonableness standard but solely with regard to the best interests of Adena and its beneficial owners and (ii) the General Partner.
     (b) In addition to any amendments otherwise authorized herein, the General Partner may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Partnership Interests and issuances of additional Partnership Interests. Copies of such amendments shall be delivered to the Partners promptly upon execution thereof.
     (c) The General Partner shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

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     (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.2 shall be binding on all Partners.
     11.3 Notices to Tax Matters Partners
     Any Partner that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Partnership shall promptly provide Notice to the Tax Matters Partner of the treatment of any Partnership item on such Partner’s Federal income tax return that is or may be inconsistent with the treatment of that item on the Partnership’s return. Any Partner that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Partnership item shall provide Notice to the Tax Matters Partner of such agreement and its terms within 60 days after the date of such agreement.
     11.4 No Third Party Rights
     Except as provided in Section 6.2 and Section 6.3, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Partnership.
     11.5 Severability
     In the event any provision of this Agreement is held to be illegal invalid or unenforceable to any extent the legality validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.
     11.6 Nature of Interest in the Partnership
     A Partner’s Partnership Interest shall be personal property for all purposes.
     11.7 Binding Agreement
     The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns
     11.8 Headings
     The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.
     11.9 Word Meanings
     The words “herein” “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa unless the context otherwise requires. Whenever the words “include”, “includes” or “including” are used in this Agreement,

38

they shall be deemed to be followed by the words “without limitation”. When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.
     11.10 Counterparts
     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.
     11.11 Entire Agreement
     This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.
     11.12 Partition
     The Partners agree that the Property is not and will not he suitable for partition Accordingly, each of the Partners hereby irrevocably waives any and all right such Partner may have to maintain any action for partition of any of the Property. No Partner shall have any right to any specific assets of the Partnership upon the liquidation of, or any distribution from, the Partnership.
     11.13 Governing Law; Consent to Jurisdiction and Venue
     This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Partnership or Partners may, at their option, enforce their rights hereunder in such courts.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

GENERAL PARTNER:

GP NATURAL RESOURCE PARTNERS LLC

By:

Dwight L. Dunlap
Chief Financial Officer

LIMITED PARTNERS:

NEW GAULEY COAL CORPORATION

By:

Dwight L. Dunlap
Chief Financial Officer

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

By:	Western Pocahontas Corporation,
its general partner

By:

Dwight L. Dunlap
Chief Financial Officer

GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

By:	GNP Management Corporation,
its general partner

By:

Dwight L. Dunlap
Chief Financial Officer
Signature page to Third Amended and Restated Limited Partnership Agreement

NRP INVESTMENT L.P.

By:	Robertson Coal Management LLC,
its general partner

By:

Corbin J. Robertson, Jr.
Sole Member

ADENA MINERALS, LLC

By:

Donald Holcomb
Authorized Person
Signature page to Third Amended and Restated Limited Partnership Agreement

SCHEDULE I
Partners, Capital Contributions, Percentage Interests and IDR Percentage Interests
General Partner:

Initial Capital
			Accounts/ Total		IDR
	Cash	Gross	Capital	Percentage	Percentage
Name and Address	Contributed	Asset Value	Contribution	Interest	Interest
GP Natural Resource Partners LLC	$.01	$0.00	$.01	.001%	—
Limited Partners:

		Total		IDR
		Capital	Percentage	Percentage
Name and Address	Cash Contributed	Contribution	Interest	Interest
New Gauley Coal Corporation	$18.40	$170,553.30	1.4351856%	1.2172124%
Western Pocahontas Properties Limited Partnership	$460.80	$4,271,247.94	35.9419392%	30.4832315%
Great Northern Properties Limited Partnership	$98.30	$911,162.48	7.6673017%	6.5028248%
NRP Investment L.P.	$422.50	$3,916,237.53	32.9545775%	27.9495775%
Adena Minerals, LLC	$0.00	[ $* ]	22.0000000%	33.8461538%

*	Will equal 2/98 of the amount attributable to the Transaction Units, as defined in the Contribution Agreement.
Schedule I

Exhibit C
Form of Amended and Restated Managing General Partner Operating Agreement
[See Attached]

C-1

EXHIBIT C

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GP NATURAL RESOURCE PARTNERS LLC
dated as of January 4, 2007

ARTICLE I
DEFINITIONS

ARTICLE II GENERAL

2.1 Formation	10
2.2 Principal Office	10
2.3 Registered Office and Registered Agent	10
2.4 Purpose of the Company	10
2.5 Date of Dissolution	10
2.6 Qualification	10
2.7 Members	10
2.8 Reliance by Third Parties	11

ARTICLE III
CAPITALIZATION OF THE COMPANY

3.1 Initial Capital Contributions	11
3.2 Additional Capital Contributions	11
3.3 Loans	12
3.4 Maintenance of Capital Accounts	12
3.5 Capital Withdrawal Rights, Interest and Priority	13

ARTICLE IV
DISTRIBUTIONS

4.1 Distributions of Available Cash	13
4.2 Persons Entitled to Distributions	13
4.3 Limitations on Distributions	13

ARTICLE V
ALLOCATIONS

5.1 Profits	14
5.2 Losses	14
5.3 Regulatory Allocations	14
5.4 Tax Allocations: Code Section 704(c)	15
5.5 Change in Percentage Interests	16
5.6 Withholding	16

ARTICLE VI
MEMBERS’ MEETINGS

6.1 Meetings of Members; Place of Meetings	17
6.2 Quorum; Voting Requirement	17
6.3 Proxies	17

i

6.4 Action Without Meeting	17
6.5 Notice	17
6.6 Waiver of Notice	18

ARTICLE VII
MANAGEMENT AND CONTROL

7.1 Management by Board of Directors and Executive Officers	18
7.2 Board of Directors	18
7.3 Meetings of the Board	19
7.4 Quorum and Acts of the Board	20
7.5 Electronic Communications	20
7.6 Committees of Directors	20
7.7 Compensation of Directors	21
7.8 Directors as Agents	21
7.9 Officers; Agents	21
7.10 Observers	21

ARTICLE VIII
LIABILITY AND INDEMNIFICATION

8.1 Limitation on Liability of Members, Directors, Officers and the Observer	21
8.2 Indemnification	22

ARTICLE IX
TRANSFERS OF MEMBERSHIP INTERESTS

9.1 General Restrictions	23
9.2 Permitted Transferees	23
9.3 Substitute Members	25
9.4 Effect of Admission as a Substitute Member	25
9.5 Consent	25
9.6 Additional Members	25
9.7 Right of First Refusal	25

ARTICLE X
DISSOLUTION AND TERMINATION

10.1 Events Causing Dissolution	27
10.2 Final Accounting	27
10.3 Distributions Following Dissolution and Termination	27
10.4 Termination of the Company	28
10.5 No Action for Dissolution	28

ARTICLE XI
TAX MATTERS

11.1 Tax Matters Member	29

ii

11.2 Certain Authorizations	29
11.3 Indemnity of Tax Matters Member	30
11.4 Information Furnished	30
11.5 Notice of Proceedings, etc	30
11.6 Notices to Tax Matters Member	30
11.7 Preparation of Tax Returns	30
11.8 Tax Elections	30
11.9 Taxation as a Partnership	31

ARTICLE XII
ACCOUNTING AND BANK ACCOUNTS

12.1 Fiscal Year and Accounting Method	31
12.2 Books and Records	31
12.3 Delivery to Members; Inspection	31
12.4 Financial Statements	31
12.5 Filings	32
12.6 Non-Disclosure	32

ARTICLE XIII
MISCELLANEOUS

13.1 Waiver of Default	32
13.2 Amendment	33
13.3 Third Party Rights	33
13.4 Severability	33
13.5 Nature of Interest in the Company	33
13.6 Binding Agreement	33
13.7 Headings	33
13.8 Word Meanings	33
13.9 Counterparts	34
13.10 Entire Agreement	34
13.11 Partition	34
13.12 Governing Law; Consent to Jurisdiction and Venue	34

iii

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GP NATURAL RESOURCE PARTNERS LLC
     THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GP NATURAL RESOURCE PARTNERS LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 4th day of January, 2007 by the Person executing this Agreement on the signature pages hereto as a member (together with such other Persons that may hereafter become members as provided herein, referred to collectively as the “Members” or individually, as a “Member”) and the Company.
     WHEREAS, Corbin J. Robertson, Jr. (“CJR”) and Ark Land Company, a Delaware corporation (“Ark Land”), as the Company’s initial members, formed the Company on April 9, 2002 as a limited liability company under the Act (as defined below) by causing a certificate of formation of the Company to be filed with the Delaware Secretary of State and made capital contributions to the Company:
     WHEREAS, CJR and Ark Land entered into that certain Limited Liability Company Agreement of GP Natural Resource Partners LLC dated as of April 9, 2002 (the “Original Agreement”);
     WHEREAS, CJR formed Robertson Coal Management LLC, a Delaware limited liability company (“Robertson Coal Management”), and contributed the entirety of his Membership Interest in the Company to Robertson Coal Management in exchange for all of the limited liability company interests in Robertson Coal Management;
     WHEREAS, Ark Land and Robertson Coal Management entered into the First Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC dated as of July 12, 2002, which amended and restated the Original Agreement;
     WHEREAS, Ark Land and Robertson Coal Management further amended and restated such First Amended and Restated Limited Liability Company Agreement as the Second Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC dated as of October 17, 2002; and
     WHEREAS, Ark Land and Robertson Coal Management amended such Second Amended and Restated Limited Liability Company Agreement on December 22, 2003 to facilitate the sale of Ark Land’s membership interest in the Company to Robertson Coal Management, and Robertson Coal Management amended and restated the limited liability company agreement as the Third Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC on such date; and
     WHEREAS, Robertson Coal Management desires to further amend and restate such Third Amended and Restated Limited Liability Company Agreement to provide for the right of Adena Minerals, LLC, a Delaware limited liability company (“Adena”), to designate certain Directors of the Company as set forth in this Agreement and the Investor Rights Agreement;

     NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend this Fourth Amended and Restated Limited Liability Company Agreement and, as so amended, restate it in its entirety as follows:
ARTICLE I
DEFINITIONS
     As used herein, the following terms shall have the following meanings, unless the context otherwise requires:
     “Acceptance Notice” is defined in Section 9.7(b).
     “Act” means the Delaware Limited Liability Company Act. 6 Del. C. Section 18-101, et seq., as amended from time to time.
     “Adena” is defined in the recitals hereof.
     “Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” shall have the meaning set forth in the preamble hereof, as the same may be amended from time to time in accordance with the terms hereof.
     “Amended and Restated Agreement” has the meaning given in the preamble.
     “Audit Committee” is defined in Section 7.6(b).

2

     “Authorized Representative” is defined in Section 6.1.
     “Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Company at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or Property is subject; provided, however, that disbursements made by the Partnership to the Company or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the Board so determines in its reasonable discretion.
     “Board” means the Board of Directors of the Company.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
     “Capital Account” means with respect to any Member, a separate account established by the Company and maintained for each Member in accordance with Section 3.4 hereof.
     “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company by such Member with respect to its Membership Interest pursuant to the terms of this Agreement. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     “Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.
     “CJR” is defined in the recitals hereof.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company” is defined in the preamble hereof.
     “Company Affiliate” is defined in Section 8.2.
     “Compensation Committee” is defined in Section 7.6(d).
     “Conflicts Committee” is defined in the MLP Partnership Agreement.
     “Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis

3

for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
     “Directors” is defined in Section 7.2(a).
     “Economic Risk of Loss” is defined in Regulation Section 1.752-2(a).
     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind other than those imposed by this Agreement.
     “First Amended and Restated Agreement” is defined in the recitals hereof.
     “First Refusal Notice” is defined in Section 9.7(a).
     “General Partner” means the General Partner of the MLP.
     “General Partner’s Percentage” means the Percentage Interest as to the General Partner (with respect to its General Partner Interest) as such terms are defined in the MLP Partnership Agreement.
     “Great Northern” means Great Northern Properties Limited Partnership, a Delaware limited partnership.
     “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):
     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Board, in a manner that is consistent with Section 7701(g) of the Code; provided, however, that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;
     (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section l.704-1(b)(2)(ii)(g); provided,

4

however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Tax Matters Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
     (c) The Gross Asset Value of any Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Board, in a manner that is consistent with Section 7701(g) of the Code.
     (d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Tax Matters Member determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.
     “Independent Director” means a Director who is eligible to serve on the Conflicts Committee (as defined, and provided for in the MLP Partnership Agreement) and is otherwise independent as defined in Section 303A.02 or any successor provisions of the Listed Company Manual of the New York Stock Exchange.
     “Investor Rights Agreement” means that certain Investor Rights Agreement of even date herewith by and among Adena, the General Partner, the Company and Robertson Coal Management.
     “Limited Partnership Interest” means a limited partnership interest in the Partnership which refers to all of a limited partner’s rights and interests in the Partnership in such Person’s capacity as a limited partner thereof, all as provided in the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.
     “Liquidating Trustee” is defined in Section 10.3.
     “Losses” is defined in the definition of “Profits” and “Losses”.
     “Member” or “Members” is defined in the preamble hereof.
     “Member Nonrecourse Debt” shall have the meaning assigned to the term “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” shall have the meaning assigned to the

5

term “partner nonrecourse debt minimum gain” set forth in Regulation Section 1.704-2(i)(2).
     “Member Nonrecourse Deductions” shall have the meaning assigned to the term “partner nonrecourse deduction” in Regulation Section 1.704-2(i)(1).
     “Membership Interest” means a Member’s limited liability company interest in the Company, which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in this Agreement and the Act.
     “Minimum Gain” is defined in Regulation Section 1.704-2(d).
     “MLP” means Natural Resource Partners L.P., a Delaware limited partnership.
     “MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as amended from time to time in accordance with the terms thereof.
     “New Gauley” means New Gauley Coal Corporation, a West Virginia corporation.
     “Nonrecourse Deductions” is defined in Regulation Section 1.704-2(b)(1).
     “Nonrecourse Liability” is defined in Regulation Section 1.752-1(a)(2).
     “Non-Selling Members” is defined in Section 9.7(b).
     “Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges prepaid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Company.
     “Observer” is defined in Section 7.10.
     “Offer” is defined in Section 9.7(a).
     “Offeror” is defined in Section 9.7(a).
     “Officer” is defined in Section 7.9.
     “Omnibus Agreement” means the Omnibus Agreement dated as of October 17, 2002 among the Company, the General Partner, the Operating Company, the MLP, Arch Coal, Ark Land, New Gauley, Western Pocahontas, Great Northern and Robertson Coal Management.
     “Operating Company” means NRP (Operating) LLC, a Delaware limited liability company.
     “Optioned Interest” is defined in Section 9.7(a).

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     “Original Agreement” is defined in the recitals hereof.
     “Partnership” means NRP (GP) LP, a Delaware limited partnership.
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, by and between the Company, as the general partner, New Gauley, Western Pocahontas, Great Northern, NRP Investment L.P. and any other Persons who become partners in the Partnership as provided therein, as amended from time to time in accordance with the terms thereof.
     “Percentage Interest” of a Member means the aggregate percentage of Membership Interests of such Member set forth on Schedule 1 hereto, as the same may be modified from time to time as provided herein.
     “Permitted Transfer” means:
     (a) a Transfer of any or all of a Membership Interest by any Member who is a natural person to (i) such Member’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Member and/or any of the Persons described in clause (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as case may be, are the Member and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Member transferring such Membership Interest retains exclusive power to exercise all rights under this Agreement;
     (b) a Transfer of any or all of a Membership Interest by any Member to the Company; or
     (c) a Transfer of any or all of a Membership Interest by a Member to any Affiliate of such Member; provided, however, that such transfer shall be a Permitted Transfer only so long as such Membership Interest is held by such Affiliate or is otherwise transferred in another Permitted Transfer.
     Except in the case of a Permitted Transfer pursuant to clause (b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Membership Interest so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Membership Interest and shall be deemed for all purposes hereunder a Member and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Company, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Company.
     “Permitted Transferee” means any Person who shall have acquired and who shall hold a Membership Interest pursuant to a Permitted Transfer.

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     “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.
     “Profits” and “Losses” means, for each Taxable Year, an amount equal to the Company’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments (without duplication):
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section l.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
     (d) Gain or loss resulting from any disposition of the Property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation;
     (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
     (g) Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses. The amounts of the items of Company income, gain, loss or deduction available to be allocated pursuant to the

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Regulatory Allocations shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof.
     “Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.
     “Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
     “Regulatory Allocations” is defined in Section 5.3(g).
     “Restricted Business” is defined in the Omnibus Agreement.
     “Robertson Coal Management” is defined in the recitals hereof.
     “Selling Member” is defined in Section 9.7(a).
     “Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, with respect to the Company, each of the Partnership and the MLP and each of their respective Subsidiaries, shall be a Subsidiary of the Company.
     “Tax Matters Member” is defined in Section 11.1.
     “Taxable Year” means the calendar year.
     “Transfer or Transferred” means to give, sell exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Membership Interest, “Transfer” shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.
     “Western Pocahontas” shall mean Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.
ARTICLE II
GENERAL

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     2.1 Formation. The name of the Company is GP Natural Resource Partners LLC. The rights and liabilities of the Members shall be as provided in the Act for Members except as provided herein. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.
     2.2 Principal Office. The principal office of the Company shall be located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 or at such other place(s) as the Board may determine from time to time.
     2.3 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Board.
     2.4 Purpose of the Company. The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner of the Partnership in accordance with the terms of the Partnership Agreement, (b) as general partner of the Partnership, to manage the MLP on behalf of the Partnership, in its capacity as general partner of the MLP and (c) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.
     2.5 Date of Dissolution. The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 10 hereof. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.
     2.6 Qualification. The Chief Executive Officer, the President and Chief Operating Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.
     2.7 Members.
     (a) Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as expressly provided herein, the Members shall have no power to bind the Company and no authority to act on behalf of the Company.
     (b) Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s Property.
     (c) Resignation. Except upon a Transfer of all of its Membership Interest in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company. A Member ceases to be a Member only upon: (i) a Permitted Transfer of all of such Member’s Membership Interest and the transferee’s admission

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as a substitute Member, all in accordance with the terms of this Agreement, or (ii) completion of dissolution and winding up of the Company pursuant to Article 10.
     (d) Ownership. Each Member shall be entitled to receive a Membership Interest in exchange for a Capital Contribution. Each Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act. The Company shall be the owner of the Property. No Member shall have any ownership interest or right in the Property, including Property conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Membership Interest.
     2.8 Reliance by Third Parties. Except with respect to certain tax matters, Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.
ARTICLE III
CAPITALIZATION OF THE COMPANY
     3.1 Initial Capital Contributions. On April 9, 2002 in connection with the formation of the Company, CJR made an initial Capital Contribution to the Company of $577.50, and Ark Land made an initial Capital Contribution to the Company of $422.50. On July 9, 2002, in connection with the formation of Robertson Coal Management, CJR transferred the entirety of his Membership Interest in the Company to Robertson Coal Management. On December 22, 2003, Ark Land transferred the entirety of its Membership Interest in the Company to Robertson Coal Management. The resulting Percentage Interest of the Members following such Capital Contributions and transfers are as set forth on Schedule 1 hereto, which shall be amended from time to time in accordance with the terms hereof (including, but not limited to, upon the making of additional Capital Contributions pursuant to Section 3.2(b)) to reflect appropriate adjustments to such Percentage Interests and Capital Contributions.
     3.2 Additional Capital Contributions.
     (a) Except for Capital Contributions from each Member in proportion to such Member’s then outstanding Percentage Interest in respect of the General Partner’s Percentage for equity issuances by the MLP, and for equity issuances approved pursuant to Section 7.10(b)(v), no Member shall be required to make any additional Capital Contribution.
     (b) Subject to the unanimous consent of the Members, the Company may offer additional Membership Interests to any Person. If any additional Capital Contributions are made by Members but not in proportion to their respective Percentage Interests, the Percentage Interest of each Member shall be adjusted such that each Member’s revised Percentage Interest determined immediately following each such additional Capital Contribution shall be equal to a fraction (i) the numerator of which is the sum of (A) the positive Capital Account balance of the Member determined immediately preceding the date such additional Capital Contribution is made (such Capital Account to be computed by adjusting the book value for Capital Account purposes of each Company asset to equal its Gross Asset Value as of such date, as provided in subparagraph (b) of the definition herein of “Gross Asset Value”), and (B) such additional Capital Contribution, if any, made by such Member, and (ii) the denominator of which is the sum

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of the positive Capital Account balances immediately preceding the date such additional Capital Contribution is made plus additional Capital Contributions of all Members on the date of such additional Capital Contribution, including Capital Contributions of any new Members (in each case calculated as provided in (i) above). The names, addresses and Capital Contributions of the Members shall be reflected in the books and records of the Company.
     3.3 Loans.
     (a) No Member shall be obligated to loan funds to the Company. Loans by a Member to the Company shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Company owed to such Member in accordance with the terms and conditions upon which such loan is made.
     (b) A Member may (but shall not be obligated to) guarantee a loan made to the Company. If a Member guarantees a loan made to the Company and is required to make payment, pursuant to such guarantee, to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Member to the Company and not as an additional Capital Contribution.
     3.4 Maintenance of Capital Accounts.
     (a) The Company shall maintain for each Member a separate Capital Account with respect to the Membership Interest owned by such Member in accordance with the following provisions:
     (i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s share of Profits and any items in the nature of income or gain which are allocated to such Member pursuant to the Regulatory Allocations and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulation Section l.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1         .704-1(b)(2)(iv)(d)(2);
     (ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Member pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Member’s share of Losses and any items in the nature of deduction or loss which are allocated to such Member pursuant to the Regulatory Allocations and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;
     (iii) In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the

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transferor to the extent such Capital Account relates to the Transferred Membership Interests;
     (iv) In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations; and
     (b) The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The Board in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulation Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).
     3.5 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to (a) withdraw or reduce such Member’s Capital Contribution or to receive any distributions from the Company, or (b) receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time. An unrepaid Capital Contribution is not a liability of the Company or of any Member.
ARTICLE IV
DISTRIBUTIONS
     4.1 Distributions of Available Cash. An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed simultaneously to the Members in proportion to their relative Percentage Interests within forty-five days after the end of such quarter.
     4.2 Persons Entitled to Distributions. All distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the last day of such quarter, unless the transferor and transferee of any Membership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Board.
     4.3 Limitations on Distributions.
     (a) Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to this Article 4 or Article 10.
     (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.
ARTICLE V
ALLOCATIONS

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     5.1 Profits. Profits for any Taxable Year shall be allocated:
     (a) first, to those Members to which Losses have previously been allocated pursuant to Section 5.2(c) hereof so as to bring each such Member’s Capital Account to zero, pro rata in accordance with the sum of each such Member’s Losses; and
     (b) second, any remaining Profits shall be allocated among the Members in proportion to their respective Percentage Interests.
     5.2 Losses. Losses for any Taxable Year shall be allocated:
     (a) first, to the Members to which Profits have previously been allocated pursuant to Section 5.1(b) to the extent of such Profits;
     (b) second, to Members in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and
     (c) third, any remaining Losses shall be allocated among the Members in proportion to their respective Percentage Interests.
     5.3 Regulatory Allocations. The following allocations shall be made in the following order:
     (a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interests.
     (b) Member Nonrecourse Deductions. Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.03(b) is intended to comply with the provisions of Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
     (c) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a Taxable Year (or if there was a net decrease in Minimum Gain for a prior Taxable Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.03(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Regulation Section 1.704-2(g)(2)). This Section 5.03(c) is intended to constitute a minimum gain chargeback under Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (d) Member Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary except Section 5.03(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Taxable Year (or if there was a net decrease in

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Member Nonrecourse Debt Minimum Gain for a prior Taxable Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.03(d)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Regulation Section 1.704-2(i)(4)). This Section 5.03(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (e) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit balance as quickly as possible; provided, that an allocation pursuant to this Section 5.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article 5 have been made.
     (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-l(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 5.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been made.
     (g) Curative Allocations. The allocations set forth in Sections 5.3(a), (b), (c), (d), (e) and (f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(g). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1 and 5.2 without regard to the Regulatory Allocations.
     5.4 Tax Allocations: Code Section 704(c).
     (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.
     (b) In accordance with Code Section 704(c) and the Regulations thereunder, income,

15

gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”). The Company shall use the remedial method of allocations specified in Regulation §1.704-3(d) or successor regulations, unless otherwise required by law, with respect to the initial contribution set forth on Schedule 1.
     (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
     (d) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Company, in the discretion of the Board, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
     5.5 Change in Percentage Interests. In the event that the Members’ Percentage Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Members’ varying Percentage Interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the Board, using any permissible method under Code Section 706 and the Regulations thereunder.
     5.6 Withholding. Each Member hereby authorizes the Company to withhold from income or distributions allocable to such Member and to pay over any taxes payable by the Company or any of its Affiliates as a result of such Member’s participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Company income, until discharged by such Member by repayment, which may be made in the sole discretion of the Board out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.6 shall

16

be made at the maximum applicable statutory rate under applicable tax law unless the Board shall have received an opinion of counsel or other evidence, satisfactory to the Board, to the effect that a lower rate is applicable, or that no withholding is applicable.
ARTICLE VI
MEMBERS’ MEETINGS
     6.1 Meetings of Members; Place of Meetings. Regular meetings of the Members shall be held on an annual basis or more frequently as determined by the Members or the Board. All meetings of the Members shall be held at a location either within or outside the State of Delaware as designated from time to time by the Board and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board or by any Member. A Member expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an “Authorized Representative”) to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative). Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated. Members and Authorized Representatives may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members or Authorized Representatives participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
     6.2 Quorum; Voting Requirement. The presence, in person or by proxy, of a majority of the Members (but if there are less than three Members, all Members) shall constitute a quorum for the transaction of business by the Members. The affirmative vote of all of the Members present at a meeting shall constitute a valid decision of the Members.
     6.3 Proxies. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than one year prior to the date of such meeting.
     6.4 Action Without Meeting. Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by all of the Members.
     6.5 Notice. Notice stating the place, day and hour of the meeting of Members and the purpose for which the meeting is called shall be delivered personally or sent by mail or by telecopier not less than two Business Days nor more than 60 days before the date of the meeting by or at the direction of the Board or other Persons calling the meeting, to each Member entitled to vote at such meeting.

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     6.6 Waiver of Notice. When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.
ARTICLE VII
MANAGEMENT AND CONTROL
     7.1 Management by Board of Directors and Executive Officers. Except as delegated to the executive officers appointed pursuant to Section 7.9 hereof or as otherwise provided hereunder, and subject to Adena’s rights under the Investor Rights Agreement, the business and affairs of the Company shall be managed by or under the direction of the Board. The Directors and executive officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporate Law of the State of Delaware. The executive officers shall be vested with such powers and duties as are set forth in Section 7.9 hereof and as may be further specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the executive officers who shall be agents of the Company.
     In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act, this Agreement or applicable law.
     7.2 Board of Directors.
     (a) The Board shall consist of nine individuals designated as directors of the Company (the “Directors”). Robertson Coal Management shall be entitled to designate all of the Directors. Five of the nine Directors must be Independent Directors subject to Adena’s rights under the Investor Rights Agreement. A Member may assign its right to designate Directors (including Independent Directors) in connection with the transfer of all of such Member’s Membership Interest in compliance with the provisions of Article IX and subject to Adena’s rights under the Investor Rights Agreement.
     (b) At each annual meeting of the Members and at each special meeting of the Members called for the purpose of electing Directors, each Member shall be entitled to designate the number of Directors as set forth in Section 7.2(a). Each Member shall cooperate with respect to calling and attending meetings of Members and electing the Directors designated by the Members, including voting in favor of Directors designated pursuant to Section 7.2(a) and any replacement Directors pursuant to Section 7.2(c); provided, that the failure to hold any such meetings shall not limit or eliminate a Member’s right to designate Directors pursuant to Section 7.2(a). Except as otherwise provided in the Investor Rights Agreement, Directors shall be elected to serve annual terms expiring on the date of the annual meeting of Members following such election or until his or her successor is elected pursuant to this Section 7.2(b) or until his or

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her earlier death, resignation or removal.
     (c) Any individual designated by a Member as a Director (other than Independent Directors and the non-Independent Director designated pursuant to the Investor Rights Agreement) may be removed at any time, with or without cause, by such designating Member, and the Members shall cooperate with respect to such removal, including voting in favor of such removal. Any individual designated as a Director pursuant to the Investor Rights Agreement (other than Independent Directors) may be removed at any time, with or without cause, by Adena, and the Members shall cooperate with respect to such removal, including voting in favor of such removal. Any individual designated as a Director may also be removed for cause by the vote of at least eight of the Directors. Persons elected as an Independent Director may be removed at any time, with or without cause, by a vote of at least eight of the Directors. In the event of the death, resignation or removal of a Director (including an Independent Director), the Member that designated such Director may designate a replacement Director, subject to Section 7.2(a) and in the case of the Independent Director selected by Adena, the Investor Rights Agreement.
     (d) Upon the occurrence of the Investor Director Resignation Event (as defined in the Investor Rights Agreement), (i) Adena shall have no further right to designate any Directors to the Board, (ii) each Director designated by Adena shall immediately deliver a letter of resignation to the Members, (iii) Robertson Coal Management shall (A) amend this Agreement to reduce the number of Directors to seven or (B) convene a special meeting of the Members to fill the vacancies on the Board. Thereafter, at each annual or special meeting of the Members called for the purpose of electing Directors (or with respect to any action to elect Directors taken by consent pursuant to Section 6.4), Robertson Coal Management shall be entitled to designate all of the Directors (including the Independent Directors) and (iv) Adena shall have no further right to an Observer.
     (e) None of the Company or the Members shall take any action that would cause the Company to fail to comply with its obligations under the Investor Rights Agreement without the written consent of Adena.
     7.3 Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be called by the Chief Executive Officer or two or more of the Directors upon delivery of written Notice at least 10 days prior to the date of such meeting. Special meetings of the Board may be called at the request of the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director, such notice to be received at least 24 hours prior to the time of such meeting. Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available. Such Notices shall be accompanied by a proposed agenda or statement of purpose. A Director expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) an Authorized Representative to act on behalf of such Director with respect to such meeting (to the same extent and with the same force and effect as the Director who has designated such Authorized Representative). Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Director by whom such Authorized Representative has been designated.

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     7.4 Quorum and Acts of the Board. A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.
     7.5 Electronic Communications. Members of the Board and their Authorized Representatives, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the Company’s principal place of business.
     7.6 Committees of Directors.
     (a) The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees.
     (b) The Board shall have an audit committee comprised of at least three Directors (the “Audit Committee”), all of whom shall be Independent Directors. Such Audit Committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange, Inc. (the “NYSE”), as amended from time to time.
     (c) The Board shall have a Conflicts Committee comprised of at least three Directors, all of whom shall be Independent Directors. Such Conflicts Committee shall act in accordance with the provisions of the MLP Partnership Agreement. Any matter approved by the Conflicts Committee in the manner provided for in the MLP Partnership Agreement shall be conclusively deemed to be fair and reasonable to the General Partner and to the MLP, and not a breach by the Company of any fiduciary or other duties owed to the General Partner or to the MLP by the Company.
     (d) The Board shall have a compensation committee comprised of at least three Directors (the “Compensation Committee”). The Compensation Committee shall be charged with setting compensation for officers of the Company, as well as administering any incentive plans put in place by the Company.
     (e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.3. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee, subject to Adena’s rights under the Investor Rights Agreement. Nothing herein

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shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.
     7.7 Compensation of Directors. Each Director and the Observer shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director or the Observer, as applicable, in connection with attending Board and committee meetings and such compensation as may be approved by the Members.
     7.8 Directors as Agents. No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance. The Observer shall have no authority or right to act on behalf of or bind the Company unless specifically authorized by the Board in each instance.
     7.9 Officers; Agents. The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) Chairman of the Board, President, Chief Executive Officer, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary. A Director may be an Officer. Any one person may hold one or more offices. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by a majority of the Board.
     7.10 Observers. The Members agree that prior to the occurrence of the Investor Director Resignation Event (as defined in the Investor Rights Agreement) Adena shall have the right to have an observer (the “Observer”) attend the meetings of the Board and to receive copies of all information distributed to the Board pursuant to the terms and conditions set forth in the Investor Rights Agreement.
ARTICLE VIII
LIABILITY AND INDEMNIFICATION
     8.1 Limitation on Liability of Members, Directors, Officers and the Observer. No Member (when not acting in violation of this Agreement or applicable law), Director or Officer nor the Observer shall have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Member, Director or Officer or the Observer in connection with the conduct of the business of the Company if, in the

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case of an Officer or the Observer, the Officer or the Observer acted in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Company or applicable law and to be within the scope of his or her authority and, in the case of a Member (when not acting in violation of this Agreement or applicable law), Director or Officer or the Observer, the conduct did not constitute bad faith, fraud, gross negligence or willful misconduct. To the fullest extent permitted by Section 18-1101(c) of the Act, a Director (other than Independent Directors) in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member who designated such Director, considering only such factors, including the separate interests of the designating Member, as such Director or the designating Member chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 8.1 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or designating Member to the Company or any other Member or Director. Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Officer, Member or Director nor the Observer shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Officer, Member or Director or the Observer. No Member shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member.
     8.2 Indemnification.
     (a) The Company shall indemnify and hold harmless the Members (when not acting in violation of this Agreement or applicable law), Directors and Officers and the Observer (individually a “Company Affiliate”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Company Affiliate may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether a Company Affiliate continues to be a Company Affiliate at the time any such liability or expense is paid or incurred, if, in the case of an Officer or the Observer, such Officer or the Observer acted in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Company or applicable law and to be in the scope of his or her authority and, in the case of a Member (when not acting in violation of this Agreement or applicable law), Director or Officer or the Observer, the conduct of the Member, Director or Officer or the Observer did not constitute fraud, bad faith, gross negligence or willful misconduct and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.
     (b) Expenses incurred by a Company Affiliate in defending any claim, demand, action, suit or proceeding subject to Section 8.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Company Affiliate to repay such amounts if it is ultimately determined that the Company Affiliate is not entitled to be indemnified as authorized in this Section 8.2.
     (c) The indemnification provided by this Section 8.2 shall be in addition to any other

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rights to which a Company Affiliate may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to a Company Affiliate who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Company Affiliate. The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.
     (d) The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Board.
     (e) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 8.2.
     (f) A Company Affiliate shall not be denied indemnification in whole or in part under this Section 8.2 because the Company Affiliate had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.
     (g) Subject to Section 8.2(c), the provisions of this Section 8.2 are for the benefit of the Company Affiliates and the heirs, successors, assigns and administrators of the Company Affiliates and shall not be deemed to create any rights for the benefit of any other Persons.
     (h) Any repeal or amendment of any provisions of this Section 8.2 shall be prospective only and shall not adversely affect any Company Affiliates’ rights existing at the time of such repeal or amendment.
ARTICLE IX
TRANSFERS OF MEMBERSHIP INTERESTS
     9.1 General Restrictions.
     (a) A Member may Transfer any or all of such Member’s Membership Interest only (i) to a Permitted Transferee pursuant to Section 9.2, or (ii) pursuant to the terms of Section 9.7. Any purported Transfer of a Membership Interest in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Member’s Membership Interest in accordance with this Section 9.1, no Member shall have the right to withdraw as a Member of the Company.
     (b) Notwithstanding any other provision of this Agreement, no Member may pledge, mortgage or otherwise subject its Member Interest to any Encumbrance.
     9.2 Permitted Transferees.
     (a) Notwithstanding the provisions of Section 9.7, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place,

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except in accordance with Section 9.3), by a written instrument, any or all of a Member’s Membership Interest to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Member at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition of Permitted Transfer and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Member or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a “Non-Qualifying Transferee”), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 9.7. Pursuant to Section 9.7, such transferring Member, or such transferring Member’s legal representative, shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Member, or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition of Permitted Transfer, and such transferring Member shall otherwise comply with the terms of Section 9.7 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 9.7 shall be an amount agreed upon by such transferring Member and the Board, or, if such Member and the Board cannot agree on a price within five Business Days after delivery of the First Refusal Notice, such price shall be the fair market value of the Membership Interest transferred pursuant to the Transfer as of the date the transferee ceased to be an Affiliate of such transferring Member or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition of Permitted Transfer (such date, the “Non-Qualifying Date”), as determined at the Company’s expense by a nationally recognized investment banking firm mutually selected by such transferring Member and the Board. If such transferring Member and the Board are unable, within 10 days after the expiration of such five Business Day period, to mutually agree upon an investment banking firm, then each of such transferring Member and the Board shall choose a nationally recognized investment banking firm and the two investment banking firms so chosen shall choose a third nationally recognized investment banking firm which shall determine the fair market value of the Membership Interest transferred pursuant to such Transfer at the Company’s expense. The determination of fair market value shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of the Company in connection with an auction for the Company as a going concern and shall not take into account any acquisitions made by the Company or its Affiliates or any other events subsequent to the Non-Qualifying Date and shall not be subject to any discount for a sale of a minority interest. If such transferring Member fails to comply with all the terms of Section 9.7, such Transfer shall be null and void and of no force and effect. No Non-Qualifying Transferee shall be entitled to receive any distributions from the Company on or after the Non-Qualifying Date and any distributions made in respect of the Membership Interests on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Member who transferred such Membership Interest or otherwise to the rightful owner thereof as reasonably determined by the Board.
     (b) Unless and until admitted as a substitute Member pursuant to Section 9.3, a transferee of a Member’s Membership Interest in whole or in part shall be an assignee with respect to such Transferred Membership Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to designate Directors, the right to vote, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records. Such transferee shall only be entitled to receive, to the extent of the

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Transferred Membership Interest, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Membership Interest. The transferor shall have the right to vote such Transferred Membership Interest until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Membership Interest.
     9.3 Substitute Members. No transferee of all or part of a Member’s Membership Interest shall become a substitute Member in place of the transferor unless and until:
     (a) Such Transfer is in compliance with the terms of Section 9.1;
     (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the Board accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement;
     (c) the transferee has executed an instrument in form and substance reasonably satisfactory to the Board whereby it agrees to become a party to the Omnibus Agreement and to be bound by the noncompetition provisions of Article II of the Omnibus Agreement.
     (d) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.
Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the appropriate officers shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Membership Interest held by such transferee.
     9.4 Effect of Admission as a Substitute Member. A transferee who has become a substitute Member has, to the extent of the Transferred Membership Interest, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Member under, the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Membership Interest so held by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Membership Interest.
     9.5 Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 9 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.
     9.6 Additional Members. Subject to Section 3.2, any Person approved by unanimous consent of the Members may become an additional Member of the Company for such consideration as the Members may unanimously determine, provided that such additional Member complies with all the requirements of a transferee under Section 9.3(b), (c) and (d).
     9.7 Right of First Refusal. The Members shall have the following right of first refusal:
     (a) If at any time any of the Members (a “Selling Member”) has received and wishes

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to accept a bona fide offer (the “Offer”) for cash from a third party (the “Offeror”) for any or all of such Selling Member’s Membership Interest, such Selling Member shall give Notice thereof (the “First Refusal Notice”) to each of the other Members and the Company. The First Refusal Notice shall state the amount of the Selling Member’s Membership Interest that the Selling Member wishes to sell (the “Optioned Interest”), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Member affirming that the Offer is bona fide and that the description thereof is true and correct, and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.
     (b) Each of the Members other than the Selling Member (the “Non-Selling Members”) shall have the right exercisable by Notice (an “Acceptance Notice”) given to the Selling Member and the Company within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Members in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Member’s right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of Optioned Interest for which such Non-Selling Member has exercised its right to purchase hereunder compared to all other Non-Selling Members, but not below such Non-Selling Member’s Membership Interest as a percentage of the aggregate Membership Interests of all Non-Selling Members who have exercised their right to purchase) so that such Non-Selling Members purchase no more than 100% of the Optioned Interest. If a Non-Selling Member does not submit an Acceptance Notice within the 20 day period set forth in this Section 9.7(b), such Non-Selling Member shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.
     (c) If the Non-Selling Members do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20 day period set forth in Section 9.7(b), then any Acceptance Notice shall be void and of no effect, and the Selling Member shall be entitled to complete the proposed sale at any time in the 30 day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice. If no such sale is completed in such 30 day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.
     (d) If any Non-Selling Member exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Member(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 30 day period commencing on the date of delivery of the First Refusal Notice. If such Non-Selling Member does not consummate the purchase of such Optioned Interest, (x) the Selling Member shall be entitled to all expenses of collection, (y) the Selling Member shall be entitled to pursue all available legal remedies against the Non-Selling Member, including specific enforcement of the purchase of the Optioned Interest on the terms set forth in the First Refusal Notice and (z) notwithstanding the specific enforcement remedy, the Selling Member may complete the sale of the Optioned Interest to the third party on the terms set forth in the First Refusal Notice.
ARTICLE X
DISSOLUTION AND TERMINATION

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     10.1 Events Causing Dissolution.
     (a) The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:
     (i) The unanimous consent of the Members to dissolve;
     (ii) The Transfer of all or substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or
     (iii) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
     (b) The withdrawal, death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company’s dissolution.
     10.2 Final Accounting. Upon dissolution and winding up of the Company, an accounting will be made of the accounts of the Company and each Member and of the Company’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.
     10.3 Distributions Following Dissolution and Termination.
     (a) Liquidating Trustee. Upon the dissolution of the Company, such party as is designated by the Members holding a majority in interest of the Membership Interests will act as liquidating trustee of the Company (the “Liquidating Trustee”) and proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and applicable law. The Liquidating Trustee will use its commercially reasonable efforts to sell all Company assets (except cash) under the circumstances then presented, that it deems in the best interest of the Members. The Liquidating Trustee will attempt to convert all assets of the Company to cash so long as it can do so consistently with prudent business practice. The Members and their respective designees will have the right to purchase any Company property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties. The gains and losses from the sale of the Company assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article 5. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of the Company’s assets. This Agreement shall remain in full force and effect during the period of winding up. In addition, upon request of the Board and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Company, such assets may be distributed in kind to the Members in lieu of cash, proportionately to their right to receive cash distributions under this Agreement.
     (b) Accounting. Upon completion of its efforts under Section 10.3(a), the Liquidating Trustee will cause proper accounting to be made of the Capital Account of each Member, including recognition of gain or loss on any asset to be distributed in kind as if such

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asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution. The Members intend that the allocations provided herein shall result in Capital Account balances in proportion to the Percentage Interests of the Members.
     (c) Liquidating Distributions. In settling accounts after dissolution of the Company, the assets of the Company shall be paid to creditors of the Company and to the Members in the following order:
     (i) to creditors of the Company (including Members) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts will be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Members or their successors and assigns as if such amount had been available for distribution under Section 10.3(c)(ii); and then
     (ii) to the Members in proportion to the positive balances of their Capital Accounts, as fully adjusted pursuant to Section 3.4, including adjustment for all gains and losses actually or deemed realized upon disposition or distribution of assets in connection with the liquidation and winding up of the Company.
     Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulation Section l.704-l(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Members of such deemed liquidating distributions to the continuing Company pursuant to this Agreement.
     (d) The provisions of this Agreement, including, without limitation, this Section 10.3, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company. No such creditor of the Company shall be a third-party beneficiary of this Agreement, and no Member or Director shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.
     10.4 Termination of the Company. The Company shall terminate when all assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 10, and the Certificate shall have been canceled in the manner required by the Act.
     10.5 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an

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action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. Accordingly, except where the Board has failed to cause the liquidation of the Company as required by Section 10.1 and except as specifically provided in Section 18-802, each Member hereby to the fullest extent permitted by law waives and renounces his or its right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.
ARTICLE XI
TAX MATTERS
     11.1 Tax Matters Member. Robertson Coal Management shall be the tax matters member (the “Tax Matters Member”) of the Company as provided in the Regulations under Section 6231 of the Code and analogous provisions of state law. The Board shall have the authority to remove or replace the Tax Matters Member of the Company and designate its successor.
     11.2 Certain Authorizations. The tax matters member shall represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities including any resulting administrative or judicial proceedings. Without limiting the generality of the foregoing, and subject to the restrictions set forth herein, the Tax Matters Member, but only with the consent of the Board, is hereby authorized:
     (a) to enter into any settlement agreement with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may expressly state that such agreement shall bind the other Members except that such settlement agreement shall not bind any Member that has not approved such settlement agreement in writing;
     (b) if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or elsewhere as allowed by law, or the United States Claims Court;
     (c) to intervene in any action brought by any other Member for judicial review of a final adjustment;
     (d) to file a request for an administrative adjustment at any time and, if any part of such request is not allowed, to file a petition for judicial review with respect to such request;
     (e) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and
     (f) to take any other action on behalf of the Members (with respect to the Company) or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or the Regulations.

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     Each Member shall have the right to participate in any such actions and proceedings to the extent provided for under the Code and Regulations.
     11.3 Indemnity of Tax Matters Member. To the maximum extent permitted by applicable law and without limiting Article 8, the Company shall indemnify and reimburse the Tax Matters Member for all expenses (including reasonable legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 11 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that the Tax Matters Member’s course of conduct was in, or not opposed to, the best interest of the Company. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member.
     11.4 Information Furnished. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Member shall furnish the name, address, profits and loss interest, and taxpayer identification number of each Member to the Internal Revenue Service.
     11.5 Notice of Proceedings, etc. The Tax Matters Member shall use its reasonable best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in Profits or Losses as previously reported.
     11.6 Notices to Tax Matters Member. Any Member that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Company shall promptly provide Notice to the Tax Matters Member of the treatment of any Company item on such Member’s Federal income tax return that is or may be inconsistent with the treatment of that item on the Company’s return. Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall provide Notice to the Tax Matters Member of such agreement and its terms within 60 days after the date of such agreement.
     11.7 Preparation of Tax Returns. The Tax Matters Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for Federal, state and local income tax purposes and shall use all reasonable efforts to furnish to the Members within 60 days of the close of the taxable year a Schedule K-1 and such other tax information reasonably required for Federal, state and local income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for Federal income tax purposes, as the Board shall determine in its sole discretion in accordance with applicable law.
     11.8 Tax Elections. Subject to Section 11.9, the Board shall, in its sole discretion, determine whether to make any available election.

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     11.9 Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes.
ARTICLE XII
ACCOUNTING AND BANK ACCOUNTS
     12.1 Fiscal Year and Accounting Method. The fiscal year and taxable year of the Company shall be the calendar year. The Company shall use an accrual method of accounting.
     12.2 Books and Records. The Company shall maintain at its principal office, or such other office as may be determined by the Board, all the following:
     (a) A current list of the full name and last known business or residence address of each Member, and of each member of the Board, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;
     (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;
     (c) Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;
     (d) The financial statements of the Company; and
     (e) The Company’s books and records.
     12.3 Delivery to Members; Inspection. Upon the request of any Member, for any purpose reasonably related to such Member’s interest as a member of the Company, the Officers shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (e) of Section 12.2 and such other information regarding the business and affairs and financial condition of the Company as any Member may reasonably request.
     12.4 Financial Statements. The Officers shall cause to be prepared for the Members at least annually, at the Company’s expense, financial statements of the Company, and its subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Members’ equity. In addition, the Officers shall provide on a timely basis to the Members monthly and quarterly financial statements, any available internal budgets or forecast or other available financial reports, as well as any reports or notices as are provided by the Company, or any of its Subsidiaries to any financial institution.

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     12.5 Filings. At the Company’s expense, the Officers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary (or as may be reasonably requested by a Member) to enable the Members to prepare their Federal, state and local income tax returns. The Officers, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.
     12.6 Non-Disclosure. Each Member agrees that, except as otherwise consented to by the Board in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that
     (a) each Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member’s investment in the Company (collectively “Representatives”) and are apprised of the confidential nature of such information;
     (b) each Member shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Member shall have used its reasonable efforts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, provided that each member and its Affiliates may disclose any information required to be disclosed under the federal securities laws without affording the Company such opportunity;
     (c) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member’s Membership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the Company containing terms not less restrictive than the terms set forth herein; and
     (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.
Each Member shall be responsible for any breach of this Section 12.6 by its Representatives.
ARTICLE XIII
MISCELLANEOUS
     13.1 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member under this Agreement shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights under this Agreement.

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     13.2 Amendment.
     (a) Subject to the rights of Adena under the Investor Rights Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by unanimous consent of the Members, except that any amendment to Section 7.2(c) or 7.6 must also be approved by the Board. Any purported amendment in violation of these provisions shall be void ab initio.
     (b) In addition to any amendments otherwise authorized herein, the Board may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Membership Interests and issuances of additional Membership Interests. Copies of such amendments shall be delivered to the Members upon execution thereof.
     (c) The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.
     (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 13.2 shall be binding on all Members and the Board.
     13.3 Third Party Rights. Except as provided in Article 8, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.
     13.4 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.
     13.5 Nature of Interest in the Company. A Member’s Membership Interest shall be personal property for all purposes.
     13.6 Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
     13.7 Headings. The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.
     13.8 Word Meanings. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

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     13.9 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
     13.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.
     13.11 Partition. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.
     13.12 Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first written above.

MEMBER:

ROBERTSON COAL MANAGEMENT LLC

By:

Name:	Corbin J. Robertson, Jr.
Title:	Sole Member

COMPANY:

GP NATURAL RESOURCE PARTNERS LLC

By:	ROBERTSON COAL MANAGEMENT LLC, its sole member

By:

Name:	Corbin J. Robertson, Jr.
Title:	Sole Member

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SCHEDULE 1
Members, Capital Contributions and Percentage Interests

			Total Capital
Name and Address	Cash Contributed	Gross Asset Value	Contribution	Percentage Interest
Robertson Coal Management LLC	$1000.00	—	$1000.00	100%

Exhibit D
Form of Restricted Business Contribution Agreement
[See Attached]

D-1

EXHIBIT D

RESTRICTED BUSINESS CONTRIBUTION AGREEMENT
among
CHRISTOPHER CLINE,
FORESIGHT RESERVES LP,
ADENA MINERALS, LLC,
NATURAL RESOURCE PARTNERS L.P.,
NRP (GP) LP,
GP NATURAL RESOURCE PARTNERS LLC
and
NRP (OPERATING) LLC

RESTRICTED BUSINESS CONTRIBUTION AGREEMENT
     THIS RESTRICTED BUSINESS CONTRIBUTION AGREEMENT is entered into on, and effective as of, the Closing Date among Christopher Cline (“Cline”), an individual residing in Palm Beach County, Florida; Foresight Reserves LP, a Nevada limited partnership (“Foresight”); Adena Minerals, LLC, a Delaware limited liability company and wholly owned subsidiary of Foresight (“Adena” and, together with Cline and Foresight, collectively, the “Adena Parties”); Natural Resource Partners L.P., a Delaware limited partnership (the “MLP”); NRP (GP) LP, a Delaware limited partnership (including any permitted successors and assigns under the MLP Agreement (as defined herein), the “General Partner”); GP Natural Resource Partners LLC, a Delaware limited liability company (the “Managing General Partner”) and NRP (Operating) LLC, a Delaware limited liability company (the “OLLC”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Adena Parties, the MLP, for itself and in its capacity as the sole member of the OLLC, the OLLC, the General Partner, for itself and in its capacity as the general partner of the MLP, and the Managing General Partner, for itself and in its capacity as the general partner of the General Partner, desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II of this Agreement, with respect to (a) those business opportunities that the Adena Entities are required to offer to the Partnership Group, (b) the procedures whereby such business opportunities are to be offered to the Partnership Group and accepted or declined, and (c) the identification by the Parties of areas of mutual interest with respect to certain assets referred to herein and included in offers of certain business opportunities that the Adena Entities are required to offer to the Partnership Group.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
Definitions
1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquired Properties” is defined in Section 2.4(a).
“Acquired Properties AMI” is defined in Section 2.4(a).
“Additional AMI Certificates” is defined in Section 2.4(b).
“Adena” is defined in the introduction to this Agreement.

     “Adena Entities” means the Adena Parties and their respective Affiliates (including, without limitation, all Persons that are Affiliates of any Adena Party as of the date of this Agreement and all Persons that become Affiliates of any Adena Party after the date of this Agreement) other than the Partnership Entities.
     “Adena Parties” is defined in the introduction to this Agreement.
     “Adjacent Reserves” means the coal reserves subject to the Adjacent Reserves Option, as defined in Section 3.1 of the Purchase Option Agreement.
     “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
     “Agreement” means this Restricted Business Contribution Agreement, as it may be amended, modified, or supplemented from time to time.
     “AMI Certificate” means the certificate acknowledged, agreed to and delivered by the Parties concurrently with the execution and delivery of this Agreement, as contemplated by Section 2.4(a).
     “Applicable Period” means the period commencing on the Closing Date and terminating on the date on which the Adena Entities cease to be entitled to nominate for election any individuals to serve as members of the board of directors of the Managing General Partner pursuant to the terms and provisions of the Managing General Partner Operating Agreement and that certain Investor Rights Agreement dated as of the date hereof by and among Adena, the General Partner, the Managing General Partner and Robertson Coal Management LLC, a Delaware limited liability company.
     “Assignable Reserves” means any interest in any coal reserves and/or resources (as defined by the United States Geologic Survey) held or acquired by any Adena Entity, including any ownership or fee interest, leasehold or subleasehold interest, royalty interest or otherwise, other than any such interests to be acquired by the Partnership Group for consideration pursuant to the transactions contemplated by the Second Contribution Agreement.
     “Cline” is defined in the introduction to this Agreement.
     “Closing Date” means the date of the closing of the transactions contemplated by the Contribution Agreement.
     “Conflicts Committee” is defined in the MLP Agreement.

     “Consideration” means the consideration to be delivered for a Restricted Business acquired by the Partnership Group pursuant to Section 2.3 in the form of cash, limited partner interests in the MLP, limited partner interests in the General Partner (including special allocations with respect to the Incentive Distribution Rights held by the General Partner), or any combination thereof.
     “Consideration Cap” means an aggregate interest in the General Partner entitling the Adena Entities to the right to receive all cash distributions and other income and deductions related to 40% of the General Partner’s 2% general partner interest in the MLP and to 61.538% of the General Partner’s Incentive Distribution Rights (or 40% of all of the Incentive Distribution Rights), as further set forth in the General Partner Partnership Agreement.
     “Contribution Agreement” means that certain Contribution Agreement dated as of December 14, 2006 by and among Foresight, Adena, the MLP, the General Partner, the Managing General Partner and the OLLC.
     “Foresight” is defined in the introduction to this Agreement.
     “General Partner” means the General Partner and its successors as general partner of the MLP.
     “General Partner Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of the General Partner dated as of the Closing Date, as such agreement may be amended, modified or supplemented from time to time after the Closing Date.
     “Hard Minerals” means naturally occurring deposits of minerals that are in solid form at room temperature that can be extracted, processed and sold for economic gain, which minerals include but are not limited to coal, aggregates, potash, copper, gold, limestone, iron ore, platinum, silver, uranium and trona.
     “Hard Minerals AMI” means, collectively, the Acquired Properties AMI and all Offer AMIs.
     “Hard Minerals Restricted Business” is defined in Section 2.1(a)(i).
     “Managing General Partner” means the Managing General Partner and its successors as general partner of the General Partner.
     “Managing General Partner Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Managing General Partner dated as of the Closing Date, as such agreement may be amended, modified or supplemented from time to time after the Closing Date.

     “Mining Operations” means the mining, extraction, processing and sale of Hard Minerals, whether conducted through any business, assets or Person.
     “MLP” is defined in the introduction to this Agreement.
     “MLP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the MLP dated as of the Closing Date, as such agreement may be amended, modified or supplemented from time to time after the Closing Date.
     “Mutually Agreed Firm” is defined in Section 2.3(c)(ii).
     “Non-Producing Hard Minerals Reserves” means reserves of Hard Minerals that are not associated with Mining Operations.
     “Offer” is defined in Section 2.3(b).
     “Offer AMI” is defined in Section 2.4(b).
     “OLLC” is defined in the introduction to this Agreement.
     “Operate” means the unrestricted right to own, operate, purchase, sell, swap, otherwise transfer, lease or invest in, in whole or in part, directly or indirectly, a particular asset or business.
     “Option Expiration Date” is defined in Section 2.2(e).
     “Option Offer” means a bona fide written offer from Cline to Trout giving Trout the option to purchase the Option Reserves identified in such offer pursuant to the terms and conditions of the Purchase Option Agreement or the Wildcat Agreement, as applicable.
     “Option Period” means the 14-day period following the receipt by Trout of an Option Offer.
     “Option Reserves” means the Adjacent Reserves and the Wildcat Adjacent Reserves, collectively.
     “Panther” means Panther, LLC, a West Virginia limited liability company.
     “Partnership Entities” means the Managing General Partner, the General Partner, the MLP, the OLLC and any Subsidiary of the MLP or the OLLC.
     “Partnership Group” means the MLP, the General Partner, the OLLC and any Subsidiary of the MLP or the OLLC.
     “Party” or “Parties” is defined in the introduction to this Agreement.

     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Purchase Option Agreement” means that certain Second Amended and Restated Purchase Option Agreement dated as of December 30, 2003 by and among Trout, Trout II, Panther and Cline, as amended by Amendment No. 1 dated as of March 21, 2005, as such agreement may be further amended, modified or supplemented from time to time after the Closing Date in accordance with Section 3.15.
     “Restricted Businesses” is defined in Section 2.1(a).
     “Second Contribution Agreement” is defined in the Contribution Agreement.
     “Selected Firm” is defined in Section 2.3(c)(ii).
     “Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Transportation Infrastructure Restricted Business” is defined in Section 2.1(a)(ii).
     “Transportation Infrastructure Restricted Business Certificate” means the certificate acknowledged, agreed to and delivered by the Parties concurrently with the execution and delivery of this Agreement, as contemplated by Section 2.1(a).
     “Trout” means Trout Coal Holdings, LLC, a Delaware limited liability company.
     “Trout II” means Trout Coal Holdings II, LLC, a Delaware limited liability company.
     “Trout Acceptance Notice” means a notice delivered by Trout or Trout II, as applicable, to Cline indicating that Trout or Trout II, as applicable, has elected to purchase the Option Reserves that are the subject of the Option Offer pursuant to the terms and conditions of the Purchase Option Agreement or the Wildcat Agreement, as applicable.
     “Trout Rejection Notice” means a notice delivered by Trout or Trout II, as applicable, to Cline indicating that Trout or Trout II, as applicable, has elected not to purchase the Option Reserves that are the subject of the Option Offer pursuant to the terms and conditions of the Purchase Option Agreement or the Wildcat Agreement, as applicable.
     “Valuation” means (i) the valuation submitted by the Mutually Agreed Firm or (ii) if there is no Mutually Agreed Firm, the arithmetic mean of the valuation submitted by the Adena Entity’s Selected Firm and the valuation submitted by General Partner’s Selected Firm.
     “Wildcat Adjacent Reserves” is defined in the Wildcat Agreement.
     “Wildcat Agreement” means that certain Wildcat Adjacent Reserves and Royalty Payment Agreement dated as of December 30, 2003 by and between Trout and Cline, as amended by Amendment No. 1 dated as of March 21, 2005, as such agreement may be further amended, modified or supplemented from time to time after the Closing Date in accordance with Section 3.15.
ARTICLE II
Restricted Businesses; Areas of Mutual Interest
2.1 Restricted Businesses.
(a) During the Applicable Period and subject to Section 2.2, the Adena Entities shall be required to offer to the Partnership Group the opportunity to acquire all Restricted Businesses owned, operated or invested in by any of the Adena Entities, directly or indirectly, in each case in accordance with the procedures set forth in Section 2.3. For purposes of this Agreement, a “Restricted Business” means the following activities whether conducted through any business, assets or Person, directly or indirectly: (i) owning, investing in and/or entering into leases as lessor of any Hard Minerals in the United States or any overriding royalty interest in any Hard Minerals in the United States (a “Hard Minerals Restricted Business”), and (ii) owning, investing in, operating and/or leasing the transportation infrastructure assets included in or associated with (or to be included in or associated with) the projects in Illinois as identified on the Transportation Infrastructure Restricted Business Certificate (a “Transportation Infrastructure Restricted Business”). Notwithstanding the foregoing, a Restricted Business does not include (1) any beneficial ownership interest in a publicly traded company so long as such interest is held solely for passive investment purposes and is not controlled by an Adena Entity, (2) any beneficial ownership interest in a publicly traded company primarily engaged in Mining Operations and controlled by an Adena Entity so long as any assets contributed or otherwise conveyed to such publicly traded company by any Adena Entity do not constitute Restricted Businesses or are Restricted Businesses described in Section 2.2(b), and (3) the assets of a publicly traded company primarily engaged in Mining Operations and controlled by an Adena Entity that were not contributed to such publicly traded company by an Adena Entity. In addition, during the Applicable Period, without the prior written consent of the Partnership Group, no Adena Entity shall lease to another Adena Entity any Hard Minerals on terms that are more favorable to the Adena Entity lessee than could be obtained in an arms’ length transaction with a third party.
(b) For the purpose of clarity, the Adena Entities may Operate Mining Operations, public or private, and such activities shall not constitute a Restricted Business.
2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, an Adena Entity may Operate Restricted Businesses during the Applicable Period under the following circumstances only:
(a) The Adena Entities may own and operate the businesses and assets that are the subject of the Second Contribution Agreement until the closing of the transactions contemplated thereby or the earlier termination of the Second Contribution Agreement, in which latter event such businesses and assets shall not be subject to this Agreement.
(b) The Adena Entities may Operate Restricted Businesses that the General Partner has elected not to cause a member of the Partnership Group to pursue in accordance with the procedures set forth in Section 2.3.
(c) Subject to Section 2.2(d), the Adena Entities may Operate a Restricted Business consisting of Non-Producing Hard Minerals Reserves; provided, however, that upon production and sale of the first ton of coal from such reserves, the relevant Adena Entity will promptly provide written notice to the General Partner that Mining Operations have begun with respect to such Hard Minerals Restricted Business and such Adena Entity shall comply with the provisions of Section 2.1(a) and Section 2.3.
(d) Notwithstanding anything to the contrary in Section 2.2(c), the Adena Entities may not sell, swap, exchange or otherwise transfer, directly or indirectly, any of the Hard Minerals included in or associated with (or to be included in or associated with) any of the projects identified in the Transportation Infrastructure Restricted Business Certificate (it being acknowledged and agreed by the Parties that all such Hard Minerals are Restricted Businesses to be offered to the Partnership Group pursuant to Section 2.1(a) and Section 2.3).
(e) The Adena Entities may Operate a Restricted Business consisting of Option Reserves until the earliest to occur (the “Option Expiration Date”) of (i) receipt by Cline of a Trout Rejection Notice with respect to such Option Reserves during the Option Period, (ii) the expiration of the Option Period without receipt by Cline of a Trout Rejection Notice or a Trout Acceptance Notice with respect to such Option Reserves, and (iii) if Cline has received a Trout Acceptance Notice with respect to such Option Reserves during the Option Period, the earlier to occur of (A) the closing of the sale of such Option Reserves to Trout or Trout II, as applicable, pursuant to the terms and conditions set forth in the Purchase Option Agreement or the Wildcat Agreement, as

applicable, and (B) the expiration of the 45th day after receipt by Trout or Trout II, as applicable, of such Option Offer. Upon the occurrence of the Option Expiration Date, the Adena Entities shall comply with the provisions of Section 2.1(a) and Section 2.3 with respect to such Option Reserves, subject in each case to the rights of first refusal, if applicable, set forth in Section 3.3 of the Purchase Option Agreement and Section 2.3 of the Wildcat Agreement, as applicable. Notwithstanding anything to the contrary in this Section 2.2(e), the Adena Parties shall not be required to comply with the provisions of Section 2.1(a) and Section 2.3 from and after the Option Expiration Date with respect to any Option Reserves that are Non-Producing Hard Minerals Reserves; provided, however, that upon production and sale of the first ton of coal from such Option Reserves, the Adena Entities will promptly provide written notice to the General Partner that Mining Operations have begun with respect to such Option Reserves and the Adena Entities shall be required to comply with the provisions of Section 2.1(a) and Section 2.3, subject in each case to the rights of first refusal, if applicable, set forth in Section 3.3 of the Purchase Option Agreement and Section 2.3 of the Wildcat Agreement, as applicable. Cline shall provide an Option Offer to Trout or Trout II, as applicable, as promptly as practicable after the acquisition, directly or indirectly, by the Adena Entities of any Option Reserves. Upon assignment of the Option (as defined in the Wildcat Agreement) to Trout Coal Holdings III or any other entity in accordance with the Wildcat Agreement, applicable references herein to “Trout” shall thereafter be references to Trout Coal Holdings III or such other entity.
2.3 Procedures.
(a) In the event that an Adena Entity owns, operates or invests in a Restricted Business that it is not otherwise permitted to own, operate or invest in pursuant to Section 2.2, then such Adena Entity shall (1) promptly notify the General Partner in writing, (A) in the case of a Restricted Business consisting of Non-Producing Hard Minerals Reserves, within six months after the production and sale of the first ton of coal from such reserves, (B) in the case of a Transportation Infrastructure Restricted Business, within six months after the generation of any revenue with respect to such Restricted Business, and (C) in the case of a Restricted Business consisting of Hard Minerals not described in clause (A), within six months of such ownership, operation or investment in such Restricted Business, (2) deliver to the General Partner all information prepared by or on behalf of such Adena Entity relating to such Restricted Business and the proposed acquisition (including information with respect to coal production and sales or revenues) of such Restricted Business by the Partnership Group, and (3) offer the Partnership Group the opportunity to acquire such Restricted Business in accordance with this Section 2.3.
(b) In each such case described in Section 2.3(a), the offer to the Partnership Group (the “Offer”) shall set forth the terms relating to the purchase of such Restricted Business, including, without limitation, the requested form of Consideration, subject to the Consideration Cap, and, in respect of a Hard Minerals Restricted Business, the Offer AMI. Within 45 days after receipt of the Offer, the General Partner shall notify such Adena Entity in writing that either (x) the General Partner has elected not to cause a member of the Partnership Group to purchase such Restricted Business, in which event the Adena Entity shall be forever free to Operate such Restricted Business without any restriction imposed by this Agreement, or (y) the General Partner agrees or wishes in good faith to negotiate to cause one or more members of the Partnership Group to purchase such Restricted Business, in which event the following procedures shall be followed:
(c) The Adena Entity and the General Partner shall negotiate after receipt of such Offer by the General Partner, the terms on which the Restricted Business will be sold to one or more members of the Partnership Group. The Adena Entity shall provide all additional information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by the General Partner.
(i) If the Adena Entity and the General Partner, with the approval of the Conflicts Committee, agree on such terms within 45 days after initial receipt by the General Partner of the Offer, one or more members of the Partnership Group shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached. The contribution agreement for the Restricted Business will provide for the required Consideration to be delivered, subject to the Consideration Cap, and will contain commercially reasonable representations, warranties, covenants, agreements and closing conditions.
(ii) If the Adena Entity and the General Partner are unable to agree on the fair market value of the Restricted Business proposed to be contributed during the 45-day period after receipt by the General Partner of the Offer, the Adena Entity and the General Partner, with the approval of the Conflicts Committee, will engage a mutually agreeable investment banking firm with a national reputation (the “Mutually Agreed Firm”) to determine the fair market value of the Restricted Business. If the Adena Entity and the General Partner are unable to agree on such an investment banking firm, then each of the Adena Entity and the General Partner shall engage an investment banking firm with a national reputation (each, a “Selected Firm”) to determine the fair market value of the Restricted Business. In determining the fair market value of the Restricted Business, the Mutually Agreed Firm or each Selected Firm, as the case may be, will have access to the proposed contribution and acquisition values for the Restricted Business submitted by the Adena Entity and the General Partner, respectively. The Mutually Agreed Firm or each Selected Firm, as the case may be, will determine the value of the Restricted Business within 30 days and furnish the Adena Entity and the General Partner its opinion of such value. The fees of the Mutually Agreed Firm’s appraisal will be split equally between the Adena Entity and the MLP. The fees of each Selected Firm will be paid by the party engaging such Selected Firm or, in the case of the Selected Firm engaged by the General Partner, by the MLP. Upon receipt of the Valuation, the General Partner will cause one or more members of the Partnership Group to acquire the Restricted Business. If, at the end of the 45-day period, the General Partner has not invoked the valuation procedures called for in this Section 2.3(c)(ii), then the General Partner shall be deemed not to have elected to cause a member of the Partnership Group to purchase such Restricted Business, and the General Partner shall send the written notice described in Section 2.3(b)(x).
(iii) If the General Partner on behalf of the MLP elects to acquire the Restricted Business pursuant to Section 2.3(c)(ii), then as soon as commercially practicable after the fair market value of the Restricted Business has been determined in accordance with Section 2.3(c)(ii), one or more members of the Partnership Group shall purchase the Restricted Business for the Consideration equal to the Valuation. The contribution agreement for the Restricted Business will provide for the Consideration, subject to the Consideration Cap, and will contain commercially reasonable representations, warranties, covenants, agreements and closing conditions. If the Valuation is not equal to the amount specified in the Offer, then the Consideration shall be increased or decreased, pro rata based on the forms of Consideration specified in the Offer, to an amount equal to the Valuation, provided, that if the Partnership Group is contractually or legally restricted from delivering the Consideration (as so increased or decreased), then the Partnership Group shall be entitled to delay the closing of such acquisition for up to an additional 180 days in order to provide the required Consideration, and if the Partnership Group fails to deliver such Consideration at the end of such 180-day period, then such Restricted Business shall be treated as if the Partnership Group had declined to purchase such Restricted Business in accordance with Section 2.2(b), and the General Partner shall send the written notice described in Section 2.3(b)(x).
(iv) If two or more separate Restricted Businesses are included in the same notice delivered to the General Partner pursuant to Section 2.3(a)(1), the General Partner shall have the separate right of election as to each such Restricted Business.
     2.4 Area of Mutual Interest.
          (a) The Parties hereby create an area of mutual interest with respect to the properties of the Adena Entities to be acquired by the Partnership Group pursuant to the transactions contemplated by the Contribution Agreement and the Second Contribution Agreement (collectively, the “Acquired Properties”) consisting of the areas described in the AMI Certificate (the “Acquired Properties AMI”).
          (b) Each Offer of a Hard Minerals Restricted Business shall include an associated area of mutual interest with respect to the properties proposed to be acquired (the “Offer AMI”). The Parties shall supplement the AMI Certificate from time to time by adding supplements in the form of additional certificates in a form substantially similar to the AMI Certificate (the “Additional AMI Certificates”) after the Closing Date to include Offer AMIs negotiated in good faith as part of the Offer pursuant to Section 2.3(b) with respect to Hard Minerals Restricted Businesses acquired by the Partnership Group pursuant to Section 2.3.
          (c) During the Applicable Period, the Adena Entities shall be required to offer to the Partnership Group the opportunity to acquire any and all Assignable Reserves within the

Hard Minerals AMIs held or acquired by any Adena Entity after the date hereof. In the event that an Adena Entity holds or acquires any Assignable Reserves within a Hard Minerals AMI, such Adena Entity shall (1) notify the General Partner in writing as soon as practicable of such holding or acquisition, (2) deliver to the General Partner all information prepared by or on behalf of such Adena Entity relating to such Assignable Reserves and the proposed acquisition of such Assignable Reserves by the Partnership Group and (3) if the General Partner on behalf of the Partnership so elects and notifies such Adena Entity in writing, promptly convey, transfer and assign to one or more members of the Partnership Group designated by the General Partner on behalf of the MLP all of such Adena Entity’s right, title and interest in and to such Assignable Reserves, free and clear of all liens and encumbrances created as a result of debt incurred by any Adena Entity, (I) in the case of an Assignable Reserve in the Acquired Properties AMI, at no cost to the Partnership Entities, or (II) in the case of an Assignable Reserve in any Offer AMI, at the acquisition cost to the Adena Entity.
2.5 Scope of Prohibition. Except as provided in this Article II and the MLP Agreement, each Adena Entity shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Partnership Entity.
2.6 Enforcement. The Adena Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Adena Entities of the covenants and agreements set forth in this Article II, and that any breach by the Adena Entities of the covenants and agreements set forth in Article II would result in irreparable injury to the Partnership Group. The Adena Entities further agree and acknowledge that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity for specific performance to compel the Adena Entities to perform their obligations under this Agreement and consent to the issuance of injunctive relief under this Agreement.
ARTICLE III
Miscellaneous
3.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of West Virginia and to venue in Charleston, West Virginia.
3.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this

Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2:
THE MLP, THE GENERAL PARTNER, THE MANAGING GENERAL PARTNER or THE OLLC:
c/o The MLP
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
AND
c/o The MLP
1035 3rd Avenue, Suite 300
Huntington, West Virginia 25727-2827
Telephone: (304) 522-5757
Facsimile: (304) 522-5401
Attention: President and Chief Operating Officer
With a copy (not itself constituting notice) to:
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone:(713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman
ANY ADENA PARTY
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield
With a copy (not itself constituting notice) to:

Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
3.3 Entire Agreement. This Agreement (together with, the Transportation Infrastructure Restricted Business Certificate, the AMI Certificate and any and all Additional AMI Certificates, all of which are incorporated by reference herein and deemed to be a part hereof) constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
3.4 Termination. Article II of this Agreement will terminate upon the expiration of the Applicable Period unless earlier terminated in writing by the Parties hereto.
3.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run. Time is of the essence of this Agreement.
3.6 Amendment, Supplement or Modification. This Agreement may be amended, supplemented or modified from time to time only by the written agreement of all the Parties; provided, however, that (a) the MLP and the OLLC may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units and (b) the AMI Certificate may be amended, supplemented or modified in accordance with Section 2.4(b) by the written agreement of the General Partner and Adena. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
3.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto, except for an assignment made in connection with the sale of the General Partner’s two percent general partner interest in the MLP.
3.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
3.10 Construction and Interpretation. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section” or “subsection” shall be to an Article, Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days. The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
3.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees, and agrees to cause its Affiliates, to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
3.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
3.13 Negotiation of Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, assignee or other Person of the MLP shall have the right, separate and apart from the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
3.14 Compliance by Affiliates of Adena Parties. Each Adena Party hereby agrees and covenants that it shall cause each of its existing and future Affiliates to comply with all of the provisions of this Agreement that are applicable to the Adena Entities and shall be liable for any failure of any such Affiliate to comply with any such provision of this Agreement.
3.15 Amendments to Purchase Option Agreement and Wildcat Agreement. During the Applicable Period, Cline (including his successors and permitted assigns) will not amend, modify, supplement or terminate the Purchase Option Agreement or the Wildcat Agreement without the prior written agreement of the General Partner, with the approval of the Conflicts Committee.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

Christopher Cline

Foresight Reserves LP

By:	Insight Resource, LLC, its general partner

By:
Donald Holcomb
Authorized Person

ADENA MINERALS, LLC

By:
Donald Holcomb
Authorized Person

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:
Nick Carter
President and Chief Operating Officer

NRP (GP) LP

By:	GP Natural Resource Partners LLC,
its general partner

By:
Nick Carter President and Chief Operating Officer

NRP (Operating) LLC

By:	Natural Resource Partners L.P.,
its sole member

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:
Nick Carter
President and Chief Operating Officer

Exhibit E
Form of Invetor rights Agreement
[See Attached]

E-1

EXHIBIT E
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement (this “Agreement”) is made and entered into effective as of January 4, 2007, by and among Adena Minerals, LLC, a Delaware limited liability company (the “Investor”), NRP (GP) LP, a Delaware limited partnership (the “General Partner”), and GP Natural Resource Partners LLC, a Delaware limited liability (the “Company”) and Robertson Coal Management LLC, a Delaware limited liability company (the “Sole Member,” and collectively with the General Partner and the Company, the “Partnership Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S
     A. The Company is the general partner of the General Partner.
     B. In connection with the execution and delivery of this Agreement the Investor has entered into an agreement to acquire 3,913,080 Common Units and 541,956 Class B Units of Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), (each as defined in that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated of even date herewith) and an aggregate 22% partner interest in the General Partner (pursuant to that certain Contribution Agreement dated as of December 14, 2006 (the “Contribution Agreement”) by and among the Partnership, the General Partner, NRP (Operating) LLC, a wholly owned subsidiary of the Partnership, Adena and Foresight Reserves LP) (such Common Units, Class B Units and limited partner interests, collectively, the “Transaction Interests”).
     C. As a condition to the Investor’s acquisition of the Transaction Interests, the Partnership Parties have agreed to grant the Investor certain management and investor rights as more fully set forth herein and the Investor has agreed to be bound by the obligations set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. REPRESENTATIONS AND WARRANTIES.
     1.1 Representations and Warranties by the Investor: The Investor hereby represents and warrants to the Partnership Parties as follows:
          (a) Authorization and Execution. (i) The Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Investor; (iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by the Investor with any governmental or regulatory authority, is required in order to permit the Investor to perform its obligations under this Agreement, except for such as have been obtained.
          (b) Non-Contravention. The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder, the consummation of the transactions contemplated hereby by the Investor and compliance by the Investor with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of the Investor or otherwise result in a detriment to the Investor under, (i) the certificate of formation or limited liability company operating agreement of the Investor (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Investor is a party or by which the Investor or any of its properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) any judgment, decree, order, writ, statute, rule or regulation applicable to the Investor or any of its properties or assets that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Investor.
     1.2 Representations and Warranties by the Partnership Parties. Each of the Partnership Parties represents and warrants to the Investor as follows:
          (a) Authorization and Execution. (i) Each Partnership Party has all requisite limited partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by each Partnership Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited partnership or limited liability company action, as the case may be, on the part of such Partnership Party; (iii) this Agreement has been duly executed and delivered by each Partnership Party and constitutes a legal, valid and binding obligation of such Partnership Party, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by any Partnership Party with any governmental or regulatory authority, is required in order to permit any Partnership Party to perform its obligations under this Agreement, except for such as have been obtained.

2

          (b) Non-Contravention. The execution and delivery by each Partnership Party of this Agreement, the performance by each Partnership Party of its obligations hereunder, the consummation of the transactions contemplated hereby by each Partnership Party and compliance by each Partnership Party with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of any Partnership Party or otherwise result in a detriment to any Partnership Party under, (i) the certificate of limited partnership, certificate of formation, agreement of limited partnership or limited liability company operating agreement of any Partnership Party (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Partnership Party is a party or by which any Partnership Party or any of its properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) any judgment, decree, order, writ, statute, rule or regulation applicable to any Partnership Party or any of its properties or assets that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of such Partnership Party.
2. MANAGEMENT RIGHTS.
     2.1 The Investor shall be entitled to designate two directors of the board of directors (the “Board”) of the Company (including for purposes of this Section 2 any Affiliate of the Company that serves as the successor general partner of the General Partner) (the “Investor Directors”), one of whom shall be an “Independent Director” as such term is defined in the Company’s Fourth Amended and Restated Limited Liability Company Agreement, as such agreement may be amended from time to time (the “Operating Agreement”). The Independent Director shall be subject to the approval of Compensation, Nominating and Governance Committee (the “Nominating Committee”) of the Board, which approval shall not be unreasonably withheld, delayed or conditioned. On or before April 4, 2007, the Investor shall provide the Company with a notice (the “Director Notice”) identifying the Independent Director. The Sole Member shall cooperate with respect to electing the directors designated by the Investor, including nominating the Investor Directors for election and voting in favor of the Investor Directors designated by the Investor (who, with respect to the Independent Director, shall be the individual designated in the Director Notice, unless otherwise indicated in a subsequent notice delivered by the Investor to the Company and who shall be subject to the approval of the Nominating Committee). The Independent Director shall commence his or her service on the Board on or before the tenth business day following the Company’s receipt of the Director Notice or on such later date as specified by the Investor therein. Each Investor Director shall hold office until his or her successor is elected pursuant to the terms of this Section 2 or until his or her earlier death, resignation or removal.
     2.2 The initial term of each Investor Director shall expire at the next annual meeting of the members of the Company or an earlier special meeting of the members of the Company called for the purpose of electing Directors to the Board. At any such meeting (the “Initial Meeting”), and at all similar, subsequent meetings of the members of the Company held for the purpose of electing directors to the Board, the Sole Member shall cooperate with respect to

3

electing the directors designated by the Investor, including nominating the Investor Directors for election and voting in favor of the Investor Directors designated by the Investor (who shall be the individuals designated herein and in the Director Notice, unless otherwise indicated in a subsequent notice delivered by the Investor to the Company). At the Initial Meeting and all such meetings held thereafter prior to an Investor Director Resignation Event (as defined below), the Investor Directors shall be elected to serve annual terms expiring on the date of the annual meeting of members of the Company following such election.
     2.3 The Investor may remove an Investor Director (other than an Independent Director) at any time, with or without cause, and the Sole Member shall cooperate with respect to such removal, including voting in favor of such removal. Independent Directors may only be removed as provided in the Operating Agreement. In the event of the death, resignation or removal of an Investor Director, the Investor may designate a replacement Investor Director, who shall be subject to the approval of the Nominating Committee in the case of an Independent Director.
     2.4 The Investor Directors shall serve on the Board in accordance with the terms of the Operating Agreement and shall be entitled to all rights and protections provided thereunder to directors generally. The Company and the Sole Member shall amend Section 7 of the Operating Agreement to reflect the Investor’s rights to designate the Investor Directors and as otherwise necessary to reflect the provisions of Section 2 of this Agreement.
     2.5 At the election of the Investor, the Board shall appoint the Investor Director who is not the Independent Director to serve as a voting member of any executive (or similar) committee as well as any other committee of the Board for which such person meets the qualifications, the Board shall appoint the Independent Director to serve as a voting member of at least one committee of the Board for which such person meets the qualifications, which committee shall be selected by the Board, and the Sole Member shall cooperate with respect to causing such appointments.
     2.6 The Investor’s right to appoint the Investor Directors shall continue so long as (a) the Put Right or the Call Right (each as defined in the Third Amended and Restated Limited Partnership Agreement of the General Partner of even date herewith (as further amended, modified or supplemented from time to time after the date hereof, the “General Partner Partnership Agreement”)) has not been exercised by the Investor or the General Partner and (b) the Investor beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) either (i) an amount of limited partner interests in the Partnership comprising more than 5% of the aggregate limited partner interest in the Partnership then issued and outstanding; or (ii) an amount of limited partner interests in the General Partner comprising more than 5% of the limited partner interests in the General Partner then issued and outstanding (the failure to meet the ownership test in this clause (ii) is the “Amendment Trigger”). Upon the earlier to occur of (x) the exercise of the Put Right or the Call Right (each as defined in the General Partner Partnership Agreement) by either the Investor sending a “Put Notice” or the General Partner sending a “Call Notice” (each as defined in the General Partner Partnership Agreement) or (y) such time that the Investor’s holdings of limited partner interests in the Partnership and limited partner interests in the General Partner satisfy neither of the two

4

conditions of clause (b) above (the occurrence of the events in clause (x) or clause (y), the “Investor Director Resignation Event”), the Sole Member may immediately vote to remove the Investor Directors if they have not previously resigned from the Board, and all of the Investor’s rights under this Section 2 shall terminate.
     2.7 Until the Amendment Trigger has occurred, no amendment to the Fourth Amended and Restated Limited Liability Company Agreement of the Company of even date herewith (as amended, modified or supplemented from time to time after the date hereof, the “Company LLC Agreement”) that adversely affects the economic rights of the Investor in any respect, or the other rights of the Investor, in any material respect, under the Company LLC Agreement (including a dissolution of the Company), shall be effective without the written consent of the Investor (in addition to all other persons required to consent pursuant to Section 13.2(a) of the Company LLC Agreement).
     2.8 So long as the Investor has the right to appoint Investor Directors pursuant to this Section 2, the Investor shall have the right to have one observer (the “Observer”) attend each meeting of the Board. The Observer shall execute a confidentiality agreement substantially in the form attached hereto as Exhibit A prior to the first Board meeting attended by the Observer, and unless the Investor and the Company otherwise agree (such agreement not to be unreasonably withheld), the Observer shall be Chris Cline. The Observer shall have no voting rights as a member of the Board but shall be entitled to receive copies of all information distributed to the Board and to attend all meetings of the Board.
     2.9 So long as the Investor’s holdings of limited partner interests in the Partnership or limited partner interests in the General Partner satisfy either of the conditions in Section 2.6(b), the sale or other disposition by the Partnership, the General Partner or any subsidiary of the Partnership of any entity or assets contributed to the Partnership, the General Partner or any subsidiary of the Partnership by the Investor or any of its affiliates shall require the written consent of the Investor which consent may be withheld in its sole discretion and without regard to any fiduciary or other duty or any reasonableness standard but solely with regard to the best interests of the Investor and its beneficial owners. Any purported sale or other disposition by the Partnership, the General Partner or any subsidiary of the Partnership of any entity or assets contributed to the Partnership, the General Partner or any subsidiary of the Partnership by the Investor or any of its affiliates without such consent shall be null and void ab initio.
3. ASSIGNMENT, AMENDMENT AND TERMINATION.
     3.1 Assignment. Notwithstanding anything herein to the contrary:
          (a) Management Rights. The rights of the Investor under Section 2 may be assigned to any Affiliate (as defined in the Contribution Agreement) of Investor in conjunction with an assignment of Investor’s partnership interest in the General Partner to an Affiliate of the Investor.
          (b) Other Rights. Any other rights under this Agreement may be assigned only with the consent of both the Investor and the General Partner.

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     3.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of each party hereto.
4. GENERAL PROVISIONS.
     4.1. Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.1:
ANY PARTNERSHIP PARTY:
c/o General Partner
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
AND
c/o General Partner
1035 3rd Avenue, Suite 300
Huntington, West Virginia 25727-2827
Telephone: (304) 522-5757
Facsimile: (304) 522-5401
Attention: President and Chief Operating Officer
With a copy (not itself constituting notice) to:
Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman

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THE INVESTOR:
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield
With a copy (not itself constituting notice) to:
Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
     4.2 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.3 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of West Virginia and to venue in Charleston, West Virginia.
     4.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     4.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     4.6 Successors and Assigns. Subject to the provisions of Section 3.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.
     4.7 Construction. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to a “Section” or “subsection” shall be to a Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision hereof, (c) the words used herein

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shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     4.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.9 Specific Performance. Each Partnership Party, on the one hand, and the Investor, on the other hand, acknowledges and agrees that irreparable injury would occur in the event any of the provisions of Section 2 were not performed in accordance with their specific terms or were otherwise breached and that such injury would be not be compensable in damages. It is accordingly agreed that the parties hereto shall be entitled to specific enforcement of the terms of Section 2 (Management Rights), and no party will take any action, directly or indirectly, in opposition to the other party seeking relief on the grounds that any other remedy or relief is available at law or in equity.
[Remainder of Page Intentionally Blank]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Adena Minerals, LLC

By:
Donald Holcomb
Authorized Person

NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:
Nick Carter President and Chief Operating Officer

GP Natural Resource Partners LLC

By:
Nick Carter President and Chief Operating Officer

Robertson Coal Management LLC

By:
Corbin J. Robertson, Jr.
Sole Member
SIGNATURE PAGE FOR INVESTOR RIGHTS AGREEMENT

EXHIBIT A
FORM OF CONFIDENTIALITY AGREEMENT
EXHIBIT A

Exhibit F
Form of Second Contribution Agreement
[See Attached]

F-1

EXHIBIT F
SECOND CONTRIBUTION AGREEMENT
by and among
Natural Resource Partners L.P.,
NRP (GP) LP,
NRP (Operating) LLC,
as Buyer,
and
Foresight Reserves LP,
and
Adena Minerals, LLC
as Seller
Dated
January 4, 2007

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EXHIBITS
Exhibit A            Form of Assignment of Membership Interests (General Partner)
Exhibit B            Form of Assignment of Membership Interests (Buyer)
Exhibit C            Form of Ohio Backstop Agreement
Exhibit D            Form of Deepwater TIC Agreement
Exhibit E            Form of Parent Release
SCHEDULES
Acquired Company Disclosure Schedule
Section 1.1(a) – Managers and Officers
Section 1.1(b) – Liens
Section 1.1(c) – Post-Closing Notifications
Section 1.1(d) – Acquisition Agreements
Section 1.1(e) – Super Material Contracts
Section 3.3(a) – Prior Legal or Assumed Names
Section 3.3(c)(i) – Acquired Company Obligations
Section 3.3(c)(ii) – Continuing Obligations
Section 3.4 – Required Consents
Section 3.7(a) – Required Authorizations
Section 3.7(c) – Notices of Non-Compliance and Notices of Violations
Section 3.8(a)(i) – Owned Real Property Interests and Leased Real Property Interests
Section 3.8(b) – Preferential or Similar Rights
Section 3.8(f) – Out Leases
Section 3.8(g) – Mining Claims
Section 3.11 – Insurance
Section 3.12(a) – Material Contracts
Section 3.12(b) – Certain Contracts Relating to Acquisition Agreements
Section 3.12(c) – Indemnification Claims
Section 3.17(c) – No Liabilities
Section 3.18(f) – Environmental Matters
Section 3.18(g) – Environmental Liabilities
Section 3.22 – Reserve Studies
Section 3.23 – Affiliate Relationships
Section 5.1(a) – Conduct of Business
Section 5.1(b) – Sale or Transfer of LLC Interests
Section 5.2(a) – Third Party Confidentiality Agreements; Privileged Communications

SECOND CONTRIBUTION AGREEMENT
     This SECOND CONTRIBUTION AGREEMENT (this “Agreement”) dated January 4, 2007 (the “Execution Date”) is by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”); NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”); and NRP (Operating) LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Buyer”); and Foresight Reserves LP, a Nevada limited partnership (“Parent”); and Adena Minerals, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Seller”). Parent and Seller are sometimes referred to collectively herein as the “Seller Parties” and individually as a “Seller Party.” The Partnership, the General Partner, Buyer, Parent and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
     1. Parent owns all of the outstanding membership interests in Seller, and Seller owns all of the outstanding membership interests (collectively, the “Membership Interests”) of each of Rivervista Mining, LLC, a Delaware limited liability company (“Rivervista”), and Deepwater Transport, LLC, a Delaware limited liability company (“Deepwater”). The Membership Interests, together with any and all other membership interests or other Equity Interests of the Acquired Companies hereafter issued to or otherwise held by Seller, are collectively referred to herein as the “LLC Interests.”
     2. The Contribution Agreement provides for the execution of this Agreement on the Execution Date.
     3. Prior to the Execution Date, Seller has caused Gatling to transfer to Rivervista the Ohio Coal Reserves.
     4. The Acquired Companies own and/or lease certain coal reserves, transportation infrastructure and other related assets in Ohio.
     5. The General Partner desires to acquire, and Seller desires to contribute to the General Partner, the Contributable LLC Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     6. Buyer desires to acquire, and Seller desires to contribute to Buyer, the Other LLC Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the following meanings:
          “Acquired Company” means Rivervista or Deepwater, individually, and “Acquired Companies” means Rivervista and Deepwater, collectively.
          “Acquired Company Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer and the General Partner concurrently with the execution and delivery of this Agreement together with any supplements thereto delivered pursuant to Section 5.16.
          “Acquisition Agreements” means each Contract identified in Section 1.1(d) of the Acquired Company Disclosure Schedule.
          “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person; provided, however, that for purposes of this Agreement, the Seller Parties, on the one hand, and the Partnership, the General Partner and Buyer, on the other hand, shall not be deemed to be “Affiliates” of each other. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
          “Aggregate Consideration” is defined in Section 2.2(a).
          “Agreement” is defined in the opening paragraph of this Agreement.
          “Assets” is defined in Section 3.8(a).
          “Assignment of Membership Interests (Buyer) is defined in Section 7.2(a)(ii).
          “Assignment of Membership Interests (General Partner) is defined in Section 7.2(a)(i).
          “Audited Financial Statements” means the Financial Statements as defined in the Contribution Agreement.
          “Authorization” means any franchise, permit, license, authorization, order, certificate, registration or other consent or approval that a Governmental Authority has the legal authority to grant or issue.
          “Business” means the business of the Acquired Companies of owning, leasing, preparing, loading and transporting coal and all activities relating thereto (including acquiring, owning, leasing, subleasing or otherwise controlling (i) any property containing coal reserves or

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(ii) surface rights of any property which may affect the ownership or operation of any property containing coal reserves), as well as any other business conducted by the Acquired Companies.
          “Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in Houston, Texas are generally open for business and capable of sending and receiving wire transfers.
          “Buyer” is defined in the opening paragraph of this Agreement.
          “Buyer Affiliate” is defined in Section 10.14(a).
          “Buyer Indemnified Taxes” means any and all Taxes together with any Losses (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any Proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on any Acquired Company or for which any Acquired Company is otherwise liable for any taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)), (ii) resulting from a breach of the representations and warranties set forth in Section 3.9 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or resulting from a breach by any Seller Party of the covenants set forth in Section 5.7, (iii) of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, or (iv) of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by contract or otherwise.
          “Buyer Indemnitees” is defined in Section 9.3(a).
          “Buyer’s Knowledge,” or any similar term, means the actual knowledge, after due inquiry, of each of Corbin J. Robertson, Jr., Nick Carter, Dwight L. Dunlap, Kevin F. Wall, Wyatt L. Hogan and Kevin J. Craig.
          “Call Right” is defined in the General Partner Partnership Agreement.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
          “Claim” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
          “Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.
          “Class B Units” means units representing limited partner interests of the Partnership designated as Class B Units under the Partnership Agreement and having the rights,

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privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
          “Closing” is defined in Section 7.1.
          “Closing Date” is defined in Section 7.1.
          “Closing Price” is defined in Section 15.1(a) of the Partnership Agreement.
          “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992 (Subtitle J of the Code), as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Units” means units representing limited partner interests of the Partnership designated as Common Units under the Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
          “Confidentiality Agreement” means that certain confidentiality agreement between Cline Resource and Development, Inc. and the Partnership dated May 31, 2006.
          “Continuing Obligations” is defined in Section 3.3(c).
          “Contract” means any binding agreement, contract, lease, commitment, consensual obligation, arrangement, promise or undertaking (whether written or oral and whether express or implied).
          “Contributable LLC Interests” means an amount of the LLC Interests having a value equal to 2/98ths of the value of the Transaction Units (calculated based on the Closing Price of such Transaction Units as of the Business Day immediately preceding the Closing Date) issued pursuant to Section 2.2(b)(ii).
          “Contribution Agreement” means that certain Contribution Agreement dated as of December 14, 2006 by and among the Partnership, the General Partner, Buyer, Parent and Seller.
          “Credit Agreement” means that certain Credit Agreement by and among Lower Wilgat, LLC, a Delaware limited liability company, Middle Wilgat, LLC, a Delaware limited liability company, and the Lenders party thereto dated as of October 24, 2006.
          “Deductible” means $1,000,000.
          “Deepwater” is defined in the first recital to this Agreement.
          “Deepwater TIC” means that certain Tenancy-in-Common Agreement dated as of March 13, 2006 by and between Gatling LLC and Deepwater.
          “Deepwater TIC Agreement” is defined in Section 5.16.

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          “Delaware Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
          “Easement” means all easements, rights-of-way, servitudes, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by any Acquired Company relating to real property used in the business of the Acquired Companies but owned by other Persons.
          “Environmental Costs or Liabilities” means those Losses incurred (i) under or pursuant to the requirements of any Environmental Law, (ii) under or pursuant to any Order issued pursuant to Environmental Law prior to the Closing, (iii) with respect to any monitoring or cleanup required by any Environmental Law, and (iv) under any Contract between any Acquired Company and any Third Person relating to environmental matters that existed prior to the Closing.
          “Environmental Law” means any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including SMCRA, the Mine Safety and Health Act of 1977, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws.
          “Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company or membership interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
          “Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” is defined in Section 3.16(a).

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          “Ernst & Young” means Ernst & Young LLP, independent registered public accounting firm.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Execution Date” is defined in the opening paragraph to this Agreement.
          “Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.
          “Expenses” means the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by any Acquired Company on or prior to the Closing Date arising from the provision of services through the Closing for any Seller Party or Acquired Company, any Officers or Managers or any officers or directors of any Seller Party or Acquired Company in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to any Seller Party or Acquired Company, any Officers or Managers or any officers or directors of any Seller Party or Acquired Company, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by any Seller Party or Acquired Company, and (iii) the out-of-pocket expenses, if any, of any Seller Party or Acquired Company, any Officers or the Managers or any officers or directors of any Seller Party or Acquired Company incurred in such capacity.
          “Financial Statements” is defined in Section 3.17(a)(ii).
          “Full Unaudited Financial Statements” is defined in Section 5.8(a).
          “GAAP” means generally accepted accounting principles used in the United States for financial reporting applied consistently with such Party’s past practices.
          “Gatling” means Gatling Mineral, LLC, a Delaware limited liability company.
          “Gatling Acquisition Agreement (Ohio)” means that certain Gatling Acquisition Agreement (Ohio) by and among Gatling Ohio LLC, a Delaware limited liability company, Gatling and Rivervista dated as of October 15, 2006.
          “Gatling LLC” means Gatling, LLC, a West Virginia limited liability company.
          “General Partner” is defined in the opening paragraph to this Agreement.
          “General Partner IPO” means the first underwritten offering by the General Partner of limited partner interests in the General Partner to the public pursuant to an effective registration statement under the Securities Act.

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          “General Partner Limited Partnership Interest” means an aggregate 9% interest in the General Partner designated as Limited Partner Interests under the General Partner Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the General Partner Partnership Agreement, as amended by the General Partner Partnership Agreement Amendment (including the right to receive all cash distributions and other income and deductions related to 9% of the General Partner’s 2% general partner interest in the Partnership and to 13.846% of the General Partner’s Incentive Distribution Rights (or 9% of all of the Incentive Distribution Rights)).
          “General Partner Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of the General Partner dated as of the Execution Date.
          “General Partner Partnership Agreement Amendment” is defined in Section 5.12.
          “Governmental Authorities” means (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.
          “Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement by and among Lower Wilgat, LLC, a Delaware limited liability company, Middle Wilgat, LLC, a Delaware limited liability company, Gatling LLC, Williamson Energy, LLC, a Delaware limited liability company, and The Bank of New York, as collateral agent, dated as of October 24, 2006.
          “Hazardous Materials” means: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radioactive materials, asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (d) oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas.
          “Incentive Distribution Rights” means incentive distribution rights issued by the Partnership to the General Partner and certain limited partners of the General Partner in the form of a non-voting limited partner interest in the Partnership as specifically defined and provided for in the Partnership Agreement.
          “Indebtedness” means, without duplication, (i) any obligations of any Acquired Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of any Acquired Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any Acquired Company for or on account of capitalized leases, (iv) any obligations of a Person other than an Acquired Company secured by a Lien against any Acquired Company’s Assets, (v) any obligations of any Acquired Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any Acquired Company under

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any currency, commodity or interest rate swap, hedge or similar protection device, and (vii) any obligations of the types described in clauses (i) through (vi) above of any Person other than any Acquired Company, the payment of which is guaranteed, directly or indirectly, by any Acquired Company.
          “Indemnified Party” or “Indemnitee” is defined in Section 9.5(a).
          “Indemnifying Party” or “Indemnitor” is defined in Section 9.5(a).
          “Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as the case may be.
          “Intellectual Property” is defined in Section 3.13.
          “Investor Rights Agreement” means that certain Investor Rights Agreement dated as of the Execution Date by and among Seller and the Managing General Partner, the General Partner and Robertson Coal Management, LLC, a Delaware limited liability company.
          “IRS” means the United States Internal Revenue Service.
          “Laws” means all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
          “Leased Real Property Interests” is defined in Section 3.8(a).
          “Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
          “Lien” means any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.
          “LLC Interests” is defined in the first recital to this Agreement.
          “Loss” or “Losses” means any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
          “Manager” means each manager of each Acquired Company that is manager-managed, including each person so identified in Section 1.1(a) of the Acquired Company Disclosure Schedule, in each case in that person’s capacity as such, and any successor to any of them serving in such capacity prior to the Closing.

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          “Managing General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company and the general partner of the General Partner.
          “Material Adverse Effect” means, with respect to any Acquired Company, the Partnership or any other Person, as applicable, any result, occurrence, event or circumstance (each, an “Effect”) (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other Effects (whether or not such Effect has, during the period or at any time in question, manifested itself in, as applicable, the financial statements of the Acquired Companies or of the Partnership and its subsidiaries or of such other Person), has had or has a material adverse effect on (x) the condition (financial or otherwise), business, properties or results of operations of, as applicable, the Acquired Companies, taken as a whole, the Partnership and its subsidiaries, taken as a whole, or such other Person, (y) in the case of any Acquired Company, the ability of such Acquired Company to own and operate its assets and conduct its businesses in the ordinary course as presently operated and conducted, including the ability to lease the coal reserves included in the Assets to Third Persons for the purpose of mining such coal reserves, or (z) the ability of, as applicable, any Seller Party, any of the Partnership, the General Partner or Buyer or such other Person to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (x) solely as a result of (1) any Effect that is generally applicable to the industry and markets in which, as applicable, the Acquired Companies or the Partnership and its subsidiaries or such other Person operate or (2) any Effect that is generally applicable to the United States economy or securities markets, provided that the Effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect, as applicable, the Acquired Companies or the Partnership and its subsidiaries or such other Person.
          “Material Contract” means each of the following to the extent such Contract is currently executory:
          (a) each Contract to which any Acquired Company is a party that is reasonably expected to require payments of cash to or by the Acquired Companies, or the incurrence of Liabilities by the Acquired Companies, during the period of twelve months following the date of this Agreement in an amount of more than $500,000;
          (b) the Acquisition Agreements and each other acquisition, partnership, joint venture, teaming or other similar Contract entered into by or assigned to any Acquired Company since June 24, 2005;
          (c) each Contract of any Acquired Company restricting or otherwise affecting the ability of such Acquired Company to conduct or compete in any line of business in any jurisdiction;
          (d) each Contract between any Acquired Company, on the one hand, and any Seller Party or any of its Affiliates, any of the Officers or Managers or any of the directors, officers, managers or other employees of any Seller Party or any of its Affiliates, on the other hand;

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          (e) each Contract between any Acquired Company, on the one hand, and any financial advisor or consultants to any Seller Party or any Acquired Company, on the other hand, under which there are remaining indemnity or other obligations of any party thereto after the Closing;
          (f) each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and with terms of less than one year);
          (g) each indenture, mortgage, promissory note, loan or other Contract for Indebtedness;
          (h) each Contract that was not entered into in the ordinary course of business;
          (i) each Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, but excluding form, “shrink-wrap” licenses for computer software and other off-the-shelf, retail intellectual property;
          (j) each Contract with any labor union or other employee representative of a group of employees;
          (k) each Contract involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
          (l) each Contract providing for payments or commissions to or by any Person based on sales, purchases, or profits of any Acquired Company;
          (m) each Contract providing for the lease of coal reserves to or from a Third Person;
          (n) each Contract with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
          (o) each outstanding standby letter of credit, guarantee, subordination agreement and indemnity agreement, whether or not entered into in the ordinary course of business, under which any Acquired Company may become liable for or obligated to discharge, or any asset of any Acquired Company is or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of other Persons involving the potential expenditure by any Acquired Company after the date of this Agreement of more than $500,000 in any instance (or any such guarantee, subordination agreement or indemnity agreement involving the potential aggregate expenditure by any Acquired Company of more than $500,000);

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          (p) each labor services Contract, whether as owner/employer or operator of facilities or properties of any Acquired Company;
          (q) each processing, storage, loading or transloading Contract pursuant to which any Acquired Company uses or is obligated to use, or has a right to acquire, any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train loading facility, barge loading facility or other installation or facility owned, leased or used by it to process, wash, crush, grade, screen, store, load, transload or ship coal or any Contract pursuant to which any Third Person uses or is obligated to use any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train facility, barge loading facility or other installation or facility owned, leased or used by such third party to process, wash, crush, grade, screen, store, load, transload or ship coal for any Acquired Company;
          (r) each Acquired Company “wheelage” Contract;
          (s) each Acquired Company “overriding royalty” Contract;
          (t) each other existing Contract or Contracts of any Acquired Company, not otherwise covered by the foregoing, the loss of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and
          (u) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
          “Membership Interests” is defined in the first recital to this Agreement.
          “Notice of Production” is defined in Section 5.13.
          “Notice Period” is defined in Section 9.5(c).
          “Notification” means any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which any Acquired Company or any Seller Party is a party, by the terms of any Authorization held by or applicable to any Acquired Company or any Seller Party or by Law that is necessary for any Seller Party to execute, deliver and perform its obligations under this Agreement or is otherwise required in connection with the consummation by any Acquired Company of the transactions contemplated hereby.
          “NYSE” means The New York Stock Exchange.
          “Obligations” is defined in Section 3.3(c).
          “Officer” means each officer of each Acquired Company, including each person so identified in Section 1.1(a) of the Acquired Company Disclosure Schedule, in each case in such person’s capacity as such, and any successor to any of them serving in such capacity prior to the Closing.
          “Ohio Backstop Agreement” is defined in Section 5.14.

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          “Ohio Coal Reserves” is defined in the Contribution Agreement.
          “Order” means all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
          “Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
          “Other LLC Interests” means all of the LLC Interests other than the Contributable LLC Interests.
          “Out Leased Real Property Interests” is defined in Section 3.8(f).
          “Out Leases” is defined in Section 3.8(f).
          “Owned Real Property Interests” is defined in Section 3.8(a).
          “Parent” is defined in the opening paragraph of this Agreement.
          “Parent Release” is defined in Section 10.17.
          “Parent Release Date” is defined in Section 10.17.
          “Parties” or “Party” is defined in the opening paragraph of this Agreement.
          “Partnership” is defined in the opening paragraph of this Agreement.
          “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of the Execution Date.
          “Partnership Disclosure Schedule” means the disclosure schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
          “Partnership Litigation” is defined in Section 4.6.
          “Partnership SEC Documents” means the Partnership’s reports, schedules, forms, statements and other documents filed under the Exchange Act since December 31, 2005 and prior to the Closing, including its Annual Report on Form 10-K as filed with the SEC on February 27, 2006, its Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended March 31, 2006 as filed with the SEC on May 3, 2006, its Form 10-Q for the quarter ended June 30, 2006 as filed with the SEC on August 3, 2006, its Form 10-Q for the quarter ended September 30, 2006 as filed with the SEC on November 2, 2006 and its Current Reports on Form

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8-K as filed with the SEC on June 22, 2006, August 15, 2006, August 24, 2006 and November 27, 2006.1
          “Permitted Encumbrances” means the following:
          (a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring any Real Property Interests, or in any Authorizations or Contract that, singularly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and, in any event, do not prevent or prohibit the use of such Real Property Interests by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (b) Liens for Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in the Financial Statements);
          (c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;
          (d) utility easements, restrictive covenants, defects and other irregularities in title, that, singularly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and do not prevent or prohibit the use of such assets by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singularly or in the aggregate, would not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and, in any event, do not prevent or prohibit the use of such assets by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (f) any Post-Closing Notification;
          (g) Liens created by the General Partner or Buyer or their respective successors or assigns; and

[1]	To be updated for future filings.

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          (h) Liens listed in Section 1.1(b) of the Acquired Company Disclosure Schedule.
          “Permitted Indemnification/Contribution” is defined in Section 10.16.
          “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
          “Post-Closing Notification” means any Notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transactions contemplated hereby, including those listed in Section 1.1(c) of the Acquired Company Disclosure Schedule, but shall not include any Notification that constitutes a Required Consent.
          “Proceeding” means any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding.
          “Put Right” is defined in the General Partner Partnership Agreement.
          “Real Property Interests” means all interests in real property used or held for use by any Acquired Company, including coal, mining and surface rights, rights to timber and natural gas (including coalbed methane and gob gas), rights-of-way, Easements, options, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by any Acquired Company, and all fixtures, improvements, tipple, loadout and other transportation facilities located thereon or appertaining thereto that are owned or held by leasehold interest by any Acquired Company.
          “Records” means all Contracts, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by any Acquired Company.
          “Regulation” means any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.
          “Regulation S-X” is defined in Section 4.1.
          “Relevant Period” is defined in Section 5.8(a).
          “Required Authorization” is defined in Section 3.7(a).
          “Required Consents” is defined in Section 3.4.
          “Reserve Review” is defined in Section 3.22.

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          “Restricted Business Contribution Agreement” means that certain Restricted Business Contribution Agreement dated as of the Execution Date by and among Chris Cline, Parent, Seller, the Partnership, the General Partner, the Managing General Partner and Buyer.
          “Rivervista” is defined in the first recital to this Agreement.
          “Schedules” means the schedules referenced in this Agreement and attached hereto.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities” is defined in Section 3.25(a).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller” is defined in the opening paragraph of this Agreement.
          “Seller Affiliate” is defined in Section 10.14(b).
          “Seller Indemnitees” is defined in Section 9.2.
          “Seller Parties” or “Seller Party” is defined in the opening paragraph of this Agreement.
          “Seller Title Representations” means the representations and warranties in Section 3.2 and Section 3.3(b).
          “Seller’s Knowledge” or any similar term, means the actual knowledge, after due inquiry, of each of Matt Fifield, Donnie Holcomb, John Dickinson and Chris Cline.
          “Significant Subsidiary” is defined in Section 4.1.
          “SMCRA” means the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. § 1201 et seq.), as amended.
          “Sowood Loan Agreement” is defined in the Contribution Agreement.
          “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
          “Subordinated Units” means units representing limited partner interest of the Partnership designated as subordinated units under the Partnership Agreement and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Equity Interest or other interests having by their terms ordinary

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voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
          “Super Material Contracts” means each Contract identified in Section 1.1(e) of the Acquired Company Disclosure Schedule.
          “Survival Date” is defined in Section 9.1(a)(iii).
          “Tax” or “Taxes” means any tax, assessment, duty, fee, levy or similar charge assessed by any Governmental Authority, including any income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or employment tax, and any abandoned mine lands fees payable under SMCRA, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those and any amount asserted as such by any Governmental Authority in or any contest or dispute thereof and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person.
          “Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
          “Third Person” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
          “Third Person Claim” is defined in Section 9.5(c).
          “TIC Agreement” is defined in the Contribution Agreement.
          “Title Defect” means any Lien or defect associated with an Acquired Company’s title to the Assets, other than a Permitted Encumbrance, that (a) causes any Acquired Company’s title thereto not to constitute indefeasible title (in the case of owned Real Property Interests) or good and marketable title (in the case of all other owned Assets) to 100% of the right, title and interest in any Asset (or a valid leasehold interest in any Asset leased or represented as leased by any Acquired Company from a Third Person) or (b) has or would reasonably be expected to have a Material Adverse Effect on such Acquired Company.
          “Transaction Documents” means this Agreement, the Contribution Agreement, the Restricted Business Contribution Agreement, the General Partner Partnership Agreement Amendment, the Investor Rights Agreement, the WVA Backstop Agreement, the TIC Agreement, the Ohio Backstop Agreement, the Deepwater TIC Agreement, the other documents and instruments to be delivered at the Closing and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

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          “Transaction Units” means an aggregate of 2,280,000 Common Units; provided, however, that if the Partnership has not obtained Unitholder Approval for the issuance of the Transaction Units, “Transaction Units” shall mean 2,280,000 Class B Units.
          “Unaudited Financial Statements” is defined in Section 3.17(a)(ii).
          “Unitholder Approval” means the vote of the Unitholders (as defined in the Partnership Agreement), in accordance with the provisions of the Partnership Agreement and as may be required by the Regulations of the NYSE, necessary to approve the issuance of Common Units to Seller.
          “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Equity Interests may vote.
          “Weir” means Weir International Mining Consultants, Inc.
          “WVA Backstop Agreement” is defined in the Contribution Agreement.
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.
     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
     2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall (a) contribute, transfer, convey, assign and deliver to the General Partner, and the General Partner shall acquire and accept from Seller, all the Contributable LLC Interests, free and clear of all Liens, and (b) contribute, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and accept from Seller, all the Other LLC Interests, free and clear of all Liens. At the Closing, Seller shall deliver to the General Partner and Buyer assignments duly executed by Seller transferring and assigning the Contributable LLC Interests to the General Partner and the Other LLC Interests to Buyer, in each case in accordance with the terms of this Agreement.

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     2.2 Aggregate Consideration.
          (a) The aggregate consideration to be delivered by the General Partner for the Contributable LLC Interests shall be the General Partner Limited Partnership Interest. The aggregate consideration to be delivered by Buyer for the Other LLC Interests shall be the Transaction Units. The General Partner Limited Partnership Interest and the Transaction Units are collectively referred to herein as the “Aggregate Consideration.” The Aggregate Consideration shall be deliverable in the manner described in Section 2.2(b).
          (b) At the Closing:
               (i) the General Partner shall issue to Seller the General Partner Limited Partnership Interest, which interest shall be issued on original issue and evidenced by the General Partner Partnership Agreement Amendment duly executed and delivered by the Managing General Partner; and
               (ii) the Partnership shall issue to Seller the Transaction Units, which securities shall be issued on original issue and evidenced by a certificate or certificate duly executed and delivered by or on behalf of the Partnership.
     2.3 Contribution by the General Partner. Immediately after the consummation of the transactions contemplated by Section 2.2(b), the General Partner shall contribute, transfer, convey, assign and deliver to the Partnership, and the Partnership shall acquire and accept from the General Partner, all the Contributable LLC Interests free and clear of all Liens in satisfaction of the obligations of the General Partner under Section 5.2(b) of the Partnership Agreement.
     2.4 Effective Time. The transactions contemplated by this Agreement shall be effective, for accounting and financial reporting purposes, as of 12:01 a.m. on the first day of the month in which the Closing occurs.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
     Parent and Seller jointly and severally represent and warrant to Buyer, the General Partner and the Partnership the matters set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.4 (Consents) and Section 3.5 (No Conflicts) solely with respect to Parent (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) and Seller represents and warrants to Buyer, the General Partner and the Partnership as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing):
     3.1 Organization, Good Standing and Authority of Seller Parties.
          (a) Each Seller Party is a limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which

18

the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Seller Party. All the outstanding partnership or membership interests of each Seller Party have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.
          (b) Other than approvals by each Seller Party, which approvals have been obtained, no vote of holders of any Equity Interest of any Seller Party is necessary to approve this Agreement or the other Transaction Documents to which any Seller Party is or will be a party or the performance by the Seller Parties of their respective obligations hereunder and thereunder. Each Seller Party has all requisite limited partnership or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated hereby and thereby, and Seller has the full right, power and authority to transfer, convey and contribute to the General Partner at the Closing the Contributable LLC Interests and to Buyer at the Closing the Other LLC Interests. The execution and delivery by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is or is intended to be a party and the consummation of the transactions contemplated hereby and thereby by such Seller Party have been duly authorized by all necessary limited partnership or limited liability company action on the part of such Seller Party. This Agreement and the other Transaction Documents to which each Seller Party is or shall be a party have been duly executed and delivered by such Seller Party or, if not yet executed, will at Closing be duly executed and delivered by such Seller Party, and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligations of each of the Partnership, the General Partner and Buyer, constitute or will, if not yet executed, at Closing constitute, the valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 Title to LLC Interests. Seller has good and valid record and beneficial title to the LLC Interests, free and clear of any and all Liens. Upon the Closing, the General Partner will acquire good title to all of the issued and outstanding Contributable LLC Interests, free and clear of any Liens, other than any Liens created by the General Partner. Upon the Closing, Buyer will acquire good title to all of the issued and outstanding Other LLC Interests, free and clear of any Liens, other than any Liens created by Buyer.
     3.3 Organization, Good Standing, Authority, Capitalization of Acquired Companies.
          (a) Each of the Acquired Companies is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing

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necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on such Acquired Company. Except as set forth in Section 3.3(a) of the Acquired Company Disclosure Schedule, no Acquired Company has operated under any legal or assumed name other than its current legal name.
          (b) All the outstanding limited liability company interests of each Acquired Company have been duly authorized and validly issued in accordance with the Delaware Act and the Organizational Documents of such Acquired Company, are fully paid and non-assessable (except as such non-assessability may be affected by the Delaware Act) and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. The LLC Interests constitute, directly and indirectly, all of the outstanding Equity Interests in each of the Acquired Companies. No membership interests or other Equity Interests of any Acquired Company are reserved for issuance. Except for the LLC Interests, there are not, and on the Closing Date there will not be, outstanding or in existence any other Equity Interests of any Acquired Company, and none of the Acquired Companies has any outstanding Equity Interest Equivalents and is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents. None of the Acquired Companies owns, directly or indirectly, any Equity Interest in any Person.
          (c) As of the date hereof, none of the Acquired Companies has any Indebtedness or obligations to make capital expenditures (together with Indebtedness, “Obligations”) other than the Obligations set forth in Section 3.3(c)(i) of the Acquired Company Disclosure Schedule. As of the Closing, none of the Acquired Companies will have any Obligations other than the Obligations set forth in Section 3.3(c)(ii) of the Acquired Company Disclosure Schedule (the “Continuing Obligations”). As of the Closing, the Acquired Companies will hold cash sufficient to satisfy all Continuing Obligations.
          (d) Seller has heretofore made available to the General Partner and Buyer true and complete copies of the Organizational Documents of each of the Acquired Companies.
     3.4 Consents. Except for (i) Post-Closing Notifications or (ii) any Notifications set forth in Section 3.4 of the Acquired Company Disclosure Schedule (the Notifications described in clause (ii), the “Required Consents”), no Authorization, Notification or consent, waiver, permission, authorization or approval of, or exemption by, any Third Person is necessary for any Seller Party to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or it shall be a party, other than such Authorizations, Notifications, consents, waivers, permissions, authorization or approvals or exemptions that if not obtained or given, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
     3.5 No Conflicts. The execution and delivery by each Seller Party of this Agreement, the other Transaction Documents to which such Seller Party is or shall be a party and each instrument required hereby or thereby to be executed and delivered by it at Closing do not and will not, and the performance by such Seller Party of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby by such Seller Party and compliance by such Seller Party with the provisions hereof and thereof will not, conflict with or

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result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien on any of the Assets of any Acquired Company or otherwise result in a detriment to any Seller Party or any Acquired Company under, (i) the Organizational Documents of any Seller Party or any Acquired Company (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Seller Party or any Acquired Company is a party or by which any Seller Party or any Acquired Company or any of their respective properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 are duly and timely obtained or made, any Law, Regulation or Order applicable to any Seller Party or any Acquired Company or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, losses of benefit, purchase rights, Liens or detriments that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.
     3.6 Laws and Regulations.
          (a) Each Acquired Company is in compliance with all Laws and Regulations that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its Assets, except for such failure to be in compliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Notwithstanding anything herein to the contrary, the provisions of this Section 3.6 shall not relate to or cover Environmental Laws.
          (b) To Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may constitute or result in a violation by any Acquired Company of any Law or Regulation, except for such violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and to Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may constitute or result in a failure on the part of any Acquired Company to comply with any Law or Regulation, except for such failures to comply, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company has received specific written notice or, to Seller’s Knowledge, any other communication from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law or Regulation.
     3.7 Authorizations.
          (a) Each Acquired Company is in possession of all Authorizations necessary to permit it to conduct and operate its Business lawfully and in the manner in which it currently conducts and operates such Business and to permit each Acquired Company to own and use its Assets in the manner in which it currently owns and uses such Assets (each such Authorization, a “Required Authorization”). Section 3.7(a) of the Acquired Company Disclosure Schedule

21

contains a complete and accurate list of the Required Authorizations. Each Required Authorization is valid and in full force and effect and was obtained in accordance with all applicable Laws and Regulations.
          (b) Each Acquired Company is in compliance with all of the terms and requirements of each Required Authorization applicable to such Acquired Company and, to Seller’s Knowledge, no event has occurred that may (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Required Authorization, except for such failures to be in compliance, revocations, withdrawals, suspensions, cancellations, terminations or modifications, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company has received any specific written notice or, to Seller’s Knowledge, any other communication from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Required Authorization or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Required Authorization, which remains outstanding and either under protest, uncured or otherwise unresolved. All plans for corrective action, consent decrees, agreed orders, settlement agreements, long term remediation plans, fines, penalties and similar charges imposed on or assessed against any Acquired Company by any Governmental Authority have been either fully resolved or paid in full by such Acquired Company, excepting only those payable or requiring future reclamation with respect to citations, notices of non-compliance and notices of violation which are listed in Section 3.7(c) of the Acquired Company Disclosure Schedule and designated as still outstanding and unresolved.
          (d) All applications required to have been filed for the renewal of the Required Authorizations, and all other filings required to have been made with respect to the Required Authorizations, have been duly filed or made on a timely basis with the appropriate Governmental Authorities.
     3.8 Properties.
          (a) Section 3.8(a)(i) of the Acquired Company Disclosure Schedule sets forth a true and complete list of all of the material machinery, equipment, vehicles and other tangible personal property owned or leased by the Acquired Companies, all Real Property Interests owned by the Acquired Companies (the “Owned Real Property Interests”) and all Real Property Interests leased or subleased by the Acquired Companies (the “Leased Real Property Interests”). The Acquired Companies, individually or together, have indefeasible title to all Owned Real Property Interests, valid leasehold interests in the case of Leased Real Property Interests, and good and marketable title or valid leasehold interests in and to all other properties, in each case listed in Section 3.8(a)(i) of the Acquired Company Disclosure Schedule or otherwise owned or held by them (all such interests and properties, including those listed in Section 3.8(a)(i) of the Acquired Company Disclosure Schedule, collectively, the “Assets”), in each case free and clear of all Title Defects. To Seller’s Knowledge, there are no assessments against the Assets for public improvements. As of the date of this Agreement, there has been no actual or, to Seller’s

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Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or, to Seller’s Knowledge, the threat of condemnation.
          (b) The Assets constitute all of the assets, rights, interests and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Business consistent with past practice and as currently operated or conducted by the Acquired Companies. The personal property owned or leased by the Acquired Companies is sufficient to enable them to conduct their Businesses as currently operated or conducted. There are no preferential or similar rights to purchase any of the Assets except as set forth in Section 3.8(b) of the Acquired Company Disclosure Schedule.
          (c) No Seller Party nor any Acquired Company has received any notice of any adverse claim to title to any Assets or has received any notice of default under or termination of, or is in default under, the terms of any leases, subleases, Easements or rights of way with respect to any Assets that constitute Real Property Interests, in any such case that might result in an impairment or loss of title to such Assets or the value thereof or that has or would hinder or impede the operation of the Assets of any Acquired Company or adversely affect the ability of the Acquired Companies to own and operate their Assets from and after the Closing in the ordinary course of business as conducted by the Acquired Companies prior to Closing, except for such adverse claims, defaults or terminations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (d) The Assets that are tangible personal property are in good operating and working order, repair and condition, subject to ordinary wear and tear.
          (e) True and complete copies of all (i) deeds and other instruments by which each Acquired Company acquired the Owned Real Property Interests owned by it, (ii) existing surveys, title insurance policies, title insurance abstracts and other evidence of title of the Owned Real Property Interests in the possession of such Acquired Company or any Seller Party and (iii) leases and subleases covering the Leased Real Property Interests or other leased or subleased Assets have been made available to the General Partner and Buyer.
          (f) Section 3.8(f) of the Acquired Company Disclosure Schedule contains a true and complete list of all of the leases, subleases, assignments thereof and other instruments, agreements and arrangements pursuant to which any Acquired Company leases, sublets or otherwise demises any real property, whether surface, mineral or both, to any other Person (all said instruments, agreements and arrangements being hereinafter referred to as “Out Leases” and such real property as the “Out Leased Real Property Interests”). True and complete copies of all of the Out Leases (including all amendments thereto and all instruments in any way modifying any thereof) have heretofore been made available to the General Partner and Buyer. All of the Out Leases are valid and in full force and effect in accordance with their terms. There are no existing defaults by any party under any of the Out Leases, nor, to Seller’s Knowledge, has any event occurred which, with notice or the passage of time or both, would constitute a default by any party under any of the Out Leases.
          (g) Except as set forth in Schedule 3.8(g) of the Acquired Company Disclosure Schedule, none of the Acquired Companies nor any Seller Party has received any

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written notice or, to Seller’s Knowledge, any other communication of claims that any lessee of any Acquired Company or any contract miner for any such lessee has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass; and, to Seller’s Knowledge, no facts exist upon which a claim could be based, except for claims, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (h) Seller has made available to the General Partner and Buyer the most recent complete and correct version of each of the following items to the extent such items are (i) in the possession or under the control of any Acquired Company or Seller Party, (ii) relate to or affect the Real Property Interests or the Out Leased Real Property Interests, including the coal reserves, coal ownership, mining conditions, mines, mining plans, property Tax bills and filings of property Tax forms of each Acquired Company and (iii) relevant to the conduct of the Business: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.
     3.9 Taxes.
          (a) All Taxes payable by or imposed against any Acquired Company have been timely and fully paid other than Taxes not yet due and payable. Each Acquired Company has duly complied with all withholding Tax and Tax deposit requirements imposed on them and their respective assets.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to each Acquired Company have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are correct and complete, except for such failures to be so correct and complete, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) (i) No Acquired Company is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Seller’s Knowledge, threatened against any Acquired Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against any Acquired Company, and (iv) to Seller’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (x) the filing of any Tax Return by or with respect to, or (y) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, any Acquired Company for any taxable period.
          (d) No Acquired Company has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method, and there is no

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application pending with any Governmental Authority requesting permission for any changes in any accounting method of any Acquired Company.
          (e) No Acquired Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.
          (f) None of the Acquired Companies (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than another Acquired Company).
          (g) No Acquired Company is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar Contract.
          (h) No Acquired Company has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, any Acquired Company for any taxable period ending after the Closing Date.
          (i) No Acquired Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.
          (j) From and at all times since their respective dates of inception, each of the Acquired Companies has been classified as a disregarded entity for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith.
     3.10 Remedial Work. There is no water treatment, reclamation or other remedial work or condition related to coal mining which is existing or reasonably foreseeable in the future on the Assets, except such activity as is being undertaken in accordance with an applicable Authorization.
     3.11 Insurance. Section 3.11 of the Acquired Company Disclosure Schedule sets forth a list, including the name of the insurer, the risks insured, and related limits of the insurance policies currently maintained by the Acquired Companies. All such policies are in full force and effect. There is no claim outstanding under any such insurance policy and to Seller’s Knowledge, no event has occurred that has given rise to or serves as the basis for or (with or without notice or lapse of time) would reasonably be expected to give rise to or serve as the basis for any such claim under any such policy, except for such claims, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. No Acquired Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. No Acquired Company is a party to any Contract, and the insurance policies listed on Section 3.11 of the Acquired Company Disclosure do not contain any provision, that would affect the rights of any

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Acquired Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.
     3.12 Material Contracts.
          (a) Section 3.12(a) of the Acquired Company Disclosure Schedule contains a description of all Material Contracts. A true, correct and complete copy of each Material Contract has been made available to the General Partner and Buyer. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, (i) none of the Acquired Companies has received from any other party to a Material Contract any written or oral notice of any breach or violation by any Acquired Company of any Material Contract or termination or intention to terminate such Material Contract, (ii) no event has occurred which (with notice or lapse of time, or both) would constitute a default or an event of default by any Acquired Company under the terms of any Material Contract or give any Acquired Company or any other party to a Material Contract the right to terminate or modify the terms of such Material Contract, and (iii) each Acquired Company has performed all of its material obligations under the Material Contracts to which it is a party. Each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company that is a party thereto and, to Seller’s Knowledge, each other party thereto. To Seller’s Knowledge, no other party to any Material Contract is in breach of the terms, provisions or conditions of such Material Contract, except for such breaches, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (b) A copy of each Contract entered into between any Acquired Company and any of the parties to any Acquisition Agreement after the date of the closing under the applicable Acquisition Agreement, and any Contract currently being negotiated and proposed to be entered into among such parties, is listed on Section 3.12(b) of the Acquired Company Disclosure Schedule and true and correct copies of each such Contract (or the current version of each such Contract currently being negotiated), has been made available to the General Partner and Buyer.
          (c) No Acquired Company has received any claim for indemnification from any party (other than an Acquired Company) under any Acquisition Agreement, and Section 3.12(c) of the Acquired Company Disclosure Schedule sets forth a list of (i) all claims for indemnification made by any Acquired Company under any Acquisition Agreement and (ii) all unresolved pending claims for indemnification made by any Acquired Company under the Acquisition Agreement.
     3.13 Intellectual Property. There are no trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, manufacturing processes, copyrights or other intangible property (“Intellectual Property”), that are necessary for the operation, or continued operation, of the Business of any Acquired Company, or for the ownership and operation, or continued ownership and operation, of any Assets of any Acquired Company, for which the Acquired Companies do not hold valid and continuing authority in connection with the use thereof, except for such Intellectual Property, the failure of which to so hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. No Acquired Company has received any written

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notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by any Acquired Company.
     3.14 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any other Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of any Seller Party, any Acquired Company or any of their respective Affiliates.
     3.15 Employees. None of the Acquired Companies has or has ever had any employees or consultants.
     3.16 Employee Benefit Plans.
          (a) None of the Acquired Companies, or any trade or business, whether or not incorporated, that together with any Acquired Company would be considered affiliated with such Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”), sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or has or has ever had any obligations or Liability (secondary, contingent or otherwise) to, based upon or arising out of: (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA); or (ii) any equity compensation, bonus, incentive award, severance, deferred compensation, executive compensation, supplemental income, retiree benefit, fringe benefit (whether or not taxable), employee loan, vacation or change of control plan, policy or agreement, or any employment or consulting agreement.
          (b) No Acquired Company nor any of its ERISA Affiliates has any obligation or Liability under the Coal Act or other similar Law.
     3.17 Financial Statements; Absence of Undisclosed Liabilities; Books and Records.
          (a) Seller has delivered to the General Partner and Buyer the following:
               (i) the Audited Financial Statements; and
               (ii) the unaudited combined balance sheet and related unaudited combined income statements, statements of cash flows and statements of changes in members’ equity of Rivervista (as of and for the period from June 24, 2005 to August 31, 2006) together with the notes thereto (the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements are hereinafter referred to, collectively, as the “Financial Statements.”
          (b) The Financial Statements have been prepared in accordance with the books and records of the Acquired Companies which have been maintained in a manner consistent with historical practice. Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined financial position of the Acquired Companies, as of the date thereof, and each of the combined income statements, statements of cash flows and statements of changes in members’

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equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined results of operations, cash flows and changes in membership interests, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.
          (c) Except as set forth in Section 3.17(c) of the Acquired Company Disclosure Schedule, there are no Liabilities of any Acquired Company that are not reflected or reserved against in the Financial Statements, other than Liabilities that are (i) current liabilities incurred in the ordinary course of business and consistent with past practices of the Acquired Companies since August 31, 2006, (ii) not required to be presented in unaudited interim financial statements prepared in conformity with GAAP and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, (iii) Liabilities under this Agreement or (iv) Liabilities for Expenses.
          (d) Each of the Acquired Companies maintains books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Acquired Companies, and maintains proper and adequate procedures that provide reasonable assurance that (i) transactions are executed with management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the combined financial statements of the Acquired Companies and to maintain accountability for the combined assets, in each case in accordance with GAAP.
          (e) It is acknowledged and agreed that any representation or warranty made pursuant to this Agreement with respect to the Audited Financial Statements shall only be made with respect to the results of operations or financial condition of Deepwater.
     3.18 Environmental Matters.
          (a) No Acquired Company is in violation of any Environmental Law that, individually or in the aggregate, would reasonably expected to have a Material Adverse Effect on such Acquired Company, and no Governmental Authority or other Third Person has alleged that any Acquired Company is in violation of any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on such Acquired Company, except for such allegations of violation that have been resolved to the satisfaction of the party making such allegation.
          (b) None of the Real Property Interests, none of any other properties used by any Acquired Company, and none of the properties to which Hazardous Materials generated by any Acquired Company or as a result of the operations of such Acquired Company may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites of environmental concern maintained by any Governmental Authority or (ii) is the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials.

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          (c) No Acquired Company has released, and to Seller’s Knowledge there have not been any releases of, Hazardous Materials on, under, from, or into any of the Real Property Interests or any other property formerly owned, operated, or used by any Acquired Company during or before the time of such Acquired Company’s ownership, operation, or use of such properties that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on such Acquired Company.
          (d) Each Acquired Company currently holds all Authorizations required under any Environmental Law for its ownership, operation, or use of the Real Property Interests and the present conduct of its operations, except for such Authorizations, the failure of which to hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Acquired Company. There are no outstanding or unresolved notices of violation or notices of noncompliance with respect to such Authorizations.
          (e) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or, to Seller’s Knowledge, threatened against any Acquired Company under any Environmental Law, including without limitations those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.
          (f) Except as set forth in Section 3.18(f) of the Acquired Company Disclosure Schedule, no Acquired Company is a party or a successor in interest to any Contract under which any Acquired Company has assumed or agreed to be responsible for any current or contingent Liabilities with respect to any Hazardous Materials or any matters arising under Environmental Laws.
          (g) Except for reclamation Liabilities accrued for in the ordinary course of business and set forth in the Financial Statements or in Section 3.18(g) of the Acquired Company Disclosure Schedule, to Seller’s Knowledge, there are no actual or contingent Environmental Costs or Liabilities that any Acquired Company may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of any existing condition, fact or circumstance, including any Environmental Costs or Liabilities relating to capital improvements, physical upgrading or maintenance and repairs required by, or otherwise required to correct any Acquired Company’s noncompliance with, any Environmental Law.
     3.19 Litigation.
          (a) There are no Proceedings pending or, to Seller’s Knowledge, threatened against any Acquired Company or the Assets of any Acquired Company, including any Proceeding that questions the validity or enforceability of this Agreement or any other Transaction Document that has been or will be executed and delivered by any of the Seller Parties or the Acquired Companies in connection with the transactions contemplated hereby.
          (b) To Seller’s Knowledge, there are no facts or circumstances existing that could reasonably give rise to any litigation, arbitration, investigation or proceeding that, if

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resolved in a manner adverse to the Acquired Companies, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company is subject to any outstanding Order or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Person, including any such Order, agreement or arrangement relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment and labor practices and policies.
          Notwithstanding anything herein to the contrary, the provisions of this Section 3.19 shall not relate to or cover Environmental Laws.
     3.20 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or planned by any Seller Party or any Acquired Company or with respect to any of their respective assets, or, to Seller’s Knowledge, being threatened against any Seller Party or any Acquired Company.
     3.21 Absence of Certain Changes. Since August 31, 2006, (a) no Acquired Company has acted or failed to act in a manner that would have been prohibited by Section 5.1 if the terms of such Section had been in effect as of and after such date and (b) there has not been, and no Acquired Company has incurred or suffered, any result, occurrence, change, fact, event, circumstance, effect or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect on such Acquired Company.
     3.22 Reserves. Attached to Schedule 3.22 of the Acquired Company Disclosure Schedule is the reasonableness review prepared by Weir covering the coal reserves included in the Assets (collectively, the “Reserve Review”). The information which was supplied to Weir by the Seller Parties for the purpose of preparing the Reserve Review was true and correct in all material respects on the dates such information was supplied and, to Seller’s Knowledge, was prepared in accordance with customary industry practices and standards. Weir was not as of the respective dates of the Reserve Review and is not as of the date hereof an Affiliate of any Seller Party or any Acquired Company. To Seller’s Knowledge, there has been no change in the information supplied to Weir by the Seller Parties that would result in a material change in production volumes and rates of production set forth in the Reserve Review.
     3.23 Affiliate Relationships. Except as set forth in Section 3.23 of the Acquired Company Disclosure Schedule, there are no Contracts or other arrangements involving any Acquired Company in which any member, manager, officer, director, or Affiliate of any Acquired Company has a financial interest.
     3.24 Forecasts. All forecasts, projections, models, budgets or estimates heretofore delivered to Buyer, the General Partner or the Partnership by any Seller Party and/or its Affiliates and their respective representatives prepared by or on behalf of any Acquired Company have been prepared in good faith, and without any intention to mislead, on a reasonable basis based on the information available at the time of their preparation.

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     3.25 Investor Status.
          (a) The General Partner Limited Partnership Interest and the Transaction Units (collectively, the “Securities”) are being acquired by Seller for investment purposes only, for Seller’s own account and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.
          (b) Seller has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the General Partner and the Partnership and the suitability of the General Partner Limited Partnership Interest and the Transaction Units as investments.
          (c) In connection with the acquisition of the Securities hereunder, Seller has had the opportunity to examine all aspects of the General Partner and the Partnership and their respective operations and financial conditions that Seller has deemed relevant, and has had access to all information with respect to the General Partner and the Partnership and their respective businesses in order to make an evaluation thereof. In connection with the acquisition of the Securities hereunder, Seller has had the opportunity to ask such questions of and receive answers from the respective directors, officers, employees and representatives of the General Partner and the Partnership concerning the General Partner and the Partnership and to obtain such additional information about the General Partner and the Partnership as Seller deems necessary for an evaluation thereof. The investment decision of Seller to acquire the Securities has been based solely upon the evaluation made by Seller of the General Partner and the Partnership. In evaluating the suitability of an investment in the General Partner and the Partnership, Seller has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the General Partner, the Partnership and Buyer in this Agreement and information in the instruments referred to in Section 3.25(d); provided that Seller’s investigation and evaluation shall not affect Seller’s ability to rely on the representations and warranties of the Partnership, the General Partner and Buyer contained herein.
          (d) Seller acknowledges that it has received, sufficiently in advance of this Agreement as Seller deems necessary to evaluate an investment in the Transaction Units, a copy of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to Seller upon such Seller’s written request.
          (e) Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.
          (f) Seller acknowledges that neither the General Partner Limited Partnership Interest nor the Transaction Units have been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.

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     3.26 Status of Securities; Disposition.
          (a) Seller acknowledges that no registration statement relating to the General Partner Limited Partnership Interest or the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by Seller) unless the Securities subsequently are registered under the Securities Act and such state laws or unless an exemption from such registration requirements is available.
          (b) Neither Seller nor anyone acting on Seller’s behalf has offered or sold or will offer or sell any of the Securities by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the General Partner Limited Partnership Interest or the Transaction Units under the Securities Act, would render the disposition of the General Partner Limited Partnership Interest or the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE GENERAL
PARTNER AND BUYER
     The Partnership, the General Partner and Buyer jointly and severally represent and warrant to each Seller Party as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing), in each case except as to matters disclosed in the Partnership SEC Documents:
     4.1 Organization, Standing and Power. Each of the Partnership, the General Partner and Buyer and the Significant Subsidiaries (as defined herein) is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership. The Partnership has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date, and complete and correct copies of the Organizational Documents of Buyer, each as amended to date. The General Partner has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date. “Significant Subsidiary” means any subsidiary of the Partnership that would constitute a Significant Subsidiary of the Partnership within the meaning of Rule 1.02 of Regulation S-X promulgated by the SEC (“Regulation S-X”).

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     4.2 Capital Structure of the Partnership and the General Partner.
          (a) As of the date hereof, the authorized Equity Interest of the Partnership is as set forth in the Partnership Agreement. At the close of business on December 1, 2006: (i) 19,663,715 Common Units were issued and outstanding; (ii) 5,676,817 Subordinated Units were issued and outstanding; (iii) the General Partner held 2% of the total partnership interest in the Partnership; (iv) no Common Units were subject to issuance under outstanding awards, or reserved for issuance pursuant to awards that may be granted, under the Partnership Long-Term Incentive Plan; (v) no Voting Debt of the Partnership was issued and outstanding; and (vi) the Incentive Distribution Rights were held by the General Partner and the limited partners of the General Partner. Except as set forth in this Section 4.2(a) or on Section 4.2(a) of the Partnership Disclosure Schedule, and except as expressly set forth in this Agreement or the other Transaction Documents, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership; (B) no securities of the Partnership or any subsidiary of the Partnership convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership or any subsidiary of the Partnership; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Partnership or any subsidiary of the Partnership is a party or by which it is bound in any case obligating the Partnership or any subsidiary of the Partnership to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the Partnership or of any subsidiary of the Partnership or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
          (b) As of the date hereof, the authorized Equity Interest of the General Partner is as set forth in the General Partner Partnership Agreement. At the close of business on December 1, 2006: (i) the issued and outstanding limited partner interests in the General Partner were held by the Persons and in the percentages specified in Section 4.2(b) of the Partnership Disclosure Schedule; (ii) the Managing General Partner held 0.001% of the total partnership interest in the Partnership and (iii) no Voting Debt of the General Partner was issued and outstanding. Except as set forth in this Section 4.2(b) or on Section 4.2(b) of the Partnership Disclosure Schedule, and except as expressly set forth in this Agreement or the other Transaction Documents, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the General Partner; (B) no securities of the General Partner or any subsidiary of the General Partner convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the General Partner or any subsidiary of the General Partner; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the General Partner or any subsidiary of the General Partner is a party or by which it is bound in any case obligating the General Partner or any subsidiary of the General Partner to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the General Partner or of any subsidiary of the General Partner or obligating the General Partner or any subsidiary of the General Partner to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

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     4.3 Authority; No Violations, Consents and Approvals.
          (a) Other than approvals by the General Partner and the Managing General Partner, which approvals have been obtained, no vote of holders of any Equity Interest of the Partnership or the General Partner is necessary to approve this Agreement or the other Transaction Documents to which the Partnership, the General Partner or Buyer is or will be a party, or the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder or thereunder. Each of the Partnership, the General Partner and Buyer has all requisite limited partnership or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Partnership, the General Partner and Buyer of this Agreement and the other Transaction Documents to which it is or is intended to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership or limited liability company action on the part of the Partnership, the General Partner and Buyer. This Agreement and the other Transaction Documents to which each of the Partnership, the General Partner and Buyer is or shall be a party have been duly executed and delivered by the Partnership, the General Partner and Buyer or, if not yet executed, will at Closing be duly executed and delivered by the Partnership, the General Partner and Buyer, and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligations of each Seller Party, constitute or will, if not yet executed, at Closing constitute the valid and binding obligations of the Partnership, the General Partner and Buyer enforceable in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The execution and delivery by each of the Partnership, the General Partner and Buyer of this Agreement and the other Transaction Documents to which each of the Partnership, the General Partner and Buyer is or shall be a party and each instrument required hereby or thereby to be executed and delivered by the Partnership, the General Partner or Buyer at Closing do not and will not, and the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby by the Partnership, the General Partner and Buyer and compliance by the Partnership, the General Partner and Buyer with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Partnership, the General Partner or any of the Partnership’s Subsidiaries under, or otherwise result in a detriment to the Partnership, the General Partner or any of the Partnership’s Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the General Partner or any of the Partnership’s Subsidiaries (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Partnership, the General Partner or any of the Partnership’s Subsidiaries is a party or by which any of the Partnership, the General Partner or Buyer or any of their respective properties or assets is bound, (iii) any joint venture or other ownership arrangement or (iv)

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assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 are duly and timely obtained or made, any Law, Regulation or Order applicable to the Partnership, the General Partner or any of the Partnership’s Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, losses of benefit, purchase rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Partnership.
          (c) No Notification to, and no Authorization from, any Governmental Authority is required by or with respect to the Partnership, the General Partner or any of the Partnership’s Subsidiaries in connection with the execution and delivery by the Partnership, the General Partner and Buyer of this Agreement or the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder, except for: (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the NYSE; (iii) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (iv) any Post-Closing Notifications; and (v) any such Notification or Authorization that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.4 SEC Documents. The Partnership has made available to Seller a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership SEC Documents. The Partnership SEC Documents include all the documents (other than preliminary material) that the Partnership was required to file under the Exchange Act with the SEC since December 31, 2005. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Partnership, the General Partner and the Buyer shall have no liability with respect to any current report on Form 8-K of the Partnership that was “furnished” rather than “filed” with the SEC.
     4.5 Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Partnership SEC Documents, since December 31, 2005, the

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Partnership and the General Partner have conducted their respective businesses only in the ordinary course of business, and there has not been: (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Partnership, the General Partner and the Partnership’s Subsidiaries; or (b) any other transaction, commitment, dispute or other event, result, occurrence, change, fact, circumstance or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that in any such case, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.6 Litigation. Except as set forth in Section 4.6 of the Partnership Disclosure Schedule, there is no suit, action or proceeding pending, or, to Buyer’s Knowledge, threatened against or affecting the Partnership, the General Partner or any of the Partnership’s Subsidiaries (“Partnership Litigation”), and, to Buyer’s Knowledge, there are no facts that are likely to give rise to any Partnership Litigation, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Partnership, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Partnership, the General Partner or any of the Partnership’s Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.7 Broker’s or Finder’s Fees. Except for the financial advisor referred to in Section 6.2(f), no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any other Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer, the General Partner or any of their respective Affiliates that is, or following the Closing would be, an obligation of any Seller Party or any its Affiliates.
     4.8 Investment Intent. The General Partner is acquiring the Contributable LLC Interests, and Buyer is acquiring the Other LLC Interests, in each case for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and neither the General Partner nor Buyer has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the LLC Interests to be acquired by it.
     4.9 Taxes.
          (a) All Taxes payable by or imposed against the General Partner or the Partnership have been timely and fully paid other than Taxes not yet due and payable. Each of the General Partner and the Partnership has duly complied with all withholding Tax and Tax deposit requirements imposed on it and its assets.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to the General Partner and the Partnership have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are correct and complete, except for such failures to be so correct and complete, individually or in the aggregate, that would not

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reasonably be expected to have a Material Adverse Effect on the General Partner and the Partnership.
          (c) (i) Neither the General Partner nor the Partnership is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Buyer’s Knowledge, threatened against the General Partner or the Partnership with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against the General Partner or the Partnership, and (iv) to Buyer’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the General Partner or Partnership does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (x) the filing of any Tax Return by or with respect to, or (y) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, the General Partner or the Partnership for any taxable period.
          (d) The Partnership is in compliance with the requirements of Code §7704(c) and the Treasury Regulations promulgated thereunder and is not a corporation under Code §7704(a) and the Treasury Regulations promulgated thereunder.
          (e) The General Partner is a partnership as defined under Code §7701(a)(2) and the Treasury Regulations thereunder.
          (f) Buyer is either a disregarded entity for federal income tax purposes under Treasury Regulation §301.7701-3 or a partnership as defined under Code §7701(a)(2) and the Treasury Regulations promulgated thereunder.
ARTICLE V
COVENANTS
     5.1 Conduct of Business.
          (a) Seller covenants and agrees that until the earlier of the Closing or the termination of this Agreement, except as otherwise set forth in Section 5.1(a) of the Acquired Company Disclosure Schedule or unless Buyer otherwise agrees in writing (and the Parties agree that if Buyer agrees in writing to any of the following, each applicable Section of the Acquired Company Disclosure Schedule shall be automatically updated for all purposes under this Agreement to include such action agreed to by Buyer), Seller shall, and shall cause each of the Acquired Companies to:
               (i) operate in the usual and ordinary course of business consistent with past practice;
               (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) maintain its rights, privileges and immunities, (C) retain the services of its key employees (subject to work force requirements) and (D) maintain its relationships with its customers and suppliers;

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               (iii) use commercially reasonable efforts consistent with past practice to maintain and to keep its properties and assets in good repair and condition, ordinary wear and tear excepted; if there is any material casualty loss or damage to any properties or assets of such Acquired Company prior to Closing, Seller shall consult with Buyer regarding the replacement or repair of such property or asset;
               (iv) use commercially reasonable efforts to keep in full force and effect insurance applicable to its assets and operations comparable in amount and scope of coverage to that currently maintained; and
               (v) (A) keep and maintain accurate books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of its Assets or with respect to its franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all of its employees of and consultants; and (D) comply in all material respects with the requirements of all applicable Laws, Regulations, Orders and Authorizations, obtain or take all actions with relevant Governmental Authorities necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all Super Material Contracts.
          (b) Except pursuant to the terms of this Agreement, as otherwise set forth in Section 5.1(b) of the Acquired Company Disclosure Schedule or unless Buyer otherwise agrees in writing (and the Parties agree that if Buyer agrees in writing to any of the following, each applicable Section of the Acquired Company Disclosure Schedules shall be automatically updated for all purposes under this Agreement to include such action agreed to by Buyer) from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, Seller shall not sell, transfer or otherwise dispose of, or grant any Lien with respect to, the LLC Interests or any other Equity Interests of any Acquired Company and shall not permit any Acquired Company to take any of the following actions (and shall take all action necessary (including exercising its rights with respect to the LLC Interests) to prevent any Acquired Company from taking any action prohibited by this Section 5.1(b)):
               (i) (A) to redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of any Acquired Company, (B) to effect any reorganization or recapitalization of any Acquired Company, (C) to split, combine or reclassify any of the Equity Interests of any Acquired Company, or (D) to declare, set aside or pay any dividend or other distribution in respect of its Equity Interests other than cash dividends with respect to its Equity Interests payable in the ordinary course of business;
               (ii) (A) to offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of, the LLC Interests or any of its Equity Interests or (B) to grant, or authorize the grant of, any Lien of any Acquired Company with respect to the LLC Interests or any of its Equity Interests;
               (iii) to acquire, directly or indirectly, (A) any business or division of any Person, whether by merger or consolidation, by purchasing an Equity Interest or otherwise,

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or (B) any material assets or properties, other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and other than the acquisition by Rivervista of mineral reserves in the ordinary course of business and consistent with past practice and the Gatling Acquisition Agreement (Ohio);
               (iv) to sell, lease, exchange or otherwise dispose of any of the Assets, except for dispositions pursuant to the Gatling Acquisition Agreement (Ohio) and dispositions of non-material Assets in the ordinary course of business consistent with past practice;
               (v) to adopt any amendments to their respective Organizational Documents;
               (vi) (A) to make any change in their respective methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) to make or revoke any Tax election made by any Acquired Company or change (or make a request to change) its Tax accounting methods, policies, or procedures, except as may be required by Law, (C) to settle or compromise any Proceeding relating to Taxes with respect to any Acquired Company, except, in each case, as may be required by Law or to the extent any such settlement or compromise could not reasonably be expected to have a Material Adverse Effect on the Acquired Company; or (D) to revalue any Asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Financial Statements;
               (vii) to incur, or commit to incur any Liability or any obligation to make capital expenditures by any Acquired Company that will not be paid or discharged by the Closing Date or, the payment or discharge of which will not otherwise be fully funded in cash held by such Acquired Company as of the Closing Date;
               (viii) to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any Acquired Company;
               (ix) to amend, modify, cancel, waive, assign any rights or obligations under or otherwise change in any respect any Super Material Contract;
               (x) to enter into or assume any Contract other than Contracts entered into with Third Persons in the ordinary course of business consistent with past practice;
               (xi) hire any employees of or consultants to any Acquired Company or pay or agree to pay any compensation to any employee of or consultant to any Acquired Company other than consultants that can be terminated by such Acquired Company with not more than 30 days’ notice;
               (xii) to engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article III to become untrue without providing prior written notice to Buyer; and
               (xiii) to agree in writing or otherwise to do any of the foregoing.

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     5.2 Access, Information and Access Indemnity.
          (a) Until the earlier of the Closing or the termination of this Agreement, Seller will continue to make available to the Partnership, the General Partner, Buyer and their respective authorized representatives for examination as the Partnership, the General Partner or Buyer may reasonably request, all Records and agreements in the possession or control of any Seller Party or any Acquired Company relating to the assets and operations of any Acquired Company; provided, however, such material shall not include (i) any information described in Section 5.2(a) of the Acquired Company Disclosure Schedule subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by the Seller Parties after reasonable efforts, or (ii) the information described in Section 5.2(a) of the Acquired Company Disclosure Schedule which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Buyer shall not unreasonably interfere with the day-to-day operations of the business of any Acquired Company.
          (b) Subject to Section 5.2(a) above, Seller shall permit the Partnership, the General Partner, Buyer and their respective authorized representatives to consult with officers and employees of the Acquired Companies and to conduct, at the Partnership’s, the General Partner’s and Buyer’s sole risk and expense, as the case may be, inspections and inventories of the assets owned by any Acquired Company over which any Acquired Company has control. Seller shall also coordinate, in advance, with the Partnership, the General Partner and Buyer to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access. None of the Partnership, the General Partner, Buyer or any of their respective representatives shall contact any customer of any Acquired Company without the prior written consent of Seller, which consent shall not be unreasonably withheld.
          (c) EACH OF THE GENERAL PARTNER AND BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF THE GENERAL PARTNER, BUYER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY PERSON ACTING ON THE GENERAL PARTNER’S, BUYER’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO ANY CLAIM OR LIABILITY OF ANY ACQUIRED COMPANY DISCOVERED BY THE GENERAL PARTNER OR BUYER THROUGH DUE DILIGENCE. Each of the General Partner and Buyer shall comply fully with all rules, regulations, policies and instructions issued by any Governmental Authority, Acquired Company or any Third Person operator and provided to the General Partner or Buyer, as the case may be, regarding the General Partner’s or Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Company may impose on contractors authorized to perform work on any property owned or operated by any Acquired Company. Neither the General Partner nor Buyer shall unreasonably interfere with the day-to-day operations of the business of any Acquired Company in any of their actions pursuant to this Section.

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     5.3 Regulatory Filings. The Parties will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all Authorizations from, and to make all Notifications to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement, including the Required Consents.
     5.4 Preservation and Access to Records; and Further Assurances.
          (a) For a period of at least seven years after the Closing Date (or at the request of any Party, until 60 days after the expiration of any applicable statute of limitations), the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records (including reasonable access during regular office hours to personnel familiar therewith) available to any other Party upon reasonable notice for inspection or copying, or both, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may reasonably designate in writing to the requesting Party) at reasonable times during regular office hours. If Buyer, at any time, directly or indirectly, transfers the Records to a Third Person, then Buyer will obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and the other Parties.
          (b) From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.
     5.5 Payoff of Obligations.
          (a) Prior to or at the Closing, Seller shall cause the Acquired Companies to repay or satisfy in full all outstanding Obligations (other than the Continuing Obligations), terminate or cause to be terminated all Contracts entered into with respect to such Obligations and release or cause to be released all Liens securing such Obligations. Seller shall provide evidence satisfactory to Buyer that, as of the Closing, all Obligations other than the Continuing Obligations have been repaid or satisfied in full, that all Contracts relating to such Obligations have been terminated and that all Liens securing such Obligations have been released.
     5.6 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. In addition, each Seller Party shall cooperate with Buyer, upon Buyer’s request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which any Acquired Company is a party and that requires consent as a result of the transactions contemplated by this Agreement.
     5.7 Tax Matters.
          (a) Seller shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Acquired Companies for all taxable years and periods ending on or before the Closing Date. Not later than 30 days prior to the due date of each such Tax Return

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(including extensions thereof), Seller shall deliver to Buyer a copy of such Tax Return for Buyer’s review and comment which comments shall not be unreasonably withheld. Seller shall provide a copy of all such Tax Returns to Buyer promptly after filing. Buyer shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Acquired Companies for all Straddle Periods. Not later than 30 days prior to the due date of each such Tax Return (including extensions thereof), Buyer shall deliver to Seller a copy of such Tax Return for Seller’s review and comment which comments shall not be unreasonably withheld. Buyer shall provide a copy of all such Tax Returns to Seller promptly after filing.
          (b) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable years of each Acquired Company (and each partnership in which any Acquired Company owns an interest) ended with (and included) the Closing Date; and
               (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Acquired Companies deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (c) From and after the date hereof, (i) Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Return previously filed which includes information relating to any Acquired Company, without prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and (ii) Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Return with respect to the Straddle Periods, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
          (d) Buyer and the Seller Parties shall cooperate fully, and Seller shall cause each Acquired Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership, the General Partner, Buyer and each Seller Party further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Seller Party, the General Partner, Buyer or any Acquired Company (including with respect to the transactions contemplated hereby). The Partnership, the General Partner, Buyer and each Seller Party further agree, upon request, to

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provide the other party with all information regarding any Acquired Company that either Party may be required to report to any Governmental Authority.
          (e) Any refund of Taxes of any Acquired Company (including any interest with respect thereto) for any taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)) that is not attributable to the carryback of Losses from taxable periods beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 5.7(b)) shall be the property of Seller, shall be paid over promptly to Seller and if received by the Buyer or any Acquired Company after the Closing Date shall be payable promptly to Seller.
          (f) The Parties agree that any Tax of any Acquired Company that is imposed on any transaction involving any Acquired Company (other than transactions in the ordinary course of business) that occurs on the Closing Date but after the General Partner’s acquisition of the Contributable LLC Interests and Buyer’s acquisition of the Other LLC Interests shall be the responsibility of the Buyer.
          (g) All payments of Expenses made by an Acquired Company on or before the Closing Date shall be allocated entirely to the taxable period that ends on the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)).
     5.8 Financial Statements; Controls and Procedures.
          (a) Seller agrees, at its sole cost and expense (including costs associated with Seller’s internal accounting staff) to prepare unaudited combined balance sheets and related unaudited combined income statements, statements of cash flows and statements of changes in members’ equity for the Acquired Companies, together with the notes thereto, as of and for the period from August 31, 2006 to the last quarter ending prior to the Closing Date (the “Relevant Period”); provided, however, that if the last quarter ending prior to the Closing Date shall end within 25 days of the Closing Date, then the Relevant Period shall end as of the end of the previous quarter (such statements being hereinafter referred to as the “Full Unaudited Financial Statements”). Seller shall use reasonable best efforts to complete the preparation of the Full Unaudited Financial Statements so that they can be delivered to the Partnership prior to Closing.
          (b) From and after the date hereof until the Closing, Seller shall cause the Acquired Companies (i) to deliver to the General Partner and Buyer any unaudited financial statements of the Acquired Companies prepared for any period subsequent to August 31, 2006 promptly after such financial statements have been prepared.
          (c) All financial statements prepared and delivered pursuant to subsections (a) and (b) of this Section 5.8 shall be prepared in accordance with the books and records of the Acquired Companies. Seller shall use commercially reasonable efforts to assist Buyer and Buyer’s auditors in preparing (i) balance sheets included in such financial statements (including any related notes and schedules) that fairly present in all material respects the combined financial position of the Acquired Companies, as of the date thereof, and (ii) combined income statements,

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statements of cash flows and statements of changes in members’ equity included in such financial statements (including any related notes and schedules) that fairly present in all material respects the combined results of operations, cash flows and changes in membership interests, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material; provided, however, that Buyer acknowledges and agrees that this Section 5.8(c) shall not be deemed to be a representation or warranty of any kind by any Seller Party with respect to such financial statements.
          (d) From and after the date hereof and continuing after the Closing, at Seller’s sole cost and expense (including costs associated with Seller’s internal accounting staff), Seller will cooperate, and will cause its Affiliates to cooperate, with Seller in producing such financial information relating to any Acquired Company as may be reasonably necessary in order to permit Seller to prepare such financial statements of the Acquired Companies as may be required (i) to be included by the Partnership in reports filed by it under the Exchange Act or (ii) in connection with the financing or public or Rule 144A offering of securities by the Partnership or any of its Affiliates. The provisions of this paragraph shall survive the Closing.
     5.9 Transfer Taxes. All sales, transfer, use, gross receipts, registration, and similar Taxes (including real estate transfer Taxes), if any, that are payable by any Party hereto or any of the Acquired Companies arising out of or in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.
     5.10 Tax Treatment of Aggregate Consideration. Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller a tax allocation of the Aggregate Consideration (and the assumed liabilities) among the assets of the Acquired Companies that complies with Section 1060 of the Code. If Seller does not deliver to Buyer a written objection to such allocation within thirty (30) calendar days after delivery thereof to Seller, then such allocation shall govern. If Seller delivers a written objection to Buyer to such allocation within thirty (30) calendar days after delivery of the allocation to Seller, then Seller and Buyer shall negotiate in good faith in an attempt to reach agreement upon such allocation. If the allocation is not agreed upon during the thirty (30) calendar day period after Seller’s written objection is delivered to Buyer or within a mutually agreed-to extended time period, Seller and Buyer agree that the allocation shall be based upon an asset valuation supplied by an independent accounting firm of recognized national standing to be mutually agreed upon by Buyer and Seller. Each Seller Party, the Partnership, the General Partner and Buyer shall act in accordance with such allocation in the filing of all income Tax Returns (including filing Form 8594 with their Federal income tax return for the taxable year that includes the date of the Closing), except as otherwise required by a determination, as defined in Section 1313 of the Code. The cost of such appraisal, if necessary, shall be shared equally by Buyer and Seller.
     5.11 Transaction Units; General Partner Limited Partnership Interest.
          (a) Seller agrees that neither the Transaction Units nor the General Partner Limited Partnership Interest shall be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of unless the offer and sale is registered under the

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Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that, unless so registered, no sale, assignment, pledge, hypothecation, transfer, exchange or other disposition, or offer thereof, of the Transaction Units or the General Partner Limited Partnership Interest can be made unless the Partnership or the General Partner, as the case may be, receives an opinion in form and substance satisfactory to it in its sole discretion from a nationally recognized law firm that registration is not required under the Securities Act or any applicable state securities laws; provided, however, that the Partnership or the General Partner, as the case may be, may in its sole discretion waive the requirement of a legal opinion.
          (b) Seller acknowledges the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.
The legend set forth above may be removed if and when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.

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               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
               (iv) The General Partner Limited Partnership Interest will be subject to the transfer restrictions set forth in the General Partner Partnership Agreement, as amended by the General Partner Partnership Agreement Amendment. Any certificates representing the General Partner Limited Partnership Interest shall bear any legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the General Partner, the same are no longer required under the applicable requirements of such securities laws.
          (c) Seller is aware that the Partnership and the General Partner have relied on the representations and warranties of Seller set forth in Section 3.25 and Section 3.26 and on the covenants of Seller set forth in Section 3.26 and this Section 5.11 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to Seller and for the issuance of the General Partner Limited Partnership Interest by the General Partner to Seller, and that, but for such representations and covenants, no issuance of the Transaction Units would be made by the Partnership to Seller pursuant to this Agreement and no issuance of the General Partner Limited Partnership Interest would be made by the General Partner to Seller pursuant to this Agreement.
     5.12 General Partner Partnership Agreement Amendment. At the Closing, the General Partner shall cause the Managing General Partner to execute and deliver to Seller an amendment to the General Partner Partnership Agreement (the “General Partner Partnership Agreement Amendment”) providing for (i) the issuance of the General Partner Limited Partnership Interest to Seller at the Closing, and (ii) certain special allocations to be made in favor of Seller with respect to its interest in the Incentive Distribution Rights held by the General Partner such that Seller will be entitled to receive all cash distributions and other income and deductions related to an incremental 13.846% of the General Partner’s Incentive Distribution Rights (or 9% of all of the Incentive Distribution Rights).
     5.13 Notice of Production. Seller shall notify Buyer in writing (the “Notice of Production”) of the production and sale of the first ton of coal from the Ohio Coal Reserves not less than 30 days, but not more than 60 days, prior to such production and sale.
     5.14 Ohio Backstop Agreement. At the Closing, Seller shall execute and deliver the Ohio Backstop Agreement in the form attached hereto as Exhibit C (the “Ohio Backstop Agreement”), which requires Seller to finance certain of Rivervista’s obligations under the Gatling Acquisition Agreement (Ohio).
     5.15 Construction Agreement. As soon as is practicable after the execution of this Agreement, Seller will deliver to the General Partner a copy of the agreement relating to the

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construction of the Deepwater Clean Coal Handling System (the “Construction Contract”) and shall thereafter deliver copies of any material amendments to the Construction Contract or any material change orders relating to the Construction Contract, if any, at least once every 30 days until the earlier of the Closing or the termination of this Agreement.
     5.16 Deepwater TIC Agreement. At the Closing, Seller shall execute and deliver, and Buyer shall execute and deliver, and, immediately following the Closing, Buyer shall cause Deepwater to execute and deliver, the Deepwater TIC Agreement in the form attached hereto as Exhibit D (the “Deepwater TIC Agreement”). If, after the Closing, Buyer causes Deepwater to terminate the Deepwater TIC by posting an escrow pursuant to the terms thereof, then Seller shall cause each Affiliate that is a counterparty to the Deepwater TIC, consistent with such Affiliate’s other obligations, (a) to enter into an account control agreement pursuant to the Deepwater TIC and Section 5.11 of the Sowood Loan Agreement, (b) upon entering into such account control agreement, to request termination of all Liens in respect of such Affiliate’s interest in the Deepwater TIC in accordance with Section 8.15(b) of the Guaranty and Security Agreement and Section 10.15(a) of the Credit Agreement, including delivery of the certification required by Section 10.15(a) of the Credit Agreement, and (c) otherwise to use commercially reasonable efforts to cause to be released all such Liens and to provide evidence satisfactory to Buyer that all such Liens have been released.
     5.17 Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller will promptly notify Buyer in writing if Seller or any Acquired Company becomes aware of any fact or condition that causes the conditions contained in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the date of this Agreement, or if Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause the conditions contained in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the time of occurrence or discovery of such fact or condition, setting forth in reasonable detail the facts and circumstances that have resulted in such conditions not being satisfied. Should any such fact or condition require any change in the Acquired Company Disclosure Schedule if the Acquired Company Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will deliver to Buyer a supplement to the Acquired Company Disclosure Schedule specifying such change promptly, but not less frequently than once every quarter, and at least 10 days in advance of Closing. The delivery by Seller of any such supplement shall not relieve Seller of its obligations under this Section 5.17 to notify Buyer of any facts or conditions that relate to any matter described therein of which Seller becomes aware after delivery of such supplement. During the same period, Seller will promptly notify Buyer of the occurrence of any breach by any Seller Party of any covenant in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely. No notification by Seller pursuant to this Section 5.17 shall affect the rights of Buyer with respect to the representations of Seller Parties set forth in Section 6.2(a) or Section 6.2(b) or the obligations, covenants and agreements of each Seller Party under Section 6.2(c).

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ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Seller Parties’ Conditions. The obligation of the Seller Parties to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Seller in its sole discretion:
          (a) The representations and warranties of the Partnership, the General Partner and Buyer contained in Article IV of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Partnership, the General Partner or Buyer contained in Article IV that is qualified by a materiality standard or a Material Adverse Effect on the Partnership qualification shall not be further qualified by materiality for purposes of this Section 6.1(a)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) Each of the Partnership, the General Partner and Buyer shall have performed in all material respects the obligations, covenants and agreements of it contained herein and in the other Transaction Documents to which it is a party and required to be performed by it before Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (d) The General Partner and Buyer shall have delivered the items required to be delivered by the General Partner and Buyer pursuant to Section 7.2(b) and the Partnership shall have delivered the items required to be delivered by the Partnership pursuant to Section 7.2(d).
          (e) The Common Units, if any, included in the Transaction Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.2 Buyer’s Conditions. The obligation of Buyer, the General Partner and the Partnership to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:
          (a) The Seller Title Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) All representations and warranties of each Seller Party, as applicable, in Article III, other than the Seller Title Representations, shall be true and correct in all material

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respects (provided, however, that any such other representation or warranty of any Seller Party contained in Article III that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.2(b)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or specifically permitted by, or approved pursuant to Section 5.1(b) of, this Agreement and (ii) to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date.
          (c) Each Seller Party shall have performed, in all material respects, its obligations, covenants and agreements contained herein and in the other Transaction Documents and required to be performed by it before Closing.
          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (e) Each Required Consent shall have been obtained.
          (f) The Partnership shall have received an opinion of a nationally recognized financial advisor, dated as of the Closing Date, in form and substance satisfactory to the Partnership with respect to the fairness, from a financial point of view, of the issuance of the Transaction Units pursuant to this Agreement.
          (g) Buyer shall have received evidence satisfactory to it that all Indebtedness other than the Continuing Obligations has been repaid or satisfied in full, that all Contracts relating to such Indebtedness have been terminated and that all Liens securing such Indebtedness have been released.
          (h) The Seller Parties shall have delivered the items required to be delivered by them pursuant to Section 7.2.
ARTICLE VII
CLOSING
     7.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time on the earlier to occur of (a) the 10th day after Seller’s delivery of the Notice of Production to Buyer and (b) the consummation of the General Partner IPO, in the offices of Vinson & Elkins, L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, or such other time and place as the Parties agree in writing (the “Closing Date”). Subject to the provisions of Article VIII hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 7.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     7.2 Deliveries at Closing. At the Closing,
          (a) The Seller Parties will:

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               (i) deliver to the General Partner an executed assignment or assignments of membership interest in the form attached hereto as Exhibit A (the “Assignment of Membership Interests (General Partner)”) contributing and assigning the Contributable LLC Interests to the General Partner in accordance with Section 2.1;
               (ii) deliver to Buyer an assignment or assignments of membership interest in the form attached hereto as Exhibit B (the “Assignment of Membership Interests (Buyer)”) contributing and assigning the Other LLC Interests to Buyer in accordance with Section 2.1;
               (iii) deliver to Buyer (A) a certificate executed by the appropriate officers of each Seller Party (or of the general partner of any Seller Party that is a limited partnership), certifying the satisfaction by such Seller Party of the conditions specified in Sections 6.2(a), 6.2(b), and 6.2(c) and (B) a certificate executed by the secretary or an assistant secretary of each Seller Party (or of the general partner of any Seller Party that is a limited partnership) certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the members, managers or directors of such Seller Party (or its general partner) authorizing this Agreement and the transactions contemplated hereby;
               (iv) deliver to Buyer a certificate of the Secretary of State of the State of formation or organization of each Seller Party and each Acquired Company as to the legal existence and good standing (including tax) of each Seller Party and each Acquired Company;
               (v) deliver to Buyer the original minute books of each Acquired Company;
               (vi) cause the Officers and Managers of each Acquired Company and the directors of each Acquired Company to execute and deliver to Buyer the written resignation of each such Person in his or her capacity as such, effective concurrently with the Closing on the Closing Date; and
               (vii) deliver to each of the General Partner and Buyer a certificate of non-foreign status of each Seller Party which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2);
               (viii) execute and deliver to the General Partner a counterpart to the Ohio Backstop Agreement; and
               (ix) execute and deliver to the General Partner a counterpart to the Deepwater TIC Agreement.
          (b) The General Partner will:
               (i) execute and deliver to Seller an executed counterpart of each Assignment of Membership Interest (General Partner);
               (ii) issue and deliver to Seller the General Partner Limited Partnership Interest deliverable to Seller pursuant to Section 2.2(b)(i) by the delivery to Seller of a

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counterpart of the General Partner Partnership Agreement Amendment executed by the Managing General Partner;
               (iii) deliver to Seller (A) a certificate executed by the officers of the Managing General Partner certifying the satisfaction by the General Partner of the conditions specified in Sections 6.1(a) and 6.1(b) and (B) a certificate executed by the secretary or an assistant secretary of the Managing General Partner certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the board of directors of the Managing General Partner and authorizing this Agreement and the General Partner Partnership Agreement Amendment and the transactions contemplated hereby and thereby; and
               (iv) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the General Partner in Delaware.
          (c) Buyer will:
               (i) execute and deliver to Seller an executed counterpart of each Assignment of Membership Interest (Buyer);
               (ii) execute and deliver to Seller (A) a certificate of Buyer’s officers certifying the satisfaction by Buyer of the conditions specified in Sections 6.1(a) and 6.1(b) and (B) a certificate executed by the secretary or an assistant secretary of Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the board of directors of the General Partner’s general partner authorizing this Agreement and the transactions contemplated hereby;
               (iii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of Buyer in Delaware; and
               (iv) execute and deliver to Seller a counterpart to the Deepwater TIC Agreement.
          (d) The Partnership will:
               (i) issue and deliver to Seller, in the name of Seller, the certificates representing the Transaction Units deliverable to Seller pursuant to Section 2.2(b)(ii); and
               (ii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Partnership in Delaware.
ARTICLE VIII
TERMINATION
     8.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby abandoned as follows:

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          (a) Seller and the Partnership may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
          (b) Seller on one hand, or the Partnership, on the other hand, by written notice may terminate this Agreement if the Closing shall not have occurred on or before December 31, 2009;
          (c) Seller by written notice to the Partnership may terminate this Agreement at any time prior to the Closing if the Partnership, the General Partner or Buyer shall have breached any representations, warranties or covenants of the Partnership, the General Partner or Buyer herein contained in a manner such that the conditions to Closing contained in Section 6.1(a) and 6.1(b) would not be satisfied; provided, however, if such breach may be cured by the Partnership, the General Partner or Buyer through the use of its commercially reasonable efforts and for so long as the Partnership, the General Partner or Buyer continues to use such efforts, Seller may not terminate this Agreement under this Section 8.1(c) until after the applicable deadline specified in Section 8.1(b);
          (d) The Partnership by written notice to Seller may terminate this Agreement at any time prior to the Closing if any Seller Party shall have breached any representations, warranties or covenants of such Seller Party herein contained in a manner such that the conditions to Closing contained in Section 6.2(a), 6.2(b) and 6.2(c) would not be satisfied; provided, however, if such breach may be cured by such Seller Party through the use of its commercially reasonable efforts and for so long as such Seller Party continues to use such efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until after the applicable deadline specified in Section 8.1(b);
          (e) The Partnership by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies;
          (f) Seller by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Partnership; or
          (g) The Partnership by written notice may terminate this Agreement for a period of 30 days following the delivery by Seller of any notification pursuant to Section 5.17 or any supplement to the Acquired Company Disclosure Schedule pursuant to Section 5.17; provided, however, that after such 30-day period, the Partnership may only terminate this Agreement pursuant to this Section 8.1(g) after the delivery of a new notification or supplement to the Acquired Company Disclosure Schedule pursuant to Section 5.17 and only with respect to a new fact or circumstance disclosed in such new notification or supplement (which shall similarly be subject to a 30-day period).
          Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement shall not be entitled to terminate this Agreement except, in the case of a material breach by any Seller Party, with the consent of the

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Partnership, or in the case of a material breach by the Partnership, the General Partner or Buyer, with the consent of Seller.
     8.2 Automatic Termination. This Agreement shall terminate automatically if either Seller exercises the Put Right or the General Partner exercises the Call Right prior to the Closing Date.
     8.3 Effect of Termination. If Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 8.1 or Section 8.2, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve a Party from any liability for any breach of this Agreement, and (ii) the provisions of Section 5.2(c), this Section 8.3, Section 9.7 and Section 10.1 and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival.
          (a) Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing as follows:
               (i) each of the representations and warranties of each Seller Party, as applicable, set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.2 (Title to LLC Interests), Section 3.3 (Organization, Good Standing, Authority, Capitalization of Acquired Companies), Section 3.14 (Broker’s or Finder’s Fees), Section 3.25 (Investor Status) and Section 3.26 (Status of Securities; Disposition) and each of the representations and warranties of the Partnership, the General Partner and Buyer set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Structure of the Partnership and the General Partner), Section 4.3(a) (Authority), Section 4.7 (Broker’s or Finder’s Fees) and Section 4.8 (Investment Intent) shall survive indefinitely; provided, however, that each such representation and warranty made by Parent shall survive only until the Parent Release Date;
               (ii) each of the representations and warranties of Seller set forth in Section 3.9 (Taxes), Section 3.15 (Employees), Section 3.16 (Employee Benefit Plans) and Section 3.18 (Environmental Matters) and each of the representations and warranties of the Partnership, the General Partner and Buyer set forth in Section 4.8 (Taxes), shall terminate 60 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties; and
               (iii) each of the other representations and warranties set forth in Article III and Article IV shall terminate on the second anniversary of the Closing (the “Survival Date”).
          (b) Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement, to the extent that, by their terms, they are to be performed

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prior to or on the Closing, shall terminate on the Survival Date or, to the extent they are to be performed after the Closing, shall terminate on the expiration of all applicable statutes of limitations applicable to any claim with respect to such covenant or agreement; provided however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes or limitations will survive for a period of 60 days following the expiration of such specified term or period; and provided further, however, that each covenant or agreement of Parent contained in this Agreement to the extent that, by its terms, it is to be performed after the Closing shall terminate on the earlier of the date specified in this Section 9.1(b) and the Parent Release Date.
          (c) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article IX before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 9.1(a) or Section 9.1(b), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such claim will survive until, but only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement.
     9.2 Indemnification by the Partnership, the General Partner and Buyer. Effective upon the Closing and subject to the other provisions of this Article IX, the Partnership, the General Partner and Buyer shall, jointly and severally, defend, indemnify and hold harmless each Seller Party, its Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of or arising out of (a) any breach by the Partnership, the General Partner or Buyer of its representations, warranties, covenants or agreements contained in this Agreement and (b) other than with respect to any Losses arising as a result of a breach by any Seller Party of any representation, warranty, covenant or agreement contained in this Agreement, the ownership, management, or operation of any Acquired Company from and after the Closing Date; provided, however, that none of the Partnership, the General Partner or Buyer shall have any obligation to Parent pursuant to this Section 9.2 from and after the Parent Release Date (other than with respect to any Claim asserted or Loss sought by Parent against the Partnership, the General Partner or Buyer in accordance with this Article IX prior to the Parent Release Date) provided that Parent has executed and delivered the Parent Release to the Partnership, the General Partner and Buyer in accordance with Section 10.17.
     9.3 Indemnification by Seller Parties.
          (a) Effective upon the Closing and subject to the other provisions of this Article IX, Seller shall defend, indemnify and hold harmless the Partnership, the General Partner and Buyer, their respective Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of any breach by any Seller Party of (i) any Seller Title Representation or (ii) any of the other representations and warranties of any Seller Party set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.3 (Organization, Good Standing, Authority, Capitalization of Acquired Companies), Section 3.14 (Broker’s or Finder’s Fees), Section 3.25 (Investor Status) and Section 3.26 (Status of Securities; Disposition).

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          (b) Effective upon the Closing and subject to the other provisions of this Article IX, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by any Seller Party of its representations or warranties contained in this Agreement or in any document or instrument delivered by any Seller Party at the Closing, other than the Seller Title Representations and the representations and warranties of the Seller Parties specified in Section 9.3(a)(ii) (for which indemnity is provided pursuant to Section 9.3(a));
               (ii) any failure by any Seller Party to comply with any covenant of such Seller Party contained in this Agreement, whether or not any such failure was discovered or known before or after Closing; and
               (iii) any Buyer Indemnified Taxes.
          (c) Effective upon the Closing and subject to the other provisions of this Article IX, Parent shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by Parent of its representations or warranties set forth in Section 3.1;
               (ii) any breach by Parent of its representations or warranties set forth in this Agreement, other than the representations and warranties specified in Section 9.3(c)(i) (for which indemnity is provided pursuant to Section 9.3(c)(i)); and
               (iii) any failure by Parent to comply with any covenant of Parent contained in this Agreement, whether or not any such failure was discovered or known before or after Closing;
provided, however, that Parent shall have no obligation to any Buyer Indemnitee pursuant to this Section 9.3(c) from and after the Parent Release Date (other than with respect to any Claim asserted or Loss sought by any Buyer Indemnitee against Parent in accordance with this Article IX prior to the Parent Release Date) provided that Parent has executed and delivered the Parent Release to the Partnership, the General Partner and Buyer in accordance with Section 10.17.
     9.4 Certain Limitations. The Buyer Indemnitees and Seller Indemnitees rights to indemnification under this Article IX shall be limited as follows:
          (a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement beyond the survival period specified in Section 9.1.
          (b) The recovery of Losses by any Buyer Indemnitee pursuant to clause (i) or (ii) of Section 9.3(b) or clause (ii) or (iii) of Section 9.3(c), together with all Losses recovered by

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other Buyer Indemnitees under such provisions, shall be limited to an aggregate amount equal to $10,000,000. Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(a) or Section 9.3(c)(i) (regardless of whether it could also be brought under any other subsection of Section 9.3) shall not be subject to any limitation under this Section 9.4(b).
          (c) The recovery of Losses by any Seller Indemnitee pursuant to Section 9.2 (other than with respect to a breach by the Partnership, the General Partner or Buyer of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Structure of the Partnership and the General Partner), Section 4.3(a) (Authority), Section 4.7 (Broker’s or Finder’s Fees) or Section 4.8 (Investment Intent)), together with all Losses recovered by other Seller Indemnitees under such provisions, shall be limited to an aggregate of $10,000,000.
          (d) No Buyer Indemnitee shall be entitled to recover Losses pursuant to Section 9.3(b)(i) or Section 9.3(c)(ii) and no Seller Indemnitee shall be entitled to recover Losses pursuant to Section 9.2 unless:
               (i) the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred aggregate Losses otherwise recoverable under this Article IX in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent of such excess; and
               (ii) after the Deductible has been met, the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of $100,000, in which case the full amount of such Losses shall be recoverable, subject to the limitations imposed by the other provisions of this Section 9.4.
Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(a), Section 9.3(b)(ii) or Section 9.3(b)(iii) (regardless of whether it could also be brought under Section 9.3(b)(i)) and any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(c)(i) or Section 9.3(c)(iii) (regardless of whether it could also be brought under Section 9.3(c)(ii)), shall not be subject to any limitation specified in this Section 9.4(d).
          (e) Notwithstanding anything to the contrary in this Agreement:
               (i) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Sections 3.17, 3.21, 4.4 and 4.5, has been breached for purposes of this Article IX and determining the amount of Losses suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the Acquired Company Disclosure Schedule or the Partnership Disclosure Schedule, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” and “substantial” or “Knowledge” qualifications that

56

may be contained in any such representation or warranty; provided, however, that the defined term “Material Contract” and all “material,” “materiality,” “Material Adverse Effect,” and “substantial” or “Knowledge” qualifications that are contained in any defined term shall be given effect; and provided, further, that from and after the second anniversary of the Closing Date, each of the representations and warranties of the Seller Parties set forth in Section 3.18 shall be read, for all purposes under this Article IX, as if it were qualified by the phrase “to Seller’s Knowledge;”
               (ii) None of the Seller Parties may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Seller’s Knowledge, such breach existed prior to the Closing Date but such Seller Party nevertheless proceeded with the Closing;
               (iii) None of the Partnership, the General Partner or Buyer may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Buyer’s Knowledge, such breach existed prior to the Closing Date but such Party nevertheless proceeded with the Closing; and
               (iv) The provisions of this Article IX shall apply in such a manner as not to give duplicative effect to any item of adjustment.
          (f) The amount of Losses required to be paid pursuant to this Article IX shall be reduced to the extent of any tax benefits actually realized, or insurance proceeds directly or indirectly received by the Indemnified Party.
     9.5 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 9.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
          (b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 9.1(a)) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been materially prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 9.1.
          (c) The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in

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which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding or Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding, in which case the Indemnifying Party may compromise or settle such Proceeding without the Indemnified Party’s consent.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense (it being understood that nominal internal costs and expenses and reasonable time expenditures of internal staff shall not be charged) of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person.
          (f) The costs and expenses of an Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Indemnitee has the right to control shall be treated as “Losses” for all purposes hereunder.
     9.6 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER PARTIES, ON ONE HAND, AND THE SELLER INDEMNITEES AND

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THE PARTNERSHIP, THE GENERAL PARTNER AND BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE IX.
     9.7 Limitation on Damages. SUBJECT TO SECTION 9.6, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES.
     9.8 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
     9.9 Independent Investigation. The Partnership, the General Partner and Buyer are knowledgeable in the business of owning, leasing, preparing, loading and transporting coal. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership, the General Partner and Buyer have relied solely on their own independent due diligence investigations and inspection of the Assets of the Acquired Companies, and the representations, warranties, covenants and undertakings of the Seller Parties in this Agreement.
     9.10 Disclaimer. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NO SELLER PARTY MAKES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO THE PARTNERSHIP, THE GENERAL PARTNER OR BUYER WITH RESPECT TO (A) THE ASSETS, INCLUDING ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE COAL RESERVES INCLUDED IN THE ASSETS, OR (B) FUTURE AMOUNTS OF COAL OR OTHER PRODUCTS PRODUCED, PROCESSED, STORED OR TRANSPORTED, THROUGH OR AT THE ASSETS.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

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     10.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that without the consent of any Seller Party, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by Buyer. Any purported assignment in violation of this Section shall be void ab initio.
     10.3 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and schedules hereto), the other Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto or thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyer, as if Buyer were a party thereto, and shall hereafter bind the Partnership and Buyer, as well as the parties thereto. This Agreement may be amended or superseded only by a written instrument duly executed by each Party specifically stating that such Party amends or supersedes this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
     10.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     10.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.6 Governing Law and Dispute Resolution.
          (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of West Virginia, without reference to applicable principles of conflicts of Laws.
          (b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be

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enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each Party consents to process being served by any other Party to this Agreement in any Proceeding of the nature specified in this Section 10.6(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 10.7.
          (c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
          (d) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 10.6, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.
     10.7 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
THE PARTNERSHIP, THE GENERAL PARTNER or BUYER:
c/o The Partnership
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
With a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman

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ANY SELLER PARTY
c/o Adena Minerals, LLC
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield

With a copy to (which shall not constitute notice):
Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 10.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     10.8 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. Prior to Closing the Partnership and Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public.
     10.9 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.
     10.10 No Partnership; Third Party Beneficiaries. Except to the extent expressly set forth in the Partnership Agreement and the General Partner Partnership Agreement, as amended by the General Partner Partnership Agreement Amendment, nothing in this Agreement or the other Transaction Documents shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship among the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

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     10.11 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     10.12 Disclosure Schedules. The information in the Acquired Company Disclosure Schedule and the Partnership Disclosure Schedule constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of the Seller Parties or the Partnership, the General Partner and Buyer, as applicable, as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the disclosing Party. Capitalized terms used in each Disclosure Schedule that are not defined therein are defined in this Agreement and shall have the meaning given to them in this Agreement. The statements in each Disclosure Schedule relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, unless its applicability to another Section of this Agreement is readily apparent.
     10.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.14 Affiliate Liability.
          (a) Each of the following is herein referred to as a “Buyer Affiliate”: (i) any direct or indirect holder of the general partner interest in the Partnership (whether limited or general partners, members or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (A) the Partnership, the General Partner or Buyer or (B) any Person who directly or indirectly controls the Partnership. Except to the extent that a Buyer Affiliate is an express signatory hereto or thereto or an express assignee of the Partnership or Buyer, no Buyer Affiliate shall have any liability or obligation to any Seller Party of any nature whatsoever in connection with or under this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein, and each Seller Party on behalf of itself and each Acquired Company and Seller Affiliate hereby waives and releases all claims of any such liability and obligation. Notwithstanding the foregoing, no Seller Party shall be deemed an Affiliate of the Partnership.
          (b) Each of the following is herein referred to as a “Seller Affiliate”: (i) any direct or indirect holder of Equity Interests in any Seller Party (whether limited or general partners, members, stockholders or otherwise), and (ii) any partner, member, shareholder, director, officer, manager, employee, representative or agent of (A) any Seller Party or any Acquired Company or any Subsidiary of either of them or (B) any Person who directly or indirectly controls any Seller Party. Except to the extent that a Seller Affiliate is an express signatory hereto or an express assignee of any Seller Party, no Seller Affiliate shall have any liability or obligation to the Partnership, the General Partner, Buyer or Buyer Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the other Transaction

63

Documents or the transactions contemplated herein or therein, and the Partnership, the General Partner and Buyer on behalf of themselves and the Buyer Affiliates hereby waive and release all claims of any such liability and obligation.
     10.15 No Waiver of Claims for Fraud. The liability of any Party under Article IX shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 10.15 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     10.16 No Recovery. No Seller Party shall be entitled to indemnification or contribution from any Acquired Company for any Losses that it is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee. The foregoing shall not apply to Claims made against the Partnership, the General Partner or Buyer for a breach of any of the representations, warranties, covenants and agreements of the Partnership, the General Partner or Buyer set forth in this Agreement (each such Claim, a “Permitted Indemnification/Contribution”). If any right of indemnification or contribution from any Acquired Company under the Organizational Documents of such Acquired Company relating to a Claim (other than a claim for Permitted Indemnification/Contribution) is ultimately determined to be unwaivable, the Seller Parties shall indemnify the Buyer or the applicable Acquired Company to the full extent of such recovery. Except as set forth in this Section 10.16, each Seller Party hereby waives and releases any and all rights that it may have to assert claims of indemnification or contribution against any Acquired Company under this Agreement, any other Transaction Document, any other Contract or any provision of its Organizational Documents for any Losses that such Seller Party is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee (other than a claim for Permitted Indemnification/Contribution).
     10.17 Guarantee of Obligations. Parent hereby agrees to guarantee the obligations of Seller under this Agreement, including any obligation to indemnify any Buyer Indemnitee for which Seller may become liable in accordance with the terms hereof. If Seller shall fail or be unable to pay any amounts due to any Buyer Indemnitee under this Agreement when the same shall become due and payable, Parent shall be obligated to pay or cause to be paid such amounts to each such Buyer Indemnitee in accordance with the terms hereof. This guarantee is a guarantee of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Seller or upon any other event or condition whatsoever. Upon Parent’s execution and delivery to the Partnership, the General Partner and Buyer of a release substantially in the form attached hereto as Exhibit E the (“Parent Release”) on or after the third anniversary of the Closing (the date of such delivery, the “Parent Release Date”), the obligations of Parent under this Section 10.17 shall terminate, and Parent shall have no further liability or obligation under

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this Agreement with respect to any Claim asserted or Loss sought by any Buyer Indemnitee against Parent in accordance with Article IX following the Parent Release Date.
[SIGNATURE PAGES FOLLOW]

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     THE PARTIES HAVE signed this Agreement as of the date first set forth above.

BUYER:

NRP (Operating) LLC

By:

Nick Carter
President and Chief Operating Officer

THE GENERAL PARTNER:

NRP (GP) LP

By:	GP Natural Resource Partners LLC,
its general partner

By:

Nick Carter
President and Chief Operating Officer

THE PARTNERSHIP:

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:

Nick Carter
President and Chief Operating Officer
Signature page to Second Contribution Agreement

PARENT:

FORESIGHT RESERVES LP

By:	INSIGHT RESOURCE, LLC,
its general partner

By:

Donald Holcomb
Authorized Person

SELLER:

ADENA MINERALS, LLC

By:

Donald Holcomb
Authorized Person
Signature page to Second Contribution Agreement

Exhibit A
Form of Assignment of Membership Interest (General Partner)
[See Attached]
A-1

Exhibit B
Form of Assignment of Membership Interest (Buyer)
[See Attached]
B-1

Exhibit C
Form of Ohio Backstop Agreement
[See Attached]
C-1

Exhibit D
Form of Deepwater TIC Agreement
[See Attached]
D-1

Exhibit E
Form of Parent Release
[See Attached]
E-1

Exhibit G
Form of Services Agreement
[See Attached]
G-1

EXHIBIT G
SERVICES AGREEMENT
BETWEEN
ADENA MINERALS, LLC
AND
LITTLE RIVER TRANSPORT, LLC

SERVICES AGREEMENT
          This Services Agreement (this “Agreement”) is dated as of January 4, 2007 (the “Effective Date”), between Adena Minerals, LLC, a Delaware limited liability company (“Adena”) and Little River Transport, LLC, a Delaware limited liability company (the “Service Party” and, together with Adena, the “Parties” and each, a “Party”).
RECITALS
     A. Prior to the date hereof, Adena was 100% owner of the Service Party.
     B. On the date hereof, NRP (Operating) LLC, a Delaware limited liability company has acquired 100% of the Service Party pursuant to that certain Contribution Agreement dated as of December 14, 2006.
     C. The Service Party wishes to engage Adena to continue to provide certain of those services previously performed by Adena or its Affiliates for the Service Party.
     D. Adena is willing to undertake such engagement, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, Adena and the Service Party agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
     “Adena” is defined in the introductory paragraph.
     “Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Adena and the Service Party shall be deemed not to be Affiliates.
     “Agreement” is defined in the introductory paragraph.
     “Arbitration Notice” is defined in Section 5.02(c).
     “Arbitrator” is defined in Section 5.03(a).
     “Bankrupt” with respect to any Person shall mean such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such

Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:
          (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;
          (ii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving corporation or its parent immediately after such transaction;
          (iii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Voting Securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (ii) above; or
     notwithstanding the foregoing, the events described in clauses (i) through (iii) of this definition shall not constitute a Change of Control of a Service Party or Adena if the other Person (or “person” or “group,” in the case of clause (iii)) referred to in such clauses, immediately prior to such transaction, is an Affiliate of such Service Party or Adena.
     “Dispute” is defined in Section 5.02(a).
     “Effective Date” is defined in the introductory paragraph.
     “Force Majeure” shall mean any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes,

2

insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.
     “Governmental Approval” shall mean any material consent, authorization, certificate, permit, right of way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the Assets in accordance with applicable Laws.
     “Governmental Authority” shall mean any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.
     “Laws” shall mean any applicable statute, Environmental Law (as defined in the Contribution Agreement), common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.
     “Participants” is defined in Section 5.01.
     “Parties” is defined in the introductory paragraph.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.
     “Service Party” is defined in the introductory paragraph.
     “Services” is defined in Section 2.02.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other similar governing body of such Person.
     Other terms defined herein have the meanings so given them.
     Section 1.02 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) references to money refer to legal currency of the United States of America.
ARTICLE II
RETENTION OF ADENA; SCOPE OF SERVICES
     Section 2.01 Retention of Adena. The Service Party hereby engages Adena to perform the Services (as defined below) and to provide all employees and any facilities and equipment not otherwise provided by the Service Party necessary to perform the Services. Adena hereby

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accepts such engagement and agrees to perform the Services as directed and in the manner specified by the Service Party and to provide any facilities and equipment not otherwise provided by the Service Party, and to provide all employees necessary to perform the Services.
     Section 2.02 Scope of Services. The “Services” shall consist of providing management services with respect to completion of construction of certain physical assets owned by the Service Party. Adena hereby covenants and agrees that the Services will be performed (i) in accordance with applicable material Governmental Approvals and Laws and (ii) in accordance with customary industry standards. Adena and the Service Party agree to cooperate with respect to coordinating any contacts with AEP and its Affiliates that are necessary in connection with the construction or operation of the Service Party’s assets.
     Section 2.03 Exclusion of Services. At any time, either the Service Party or Adena may temporarily or permanently exclude any particular service from the scope of the Services upon 30-days’ notice to the other Party.
     Section 2.04 Performance of Services by Affiliates. The Parties hereby agree that in discharging its obligations hereunder, Adena may engage any of its Affiliates to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate shall be treated as if Adena performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve Adena of its obligations hereunder.
     Section 2.05 Representations and Warranties of Adena. Adena hereby represents, warrants and covenants to the Service Party that the following statements are true and correct as of the date hereof:
          (a) Adena is duly organized, validly existing, and in good standing under the laws of the State of Delaware; and Adena has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
          (b) Adena has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Adena, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
          (c) The authorization, execution, delivery, and performance of this Agreement by Adena does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its certificate of formation or limited liability company agreement, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clause (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on Adena or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notice,

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the failure of which to obtain or make would not have a material adverse effect on Adena or on its ability to perform its obligations hereunder.
     Section 2.06 Representations and Warranties of Service Party. The Service Party hereby represents, warrants and covenants to Adena that the following statements are true and correct as of the date hereof:
          (a) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; and it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
          (b) It has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);
          (c) The authorization, execution, delivery, and performance of this Agreement by it does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its organizational documents, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clause (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on it or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notice, the failure of which to obtain or make would not have a material adverse effect on it or on its ability to perform its obligations hereunder.

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ARTICLE III
FORCE MAJEURE
     Section 3.01 Force Majeure. A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting Adena, Adena shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.
ARTICLE IV
ASSIGNMENTS AND SUBCONTRACTS
     Section 4.01 Assignments.
          (a) Without the prior consent of Adena, the Service Party may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person other than to an Affiliate of the Service Party.
          (b) Without the prior consent of the Service Party, Adena may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of Adena as permitted by Section 2.04 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.
     Section 4.02 Other Requirements. Subject to the other provisions hereof:
          (a) All materials and workmanship used or provided in performing the Services shall be in accordance with applicable drawings, specifications, and standards.
          (b) Adena shall exercise reasonable diligence to obtain the most favorable terms and warranties available from vendors, suppliers and other third parties, and where appropriate, Adena shall assign such warranties to the Service Party.
ARTICLE V
DISPUTE RESOLUTION
     Section 5.01 Disputes. This Article V shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person

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is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article V to a particular dispute (collectively, a “Dispute”). The provisions of this Article V shall be the exclusive method of resolving Disputes. For purposes of this Article, each of Adena and the applicable Service Party shall be a “Participant”.
     Section 5.02 Negotiation to Resolve Disputes. If a Dispute arises, the Participants shall attempt to resolve such Dispute through the following procedure:
          (a) first, an executive officer of Adena, and an executive officer of the Service Party shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;
          (b) second, if the Dispute is still unresolved after 20 days following the commencement of the negotiations described in Section 5.02(a), then the chief executive officers of Adena and the Service Party will promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and
          (c) third, if the Dispute is still unresolved after 10 days following the commencement of the negotiations described in Section 5.02(b), then any Participant may submit such Dispute to binding arbitration under this Article V by notifying the other Participants (an “Arbitration Notice”).
     Section 5.03 Selection of Arbitrator.
          (a) Any arbitration conducted under this Article V shall be heard by a sole arbitrator (the "Arbitrator”) selected in accordance with this Section 5.03. Each Participant and each proposed Arbitrator shall disclose to the other Participants any business, personal or other relationship or affiliation that may exist between such Participant and such proposed Arbitrator, and any Participant may disapprove of such proposed Arbitrator on the basis of such relationship or affiliation.
          (b) The Participant that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Participant objects to such proposed Arbitrator, it may, on or before the tenth day following delivery of the Arbitration Notice, notify the other Participants of such objection. The Participants shall attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 20 days following delivery of the notice described in the immediately-preceding sentence, any Participant may request the American Arbitration Association (“AAA”) to designate the Arbitrator. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 5.03.
     Section 5.04 Conduct of Arbitration. The Arbitrator shall expeditiously (and, if possible, within 90 days after the Arbitrator’s selection) hear and decide all matters concerning the Dispute. Except as the Participants agree otherwise, the arbitration hearing shall be held in the City of Charleston, West Virginia. Except as the Participants agree otherwise, the arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such rules do not conflict with the

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terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence in the manner as it deems appropriate and relevant to the dispute before it (and each Participant will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Participants that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Participants, which shall not be unreasonably withheld. Each Participant, the Arbitrator and any proposed expert shall disclose to each other any business, personal or other relationship or affiliation that may exist between such Participant (or the Arbitrator) and such proposed expert; and any Participant may disapprove of such proposed expert on the basis of such relationship or affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Participants and may be enforced in any court of competent jurisdiction; provided that the Participants agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award, special, punitive, exemplary, consequential, indirect or other similar damages (including without limitation damages on account of lost profits or opportunities) to any Participant. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts duly retained by the Arbitrator, shall be allocated between the Participants in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Participant shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses in another manner. Any costs or expenses incurred by a Participant(s) in enforcing any Award of the Arbitrator shall be borne by the Participant challenging the enforcement.
ARTICLE VI
TERMINATION
     Section 6.01 Termination By the Service Party.
          (a) Upon the occurrence of any of the following events, the Service Party may terminate this Agreement by giving written notice of such termination to Adena:
          (i) Adena becomes Bankrupt;
          (ii) Adena dissolves and commences liquidation or winding-up; or
          (iii) there occurs a Change of Control of Adena.
Any termination under this Section 6.01(a) shall become effective immediately upon delivery of the notice first described in this Section 6.01(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Service Party.

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          (b) In addition to its rights under Section 6.01(a), the Service Party may terminate this Agreement at any time by giving notice of such termination to Adena. Any termination under this Section 6.01(b) shall become effective 30 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Service Party.
     Section 6.02 Termination by Adena.
          (a) Adena may terminate this Agreement by giving written notice of such termination to the Service Party upon the occurrence of a Change of Control of a Service Party.
Any termination under this Section 6.02(a) shall become effective immediately upon delivery of the notice first described in this
Section 6.02(a).
          (b) In addition to its rights under Section 6.02(a), Adena may terminate this Agreement at any time by giving notice of such termination to the Service Party. Any termination under this Section 6.02(b) shall become effective 30 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Adena
     Section 6.03 Effect of Termination. If this Agreement is terminated in accordance with Section 6.01 or 6.02, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; and (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination.
ARTICLE VII
GENERAL PROVISIONS
     Section 7.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents to be sent to Adena must be sent to or made at the address given below for Adena, or such other address as Adena may specify by notice to the Service Party. All notices, requests and consents (including copies thereof) to be sent to a Service Party must be sent to or made at the address given below for the Service Party.

Address for Notices:	Adena:	Service Party:

	3801 PGA Boulevard	c/o Natural Resource Partners L.P.
	Suite 903	P.O. Box 2827
	Palm Beach Gardens, FL 33410	Suite 300, Third Avenue
	Attention: Mr. Matthew Fifield	Huntington, WV 25727-2827
	Facsimile: (561) 626-4938	Attention: Mr. Kevin Wall
Facsimile: 304- 522-5401

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     Section 7.02 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     Section 7.03 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.
     Section 7.04 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties.
     Section 7.05 Restriction on Assignment; Binding Effect. This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 7.06 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WEST VIRGINIA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR THE INTERPRETATION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     Section 7.07 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     Section 7.08 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.
     Section 7.09 Counterparts. This Agreement may be executed in counterparts with the same effect as if each signing party had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

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EXHIBIT G
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ADENA MINERALS, LLC
By:
Name:
Title:

LITTLE RIVER TRANSPORT, LLC
By:
Name:
Title:

Exhibit H
Form of WVA Backstop Agreement

[See Attached]

H-1

EXHIBIT H (to Contribution Agreement)

Adena Minerals, LLC
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
January ___, 2007
Gatling Mineral, LLC
c/o NRP (Operating) LLC
c/o Natural Resource Partners L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002

Re:	Backstopping the Amended and Restated Gatling Acquisition Agreement (West Virginia)
Dear Sir or Madam:
     This letter agreement (the “Agreement”), upon execution by Gatling Mineral, LLC (“Gatling Mineral”) and Adena Minerals, LLC (“Adena”), shall constitute a binding agreement between them (each a “Party” and together the “Parties”). As of even date hereof, Adena contributed its membership interests in Gatling Mineral pursuant to that certain Contribution Agreement dated as of December 14, 2006, between Adena and the other parties thereto (the “Contribution Agreement”). Gatling Mineral is currently a party to that certain Amended and Restated Gatling Acquisition Agreement (West Virginia), dated October 15, 2006 (the “Acquisition Agreement”), a copy of which is attached hereto as Exhibit A. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Acquisition Agreement.
     The parties hereto agree and acknowledge as follows:
1. As part of the consideration for the contribution of its membership interests in Gatling Mineral pursuant to the Contribution Agreement, Adena shall provide the funds and personnel necessary for Gatling Mineral to meet its obligations under the Acquisition Agreement.
2. The parties to this Agreement agree to work together in good faith, to cooperate with each other at all times and to use commercially reasonable efforts to cause all the obligations in the Acquisition Agreement to be met at the lowest possible reasonable cost to Adena.
3. After the date hereof, Adena will use commercially reasonable efforts to locate for Gatling Mineral, and negotiate for Gatling Mineral to acquire by purchase or lease the coal and mining rights to at least (90%) of that part of the Area of Mutual Interest identified in the Acquisition Agreement and located in West Virginia (the “AMI”), whether by lease or fee. Having located and negotiated for a purchase, Adena will provide the funds and information necessary to consummate the proposed transaction to Gatling Mineral which will, in turn, promptly conduct at its own expense whatever additional due diligence it requires and, if it is satisfied, consummate the transaction in Gatling Mineral’s own name.
4. If after the date hereof, Gatling Mineral locates and negotiates to acquire coal and mining rights, whether by purchase or lease, within the AMI located in West Virginia, Gatling Mineral will give the information necessary to understand the proposed transaction to Adena and, so long as the purchase price is commercially reasonable, Adena will promptly provide the funds necessary to Gatling Mineral to consummate the transaction.
5. This Agreement shall terminate on the earliest of the following events: (1) termination of the Acquisition Agreement, (2) acquisition by Gatling Mineral of ninety percent (90%) of the coal and mining rights in that part of the AMI located in West Virginia, and (3) March 13, 2016.
6. Gatling Mineral agrees to promptly notify Adena should either of the events identified in Subparagraph 5(1) or 5(2), above, occurs.
7. Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of West Virginia and to venue in Charleston, West Virginia.
8. Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 2.2:

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Gatling Mineral:
c/o NRP (Operating) LLC
c/o Natural Resource Partners, L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
AND
1035 3rd Avenue, Suite 300
Huntington, West Virginia 25727-2827
Telephone: (304) 522-5757
Facsimile: (304) 522-5401
Attention: President and COO

With a copy (not itself constituting notice) to:
Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman
ADENA
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield

With a copy (not itself constituting notice) to:

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Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
9. Entire Agreement. This Agreement (together with all Exhibits hereto) constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
10. Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any person in the performance by such person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such person of the same or any other obligations of such person hereunder. Failure on the part of a party to complain of any act of any person or to declare any person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.
11. Amendment. This Agreement may be amended, supplemented or modified from time to time only by the written agreement of all the Parties.
12. Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto except for an assignment by operation of law in conjunction with the liquidation or merger of Gatling Mineral into another person provided that such person is owned 100%, directly or indirectly, by Natural Resource Partners L.P.
13. Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
14. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees, and agrees to cause its affiliates, to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
15. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
16. Negotiation of Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no other person

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shall have the right to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this letter of agreement by signing any such counterparts.
Sincerely,
Adena Minerals, LLC

By:

Name:

Authorized Person

Agreed To:

Gatling Mineral, LLC

By:

Name:

Authorized Person

5

Exhibit A
[Copy of Gatling Acquisition Agreement (WV)]

6

Exhibit I
Form of TIC Letter Agreement
[See Attached]

I-1

EXHIBIT I (to Contribution Agreement)
TIC LETTER AGREEMENT

Adena Minerals, LLC
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
NRP (Operating) LLC
601 Jefferson, Suite 3600
Houston, Texas 77002

Re:	TIC Letter Agreement — First Contribution
Dear Sir or Madam:
        This TIC Letter Agreement (this “Agreement”) is made and entered into as of the ___ day of January 2007, by and between Adena Minerals, LLC, a Delaware limited liability company (“Adena”); NRP (Operating) LLC, a Delaware limited liability company (the “OLLC”), Little River Transport, LLC, a Delaware limited liability company formerly known as Gatling Transport, LLC (“Little River”) and Williamson Transport, LLC, a Delaware limited liability company (“Williamson Transport”, and together with Little River, the “TIC Companies” and, individually, a “TIC Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
A.	Adena, OLLC, the General Partner (as defined below) and others are party to that certain Contribution Agreement dated as of December 14, 2006 (the “Contribution Agreement”), whereby Adena has contributed all of its ownership in the TIC Companies to the General Partner and the OLLC in exchange for the consideration set forth in the Contribution Agreement.

B.	Each TIC Company is a party to a Tenant-in-Common Agreement dated as of March 13, 2006 (each, a “TIC Agreement”) which TIC Agreements are attached as Exhibit A for Little River and Exhibit B for Williamson Transport with respect to the property referred to in each TIC Agreement (collectively, the “Facilities”).

C.	Section 11 of each TIC Agreement provides for the right of the TIC Company to extinguish the TIC Agreement and the Tenancy-in-Common interest of the other party (the “Project Company”) in the Facilities upon (1) providing sixty (60) days written notice of its intention to exercise the termination right, (2) establishment of an escrow account at a financial institution reasonably acceptable to the Project Company, which account shall be subject to an account control agreement (the “Account Control Agreement”) in a form reasonably satisfactory to the Project Company, and in an amount equal to the full replacement cost of the Facilities, as determined by mutual agreement between the Project Company and the TIC Company, or, if no mutual agreement can be reached, as determined by the average of two bids from qualified construction contractors, (3) providing the Project Company with a first priority lien on the funds in the Account Control Agreement, (4) providing in the Account Control Agreement that the Project Company shall be entitled to withdraw the funds in the account if (x) in the good faith judgment of the Project Company, the TIC Company suffers a material adverse change in its financial condition or ability to perform under the sublease entered into as of March 13, 2006 between the TIC Company and the Project Company (the “Sublease”), (y) the TIC Company breaches the Sublease, or (z) the TIC Company otherwise fails to provide the services provided for in the Sublease, and (5) the TIC Company and Project Company execute other documents as are reasonably necessary to effect full ownership of the Facilities in the TIC Company and the termination described in Section 11 of the TIC Agreement (collectively, the “Procedures”).

D.	OLLC desires, upon acquisition of the TIC Companies pursuant to the Contribution Agreement, to cause the TIC Companies to invoke the Procedures and terminate the TIC Agreements.

E.	OLLC and Adena wish to provide herein for their respective obligations with respect to termination of the TIC Agreements, each in consideration for entering into the Contribution Agreement and other good and valuable consideration the adequacy of which is hereby acknowledged.
Agreement:
     Now, Therefore, the parties hereby agree to the above Recitals and as follows:
Article I — Agreement
     1.1 Payment of Escrow. If any TIC Company invokes the Procedures to terminate a TIC Agreement, Adena shall contribute a portion of the escrow required pursuant to the Procedures in form and substance established by the Account Control Agreement negotiated with the Project Company (the “Escrow Amount”). Adena shall be responsible for a portion of the Escrow Amount equal to the total Escrow Amount multiplied by the “Percentage Interest” (as defined in the Third Amended and Restated Limited Partnership Agreement dated as of even date hereof of NRP (GP) LP, a Delaware limited partnership (the “General Partner”)) of Adena and its affiliates in the General Partner, as adjusted from time to time after the date hereof (such portion as determined by the Percentage Interest as so adjusted, the “Adena Escrow Amount”). The TIC Company shall be responsible for that portion of the Escrow Amount equal to the total Escrow Amount minus the Adena Escrow Amount. Upon each increase or decrease of the Percentage Interest of Adena and its Affiliates in the General Partner, Adena and the TIC Companies shall promptly adjust the Adena Escrow Amount and the portion of the Escrow Amount funded by the TIC Company accordingly.
     1.2 Separate Accounts. To the extent practicable, each TIC Company shall seek to have the Account Control Agreement required by each TIC Agreement include a requirement that the Escrow Amount be deposited into two separate accounts, one account including the Adena Escrow Amount and the other account including the amount of the Escrow Amount deposited by the TIC Company. Adena will be a party to the Account Control Agreement in order to protect its rights and to state its obligations with respect to the Adena Escrow Amount. Any withdrawal of funds from the Escrow Amount by the Project Company in accordance with the Account Control Agreement shall be made from the separate accounts, pro rata in accordance with their respective required escrowed amounts as of such withdrawal date.
     1.3 Maintenance of Escrow. If the amount deposited in escrow exceeds the Escrow Amount and such excess is released from escrow pursuant to the Account Control Agreement, Adena shall be entitled to a return of a portion of such excess equal to the excess multiplied by a fraction the numerator of which is the Adena Escrow Amount and the denominator of which is the total Escrow Amount (the “Adena Escrow Percentage”), and the TIC Company shall be entitled to a return of a portion of such excess equal to the remainder of such excess. If the amount deposited in escrow is less than the Escrow Amount and Adena and the TIC Company must deposit additional funds into escrow, Adena shall contribute an amount equal to the required amount multiplied by the Adena Escrow Percentage, and the TIC Company shall deposit the remaining amount necessary. Upon a change in the Adena Escrow Percentage, Adena shall promptly deposit (if the Adena Escrow Percentage increases) or the TIC Company shall promptly deposit (if the Adena Escrow Percentage decreases), as necessary, into the escrow account(s) an amount in cash equal to the Escrow Amount multiplied by the change in the Adena Escrow Percentage, and the non-depositing party shall be entitled to a withdrawal of an amount equal to such deposit.
     1.4 Termination of Escrow. Upon termination of the escrow pursuant to the Account Control Agreement, Adena shall be entitled to a return of a portion of the escrow equal to the total escrow multiplied by the Adena Escrow Percentage, and the TIC Company shall be entitled the balance of the escrow.
Article II
Miscellaneous
     2.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of West Virginia and to venue in Charleston, West Virginia.
     2.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 2.2:

THE OLLC or TIC COMPANY:
c/o NRP (GP) LP
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
AND
c/o NRP (GP) LP
1035 3rd Avenue, Suite 300
Huntington, West Virginia 25727-2827
Telephone: (304) 522-5757
Facsimile: (304) 522-5401
Attention: President and Chief Operating Officer
With a copy (not itself constituting notice) to:
Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman
ADENA
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield
With a copy (not itself constituting notice) to:

Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
     2.3 Entire Agreement. This Agreement (together with all Exhibits hereto) constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     2.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any person in the performance by such person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such person of the same or any other obligations of such person hereunder. Failure on the part of a party to complain of any act of any person or to declare any person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run. Time is of the essence of this Agreement.
     2.5 Amendment. This Agreement may be amended, supplemented or modified from time to time only by the written agreement of all the Parties.
     2.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto, except for an assignment by operation of law in conjunction with the liquidation or merger of the TIC Company into another person provided that such person is owned 100%, directly or indirectly, by the MLP.
     2.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     2.8 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     2.9 Construction and Interpretation. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” “subsection” or “Exhibit” shall be to an Article, Section or subsection of, or Exhibit to, this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof or Exhibit hereto, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days. The headings of the Articles and Sections of this Agreement and of the Exhibits to this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     2.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees, and agrees to cause its affiliates, to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     2.11 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     2.12 Negotiation of Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, assignee or other person shall have the right, separate and apart from the Parties, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
[SIGNATURES BEGIN ON NEXT PAGE]

     If you are in agreement with the foregoing terms of this Agreement, please countersign this Agreement and return a copy to us.

Sincerely yours, ADENA MINERALS, LLC
By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

NRP (OPERATING) LLC

By:
Name:
Title:

LITTLE RIVER TRANSPORT, LLC

By:	NRP (Operating) LLC, its sole member

By:
Name:
Title:

WILLIAMSON TRANSPORT, LLC

By:	NRP (Operating) LLC, its sole member

By:
Name:
Title:

Exhibit A
[TIC Agreement — Little River Transport, LLC]

Exhibit B
[TIC Agreement — Williamson Transport, LLC]

Exhibit J
Form of Assignment of Membership Interest (General Partner)
[See Attached]

J-1

EXHIBIT J
ASSIGNMENT OF MEMBERSHIP INTERESTS
     This Assignment of Membership Interests (the “Assignment”) is made and entered into as of January 4, 2007 (the “Effective Date”), by and between Adena Minerals, LLC, a Delaware limited liability company (“Assignor”), and NRP (GP) LP, a Delaware limited partnership (“Assignee”).
WITNESSETH:
     WHEREAS, Assignor owns all of the outstanding membership interests (the “Membership Interests”) in each of Gatling Mineral, LLC, a Delaware limited liability company, Little River Transport, LLC, a Delaware limited liability company, Independence Land Company, LLC, a Delaware limited liability company, and Williamson Transport, LLC, a Delaware limited liability company; and
     WHEREAS, pursuant to that certain Contribution Agreement dated as of December 14, 2006 (the “Contribution Agreement”) by and among Natural Resource Partners L.P., Assignee, NRP (Operating) LLC, Foresight Reserves LP and Assignor, Assignor agreed to contribute and Assignee agreed to acquire certain of the Membership Interests set forth on Schedule 1 hereto (the “Assignable Membership Interests”); and
     WHEREAS, Assignor desires to convey, transfer and assign the Assignable Membership Interests to Assignee.
     NOW, THEREFORE, for and in consideration of the above stated premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto do hereby agree as follows:
     1. Assignment. Assignor hereby contributes, assigns, transfers and conveys to Assignee, and Assignee hereby accepts, as of the Effective Date, all of the Assignable Membership Interests.
     2. Successor and Assigns. This Assignment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     3. Entire Agreement. This Assignment, together with the Contribution Agreement, supersedes any prior or contemporaneous understandings or agreements between the parties respecting the subject matter hereof and constitute the entire understanding and agreement between the parties with respect to the assignment of the Assignable Membership Interests. In the event a conflict or inconsistency between the terms and conditions of this Assignment and the Contribution Agreement, the terms and conditions of the Contribution Agreement shall control.
     4. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict or choice of law principles that would apply the substantive law of another jurisdiction.
     5. Further Assurances. The parties hereto covenant and agree that they will execute such further instruments and documents as may be necessary or convenient to effectuate and carry out the transaction contemplated by this Assignment.
     6. Counterparts. This Assignment may be executed in any number of counterparts, and by each party hereto on separate counterparts, all of which together shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties hereto have not signed the same counterpart.
[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]
 2

     IN WITNESS WHEREOF, this Assignment has been duly executed by each of the parties hereto as of the date and year first above written.

ASSIGNOR:

Adena Minerals, LLC

By:

Name:

Title:

ASSIGNEE:

NRP (GP) LP

By:	GP Natural Resource Partners LLC

By:

Name:

Title:

[SIGNATURE PAGE TO ASSIGNMENT (GENERAL PARTNER)]

Schedule 1
[SCHEDULE 1 TO ASSIGNMENT (GENERAL PARTNER)]

Exhibit K
Form of Assignment of Membership interest (Buyer)
[See Attached]

K-1

EXHIBIT K
ASSIGNMENT OF MEMBERSHIP INTERESTS
     This Assignment of Membership Interests (the “Assignment”) is made and entered into as of January 4, 2007 (the “Effective Date”), by and between Adena Minerals, LLC, a Delaware limited liability company (“Assignor”), and NRP (Operating) LLC, a Delaware limited liability company (“Assignee”).
WITNESSETH:
     WHEREAS, Assignor owns all of the outstanding membership interests (the “Membership Interests”) in each of Gatling Mineral, LLC, a Delaware limited liability company, Little River Transport, LLC, a Delaware limited liability company, Independence Land Company, LLC, a Delaware limited liability company, and Williamson Transport, LLC, a Delaware limited liability company; and
     WHEREAS, pursuant to that certain Contribution Agreement dated as of December 14, 2006 (the “Contribution Agreement”) by and among Natural Resource Partners L.P., NRP (GP) LP, Assignee, Foresight Reserves LP and Assignor, Assignor agreed to contribute and Assignee agreed to acquire certain of the Membership Interests set forth on Schedule 1 hereto (the “Assignable Membership Interests”); and
     WHEREAS, Assignor desires to convey, transfer and assign the Assignable Membership Interests to Assignee.
     NOW, THEREFORE, for and in consideration of the above stated premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto do hereby agree as follows:
     1. Assignment. Assignor hereby contributes, assigns, transfers and conveys to Assignee, and Assignee hereby accepts, as of the Effective Date, all of the Assignable Membership Interests.
     2. Successor and Assigns. This Assignment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     3. Entire Agreement. This Assignment, together with the Contribution Agreement, supersedes any prior or contemporaneous understandings or agreements between the parties respecting the subject matter hereof and constitute the entire understanding and agreement between the parties with respect to the assignment of the Assignable Membership Interests. In the event a conflict or inconsistency between the terms and conditions of this Assignment and the Contribution Agreement, the terms and conditions of the Contribution Agreement shall control.
     4. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict or choice of law principles that would apply the substantive law of another jurisdiction.
     5. Further Assurances. The parties hereto covenant and agree that they will execute such further instruments and documents as may be necessary or convenient to effectuate and carry out the transaction contemplated by this Assignment.

     6. Counterparts. This Assignment may be executed in any number of counterparts, and by each party hereto on separate counterparts, all of which together shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties hereto have not signed the same counterpart.
[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]
 2

     IN WITNESS WHEREOF, this Assignment has been duly executed by each of the parties hereto as of the date and year first above written.

ASSIGNOR:

Adena Minerals, LLC

By:

Name:

Title:

ASSIGNEE:

NRP (Operating) LLC

By:

Name:

Title:

[SIGNATURE PAGE TO ASSIGNMENT (BUYER)]

Schedule 1
[SCHEDULE 1 TO ASSIGNMENT (BUYER)]

Exhibit L
Form of Partner Release
[See Attached]

L-1

EXHIBIT L
FORM OF RELEASE
     This release (the “Release”) is given by Foresight Reserves LP, a Nevada limited partnership (“Foresight”), to Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), NRP (GP) LP, a Delaware limited partnership (the “General Partner”), and NRP (Operating) LP, a Delaware limited liability company (“Buyer”), pursuant to Section 10.17 of that certain Contribution Agreement dated as of December 14, 2006 (the “Contribution Agreement”) by and among the Partnership, the General Partner, Buyer, Adena Minerals, LLC and Foresight.
     Effective as of                     , 201_, (the “Effective Time”), Foresight, for itself and its successors and permitted assigns, in order to induce the Partnership, the General Partner and Buyer to agree to the termination of Foresight’s obligations under Section 10.17 of the Contribution Agreement, hereby releases and forever discharges each of the Buyer Indemnitees (as defined in the Contribution Agreement) from (i) any and all claims, actions, causes of action, obligations, demands, debts and liabilities whatsoever, whether known or unknown, both at law and in equity (including any right of indemnification or contribution), arising out of or in connection with the transactions contemplated by the Contribution Agreement, and (ii) any and all claims for indemnification against Buyer Indemnitees under the Contribution Agreement; provided, however, the foregoing release shall not operate to release any claim asserted or loss sought under the Contribution Agreement by Foresight against any Buyer Indemnitee prior to the Effective Time.
     IN WITNESS WHEREOF, the undersigned has executed this Release as of the Effective Date.

FORESIGHT RESERVES LP

By:	INSIGHT RESOURCE, LLC, its general partner

By:

Name:

Title: